   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              COMCAST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                          4841                           23-1709202
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                               1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148
                                 (215) 665-1700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 JOHN R. ALCHIN
                      SENIOR VICE PRESIDENT AND TREASURER
                              COMCAST CORPORATION
                               1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148
                                 (215) 665-1700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              WILLIAM L. TAYLOR, ESQ.                            WILLIAM APPLETON, ESQ.
               DAVIS POLK & WARDWELL                                BAKER & HOSTETLER
               450 LEXINGTON AVENUE                             3200 NATIONAL CITY CENTER
             NEW YORK, NEW YORK 10017                             CLEVELAND, OHIO 44114
                  (212) 450-4000                                     (216) 621-0200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after this Registration Statement becomes effective and all other conditions to the Merger of The E.W. Scripps Company with and into Comcast Corporation pursuant to the Agreement and Plan of Merger described in the enclosed Joint Proxy Statement-Prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

                                       AMOUNT OF
                                        SHARES      PROPOSED MAXIMUM      PROPOSED          AMOUNT OF
       TITLE OF EACH CLASS OF            TO BE       OFFERING PRICE   MAXIMUM AGGREGATE    REGISTRATION
    SECURITIES TO BE REGISTERED      REGISTERED(1)    PER SHARE(2)    OFFERING PRICE(2)       FEE(2)
- ----------------------------------------------------------------------------------------------------------
Class A Special Common Stock, par
  value $1.00 per share.............   93,303,055         N/A                N/A             $416,177
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such number is based upon an assumed aggregate consideration of $1.5921 billion and an assumed Average Closing Price (as defined in the Merger Agreement) of $17.06375.

(2) The registration fee for the acquisition of the cable business of The E.W. Scripps Company ("Scripps") has been computed pursuant to Rule 457(f)(1) and
    (2) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of 1/29 of 1% of the product of (A) the sum of (a) the product of
    (i) $46.0625 (the average of the high and low prices of Class A Common Stock of Scripps on the New York Stock Exchange on September 24, 1996) and (ii) 61,000,396 (the number of issued and outstanding shares of such class) and
    (b) the product of (i) .00333 (one-third of the par value of Scripps Common Voting Stock) and (ii) 19,470,382 (the number of issued and outstanding shares of such class) times (B) 49.95212% (the percentage of the market capitalization of Scripps which is attributable to the cable business of Scripps). Pursuant to Rule 457 under the Securities Act, $322,500 previously paid on January 5, 1996 upon filing with the Commission of preliminary proxy materials has been credited against the registration fee payable in connection with this filing.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY
DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              COMCAST CORPORATION
                               SEPTEMBER 30, 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Comcast Corporation ("Comcast") to be held on November 7, 1996 at 10:00 a.m., local time, at the offices of Comcast, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania.

     Comcast is a party to an Agreement and Plan of Merger dated October 28, 1995, by and among Comcast, The E.W. Scripps Company ("Scripps"), and Scripps Howard, Inc., a wholly owned subsidiary of Scripps. This Agreement and Plan of Merger is to be amended pursuant to the Form of Amendment to the Agreement and Plan of Merger attached as Annex II to the accompanying Joint Proxy Statement-Prospectus. The Agreement and Plan of Merger as so amended is referred to herein as the "Merger Agreement." The Merger Agreement provides for the acquisition by Comcast of the cable television business of Scripps (the "Scripps Cable Business") pursuant to the merger (the "Merger") of Scripps, which at the time of the Merger will hold only the Scripps Cable Business, with and into Comcast in exchange for shares of Comcast Class A Special Common Stock with a value (as determined in accordance with the Merger Agreement) of $1.575 billion, subject to certain closing adjustments. The Merger and related matters are described in greater detail in the accompanying Joint Proxy Statement-Prospectus. At the Special Meeting, holders of Comcast Class A Common Stock and Comcast Class B Common Stock will be asked to approve the Merger. The Comcast Class A Special Common Stock is quoted on The Nasdaq Stock Market under the symbol "CMCSK."

     The Merger is subject to certain shareholder and regulatory approvals, and certain other conditions. Comcast shareholders are being asked to approve the issuance of Comcast Class A Special Common Stock in the Merger. Approval of such issuance requires approval by a majority of all votes cast by holders of Comcast Class A Common Stock and Comcast Class B Common Stock, voting together as a single class. Sural Corporation, which owns shares of Comcast common stock entitled to cast approximately 81% of the votes that all shares of Comcast common stock are entitled to cast with respect to the approval of such issuance, has agreed to vote its shares in favor of such issuance. Consequently, the approval of the issuance submitted to shareholders in accordance with the accompanying notice of meeting and as set forth in the accompanying Joint Proxy Statement-Prospectus is assured. If all conditions are satisfied, it is expected that the Merger will be completed during the fourth quarter of 1996. Holders of Comcast common stock will not be entitled to dissenters' rights of appraisal in connection with the Merger. The fact that a Comcast shareholder voted in favor of the issuance of Comcast Class A Special Common Stock in the Merger could be raised as a defense in any action brought by such shareholder against Comcast, Sural Corporation or any officer or director of Comcast with respect to the Merger.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED MERGER AND BELIEVES THAT THE MERGER AND RELATED TRANSACTIONS ARE IN THE BEST INTERESTS OF COMCAST AND ITS SHAREHOLDERS. THE BOARD HAS APPROVED THE MERGER AND THE RELATED TRANSACTIONS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF COMCAST CLASS A SPECIAL COMMON STOCK IN THE MERGER.

     The accompanying Joint Proxy Statement-Prospectus sets forth the respective voting rights of holders of shares of Comcast common stock with respect to these matters. We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at this meeting. If you do attend, you will, of course, be entitled to vote in person.

     Thank you, and I look forward to seeing you at the meeting.

                                          Sincerely,

                                          STANLEY WANG
                                          Secretary

                            THE E.W. SCRIPPS COMPANY
                               SEPTEMBER 30, 1996

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of The E.W. Scripps Company ("Scripps") to be held on November 5, 1996 at 1:00 p.m., local time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio.

     On October 28, 1995, Scripps reached an agreement that will result in its cable television systems (the "Scripps Cable Business") being acquired by Comcast Corporation ("Comcast") through a tax-free merger. As part of the process of merging with Comcast, the remaining Scripps businesses -- the newspaper, broadcast television and entertainment divisions -- will continue as the new E.W. Scripps Company, all of the capital stock of which will be distributed in a "spin-off" to Scripps stockholders as further described in the accompanying Joint Proxy Statement-Prospectus (the "Spin-Off").

     Scripps is a party to an Agreement and Plan of Merger dated October 28, 1995, by and among Comcast, Scripps, and Scripps Howard, Inc., a wholly owned subsidiary of Scripps. This Agreement and Plan of Merger is to be amended pursuant to the Form of Amendment to the Agreement and Plan of Merger attached as Annex II to the accompanying Joint Proxy Statement-Prospectus. The Agreement and Plan of Merger as so amended is referred to herein as the "Merger Agreement." At the Special Meeting, holders of Common Voting Stock will be asked to approve and adopt the Merger Agreement which contemplates that the shares of Scripps Howard, Inc. will be distributed in the Spin-Off and the name Scripps Howard, Inc. will thereafter be changed to The E.W. Scripps Company ("New Scripps"). The Merger Agreement provides for the acquisition by Comcast of the Scripps Cable Business pursuant to the merger (the "Merger") of Scripps, which at the time of the Merger will hold only the Scripps Cable Business, with and into Comcast in exchange for shares of Comcast Class A Special Common Stock with a value (as determined in accordance with the Merger Agreement) of $1.575 billion, subject to certain closing adjustments. Comcast Class A Special Common Stock is traded on The Nasdaq Stock Market under the symbol "CMCSK." Comcast Class A Special Common Stock has no voting rights except in certain limited circumstances. The Merger and related matters are described in greater detail in the Joint Proxy Statement-Prospectus.

     The Merger is subject to stockholder and regulatory approvals and certain other conditions. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Common Voting Stock of Scripps. The Edward W. Scripps Trust (the "Scripps Trust"), which owns approximately 82% of the outstanding shares of Common Voting Stock, has agreed to vote its shares in favor of the Merger (subject to certain exceptions discussed in the Joint Proxy Statement-Prospectus). If all conditions are satisfied, it is expected that the Merger will be completed during the fourth quarter of 1996.

     At the meeting, holders of Common Voting Stock and Class A Common Stock will be asked to approve and adopt an amendment to the Certificate of Incorporation of Scripps to facilitate, pursuant to the Spin-Off, the distribution to holders of Scripps Common Voting Stock of one New Scripps Common Voting Share for each share of Scripps Common Voting Stock and the distribution to holders of Scripps Class A Common Stock of one New Scripps Class A Common Share for each share of Scripps Class A Common Stock (the "Charter Amendment"). Approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock and the affirmative vote of the holders of a majority of the outstanding shares of Scripps Class A Common Stock, voting as separate classes. The Scripps Trust, which owns more than a majority of the outstanding shares of each of the Common Voting Stock and the Class A Common Stock, has agreed to vote its shares in favor of the Charter Amendment (subject to certain exceptions discussed in the Joint Proxy Statement-Prospectus). If all conditions to the Merger are satisfied, it is expected that the Spin-Off will be completed during the fourth quarter of 1996.

     Holders of Scripps Common Voting Stock are entitled to appraisal rights in connection with the Merger, but holders of Scripps Class A Common Stock are not entitled to such rights. See "Rights of Dissenting Scripps Stockholders." The fact that a Scripps stockholder voted in favor of the Merger or the Charter

Amendment could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AND BELIEVES THAT THE MERGER AND RELATED TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF SCRIPPS AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE RELATED TRANSACTIONS AND THE CHARTER AMENDMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER AND THE CHARTER AMENDMENT.

     I hope you will be able to attend the meeting. Even if you anticipate attending in person, I urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at this meeting. If you do attend, you will, of course, be entitled to vote in person.

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WHEN RETURNING YOUR PROXY. IF THE MERGER IS CONSUMMATED, YOU WILL BE NOTIFIED AND PROVIDED WITH INSTRUCTIONS FOR SENDING IN YOUR CERTIFICATES.

                                          Sincerely yours,

                                          WILLIAM R. BURLEIGH
                                          President and Chief Executive Officer

                              COMCAST CORPORATION
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 7, 1996
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Comcast Corporation ("Comcast") will be held on November 7, 1996 at 10:00 a.m., local time, at the Comcast offices at 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the purpose of considering and voting upon the following matters:

          (1) A proposal to approve the issuance of Comcast Class A Special Common Stock in the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of October 28, 1995, which is to be amended pursuant to the Form of Amendment to the Agreement and Plan of Merger attached as Annex II to the accompanying Joint Proxy Statement-Prospectus (as so amended, the "Merger Agreement") by and among Comcast, The E.W. Scripps Company ("Scripps"), and Scripps Howard, Inc., a wholly owned subsidiary of Scripps. The Merger Agreement provides for the merger (the "Merger") of Scripps, which at the time of the Merger will hold only Scripps' cable television business, with and into Comcast and the issuance in the Merger of shares of Comcast Class A Special Common Stock to holders of Scripps common stock, all as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Agreement and Plan of Merger is attached as Annex I to the accompanying Joint Proxy Statement-Prospectus and certain related documents are attached as exhibits thereto. The Comcast Class A Special Common Stock is quoted on The Nasdaq Stock Market under the symbol "CMCSK."

          (2) Such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The close of business on September 13, 1996, has been fixed as the record date for the Special Meeting. All holders of record at that time of Comcast common stock are entitled to notice of, and all such holders of Comcast Class A Common Stock and Comcast Class B Common Stock are entitled to vote at, the meeting and any adjournments or postponements thereof. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

     Approval of the issuance of Comcast Class A Special Common Stock in the Merger requires approval by a majority of all votes cast by holders of Comcast Class A Common Stock and Comcast Class B Common Stock, voting together as a single class. The holders of Comcast Class A Special Common Stock are not entitled to vote, except where class voting is required by applicable law or the Comcast Articles of Incorporation. Since class voting is not required to approve the issuance of Comcast Class A Special Common Stock in the Merger, holders of Comcast Class A Special Common Stock will not be voting on approval of such issuance. Sural Corporation ("Sural"), which owns shares of Comcast common stock entitled to cast approximately 81% of the votes that all shares of Comcast common stock are entitled to cast with respect to the approval of such issuance, has entered into a voting agreement with Comcast, Scripps and The Edward W. Scripps Trust, which owns a majority of the outstanding shares of each class of Scripps common stock, pursuant to which Sural is obligated to vote in favor of such issuance. Consequently, the approval of the issuance submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in the accompanying Joint Proxy Statement-Prospectus is assured. The fact that a Comcast shareholder voted in favor of the issuance of Comcast Class A Special Common Stock in the Merger could be raised as a defense in any action brought by such shareholder against Comcast, Sural or any officer or director of Comcast with respect to the Merger.

     Each shareholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Special Meeting. All shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not properly revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the issuance of Comcast Class A Special Common Stock in the Merger.

     Holders of Comcast common stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

                                          By Order of the Board of Directors

                                          STANLEY WANG
                                          Secretary

September 30, 1996

     PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                            THE E.W. SCRIPPS COMPANY
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 5, 1996
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Scripps Special Meeting") of The E.W. Scripps Company, a Delaware corporation ("Scripps"), will be held on November 5, 1996, commencing at 1:00 p.m., local time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio for the following purposes:

     1. To consider and vote upon the following matters:

          (a) An amendment to the Certificate of Incorporation of Scripps required in connection with the distribution of capital stock of Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of Scripps ("New Scripps") as described below; and

          (b) The Agreement and Plan of Merger dated as of October 28, 1995, which is to be amended pursuant to the Form of Amendment to the Agreement and Plan of Merger attached as Annex II to the accompanying Joint Proxy Statement-Prospectus (as so amended, the "Merger Agreement"), by and among Scripps, New Scripps and Comcast Corporation, a Pennsylvania corporation ("Comcast"), pursuant to which, among other things, Scripps will merge with and into Comcast, which will be the surviving corporation, and each share of Scripps Common Voting Stock, $.01 par value per share ("Scripps Common Voting Stock"), and each share of Scripps Class A Common Stock, $.01 par value per share ("Scripps Class A Common Stock"), will be converted into a number of shares of Comcast Class A Special Common Stock as determined pursuant to the formula set forth in the Merger Agreement (the "Merger"). Comcast Class A Special Common Stock is quoted on The Nasdaq Stock Market under the symbol "CMCSK." Comcast Class A Special Common Stock has no voting rights except in certain limited circumstances. A copy of the Agreement and Plan of Merger is attached as Annex I to the accompanying Joint Proxy Statement-Prospectus.

     2. To transact such other business as may properly come before the Scripps Special Meeting or any adjournments or postponements thereof.

     Stockholders of record at the close of business on September 18, 1996, the record date for the Special Meeting, are entitled to notice of and as set forth herein to vote at the Scripps Special Meeting and any adjournments and postponements thereof. Approval of the proposal in clause 1(a) requires the affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock and of Scripps Class A Common Stock, voting as separate classes. Approval of the proposal in clause 1(b) requires the affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock. The failure of either of these proposals (the "Scripps Proposals") to be approved by the stockholders will result in the abandonment by Scripps of all of the transactions described herein.

     Pursuant to the Merger, Comcast will acquire the cable television business of Scripps (the "Scripps Cable Business"). Prior to the Scripps Special Meeting, Scripps will contribute (the "Contribution") all of its assets unrelated to the Scripps Cable Business to New Scripps. In connection with the Contribution, New Scripps will (i) assume all liabilities of Scripps other than, with certain limited exceptions, those related to the Scripps Cable Business, and (ii) agree to issue to Scripps such number of New Scripps Class A Common Shares, $.01 par value per share ("New Scripps Class A Common Shares"), and such number of New Scripps Common Voting Shares, $.01 par value per share ("New Scripps Common Voting Shares") as will be required for the Distribution as described below. Also in connection with the Contribution, New Scripps will cause Scripps and the subsidiaries and partnerships operating the Scripps Cable Business to be released by all applicable third parties from any liability of New Scripps or any of its subsidiaries (other than such cable subsidiaries and partnerships) or any liability assumed by New Scripps pursuant to the Contribution that is (i) debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures or other instruments, or (ii) with certain limited exceptions, guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of liabilities of others of any of the types described in clause (i) above. Prior to consummation of the Merger, Scripps will distribute (the "Distribution") to the holders of Scripps Class A Common Stock one New Scripps Class A Common Share for each outstanding share of Scripps Class A Common Stock and to the holders of Scripps Common Voting Stock one New Scripps Common Voting Share for each outstanding share of Scripps Common Voting Stock.

     As of the record date for the Scripps Special Meeting, The Edward W. Scripps Trust (the "Scripps Trust") owned a majority of the outstanding shares of each of the Scripps Common Voting Stock and the Scripps Class A Common Stock. Therefore, the Scripps Trust has sufficient voting power to approve the proposals regardless of the vote of any other stockholders. The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Distribution.

     The Scripps Trust has entered into a voting agreement with Scripps, Comcast and Comcast's controlling stockholder pursuant to which the Scripps Trust has agreed to vote in favor of the aforesaid proposals (except under certain circumstances discussed in the accompanying Joint Proxy Statement-Prospectus). See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement" in the Joint Proxy Statement-Prospectus.

     Holders of Scripps Common Voting Stock are entitled to appraisal rights in connection with the Merger, but holders of Scripps Class A Common Stock are not entitled to such rights. See "Rights of Dissenting Scripps Stockholders" in the Joint Proxy Statement-Prospectus.

                                          By Order of the Board of Directors

                                          M. DENISE KUPRIONIS
                                          Secretary

Cincinnati, Ohio
September 30, 1996

     All stockholders are cordially invited to attend the Scripps Special Meeting in person.

     Whether or not you plan to attend the Scripps Special Meeting in person, you are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. It is important that your shares be represented at the Scripps Special Meeting. Any stockholder who signs and sends in a proxy card may revoke it at any time before it is voted, as described in the Joint Proxy Statement-Prospectus.

     All shares represented at the Scripps Special Meeting by properly executed proxies received prior to or at the Scripps Special Meeting and not properly revoked will be voted at the Scripps Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Scripps Proposals.

     Do not send in any stock certificates at this time.

                              COMCAST CORPORATION

                                      AND

                            THE E.W. SCRIPPS COMPANY
                             JOINT PROXY STATEMENT
                            ------------------------

                              COMCAST CORPORATION
                                   PROSPECTUS
                            ------------------------

    This Joint Proxy Statement-Prospectus is being furnished to holders of Class A Common Stock, $1.00 par value per share ("Comcast Class A Common Stock"), Class B Common Stock, $1.00 par value per share ("Comcast Class B Common Stock"), and Class A Special Common Stock, $1.00 par value per share ("Comcast Special Common Stock", and together with the Comcast Class A Common Stock and the Comcast Class B Common Stock, the "Comcast Common Stock"), of Comcast Corporation, a Pennsylvania corporation ("Comcast"), in connection with the solicitation of proxies by the Board of Directors (the "Comcast Board" or the "Board of Directors of Comcast") of Comcast from holders of Comcast Class A Common Stock for use at a special meeting of shareholders (the "Comcast Special Meeting") to be held on November 7, 1996, at the time and place specified in the accompanying notice and for the purpose of approving the issuance of Comcast Special Common Stock in the Merger (as defined herein) and at any adjournments or postponements of the Comcast Special Meeting.

    This Joint Proxy Statement-Prospectus is also being furnished in connection with the solicitation of proxies by the Board of Directors (the "Scripps Board" or the "Board of Directors of Scripps") of The E.W. Scripps Company, a Delaware corporation ("Scripps"), from holders of Scripps' outstanding shares of Class A Common Stock, $.01 par value per share ("Scripps Class A Common Stock"), and Common Voting Stock, $.01 par value per share ("Scripps Common Voting Stock" and, together with the Scripps Class A Common Stock, the "Scripps Common Stock"), for use at a special meeting of stockholders (the "Scripps Special Meeting") to be held on November 5, 1996, at the time and place specified in the accompanying notice and for the purposes of approving the Merger and the Charter Amendment (as defined herein) and at any adjournments or postponements of the Scripps Special Meeting. Holders of Scripps Common Voting Stock will vote on the proposals to approve the Merger and the Charter Amendment. Holders of Scripps Class A Common Stock will vote only on the proposal to approve the Charter Amendment.

    Pursuant to the Merger, Scripps will be merged with and into Comcast in a transaction that will result in Comcast acquiring the Scripps Cable Business (as herein defined) but not the other businesses or assets of Scripps. As consideration for the Merger, Comcast expects to issue to holders of Scripps Common Stock shares of Comcast Special Common Stock with a value (determined as described herein) of approximately $1.5921 billion (base consideration of $1.575 billion plus estimated adjustments of $17.1 million), on the terms and subject to the conditions set forth in the Merger Agreement (as defined herein). Comcast and Scripps will resolicit their respective stockholders that have voting rights with respect to approval of the proposals referred to herein if the adjusted purchase price is materially different from $1.5921 billion. The Comcast Special Common Stock to be issued in the Merger will be valued on the basis of an equity adjustment or "collar" mechanism that provides for the Comcast Special Common Stock to be valued at a minimum of $17.06375 per share, subject to certain termination and "top-up" rights, as described below. See "Summary -- The Merger" and "The Merger Agreement" for information regarding the manner in which the purchase price adjustments and the exchange ratio are calculated.

    The aggregate number of shares of Comcast Special Common Stock to be delivered to Scripps stockholders in the Merger will equal the Aggregate Consideration (as defined herein; $1.5921 billion as estimated above) divided by the Collar Price. As used herein, the term "Collar Price" means the average closing price of the Comcast Special Common Stock on Nasdaq (as defined herein) for 15 days chosen at random out of the 40 trading days ending on the second trading day prior to the closing date of the Merger (the "Average Closing Price"), provided that the Collar Price will not be greater than $23.08625 and will not be below $17.06375. The aggregate market value of the shares of Comcast Special Common Stock that would be delivered in the Merger to Scripps stockholders if the Average Closing Price were below the minimum Collar Price of $17.06375 would be less than $1.5921 billion assuming that no additional shares of Comcast Special Common Stock were delivered in the Merger and that Comcast Special Common Stock has a per share value equal to the Average Closing Price.

    The closing price of the Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share, which is below the minimum Collar Price of $17.06375. Since July 10, 1996, when the closing price of Comcast Special Common Stock was $16.75, the Comcast Special Common Stock has traded at closing prices below the minimum Collar Price of $17.06375. If the Average Closing Price is less than $17.06375, Scripps has the right, but not the obligation, to terminate the Merger Agreement subject to the right of Comcast to elect to increase the number of shares of Comcast Special Common Stock to be delivered (i) to the number that would have been delivered if the Collar Price were equal to the Average Closing Price or (ii) by such lower number as Scripps and Comcast may agree. Scripps may elect not to terminate the Merger Agreement even if the Average Closing Price falls below the minimum Collar Price of $17.06375 per share. Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its rights to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock.

    On October 28, 1995, Scripps received from its financial advisor an opinion stating that the consideration to be paid by Comcast in the Merger was fair to the stockholders of Scripps from a financial point of view. This opinion was based, among other things, on market conditions at the time and does not specifically address the fairness of consideration to be paid in the

Merger in a transaction wherein the Average Closing Price is less than the minimum Collar Price of $17.06375. The Scripps Board has not requested its financial advisor to update its opinion. The Scripps Board will not proceed with the Merger if the Average Closing Price is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from its financial advisor as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the Maximum Top-Up Share Number (as defined herein) of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons. See "Summary -- The Merger", "The Merger Agreement" and "Risk Factors -- Risk Factors Related to the Comcast Merger Stock
- -- Effect of Equity Adjustment Mechanism on Consideration Received in the Merger" for information regarding the equity adjustment mechanism, the termination and "top-up" rights, and certain related information.

    Assuming that the Merger was consummated as of the date hereof, that the closing adjustments resulted in an adjusted purchase price of $1.5921 billion, that the minimum Collar Price of $17.06375 was used to calculate the number of shares of Comcast Special Common Stock to be delivered in the Merger, that no additional shares of Comcast Special Common Stock were delivered in the Merger, and that the Comcast Special Common Stock had a market value of 15.875 per share (the closing price of Comcast Special Common Stock on Nasdaq on September 27,
1996), the aggregate market value of the shares of Comcast Special Common Stock delivered to Scripps stockholders in the Merger (93.3 million shares) would be $1.4812 billion and the market value of the shares of Comcast Special Common Stock delivered per share of Scripps Common Stock (1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock) would be $18.40 per share.

    The above matters are discussed in detail in this Joint Proxy
Statement-Prospectus. The proposed Merger and related transactions described herein are complex transactions. Stockholders of Comcast and Scripps are urged to carefully read and consider this Joint Proxy Statement-Prospectus in its entirety.

    Comcast Special Common Stock and Comcast Class A Common Stock trade on The Nasdaq Stock Market ("Nasdaq") under the symbols "CMCSK" and "CMCSA", respectively. On October 27, 1995, the last trading day prior to the execution of the Agreement and Plan of Merger (as defined herein), the last sale prices of the Comcast Special Common Stock and the Comcast Class A Common Stock, as reported on Nasdaq, were $18.875 and $18.375 per share, respectively. On September 27, 1996, the last sale prices of the Comcast Special Common Stock and the Comcast Class A Common Stock, as reported on Nasdaq, were $15.875 and $15.625 per share, respectively.

    Comcast Special Common Stock has no voting rights, except in certain limited circumstances. See "Comparison of Rights of Holders of Comcast Special Common Stock and Holders of Scripps Common Stock -- Voting Rights."

    Scripps Class A Common Stock trades on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SSP." On October 27, 1995, the last trading day prior to the execution of the Merger Agreement, the last sale price of the Scripps Class A Common Stock, as reported on the NYSE, was $34.00 per share. On September 27, 1996, the last sale price of the Scripps Class A Common Stock, as reported on the NYSE, was $46.875 per share. New Scripps Class A Common Shares, which will be distributed to the stockholders of Scripps pursuant to the Distribution (as hereinafter defined), have been approved for listing on the NYSE and will be traded under the symbol "SSP."

    Holders of Comcast Common Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger. Holders of Scripps Common Voting Stock are entitled to appraisal rights in connection with the Merger, but holders of Scripps Class A Common Stock are not entitled to such rights. See "Rights of Dissenting Scripps Stockholders." The fact that a Comcast shareholder voted in favor of the issuance of Comcast Special Common Stock in the Merger could be raised as a defense in any action brought by such shareholder against Comcast, Sural Corporation or any officer or director of Comcast with respect to the Merger. The fact that a Scripps stockholder voted in favor of the Merger or the Charter Amendment could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust (as defined herein) or the trustees of the Scripps Trust with respect to the Merger or the Distribution.

     SEE "RISK FACTORS" COMMENCING ON PAGE 31 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS BEFORE VOTING.
                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT-PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
   COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
           STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
             IS A CRIMINAL OFFENSE.
                            ------------------------

    The date of this Joint Proxy Statement-Prospectus is September 30, 1996.

                                      (ii)

     This Joint Proxy Statement-Prospectus relates to the Agreement and Plan of Merger dated as of October 28, 1995 (the "Agreement and Plan of Merger"), by and among Comcast, Scripps and Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of Scripps ("New Scripps"). A copy of the Agreement and Plan of Merger is attached hereto as Annex I. The Agreement and Plan of Merger is to be amended pursuant to the Form of Amendment to the Agreement and Plan of Merger attached as Annex II hereto. The Agreement and Plan of Merger as so amended is referred to herein as the "Merger Agreement." Pursuant to the Merger Agreement, Scripps, which, following an internal corporate restructuring described below, will hold only Scripps' cable television businesses and assets (the "Scripps Cable Business"), will merge with and into Comcast, and Comcast will be the surviving corporation (the "Merger"). In the Merger, shares of Scripps Common Stock will be converted into shares of Comcast Special Common Stock, as described herein.

     At the Comcast Special Meeting, holders of Comcast Class A Common Stock and Comcast Class B Common Stock will be asked to consider and vote upon a proposal to approve the issuance of Comcast Special Common Stock in the Merger (the "Comcast Proposal").

     Each holder of Comcast Class A Common Stock has one vote per share and each holder of Comcast Class B Common Stock has 15 votes per share on matters submitted to shareholders for approval. Except where class voting is required by applicable law or the Comcast Amended and Restated Articles of Incorporation (the "Comcast Articles"), the Comcast Class A Common Stock and the Comcast Class B Common Stock vote as one class. The holders of Comcast Special Common Stock are not entitled to vote, except where class voting is required by applicable law or the Comcast Articles. Class voting is not required to approve the Comcast Proposal.

     The rules of the National Association of Securities Dealers, Inc. (the "NASD Rules") require shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of the stock of another company if the number of shares to be issued equals or exceeds 20% of the common stock outstanding prior to such issuance. The NASD Rules are applicable to Comcast since the Comcast Special Common Stock and the Comcast Class A Common Stock are quoted on Nasdaq. The Merger Stock constitutes over 20% of the Comcast Common Stock currently outstanding. Accordingly, the issuance of Comcast Special Common Stock in the Merger is being submitted to Comcast's shareholders for approval. The Comcast Proposal must be approved by a majority of the votes cast by holders of the Comcast Class A Common Stock and Comcast Class B Common Stock, voting as a single class. As of September 13, 1996 (the "Comcast Record Date"), Sural Corporation, a Delaware corporation controlled by Comcast's Chairman and members of his family ("Sural"), owned shares of Comcast Common Stock representing approximately 81% of the outstanding voting power of Comcast. Therefore, Sural has sufficient voting power to approve the Comcast Proposal regardless of the vote of any other stockholders. Comcast, Scripps, Sural and The Edward W. Scripps Trust, an affiliate of Scripps and the owner of Scripps Common Stock representing a majority of the outstanding voting power of Scripps (the "Scripps Trust"), have entered into a voting agreement (the "Voting Agreement") pursuant to which Sural is obligated to vote in favor of the Comcast Proposal. See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement." The fact that a Comcast shareholder voted in favor of the Comcast Proposal could be raised as a defense in any action brought by such shareholder against Comcast, Sural or any officer or director of Comcast with respect to the Merger.

     Prior to the Scripps Special Meeting, Scripps will contribute (the "Contribution") all of its assets unrelated to the Scripps Cable Business to New Scripps. In connection with the Contribution, New Scripps will, among other things, (i) assume all liabilities of Scripps other than, with certain limited exceptions described herein, those related to the Scripps Cable Business, and
(ii) agree to issue and deliver to Scripps, upon its request, such number of New Scripps Class A Common Shares, $.01 par value per share ("New Scripps Class A Common Shares"), and such number of New Scripps Common Voting Shares, $.01 par value per share ("New Scripps Common Voting Shares" and, together with New Scripps Class A Common Shares, the "New Scripps Common Shares"), as will be required for the Distribution (as defined herein). Also in connection with the Contribution, New Scripps will cause Scripps and the subsidiaries and partnerships operating the Scripps Cable Business to be released by all applicable third parties from any liability of New Scripps or any of its subsidiaries (other than such cable subsidiaries and partnerships) or any liability assumed

                                      (iii)
by New Scripps pursuant to the Contribution that is (i) debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures or other instruments, or (ii) guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of liabilities of others of any of the types described in clause (i) above; provided that Scripps will not be released from its liability under a guaranty of certain notes issued by New Scripps but will instead be indemnified by New Scripps in respect of that liability. Prior to consummation of the Merger, Scripps will distribute (the "Distribution") to holders of Scripps Common Stock one New Scripps Class A Common Share for each share of Scripps Class A Common Stock held, and one New Scripps Common Voting Share for each share of Scripps Common Voting Stock held, immediately prior to the Distribution. The Contribution and the Distribution, collectively, constitute the "Spin-Off."

     At the Scripps Special Meeting, Scripps stockholders will be asked to consider and vote upon the following proposals (collectively, the "Scripps Proposals"):

          (1) A proposal to approve and adopt an amendment (the "Scripps Charter Amendment") to the Certificate of Incorporation of Scripps (the "Scripps Charter") required in connection with the Spin-Off to permit Scripps to distribute one New Scripps Class A Common Share for each share of Scripps Class A Common Stock held and one New Scripps Common Voting Share for each share of Scripps Common Voting Stock held.

          (2) A proposal to approve and adopt the Merger Agreement.

     Each of the Scripps Proposals will be voted upon separately by the Scripps stockholders entitled to vote thereon at the Scripps Special Meeting. However, the failure of the Scripps stockholders to approve either of the Scripps Proposals will result in the abandonment by Scripps of the Spin-Off, the Scripps Charter Amendment, the Merger and the related transactions. The affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock and of Scripps Class A Common Stock, voting as separate classes, is required to approve the Scripps Charter Amendment, and the affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock is required to approve the Merger.

     As of September 18, 1996 (the "Scripps Record Date"), the Scripps Trust owned a majority of the outstanding shares of each class of Scripps Common Stock. Therefore, the Scripps Trust has sufficient voting power to approve of the Scripps Proposals regardless of the vote of any other stockholders. Pursuant to the Voting Agreement, the Scripps Trust is obligated to vote in favor of the Scripps Proposals, subject to its right not to vote in favor of the Scripps Proposals if the Board of Trustees of the Scripps Trust determines, with the advice of outside counsel, that it may be required, in the exercise of its fiduciary duties, to vote its shares otherwise. See "The Merger
Agreement -- Ancillary Agreements -- Voting Agreement." The Scripps Board is soliciting proxies from the holders of Scripps Common Voting Stock with respect to the proposals to approve and adopt the Merger Agreement and the Scripps Charter Amendment, and from the holders of Scripps Class A Common Stock with respect to the proposal to approve and adopt the Scripps Charter Amendment, because as a matter of stockholder relations it is Scripps' policy to solicit proxies from such holders even though the Scripps Trust has a majority of each class.

     As described under "Rights of Dissenting Scripps Stockholders," holders of Scripps Common Voting Stock who exercise and perfect dissenters' rights under the Delaware General Corporation Law (the "DGCL" or "Delaware Law") will be entitled to payment of the fair value of their shares of Scripps Common Voting Stock (after giving effect to the Spin-Off) and will not receive Comcast Special Common Stock as a result of the Merger. See "Rights of Dissenting Scripps Stockholders." Holders of Scripps Class A Common Stock will not be entitled to dissenters' appraisal rights in connection with the Merger or the Scripps Charter Amendment. Holders of Comcast Common Stock will not be entitled to dissenters' appraisal rights in connection with the Merger.

     The aggregate number of shares of Comcast Special Common Stock to be delivered to Scripps stockholders in the Merger will equal $1.575 billion (the "Base Consideration"), adjusted as described herein (as adjusted, the "Aggregate Consideration") divided by the Collar Price. As used herein, the term "Collar

                                      (iv)

Price" means the average closing price of the Comcast Special Common Stock on Nasdaq for 15 days chosen at random out of the 40 trading days ending on the second trading day prior to the closing date of the Merger (the "Average Closing Price"), provided that the Collar Price will not be greater than $23.08625 and will not be below $17.06375. The maximum Collar Price is 115%, and the minimum Collar Price is 85%, of $20.075 (the "Execution Price"), which is the average closing price of the Comcast Special Common Stock on Nasdaq for the 20 trading days ending on October 24, 1995, the date Comcast submitted its proposal to acquire the Scripps Cable Business. If the Average Closing Price is less than $17.06375, Scripps has the right, but not the obligation, to terminate the Merger Agreement subject to the right of Comcast to elect to increase the number of shares of Comcast Special Common Stock to be delivered (i) to the number that would have been delivered if the Collar Price were equal to the Average Closing Price or (ii) by such lower number as Scripps and Comcast may agree. See "The Merger Agreement -- General Provisions" for a complete description of how the actual number of shares to be delivered to Scripps stockholders will be calculated. If Scripps were to terminate the Merger Agreement and Comcast were not to elect or agree to increase the number of shares of Comcast Special Common Stock as described in clauses (i) and (ii) immediately above, neither Scripps nor Comcast would be obligated to make any payment to the other as a result of or in connection with such termination or failure to so elect or agree to deliver additional shares.

     The Scripps Board is recommending that holders of Scripps Common Voting Stock approve and adopt the Merger Agreement and that holders of Scripps Common Voting Stock and Scripps Class A Common Stock approve and adopt the Scripps Charter Amendment and thereby provide the Scripps Board with the ability to exercise its discretion, consistent with its fiduciary duties, to (i) proceed with the Merger Agreement if the Average Closing Price is less than $17.06375,
(ii) terminate the Merger Agreement if the Average Closing Price is less than $17.06375 (subject to Comcast's "top-up" right described above), or (iii) agree with Comcast on a lower number of additional shares to be delivered by Comcast as described above if the Average Closing Price is less than $17.06375. The granting of such discretion to the Scripps Board pursuant to the Merger Agreement is permitted under Delaware law. The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

     If (i) the Comcast shareholders approve the Comcast Proposal, (ii) the Average Closing Price is below the minimum Collar Price of $17.06375 and (iii) Scripps exercises its right to terminate the Merger Agreement, Comcast will have discretion to increase the number of shares of Comcast Special Common Stock to be delivered up to the number of shares that would have been delivered if the Collar Price were equal to the Average Closing Price. However, Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its rights to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock.

     The closing price of the Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share, which is below the minimum Collar Price of $17.06375. Since July 10, 1996, when the closing price of Comcast Special Common Stock was $16.75, the Comcast Special Common Stock has traded at closing prices below the minimum Collar Price of $17.06375. Scripps may elect not to terminate the Merger Agreement even if the Average Closing Price falls below the minimum Collar Price of $17.06375 per share. The Scripps Board has not determined whether or under what circumstances it would elect to terminate the Merger Agreement if the Average Closing Price is below $17.06375 per share. In making any such determination, the Scripps Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether it believes Comcast is prepared to increase the per share merger consideration, the market for cable television industry stocks in general, the relative market value of the Comcast Special Common Stock, and the advice of Scripps' financial advisors and legal counsel. Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its right to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock. By approving the Merger Agreement, the holders of Scripps Common Voting Stock will be permitting the Scripps Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the Average Closing Price of the Comcast Special Common Stock falls below $17.06375 per share and no additional shares of Comcast Special Common Stock

                                       (v)
are delivered. The Scripps Board will not proceed with the Merger if the Average Closing Price of the Comcast Special Common Stock is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price , unless, among other things, the Scripps Board receives an opinion from its financial advisor as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the Maximum Top-Up Share Number (as defined herein) of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons.

     If the Merger were consummated on the date hereof, assuming that (i) the closing adjustments to the Base Consideration resulted in a $17.1 million increase in the purchase price so that the Aggregate Consideration was $1.5921 billion and (ii) the Average Closing Price was equal to the Execution Price of $20.075, Comcast would issue an aggregate of approximately 79.3 million shares of Comcast Special Common Stock to holders of Scripps Common Stock ("Comcast Merger Stock") and the Merger would result in the stockholders of Scripps receiving approximately 0.986 shares of Comcast Merger Stock per share of Scripps Common Stock. Assuming that the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock and that no additional shares of Comcast Special Common Stock were delivered in the Merger, the Comcast Merger Stock would be approximately 93.3 million shares and the stockholders of Scripps would receive 1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock. The closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share.

     Based on the foregoing sets of assumptions, (i) the holders of Scripps Common Stock would own Comcast Special Common Stock representing approximately 29.4% (assuming an Average Closing Price of $20.075) or 32.9% (assuming the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock), respectively, of the outstanding Comcast Special Common Stock on the Comcast Record Date and 25.4% or 28.6%, respectively, of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger, and
(ii) each holder of Scripps Common Stock would own the same number and class of shares in New Scripps (which will then hold all of the Scripps businesses other than the Scripps Cable Business) as such holder owned in Scripps immediately prior to the Spin-Off. See "The Merger Agreement -- Ownership of Comcast Stock after the Merger" and "-- Ownership of New Scripps Stock after the Spin-Off and the Merger."

     Assuming that the Merger was consummated on the date hereof, that the Aggregate Consideration was $1.5921 billion, that the minimum Collar Price of $17.06375 was used to calculate the number of shares of Comcast Special Common Stock to be delivered in the Merger, that no additional shares of Comcast Special Common Stock were delivered in the Merger, and that the Comcast Special Common Stock had a market value of $15.875 per share (the closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996), the aggregate market value of the shares of Comcast Special Common Stock delivered to Scripps stockholders in the Merger (93.3 million shares) would be $1.4812 billion and the market value of the shares of Comcast Special Common Stock delivered per share of Scripps Common Stock (1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock) would be $18.40 per share.

     Scripps and Comcast intend to resolicit their respective stockholders that have voting rights with respect to approval of the Scripps Proposals and the Comcast Proposal, respectively, if the closing adjustments to the Base Consideration result in a material change to the estimated adjusted Aggregate Consideration of $1.5921 billion. Neither Scripps nor Comcast expects, however, that such adjustments will result in such a material change.

     Upon completion of all of the transactions described in this Joint Proxy Statement-Prospectus, the current holders of all outstanding shares of Scripps Class A Common Stock will hold all New Scripps Class A Common Shares outstanding following the Merger and the current holders of all outstanding shares of Scripps Common Voting Stock will hold all New Scripps Common Voting Shares outstanding following the Merger,

                                      (vi)
and the relative common equity and voting rights held in Scripps by such stockholders prior to the transactions will be substantially identical to the common equity and voting rights held by them in New Scripps following the transactions. See "Comparison of Rights of Stockholders of Scripps and New Scripps."

     The Scripps Trust has agreed to maintain ownership of a certain portion of the Comcast Special Common Stock to be received by the Scripps Trust in the Merger for at least one year following the effective time of the Merger (the "Effective Time"). See "The Merger Agreement -- General
Provisions -- Restrictions on Transfer of Comcast Merger Stock."

     The Comcast Board recommends a vote FOR the Comcast Proposal, and the Scripps Board recommends a vote FOR each of the Scripps Proposals.

     This Joint Proxy Statement-Prospectus also constitutes a prospectus of Comcast with respect to the Comcast Special Common Stock to be issued to the Scripps stockholders in the Merger. Application will be made to list such shares of Comcast Special Common Stock on Nasdaq.

     The New Scripps Class A Common Shares have been approved for listing on the NYSE. The New Scripps Common Voting Shares will not be listed on any securities exchange.

     All information in this Joint Proxy Statement-Prospectus relating to Comcast has been supplied by Comcast and all information relating to Scripps and New Scripps has been supplied by Scripps. The unaudited pro forma financial information contained or incorporated by reference herein regarding Comcast has been prepared by Comcast and includes historical financial information regarding the Scripps Cable Business that was supplied to Comcast by Scripps. Scripps, New Scripps and Comcast have made certain covenants to each other with respect to the information contained in this Joint Proxy Statement-Prospectus. See "The Merger Agreement -- Certain Covenants," and "-- Indemnification." Scripps and New Scripps do not have independent knowledge of the matters set forth herein regarding Comcast and take no responsibility for any such information contained herein, and Comcast does not have independent knowledge of the matters set forth herein regarding Scripps and New Scripps and takes no responsibility for any such information contained herein.

     This Joint Proxy Statement-Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Comcast and Scripps on or about October 4, 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMCAST, SCRIPPS OR NEW SCRIPPS (OR THEIR SUCCESSORS). THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COMCAST, SCRIPPS OR NEW SCRIPPS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                      (vii)

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INFORMATION INCORPORATED BY REFERENCE.................................................    1
SUMMARY...............................................................................    3
  The Companies.......................................................................    3
  The Special Meetings................................................................    3
  Special Factors for Minority Shareholders...........................................    5
  The Pre-Merger Transactions.........................................................    6
  Ownership of New Scripps after the Spin-Off and the Merger..........................    7
  The Merger..........................................................................    8
  Control by Affiliates of Vote Required to Approve the Merger and the Scripps Charter
     Amendment; Interests of Officers, Directors and Principal Shareholders in the
     Transactions.....................................................................   11
  Comcast Stock Repurchase Program....................................................   12
  Restrictions on Transfer of Comcast Merger Stock....................................   12
  Restrictions on Transfer of New Scripps Common Shares...............................   12
  Payment for Shares..................................................................   12
  Cable Net Liabilities and Capital Expenditure Adjustments...........................   12
  Ownership of Comcast Stock After the Merger.........................................   13
  Recommendation of the Boards of Directors...........................................   13
  Opinion of Financial Advisor to Scripps.............................................   14
  Effective Time of Merger............................................................   14
  Conditions to the Merger; Regulatory and Other Approvals............................   15
  Stock Exchange Listings.............................................................   15
  Acquisition Proposals...............................................................   15
  Registration Rights.................................................................   16
  Termination of Merger Agreement; Indemnification....................................   16
  Certain Board Representation Rights.................................................   17
  Certain Federal Income Tax Considerations...........................................   17
  Accounting Treatment................................................................   18
  Rights of Dissenting Stockholders...................................................   18
  Voting Agreement....................................................................   18
  Noncompetition Agreement............................................................   18
  Comparison of Rights of Stockholders................................................   19
  Exchange Agent......................................................................   19
  Description of Scripps Cable Business...............................................   19
  Comparative Market Values; Market Price and Dividend Data...........................   19
  Selected Historical and Pro Forma Per Share Data....................................   20
  Summary Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial
     Information......................................................................   22
RISK FACTORS..........................................................................   31
  Risk Factors Related to the Comcast Merger Stock....................................   31
  Risk Factors Associated with the Spin-Off and the Merger............................   35
  Risk Factors Related to the New Scripps Common Stock................................   35
  Interests of Certain Persons in the Transactions....................................   36
  Certain Litigation..................................................................   37
  Cable Net Liabilities and Capital Expenditure Adjustments...........................   38
  Rule 145 Restrictions...............................................................   38

                                     (viii)

                                                                                        PAGE
                                                                                        ----
RECENT REGULATORY DEVELOPMENTS........................................................   38
THE MERGER............................................................................   42
  Background of and Scripps' Reasons for the Spin-Off and the Merger..................   42
  Recommendation of the Scripps Board of Directors....................................   51
  Opinion of Financial Advisor to Scripps.............................................   52
  Background of and Comcast's Reasons for the Merger..................................   63
  Recommendation of the Comcast Board of Directors....................................   65
THE SPECIAL MEETINGS..................................................................   66
  Matters to Be Discussed at the Special Meetings.....................................   66
  Record Dates; Stock Entitled to Vote; Quorum........................................   66
  Required Votes......................................................................   67
  Solicitation and Voting of Proxies..................................................   67
PRE-MERGER TRANSACTIONS...............................................................   69
  Internal Spin-Offs..................................................................   69
  Spin-Off............................................................................   69
  Amendments to Organizational Documents of Scripps and New Scripps...................   70
THE MERGER AGREEMENT..................................................................   70
  General Provisions..................................................................   70
  Closing; Conditions Precedent.......................................................   76
  Acquisition Proposals...............................................................   78
  Certain Covenants...................................................................   79
  Representations and Warranties......................................................   82
  Indemnification.....................................................................   83
  Tax Matters.........................................................................   83
  Certain Employee Matters............................................................   84
  Scripps Stock Option Plans..........................................................   85
  Termination.........................................................................   85
  Amendment; Waiver...................................................................   86
  Regulatory Approvals................................................................   86
  Ancillary Agreements................................................................   86
  Ownership of Comcast Stock After the Merger.........................................   89
  Ownership of New Scripps Stock After the Spin-Off and the Merger....................   89
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................   89
  Federal Income Tax Consequences of Certain Transactions.............................   89
  Backup Withholding..................................................................   91
PROPOSAL TO APPROVE AND ADOPT THE SCRIPPS CHARTER AMENDMENT...........................   92
DESCRIPTION OF NEW SCRIPPS CAPITAL STOCK..............................................   92
  New Scripps Class A Common Shares and New Scripps Common Voting Shares..............   92
  Preferred Shares....................................................................   94
  Evaluation of Tender Offers and Similar Transactions................................   94
  Compliance with FCC Regulations.....................................................   94
  Certain Ohio Anti-Takeover Laws.....................................................   95
  Registrar and Transfer Agent........................................................   95
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SCRIPPS AND NEW SCRIPPS.......................   95
  Certain Anti-Takeover Statutes......................................................   95
  Mergers and Consolidations..........................................................   96
  Other Corporate Transactions........................................................   97
  Cumulative Voting...................................................................   97

                                      (ix)

                                                                                        PAGE
                                                                                        ----
  Class Voting........................................................................   97
  Appraisal Rights....................................................................   98
  Dividends...........................................................................   98
  Repurchases.........................................................................   98
  Director and Officer Liability and Indemnification..................................   98
COMPARISON OF RIGHTS OF HOLDERS OF COMCAST SPECIAL COMMON STOCK AND HOLDERS OF SCRIPPS
  COMMON STOCK........................................................................  100
  Fiduciary Duties of Directors.......................................................  100
  Limitation of Director Liability....................................................  100
  Indemnification.....................................................................  101
  Shareholder Protective Provisions...................................................  101
  Voting Rights.......................................................................  102
  Amendments to Certificate (Articles) of Incorporation...............................  103
  Mergers and Major Transactions......................................................  103
  Dividends...........................................................................  103
  Share Repurchase....................................................................  104
  Appraisal or Dissenters' Rights.....................................................  104
  Special Treatment...................................................................  104
  Amendments to By-Laws...............................................................  104
  Action by Written Consent...........................................................  105
  Special Meeting of Shareholders.....................................................  105
  Annual Meeting of Shareholders......................................................  105
  Business Conducted at Meeting of Comcast Shareholders...............................  105
  Preemptive Rights...................................................................  105
  Case Law and Court Systems..........................................................  106
NO RIGHTS OF DISSENTING COMCAST STOCKHOLDERS..........................................  106
RIGHTS OF DISSENTING SCRIPPS STOCKHOLDERS.............................................  106
  Scripps Common Voting Stock.........................................................  106
  Scripps Class A Common Stock........................................................  108
PAYMENTS AND DISTRIBUTIONS TO STOCKHOLDERS............................................  108
LEGAL MATTERS.........................................................................  109
EXPERTS...............................................................................  109
Annex I   -- Agreement and Plan of Merger
Annex II  -- Form of Amendment to Agreement and Plan of Merger
Annex III -- Opinion of Financial Advisor to Scripps
Annex IV  -- Section 262 of the Delaware General Corporation Law

                                       (x)

                             AVAILABLE INFORMATION

     Comcast has filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Comcast Special Common Stock described in this Joint Proxy Statement-Prospectus. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the registration statement. Reference is made to the registration statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of each such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

     Comcast and Scripps are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the SEC. Such registration statements, and exhibits thereto, and the proxy statements, reports and other information of Comcast and Scripps can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the public reference branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Securities of Comcast are listed on Nasdaq and reports and other information concerning Comcast can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. Securities of Scripps are listed on the NYSE and reports and other information concerning Scripps can be inspected at the offices of such exchange at 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO EACH OF COMCAST AND SCRIPPS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO COMCAST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO SECRETARY, COMCAST CORPORATION, 1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102-2148, TELEPHONE (215) 665-1700. SUCH DOCUMENTS RELATING TO SCRIPPS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO INVESTOR RELATIONS, THE E.W. SCRIPPS COMPANY, 312 WALNUT STREET, CINCINNATI, OHIO 45202, TELEPHONE (513) 977-3825. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 15, 1996.

     The following documents filed by Comcast with the SEC (File No. 0-6983) are incorporated by reference into this Joint Proxy Statement-Prospectus:

          1. Comcast's annual report on Form 10-K for the year ended December 31, 1995;

          2. Comcast's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          3. Comcast's current reports on Form 8-K filed on February 12, 1996, April 10, 1996, May 9, 1996, May 28, 1996 and August 21, 1996;

          4. Amendment Number 1 filed on July 22, 1996 to Comcast's current report on Form 8-K filed on May 28, 1996;

          5. The description of Comcast Special Common Stock contained in Comcast's registration statement on Form 8-A/A filed on July 16, 1996; and

          6. All other reports filed by Comcast pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement-Prospectus and prior to the later of the date of the Comcast Special Meeting and the date of the Scripps Special Meeting.

     The following documents filed by Scripps with the SEC (File No. 1-16914) are incorporated by reference into this Joint Proxy Statement-Prospectus:

          1. Scripps' annual report on Form 10-K for the year ended December 31, 1995 and Amendment No. 1 thereto filed on May 9, 1996.

          2. Amendment Number 1 filed on January 3, 1996, Amendment Number 2 filed on March 28, 1996, Amendment No. 3 filed on May 10, 1996, Amendment No. 4 filed on May 15, 1996, Amendment No. 5 filed on July 18, 1996, and Amendment No. 6 filed on August 14, 1996 to Scripps' current report on Form 8-K filed on December 29, 1995;

          3. Scripps' quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          4. The description of the Scripps Class A Common Stock contained in Scripps' registration statement on Form 8-A filed on June 29, 1988; and

          5. All other reports filed by Scripps pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement-Prospectus and prior to the later of the date of the Scripps Special Meeting and the date of the Comcast Special Meeting.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus. Subject to the foregoing, all information appearing in this Joint Proxy Statement-Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included herein is forward-looking, such as information relating to the effects of future regulation and competition. Such forward-looking information involves important risks and uncertainties that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, Scripps or Comcast. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, franchise-related matters, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which Scripps and Comcast operate.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy StatementProspectus or in documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth or incorporated by reference elsewhere in this Joint Proxy Statement-Prospectus and its Annexes, all of which should be reviewed carefully.

THE COMPANIES

     Comcast. Comcast is principally engaged in the development, management and operation of wired and wireless telecommunications and the provision of content. Wired telecommunications includes cable and telecommunications services in the United States and the United Kingdom. Wireless telecommunications includes cellular services, personal communications services, provided through Comcast's investment in Sprint Spectrum, and direct to home satellite television. Content is provided through QVC, Inc. and its subsidiaries ("QVC"), an electronic retailer, Comcast Spectacor, Comcast Content & Communications Corporation ("C3") and other programming investments. Comcast's consolidated domestic cable operations served more than 3.4 million subscribers and passed more than 5.6 million homes as of June 30, 1996. Comcast owns a 50% interest in Garden State Cablevision L.P., a cable communications company serving approximately 202,000 subscribers and passing approximately 294,000 homes as of June 30, 1996. In the United Kingdom, a subsidiary of Comcast, Comcast UK Cable Partners Limited, holds ownership interests in four cable and telephony businesses that collectively have the potential to serve over 1.6 million homes. Comcast provides cellular telephone communications services pursuant to licenses granted by the Federal Communications Commission ("FCC") in markets with a population of over 8.3 million, including the area in and around the City of Philadelphia, Pennsylvania, the State of Delaware and a significant portion of the State of New Jersey. Through QVC, Comcast markets a wide variety of products and reaches over 55 million homes across the United States and an additional 5 million in the United Kingdom. Additional information regarding Comcast is contained in reports filed by Comcast with the SEC and is incorporated by reference herein. See "Information Incorporated by Reference."

     Comcast was organized in 1969 under the laws of the Commonwealth of Pennsylvania and has its principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania, 19102-2148, (215) 665-1700.

     Scripps. Scripps is a diversified media company operating through subsidiaries in four business segments: newspapers, broadcast television, entertainment and cable television. Scripps publishes daily newspapers in 16 markets, operates local television stations in nine markets, produces television programming and licenses comic characters, and operates cable television systems that served approximately 805,000 basic subscribers as of June 30, 1996. Additional information regarding Scripps is contained in reports filed by Scripps with the SEC and is incorporated by reference herein. See "Information Incorporated by Reference."

     Scripps was organized in 1987 under the laws of the State of Delaware and has its principal executive offices at 1105 N. Market Street, Wilmington, Delaware 19801, (302) 478-4141.

     New Scripps. New Scripps currently owns all of the operating subsidiaries of Scripps and publishes a daily newspaper in Cincinnati, Ohio. After consummation of the Spin-Off and the Merger, New Scripps will change its name to The E.W. Scripps Company and will continue to operate, through its subsidiaries, the newspaper, broadcasting television and entertainment businesses of Scripps. Financial and other information about each of these businesses is contained in reports filed by Scripps with the SEC and is incorporated by reference herein. See "Information Incorporated By Reference."

     New Scripps was organized in 1987 under the laws of the State of Ohio and has its principal executive offices at 312 Walnut Street, Cincinnati, Ohio 45202, (513) 977-3000.

THE SPECIAL MEETINGS

     Comcast. The Comcast Special Meeting will be held at the offices of Comcast, on November 7, 1996, beginning at 10:00 a.m. local time. The purpose of the Comcast Special Meeting is to consider and vote upon the Comcast Proposal. See "The Special Meetings -- Matters to Be Discussed at the Special Meetings -- Comcast."

     The record date for the Comcast Special Meeting is September 13, 1996 (the "Comcast Record Date"). Accordingly, holders of record of Comcast Common Stock as of the Comcast Record Date will be entitled to notice of, and holders of record of Comcast Class A Common Stock and Comcast Class B Common Stock as of the Comcast Record Date will be entitled to vote at, the Comcast Special Meeting. Each share of Comcast Class A Common Stock is entitled to one vote, and each share of Comcast Class B Common Stock is entitled to 15 votes, with respect to the Comcast Proposal.

     The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of Comcast Class A Common Stock and Comcast Class B Common Stock as of the Comcast Record Date is required to constitute a quorum for the transaction of business at the Comcast Special Meeting.

     The Comcast Proposal must be approved by a majority of the votes cast by the holders of the Comcast Class A Common Stock and Comcast Class B Common Stock, voting as a single class. As of the Comcast Record Date, Sural owned shares of Comcast Common Stock representing approximately 81% of the outstanding voting power in Comcast. Therefore, Sural has sufficient voting power to approve the Comcast Proposal regardless of the vote of any other stockholders. Sural has entered into an agreement pursuant to which it is obligated to vote in favor of the Comcast Proposal. See "The Merger Agreement -- Ancillary
Agreements -- Voting Agreement." The fact that a Comcast shareholder voted in favor of the Comcast Proposal could be raised as a defense in any action brought by such shareholder against Comcast, Sural or any officer or director of Comcast with respect to the Merger.

     Scripps. The Scripps Special Meeting will be held at the offices of Scripps, on November 5, 1996, beginning at 1:00 p.m. local time. The purpose of the Scripps Special Meeting is to consider and vote upon the Scripps Proposals. See "The Special Meetings -- Matters to Be Discussed at the Special Meetings -- Scripps."

     The record date for the Scripps Special Meeting is September 18, 1996 (the "Scripps Record Date"). Accordingly, holders of record of each class of Scripps Common Stock as of the Scripps Record Date will be entitled to notice of, and as set forth herein to vote at, the Scripps Special Meeting.

     The presence in person or by proxy of shares representing a majority of the outstanding shares of Scripps Common Voting Stock as of the Scripps Record Date is required to constitute a quorum for the transaction of business at the Scripps Special Meeting with respect to the proposal to approve the Merger Agreement. The presence in person or by proxy of shares representing a majority of the outstanding shares of each of the Scripps Common Voting Stock and the Scripps Class A Common Stock as of the Scripps Record Date is required to constitute a quorum for the transaction of business at the Scripps Special Meeting with respect to the proposal to approve the Scripps Charter Amendment.

     The affirmative vote of the holders of a majority of the outstanding shares of the Scripps Common Voting Stock is required for approval of the Merger Agreement. The affirmative vote of the holders of a majority of the outstanding shares of the Scripps Common Voting Stock and of the Scripps Class A Common Stock, voting as separate classes, is required for approval of the Scripps Charter Amendment. As of the Scripps Record Date, the Scripps Trust owned a majority of the outstanding shares of each of the Scripps Common Voting Stock and the Scripps Class A Common Stock. Therefore, the Scripps Trust has sufficient voting power to approve the Scripps Proposals regardless of the vote of any other stockholders. The Scripps Trust has entered into an agreement pursuant to which it is obligated to vote in favor of the Scripps Proposals, with certain limited exceptions. See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement." The Scripps Board is soliciting proxies from the holders of Scripps Common Voting Stock with respect to the proposals to approve and adopt the Merger Agreement and the Scripps Charter Amendment, and from the holders of Scripps Class A Common Stock with respect to the proposal to approve and adopt the Scripps Charter Amendment, because as a matter of stockholder relations it is Scripps' policy to solicit proxies from such holders even though the Scripps Trust has a majority of each class.

SPECIAL FACTORS FOR MINORITY SHAREHOLDERS

COMCAST

Shareholder Approval Requirement

     The NASD Rules require shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of the stock of another company if the number of shares to be issued equals or exceeds 20% of the common stock outstanding prior to such issuance. The NASD Rules are applicable to Comcast since the Comcast Special Common Stock and the Comcast Class A Common Stock are quoted on Nasdaq. The Merger Stock constitutes over 20% of the Comcast Common Stock currently outstanding. Accordingly, the issuance of Comcast Special Common Stock in the Merger is being submitted to Comcast's shareholders for approval. As of the Comcast Record Date, Sural owned shares of Comcast Common Stock representing approximately 81% of the outstanding voting power of Comcast. Therefore, Sural has sufficient voting power to approve the Comcast Proposal regardless of the vote of any other stockholders. Notwithstanding the foregoing, Comcast is soliciting proxies because it is required to do so by the NASD Rules.

Effect of Shareholder Approval

     If (i) the Comcast shareholders approve the Comcast Proposal, (ii) the Average Closing Price is below the minimum Collar Price of $17.06375 and (iii) Scripps exercises its right to terminate the Merger Agreement, Comcast will have discretion to increase the number of shares of Comcast Special Common Stock to be delivered up to the number of shares that would have been delivered if the Collar Price were equal to the Average Closing Price. However, Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its rights to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock.

     The fact that a Comcast shareholder voted in favor of the Comcast Proposal could be raised as a defense in any action brought by such shareholder against Comcast, Sural or any officer or director of Comcast with respect to the Merger.

Absence of Fairness Opinion

     Lehman Brothers acted as financial advisor to Comcast in connection with the Merger. Lehman Brothers' primary function was to assist Comcast in the analysis of the likely effect of certain financial terms of the potential transaction, particularly the proposed "collar arrangements," on the trading price of Comcast's stock. Lehman Brothers was not asked to, and did not, make a presentation to the Comcast Board regarding the valuation of the Scripps Cable Business or render a fairness opinion on any proposed transaction.

SCRIPPS

Stockholder Approval Requirement

     As of the Scripps Record Date, the Scripps Trust owned a majority of the outstanding shares of each of the Scripps Common Voting Stock and the Scripps Class A Common Stock. Therefore, the Scripps Trust has sufficient voting power to approve the Scripps Proposals regardless of the vote of any other stockholders. The Scripps Board is soliciting proxies from the holders of Scripps Common Voting Stock with respect to the Merger and the Scripps Charter Amendment, and from the holders of Scripps Class A Common Stock with respect to the Scripps Charter Amendment, because as a matter of stockholder relations it is Scripps' policy to solicit proxies from such holders even though the Scripps Trust has a majority of each class.

Effect of Stockholder Approval

     The Merger and the Scripps Charter Amendment will be voted on separately at the Scripps Special Meeting. The holders of Scripps Class A Common Stock and the holders of Scripps Common Voting Stock must approve the Scripps Charter Amendment and the holders of Scripps Common Voting Stock must approve the Merger or neither the Spin-Off or the Merger will be consummated. Thus the holders of Scripps Class A Common Stock, by voting on the Scripps Charter Amendment, effectively are voting on the Merger.

If the Merger and the Scripps Charter Amendment are approved, the Scripps stockholders will have provided the Scripps Board with the ability to exercise its discretion, consistent with its fiduciary duties, to (i) proceed with the Merger Agreement if the Average Closing Price is less than $17.06375, (ii) terminate the Merger Agreement if the Average Closing Price is less than $17.06375 (subject to Comcast's "top-up" right), or (iii) agree with Comcast on a number of additional shares lower than the Maximum Top-Up Share Number (as defined herein) to be delivered by Comcast if the Average Closing Price is less than $17.06375. The granting of such discretion to the Scripps Board pursuant to the Merger Agreement is permitted under Delaware law.

     The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

Coverage of Fairness Opinion of Financial Advisor to Scripps

     On October 28, 1995, Scripps received from its financial advisor an opinion stating that the consideration to be paid by Comcast in the Merger was fair to the stockholders of Scripps from a financial point of view. This opinion was based, among other things, on market conditions at the time and does not specifically address the fairness of consideration to be paid in the Merger in a transaction wherein the Average Closing Price is less than the minimum Collar Price of $17.06375. The Scripps Board has not requested its financial advisor to update its opinion. The Scripps Board will not proceed with the Merger if the Average Closing Price is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from its financial advisor as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the Maximum Top-Up Share Number of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons. See "Summary -- The Merger", "The Merger Agreement" and "Risk Factors -- Risk Factors Related to the Comcast Merger Stock -- Effect of Equity Adjustment Mechanism on Consideration Received in the Merger" for information regarding the equity adjustment mechanism, the termination and "top-up" rights, and certain related information.

Opinion of Financial Advisor to Scripps Trust

     On October 28, 1995, the trustees of the Scripps Trust received from the Scripps Trust's financial advisor an opinion stating that the consideration to be received by the Scripps Trust in the Merger was fair to the Scripps Trust from a financial point of view. A copy of this opinion has been filed as an exhibit to the registration statement of which this Proxy Statement-Prospectus is a part. Although the trustees of the Scripps Trust did not obtain this opinion for the purpose of asserting a defense based on receipt of this opinion in any action brought against them or the Scripps Trust by a stockholder of Scripps, the Scripps Trust and its trustees would not be precluded from asserting a defense based on receipt of this opinion in such an action.

THE PRE-MERGER TRANSACTIONS

     Prior to and as a condition to the Merger, each of the following transactions must be consummated. See "Pre-Merger Transactions" for a more complete description of these transactions.

     Internal Spin-Offs. The Scripps Cable Business currently is operated primarily through (i) four corporate subsidiaries of Scripps (the "Scripps Cable Subsidiaries"), two of which are wholly owned subsidiaries of New Scripps and two of which are wholly owned subsidiaries of Scripps Howard Broadcasting, Inc. ("Broadcasting"), an Ohio corporation and a wholly owned subsidiary of New Scripps, and (ii) two partnerships, one of which is wholly owned by two of the Scripps Cable Subsidiaries and one of which is 95% owned by one of the Scripps Cable Subsidiaries and 5% owned by a third party (such partnerships, the "Scripps Cable Partnerships" and, together with the Scripps Cable Subsidiaries, "Scripps Cable"). Prior to the Scripps Special Meeting and the transactions described in this section, in transactions intended to qualify for tax-free treatment under the Internal Revenue Code (the "Code"), Broadcasting will contribute certain assets and all of the outstanding stock of one of the Scripps Cable Subsidiaries to another Scripps Cable Subsidiary (the "Cable Holding Subsidiary"), and immediately thereafter Broadcasting will distribute to New Scripps all of the outstanding stock of the Cable Holding Subsidiary. Immediately thereafter, New Scripps will contribute all of the outstanding shares of two additional Scripps Cable Subsidiaries to the Cable Holding Subsidiary, and immediately thereafter New Scripps will distribute to Scripps all of the outstanding shares of the Cable Holding Subsidiary. The transactions described in the preceding two sentences are referred to herein collectively as the "Internal Spin-Offs". As a result of the Internal Spin-Offs, the Cable Holding Subsidiary will become a direct wholly owned subsidiary of Scripps and the other Scripps Cable Subsidiaries will become direct wholly owned subsidiaries of the Cable Holding Subsidiary.

     Spin-Off. Following the Internal Spin-Offs and prior to the Scripps Special Meeting, pursuant to a Contribution and Assumption Agreement between Scripps and New Scripps, a copy of which is attached as Exhibit C to the Merger Agreement (the "Contribution Agreement"), Scripps will contribute and transfer to New Scripps (the "Contribution") all of the assets of Scripps other than the stock of the Scripps Cable Subsidiaries and certain other assets, and in connection therewith New Scripps will, among other things, (i) assume all liabilities of Scripps other than, with certain limited exceptions described herein, those related to the Scripps Cable Business and (ii) agree to issue and deliver to Scripps such number of New Scripps Common Voting Shares and such number of New Scripps Class A Common Shares as will be required for the Distribution (as defined herein).

     Following the Internal Spin-Offs and the Contribution, and immediately prior to the Merger, Scripps will distribute to each holder of Scripps Common Voting Stock one fully paid and nonassessable New Scripps Common Voting Share for each share of Scripps Common Voting Stock held and to each holder of Scripps Class A Common Stock one fully paid and nonassessable New Scripps Class A Common Share for each share of Scripps Class A Common Stock held (the "Distribution"). As a result, each holder of Scripps Common Stock immediately prior to the Distribution will own the same number and class of shares in New Scripps as such holder owned in Scripps. Each share of the capital stock of New Scripps issued and outstanding immediately prior to the Distribution and owned directly or indirectly by Scripps or any of its subsidiaries (other than those to be distributed in accordance with the Distribution) shall be cancelled at the time of the Distribution.

     The Contribution and the Distribution collectively constitute the "Spin-Off." The terms of the Contribution are contained in the Contribution Agreement. As part of the Contribution, Scripps will agree to hold New Scripps and its subsidiaries, officers and directors harmless from substantially all debts, liabilities or obligations of Scripps, to the extent they arise out of, or are based upon or otherwise relate to, the Scripps Cable Business, except for certain liabilities relating to taxes, employee benefits, litigation, insurance claims, certain environmental matters, certain limited third party interests in the Scripps Cable Business and certain other matters. See "The Merger
Agreement -- Indemnification." Notwithstanding the foregoing, New Scripps will be responsible for all tax liabilities of Scripps and its subsidiaries for periods through the date (the "Closing Date") on which the closing of the Merger and related transactions occurs (the "Closing"), and Comcast, as the surviving corporation, will be responsible for all such liabilities pertaining to the Scripps Cable Business for periods thereafter. New Scripps will also be responsible for certain taxes arising from or relating to the Merger, the Contribution, the Internal Spin-Offs, the Spin-Off and related transactions. See "The Merger Agreement -- Tax Matters."

     Amendments to Organizational Documents of Scripps and New
Scripps. Immediately prior to the Distribution and the Merger, the Scripps Charter will be amended in order to facilitate the Distribution. See "Proposal to Approve and Adopt the Scripps Charter Amendment" and a copy of the Scripps Charter Amendment attached as Exhibit A to Annex I hereto. The articles of incorporation of New Scripps have been amended to conform in all material respects and as nearly as practicable to the current Scripps Charter. See "Comparison of Rights of Stockholders of Scripps and New Scripps" and a copy of the New Scripps Amended Articles attached as Exhibit B to Annex I hereto.

OWNERSHIP OF NEW SCRIPPS AFTER THE SPIN-OFF AND THE MERGER

     Following the Spin-Off and the Merger, holders of shares of Scripps Common Voting Stock and Scripps Class A Common Stock immediately prior to the Spin-Off will own New Scripps Common Voting Shares and New Scripps Class A Common Shares, respectively, constituting 100% of the equity and voting power of New Scripps, in the same number (and of the corresponding class) as shares of each class of Scripps Common Stock that such holders owned immediately prior to the Spin-Off, subject to certain differences between the rights of shareholders of an Ohio corporation and stockholders of a Delaware corporation. See "Comparison of Rights of Stockholders of Scripps and New Scripps" for a discussion of the differences between the rights of stockholders of Scripps and New Scripps.

THE MERGER

     The Merger Agreement provides that, subject to (i) the requisite adoption and approval by Comcast stockholders of the Comcast Proposal, (ii) the requisite adoption and approval by Scripps stockholders of the Scripps Proposals and (iii) the satisfaction or waiver of certain other conditions, at the Effective Time, Scripps (which, at the time of the Merger, will own only the Scripps Cable Business) will be merged with and into Comcast, the separate existence of Scripps will cease, and Comcast will continue as the surviving corporation. As a result of the Merger, (i) Comcast will acquire the Scripps Cable Business and, with certain exceptions, will be responsible for all of the liabilities of Scripps relating to the Scripps Cable Business, and (ii) shares of Scripps Common Stock outstanding immediately prior to the Merger will be converted into shares of Comcast Special Common Stock ("Comcast Merger Stock"). Because the Merger is structured as a merger of Scripps with and into Comcast, Comcast will assume all liabilities of Scripps as a matter of law at the Effective Time. New Scripps has agreed to indemnify Comcast in respect of all liabilities of Scripps not related to the Scripps Cable Business and in respect of certain liabilities relating to the Scripps Cable Business. See "The Merger
Agreement -- Indemnification."

     Pursuant to the Merger Agreement and without any action on the part of the holder of any shares of capital stock, each share of Scripps Common Stock outstanding immediately prior to the Merger (except for shares of Scripps Common Voting Stock with respect to which dissenters' rights are properly exercised) will be converted into and become a number of fully paid and nonassessable shares of Comcast Merger Stock (the "Common Stock Conversion Number") equivalent to its pro rata share (based on the percentage of all Scripps Common Stock then outstanding represented by such share of Scripps Common Stock) of $1.575 billion (the "Base Consideration"), adjusted as described below (the Base Consideration, as adjusted, the "Aggregate Consideration"), divided by a dollar amount (the "Collar Price") which is determined by reference to (i) the average closing price of the Comcast Special Common Stock on Nasdaq for 15 days chosen at random (the "Selected Trading Days") from the 40 trading days (the "Random Trading Days") ending on the second trading day prior to the Closing Date (the "Average Closing Price") and (ii) $20.075 (the "Execution Price"), which is equal to the average closing price of the Comcast Special Common Stock on Nasdaq for the 20 trading days ending on and including October 24, 1995, the date upon which Comcast submitted its proposal to acquire the Scripps Cable Business. The Collar Price will equal the Average Closing Price if the Average Closing Price is not more than 115%, nor less than 85%, of the Execution Price. If the Average Closing Price is more than 115% of the Execution Price ($23.08625), then the Collar Price will be $23.08625. If the Average Closing Price is less than 85% of the Execution Price ($17.06375), then the Collar Price will be $17.06375; provided, that if the Average Closing Price is less than $17.06375, Scripps will have the option to notify Comcast that it intends to terminate the Merger Agreement if Comcast does not agree to deliver to the Scripps stockholders in the Merger, in addition to the number of shares deliverable based on a Collar Price of $17.06375, an additional number of shares (the "Top-up Share Number") equal to (i) the difference between (a) the number of shares that would be delivered if the Collar Price were the Average Closing Price and (b) the number of shares that would be delivered at a Collar Price of $17.06375 (such difference, the "Maximum Top-Up Share Number") or (ii) such lesser number as Comcast and Scripps may agree. Specifically, the Common Stock Conversion Number will be calculated according to the following formula:

Common Stock                   Aggregate Consideration
                               ------------------------
                        =                                    +      Top-up Share Number
Conversion Number                    Collar Price
                               ---------------------------------------------------------
                                           Outstanding Scripps Common Stock

     The Scripps Board is recommending that holders of Scripps Common Voting Stock approve and adopt the Merger Agreement and that holders of Scripps Common Voting Stock and Scripps Class A Common Stock approve and adopt the Scripps Charter Amendment and thereby provide the Scripps Board with the ability to exercise its discretion, consistent with its fiduciary duties, to (i) proceed with the Merger Agreement if the Average Closing Price is less than $17.06375,
(ii) terminate the Merger Agreement if the Average Closing Price is less than $17.06375 (subject to Comcast's "top-up" right described above), or (iii) agree with Comcast on a lower number of additional shares to be delivered by Comcast as described above if the Average Closing Price is less than $17.06375. The granting of such discretion to the Scripps Board pursuant to the Merger Agreement is permitted under Delaware law. The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

     If (i) the Comcast shareholders approve the Comcast Proposal, (ii) the Average Closing Price is below the minimum Collar Price of $17.06375 and (iii) Scripps exercises its right to terminate the Merger Agreement, Comcast will have discretion to increase the number of shares of Comcast Special Common Stock to be delivered up to the number of shares that would have been delivered if the Collar Price were equal to the Average Closing Price. However, Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its rights to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock.

     The closing price of the Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share, which is below the minimum Collar Price of $17.06375. Since July 10, 1996, when the closing price of Comcast Special Common Stock was $16.75, the Comcast Special Common Stock has traded at closing prices below the minimum Collar Price of $17.06375. Scripps may elect not to terminate the Merger Agreement even if the Average Closing Price falls below the minimum Collar Price of $17.06375 per share. The Scripps Board has not determined whether or under what circumstances it would elect to terminate the Merger Agreement if the Average Closing Price is below $17.06375 per share. In making any such determination, the Scripps Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether it believes Comcast is prepared to increase the per share merger consideration, the market for cable television industry stocks in general, the relative market value of the Comcast Special Common Stock, and the advice of Scripps' financial advisors and legal counsel. Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its right to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock. By approving the Merger Agreement, the holders of Scripps Common Voting Stock will be permitting the Scripps Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the Average Closing Price of the Comcast Special Common Stock falls below $17.06375 per share and no additional shares of Comcast Special Common Stock are delivered. The Scripps Board will not proceed with the Merger if the Average Closing Price of the Comcast Special Common Stock is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from its financial advisor as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the Maximum Top-Up Share Number of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the

Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons.

     The Aggregate Consideration will be derived by making the following adjustments to the Base Consideration of $1.575 billion:

          (i) increasing the Base Consideration by Scripps' best estimate, as of two days prior to the Effective Time, of the amount of capital expenditures (not to exceed $43.2 million) made by Scripps Cable after November 1, 1995 and before the Effective Time for upgrades and rebuilds (but excluding $4.6 million of upgrades and rebuilds and excluding capital expenditures in the ordinary course of business) mutually agreed to by Comcast and Scripps (the "Estimated Capital Expenditure Amount");

          (ii) reducing the Base Consideration by Scripps' best estimate, as of two days prior to the Effective Time, of the consolidated liabilities (as defined) minus the consolidated current assets (as defined) (other than inventory) of Scripps Cable immediately prior to the Effective Time and after giving effect to the Distribution (the "Estimated Cable Net Liabilities Amount");

          (iii) increasing the Base Consideration by the sum of (x) the amount, if any, paid to acquire all or any part of the River City Interest (as defined below in "The Merger Agreement -- Certain Covenants -- Acquisition of Minority Interest") and (y) if any such acquisition takes place, 5% of the difference between the consolidated liabilities of the relevant Scripps Cable Partnership (as described below in "The Merger Agreement -- Certain Covenants -- Acquisition of Minority Interest") as of the date of such acquisition and the consolidated current assets (other than inventory) of such Scripps Cable Partnership at such time (adjusted proportionately if less than all of the River City Interest is acquired); and

          (iv) reducing the Base Consideration by the amount, if any, by which $62.5 million (the aggregate purchase price for the entire Mid-Tennessee Business (as defined in "The Merger Agreement -- Certain
     Covenants -- Acquisition of Mid-Tennessee Business")) exceeds the sum of
     (A) the amount, if any, actually paid by Scripps Howard Broadcasting, Inc., an Ohio corporation and wholly owned subsidiary of New Scripps ("Broadcasting"), for the Mid-Tennessee Business or portion thereof acquired by Broadcasting prior to the Effective Time, (B) the principal amount of any promissory notes delivered by Broadcasting in connection with such acquisition and (C) the difference between the consolidated liabilities with respect to any portion of the Mid-Tennessee Business so acquired as of the date such portion is transferred to a Scripps Cable Subsidiary and the consolidated current assets (other than inventory) of such portion of the Mid-Tennessee Business as of such time.

     Scripps and Comcast intend to resolicit their respective stockholders that have voting rights with respect to approval of the Scripps Proposals and the Comcast Proposal, respectively, if the closing adjustments to the Base Consideration result in a material change to the estimated adjusted Aggregate Consideration of $1.5921 billion. Neither Scripps nor Comcast expects, however, that such adjustments will result in such a material change.

     Scripps is negotiating to acquire the River City Interest. As of the date of this Joint Proxy StatementProspectus, Scripps has not reached any agreement for the purchase of such interest.

     The acquisition of the Mid-Tennessee business was completed on January 3, 1996, for a purchase price of $62.5 million. The estimated adjusted Aggregate Consideration of $1.5921 billion does not include any adjustment for the acquisition of the Mid-Tennessee business. No material adjustment will be made to the estimated Aggregate Consideration as a result of this acquisition.

     "Outstanding Scripps Common Stock" means the aggregate number of shares of Scripps Common Stock outstanding on the Closing Date.

     If, between October 28, 1995 and the Effective Time, the outstanding shares of Comcast Special Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchanges of shares, or if any extraordinary dividend or distribution is made with respect to the Comcast Special Common Stock, then the Common Stock Conversion Number will be correspondingly adjusted to reflect such event.

     The Merger Agreement provides that no fractional shares of Comcast Merger Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of Scripps Common Stock entitled to receive Comcast Merger Stock pursuant to the Merger will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest in the share of Comcast Merger Stock to which such holder would otherwise be entitled (after taking into account all shares of Scripps Common Stock then held of record by such holder) by the closing sale price of a share of Comcast Special Common Stock on Nasdaq on the Closing Date.

     For a more detailed description of the terms of the Merger Agreement, see "The Merger Agreement." A conformed copy of the Agreement and Plan of Merger is set forth as Annex I to this Joint Proxy Statement-Prospectus and the Form of Amendment to the Agreement and Plan of Merger is set forth as Annex II hereto. The Merger Agreement is incorporated herein by reference.

CONTROL BY AFFILIATES OF VOTE REQUIRED TO APPROVE THE MERGER AND THE SCRIPPS CHARTER AMENDMENT;
INTERESTS OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS IN THE TRANSACTIONS

     Sural, which is owned by the Chairman of Comcast and members of his family, beneficially owned all of the outstanding shares of Comcast Class B Common Stock and 1,845,037 shares of Comcast Class A common Stock as of the Comcast Record Date. Collectively, such shares are entitled to cast approximately 81% of all votes entitled to be cast on the Comcast Proposal. As such, Sural has voting power sufficient to approve the Comcast Proposal regardless of the vote of any other stockholders of Comcast entitled to vote on the Comcast Proposal.

     The Scripps Trust beneficially owned 16,040,000 (or approximately 82%) of the outstanding shares of the Scripps Common Voting Stock, and 32,610,000 (or approximately 54%) of the outstanding shares of Scripps Class A Common Stock, as of the Scripps Record Date, and, as such, has voting power sufficient to approve the Merger and the Scripps Charter Amendment regardless of the vote of any other holders of Scripps Common Voting Stock or Scripps Class A Common Stock. The trustees of the Scripps Trust are Charles E. Scripps, Robert P. Scripps and John
H. Burlingame. Each of the trustees is a director of Scripps and New Scripps. Charles E. Scripps and Robert P. Scripps are also beneficiaries of the Scripps Trust. John H. Burlingame is the Executive Partner of Baker & Hostetler, which serves as counsel to Scripps and New Scripps.

     On or prior to the consummation of the Merger, the Scripps Trust and Comcast will enter into a registration rights agreement pursuant to which (i) the Scripps Trust will be entitled to certain registration rights with respect to public offerings of Comcast Special Common Stock, and (ii) the Scripps Trust will agree to certain restrictions on its ability to transfer the Comcast Merger Stock it receives. See "The Merger Agreement -- Ancillary
Agreements -- Registration Rights Agreement" and "-- General
Provisions -- Restriction on Transfer of Comcast Merger Stock." On or prior to the consummation of the Merger, the Scripps Trust and Sural will enter into a board representation agreement pursuant to which (i) the Scripps Trust will have the right, to the extent permitted by applicable law, to cause Comcast to nominate for election to its Board of Directors, and Sural to vote in favor of the election of, one individual (or under certain circumstances two individuals) designated by the Scripps Trust and (ii) the Scripps Trust will agree to vote in favor of the Permitted Amendments (as defined below) if they are proposed for approval by the shareholders of Comcast. See "The Merger Agreement -- Ancillary Agreement -- Board Representation Agreement."

     Sural and the Scripps Trust have entered into an agreement pursuant to which each of them has agreed to vote its shares of voting capital stock of Comcast and Scripps, respectively, to approve the Scripps Proposals and the Comcast Proposal, respectively. The obligation of the Scripps Trust pursuant to such agreement is subject to certain limited exceptions. See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement."

     Paul K. Scripps, a director of Scripps who is not a trustee of the Scripps Trust, beneficially owned 1,616,113 shares of Scripps Common Voting Stock, or approximately 8% of the outstanding shares of Scripps Common Voting Stock, and 189,097 shares of Scripps Class A Common Stock, or approximately .3% of the outstanding shares of Scripps Class A Common Stock, as of the Scripps Record Date. Other than such director, and the directors of Scripps who are also the trustees of the Scripps Trust, no executive officers or directors of Scripps beneficially owned any outstanding shares of Scripps Common Voting Stock as of such date. Other than such director, the directors and executive officers of Scripps beneficially owned 364,668 shares of Scripps Class A Common Stock as of such date, excluding the shares of Scripps Class A Common Stock beneficially owned by the Scripps Trust.

     Directors and executive officers of Comcast beneficially owned 2,864,421 shares of Comcast Class A Common Stock (including the 1,845,037 shares of Comcast Class A Common Stock owned by Sural), or approximately 8.42% of the outstanding shares of Comcast Class A Common Stock, as of the Comcast Record Date. As indicated above, the Chairman of the Board of Directors of Comcast beneficially owned all of the outstanding shares of Comcast Class B Common Stock as of the Comcast Record Date.

COMCAST STOCK REPURCHASE PROGRAM

     Simultaneously with the public announcement of the Agreement and Plan of Merger, Comcast announced that it had approved a market repurchase program (the "Repurchase Program") pursuant to which it may purchase, at such times and on such terms as it determines appropriate, up to $500 million of Comcast Special Common Stock and Comcast Class A Common Stock. Comcast has no obligation to Scripps or New Scripps to make any such purchases. Comcast has agreed not to make market purchases during the Random Trading Days and to terminate the Repurchase Program no later than six months after the Closing Date. As of the date hereof, Comcast has, pursuant to the Repurchase Program, purchased shares of Comcast Special Common Stock and Comcast Class A Common Stock for aggregate consideration of $185.8 million and sold put options in respect of an additional
4.0 million shares of Comcast Special Common Stock. See "The Merger
Agreement -- Certain Covenants -- Market Repurchase Program."

RESTRICTIONS ON TRANSFER OF COMCAST MERGER STOCK

     The Scripps Trust has agreed that until at least the first anniversary of the Effective Time it will maintain ownership of such number of shares of Comcast Merger Stock issued to it in the Merger as represents at least 50% of the total consideration issued in the Merger (including all shares of Comcast Merger Stock, any payments to dissenting stockholders and payments of cash in lieu of fractional shares). Moreover, the Scripps Trust has agreed not to sell in the open market any Comcast capital stock during any period (not to exceed 10 trading days in any calendar month) in which, following notice by Comcast to the Scripps Trust, Comcast proposes to repurchase its shares pursuant to the Repurchase Program. See "The Merger Agreement -- General
Provisions -- Restrictions on Transfer of Comcast Merger Stock."

RESTRICTIONS ON TRANSFER OF NEW SCRIPPS COMMON SHARES

     The New Scripps Common Shares received by Scripps stockholders pursuant to the Spin-Off will not be subject to any restrictions on transfer (other than those that may be related to federal and state securities laws). However, Scripps expects to obtain representations from the Scripps Trust and certain other holders of record of 5% or more of a class of the Scripps Common Stock that such holders have no present intention to dispose of any of the New Scripps Common Shares that they will receive in the Spin-Off.

PAYMENT FOR SHARES

     For a description of the method of delivery of shares of Comcast Special Common Stock to be issued to Scripps stockholders in the Merger, see "Payments and Distributions to Stockholders." SCRIPPS STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

CABLE NET LIABILITIES AND CAPITAL EXPENDITURE ADJUSTMENTS

     Within 90 days after the Effective Time, Comcast will deliver to New Scripps its determination of (i) the amount of capital expenditures (not to exceed $43.2 million) made by Scripps Cable after November 1, 1995 and before the Effective Time for upgrades and rebuilds (but excluding $4.6 million of upgrades and rebuilds and excluding capital expenditures in the ordinary course of business) mutually agreed to by Comcast and Scripps (the "Capital Expenditure Amount") and (ii) the consolidated liabilities minus the consolidated

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

current assets (other than inventory) of Scripps Cable immediately prior to the Effective Time and after giving effect to the Distribution (the "Cable Net Liabilities Amount"). Within 10 days thereafter (or within 10 days of the resolution of any dispute regarding such determination, which dispute, if not resolved by Comcast and New Scripps, will be resolved by an independent certified public accounting firm mutually acceptable to Comcast and New Scripps, the decision of which shall be final and binding on Comcast and New Scripps), adjustment payments will be made as follows: If the Capital Expenditure Amount exceeds the Estimated Capital Expenditure Amount, then Comcast will pay to New Scripps the amount of such excess, and if the Estimated Capital Expenditure Amount exceeds the Capital Expenditure Amount, New Scripps will pay to Comcast the amount of excess. If the Cable Net Liabilities Amount exceeds the Estimated Cable Net Liabilities Amount, then New Scripps will pay to Comcast the amount of such excess, and if the Estimated Cable Net Liabilities Amount exceeds the Cable Net Liabilities Amount, Comcast will pay to New Scripps the amount of such excess. Any such payments will include interest from the Closing Date to the date of payment at the prime rate charged by Citibank, N.A. in New York City, will be made in immediately available funds and will be made on an after-tax basis. Neither Comcast nor Scripps expects any such payments to be material.

OWNERSHIP OF COMCAST STOCK AFTER THE MERGER

     If the Merger were consummated on the date hereof, assuming that the Base Consideration were increased by $17.1 million to result in an Aggregate Consideration equal to $1.5921 billion and that the Average Closing Price were equal to the Execution Price, the Comcast Merger Stock would be approximately
79.3 million shares of Comcast Special Common Stock, representing approximately 29.4% of the outstanding Comcast Special Common Stock on the Comcast Record Date and approximately 25.4% of the outstanding Comcast Common Stock on such date (but none of the voting power in Comcast) each on a pro forma basis for the Merger, and the stockholders of Scripps would receive 0.986 shares of Comcast Special Common Stock per share of Scripps Common Stock. Assuming that the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock and that no additional shares of Comcast Special Common Stock were delivered in the Merger, the Comcast Merger Stock would be approximately 93.3 million shares (representing approximately 32.9% of the outstanding Comcast Special Common Stock on the Comcast Record Date and approximately 28.6% of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger) and the stockholders of Scripps would receive 1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock. The closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share.

     In each case, each holder of Scripps Common Stock would own the same number and class of shares in New Scripps as such holder owned in Scripps immediately prior to the Spin-Off. See "The Merger Agreement -- Ownership of Comcast Stock After the Merger."

RECOMMENDATION OF THE BOARDS OF DIRECTORS

     Comcast. The Comcast Board has carefully considered the terms of the Merger Agreement and believes that the Merger and the related transactions are in the best interests of Comcast and its stockholders. Accordingly, the Comcast Board recommends that Comcast stockholders vote FOR the Comcast Proposal. See "The Merger -- Background of and Comcast's Reasons for the Merger" and
"-- Recommendation of the Comcast Board of Directors." In reaching its conclusion, the Comcast Board considered, among other things, the following: (i) the judgment and advice of Comcast management; (ii) the judgment and advice of Comcast's financial advisor, Lehman Brothers Inc. ("Lehman Brothers"); (iii) regulatory, competitive, technological and other developments affecting the cable television industry; (iv) the characteristics and locations of the Scripps cable systems; (v) the financial condition, results of operations and cash flows of the Scripps Cable Business and Comcast, on an historical basis and a prospective basis; (vi) the financial terms of the proposed transaction; (vii) the terms and conditions of the Merger Agreement and related documents; (viii) the strategic benefits of the proposed Merger; (ix) historical market prices of, trading information for and expected market impact on Comcast Common Stock; and
(x) the dilutive effect of the issuance of Comcast Special Common Stock in the proposed Merger. Lehman Brothers' primary function was to assist Comcast in the analysis of the likely effect of certain financial terms of the potential transaction, particularly the proposed "collar arrangements," on the trading price of Comcast's stock. Lehman Brothers was not asked to, and did not, make a presentation to the Comcast Board regarding the valuation of the Scripps Cable Business or render a fairness opinion on any proposed transaction.

     Scripps. The Scripps Board, by unanimous vote, has approved and adopted, and believes to be in the best interests of and fair to Scripps and its stockholders, the following: (i) the Merger Agreement and each of the transactions contemplated thereby relating to Scripps, including the Spin-Off; and (ii) the Scripps Charter Amendment. Accordingly, the Scripps Board recommends that Scripps stockholders vote FOR each of the Scripps Proposals. See "The Merger -- Background of and Scripps' Reasons for the Spin-Off and the Merger" and "-- Recommendation of the Scripps Board of Directors." In reaching its determination, the Scripps Board considered, among other things, the following factors: (a) Scripps' business, operations, financial condition and prospects, particularly in relation to the substantial operating scale needed to compete in the cable television industry, and the business, operations, financial condition, earnings and prospects of the Scripps Cable Business; (b) the business, operations, financial condition, earnings and prospects of Comcast, including the excellent quality and reputation of Comcast's management and the combined operating scale of Scripps' and Comcast's cable television systems; (c) the value and liquidity of Comcast Merger Stock to be received by the stockholders of Scripps; (d) the fairness opinion of Merrill Lynch & Co. ("Merrill Lynch"), the financial advisor to Scripps; (e) other possible transactions available to Scripps, as presented in the proposals submitted by two other potential merger partners; and (f) the terms of the Merger Agreement.

     The Scripps Board is recommending that holders of Scripps Common Voting Stock approve and adopt the Merger Agreement and that holders of Scripps Common Voting Stock and Scripps Class A Common Stock approve and adopt the Scripps Charter Amendment and thereby provide the Scripps Board with the ability to exercise its discretion, consistent with its fiduciary duties, to (i) proceed with the Merger Agreement if the Average Closing Price is less than $17.06375,
(ii) to terminate the Merger Agreement if the Average Closing Price is less than $17.06375 (subject to Comcast's "top-up" right described above), or (iii) to agree with Comcast on a lower number of additional shares to be delivered by Comcast as described above if the Average Closing Price is less than $17.06375. The granting of such discretion to the Scripps Board pursuant to the Merger Agreement is permitted under Delaware law. The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

OPINION OF FINANCIAL ADVISOR TO SCRIPPS

     Merrill Lynch has delivered to the Scripps Board its written opinion, dated October 28, 1995 (the "Merrill Lynch Opinion"), to the effect that, based upon and subject to the various considerations set forth in the Merrill Lynch Opinion, as of such date, the consideration to be received by the holders of the Scripps Common Stock pursuant to the Merger is fair to the stockholders of Scripps from a financial point of view. The full text of the Merrill Lynch Opinion, which sets forth assumptions made, matters considered and attendant limitations, is attached hereto as Annex III to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. Scripps stockholders are urged to read the Merrill Lynch Opinion carefully in its entirety. See "The Merger -- Background of and Scripps' Reasons for the Spin-Off and the Merger" and "-- Recommendation of Scripps Board of Directors" and "-- Opinion of Financial Advisor to Scripps." The Merrill Lynch Opinion was delivered October 28, 1995 to the Scripps Board in connection with its decision whether or not to enter into the Agreement and Plan of Merger. The Merrill Lynch Opinion, in stating that the Merger Consideration was fair to the stockholders of Scripps from a financial point of view, was based, among other things, on market conditions at the time and does not specifically address the fairness of consideration to be paid in the Merger in a transaction wherein the Average Closing Price of Comcast Special Common Stock is less than the minimum Collar Price of $17.06375. On September 27, 1996, the closing price of Comcast Special Common Stock on Nasdaq was $15.875 per share, which was below the minimum Collar Price of $17.06375. The Scripps Board has not requested Merrill Lynch to update the Merrill Lynch Opinion. The Scripps Board will not proceed with the Merger if the Average Closing Price is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from Merrill Lynch as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and
(iii) Comcast elected to deliver the Maximum Top-Up Share Number of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons.

EFFECTIVE TIME OF MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and a certificate or articles of merger with the Department of State of the Commonwealth of Pennsylvania, each in accordance with applicable law. It is anticipated that, if approved by the stockholders of both Comcast and Scripps, the Merger will become effective in the fourth quarter of 1996; however, because the Merger and the related transactions are conditioned upon, among other things, regulatory approvals and third party consents, no assurances can be given as to when the consummation of the Merger will actually occur, if at all.

CONDITIONS TO THE MERGER; REGULATORY AND OTHER APPROVALS

     Consummation of the Merger and each of the transactions contemplated thereby is conditioned on, among other things, (i) approval of the Comcast Proposal by the holders of Comcast Class A Common Stock and Comcast Class B Common Stock voting as a single class and of the Scripps Proposals by the holders of Scripps Common Voting Stock and/or Scripps Class A Common Stock, as applicable, (ii) the consummation of the Internal Spin-Offs and the Spin-Off,
(iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder (which period has already expired), (iv) obtaining the consents and/or waivers from the FCC and other relevant governmental entities, (v) the absence of an injunction, order, statute, rule or regulation of any governmental authority remaining in effect which prohibits or makes illegal any of the transactions contemplated by the Merger Agreement or which could have a material adverse effect on the Scripps Cable Business or on Comcast, (vi) Scripps' receipt from the United States Internal Revenue Service (the "Service") of a private letter ruling to the effect that the Spin-Off and the Internal Spin-Offs are tax-free and from its legal counsel of an opinion as to certain tax matters, including the tax-free nature of the Merger (which letter has been received), (vii) the performance by each party to the Merger Agreement of its respective obligations thereunder and, subject to certain exceptions described below, the accuracy of all representations and warranties contained in the Merger Agreement, (viii) approval of the Comcast Merger Stock for listing on Nasdaq, (ix) receipt by Comcast and New Scripps of certain opinions of legal counsel and other customary closing documents, (x) the declaration of effectiveness of this Joint Proxy Statement-Prospectus under the Securities Act, and (xi) the receipt of authorizations, consents and approvals of applicable governmental authorities to the transfer of cable television franchises in which at least 95% of the basic subscribers of the Scripps Cable Business are located. See "The Merger
Agreement -- Closing; Conditions Precedent." Scripps and Comcast have satisfied the conditions regarding the requisite consents from the FCC and satisfied the condition (described in clause (xi) above) regarding cable television franchise consents. There can, however, be no assurance that any or all of these conditions will be satisfied as expected. Notwithstanding the condition that the representations of the parties be true and correct as of the Closing Date, any failure of any representation or warranty of Scripps or New Scripps, on the one hand, or Comcast, on the other, to be true and correct as of the Closing Date will not excuse Comcast, or Scripps and New Scripps, as the case may be, from its or their obligations under the Merger Agreement if (i) the aggregate amount of all losses that could reasonably be expected to be incurred by Comcast or its subsidiaries, or by the holders of Comcast Merger Stock, as the case may be, as a result of such failure would not exceed $50 million and (ii) New Scripps indemnifies Comcast, or Comcast indemnifies New Scripps, as the case may be, against all such losses in excess of $5 million.

STOCK EXCHANGE LISTINGS

     Comcast. Application will be made to list the Comcast Merger Stock on Nasdaq.

     New Scripps. New Scripps Class A Common Shares, which will be distributed to stockholders of Scripps in the Spin-Off, have been approved for listing on the NYSE. The New Scripps Common Voting Shares to be distributed to stockholders of Scripps in the Spin-Off will not be listed on any national securities exchange.

ACQUISITION PROPOSALS

     The Merger Agreement prohibits Scripps, its subsidiaries and their respective officers, directors, representatives and agents from, directly or indirectly, knowingly encouraging, soliciting, initiating or participating in any way in discussions or negotiations with, or knowingly providing any confidential information to, any person (other than Comcast or any affiliate or associate of Comcast and their respective directors, officers, employees, representatives and agents) concerning any merger of Scripps or Scripps Cable, the sale of any substantial part of the assets of Scripps Cable, the sale of shares of capital stock of Scripps, the capital stock of the Scripps Cable Subsidiaries or the partnership interests of the Scripps Cable Partnerships or similar transactions involving Scripps Cable. However, Scripps' Board of Directors may (i) take and disclose to Scripps' stockholders a position with respect to a tender offer for Scripps Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) make such disclosure to Scripps stockholders as, in the judgment of Scripps' Board of Directors with the written advice of outside counsel, may be required under applicable law, and (iii) respond to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of the provision summarized in this paragraph.

     Scripps has agreed to notify Comcast promptly if any such proposal or inquiry is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Scripps and to furnish Comcast with a copy of any proposal that Scripps' Board of Directors has determined is a "Superior Proposal" (as defined below in "The Merger
Agreement -- Acquisition Proposals"). Scripps' Board of Directors may respond to any Superior Proposal and may provide information to, and negotiate with, any person in connection therewith if Scripps' Board of Directors determines, with the advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties.

     The Merger Agreement requires Comcast to notify Scripps and provide it with pertinent information in the event Comcast or any of its subsidiaries, or any of their respective directors, officers, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any third party (other than Scripps or any affiliate or associates of Scripps and their respective directors, officers, employees, representatives and agents) concerning any merger, sale of substantially all of the assets of Comcast, sale of shares of capital stock or similar transactions involving Comcast or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

REGISTRATION RIGHTS

     Comcast and Scripps have agreed that, on the Closing Date, Comcast and the Scripps Trust will enter into a registration rights agreement relating to the Comcast Merger Stock to be issued to the Scripps Trust pursuant to the Merger, in the form attached as Exhibit F to the Merger Agreement. Such agreement will provide that, subject to certain terms and conditions contained in the agreement, the Scripps Trust will be entitled to three demand registrations and unlimited "piggyback" registrations with respect to public offerings of Comcast Special Common Stock. See "The Merger Agreement -- Ancillary
Agreements -- Registration Rights Agreement."

TERMINATION OF MERGER AGREEMENT; INDEMNIFICATION

     The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Comcast, Scripps and New Scripps, or by either Comcast or Scripps individually under certain circumstances specified in the Merger Agreement.

     If the Merger Agreement is terminated (i) by Scripps in the exercise of its fiduciary duties, (ii) by Comcast (provided it is not in breach of any of its obligations under the Merger Agreement) (x) if Scripps or New Scripps fails to perform any of its covenants thereunder and such failure remains uncured for 20 business days after written notice by Comcast thereof or (y) as a result of the material modification or withdrawal of the approval and recommendation of the Merger and related transactions by the Board of Directors of Scripps or (iii) by Scripps or Comcast if (A) the Merger and related transactions are not approved by the stockholders of Comcast or Scripps and (B) either (1) the Scripps Trust shall have failed to vote in favor of the adoption and approval of the Merger and related transactions or (2) the Board of Directors of Scripps shall have materially modified or withdrawn its approval and recommendation of the Merger and related transactions, then Scripps will pay to Comcast a fee of $47.25 million. In addition, if the Merger Agreement is terminated by Comcast as a result of the failure of any condition to the obligations of Comcast to be satisfied prior to December 31, 1996, other than (i) a condition to all parties' obligations or (ii) the condition requiring governmental consents with respect to franchises in which at least 95% of the basic subscribers of the Scripps Cable Business are located, then Scripps will be obligated to pay Comcast an amount (not to exceed $5.0 million) equal to the actual reasonable fees and expenses paid or payable by or on behalf of Comcast in connection with the negotiation, execution and delivery of the Merger Agreement. See "The Merger Agreement -- Termination -- Termination Fees and Expenses."

     If the Merger Agreement is terminated (i) by Scripps (provided it is not in breach of any of its obligations under the Merger Agreement) if (A) Comcast fails to perform any of its covenants thereunder and such failure remains uncured for 20 business days after written notice by Scripps thereof or (B) as a result of the failure of any condition to the obligations of Scripps or New Scripps (other than a condition to the obligations of all parties) to be satisfied prior to December 31, 1996, or (ii) by Scripps if the Merger and related transactions are not approved by the stockholders of Comcast and Sural shall have failed to vote in favor of the adoption and approval of the Merger and related transactions, then Comcast will pay Scripps an amount (not to exceed $5.0 million) equal to the actual reasonable fees and expenses paid or payable by or on behalf of Scripps and New Scripps in connection with the negotiation, execution and delivery of the Merger Agreement. See "The Merger
Agreement -- Termination -- Termination Fees and Expenses."

     The Merger Agreement provides for contractual indemnification by each of the parties for various breaches of representations and warranties, misleading statements or omissions, third party claims and stockholder suits. See "The Merger Agreement -- Indemnification."

CERTAIN BOARD REPRESENTATION RIGHTS

     Pursuant to a board representation agreement to be entered into on the Closing Date between Comcast, the Scripps Trust and Sural (the "Board Representation Agreement"), a form of which is attached to the Merger Agreement as Exhibit G, the Scripps Trust will have the right, to the extent permitted by applicable law, to cause Comcast to nominate for election to its Board of Directors one individual (or under certain circumstances two individuals) designated by the Scripps Trust. The Scripps Trust's rights to representation on the Comcast Board of Directors will terminate on the earliest to occur of (i) the date on which the Scripps Trust ceases to own at least 50% of the shares of Comcast Merger Stock issued to it in the Merger, (ii) the date of the fourth annual meeting of Comcast's Board of Directors following the consummation of the Merger and (iii) the date on which the Scripps Trust elects to terminate such right. Pursuant to the Board Representation Agreement, the Scripps Trust will agree for a period of two years from the Closing Date to vote the shares of Comcast Special Common Stock held by it in favor of certain amendments (the "Permitted Amendments") to the Comcast Articles if such Permitted Amendments are submitted to Comcast shareholders for approval. The Permitted Amendments are as follows: (i) an amendment to eliminate certain class voting rights not required to be provided under the PBCL; (ii) an amendment to permit Comcast (in the discretion of its Board of Directors), by means of a dividend, rights distribution, merger, statutory division, recapitalization, or other means to distribute to the holders of the three existing classes of Comcast Common Stock separate classes of equity interests in Comcast (e.g., different classes of tracking stock) or other entities substantially replicating the relative rights of the three existing classes of Comcast Common Stock; and (iii) an amendment to permit shareholder action by consent in writing of the shareholders entitled to cast a majority of the votes to be cast by all shareholders with respect to such action, as permitted under the PBCL (as defined herein). On June 19, 1996, the Comcast shareholders voted to approve Permitted Amendments (i) and (ii) above (the "Adopted Permitted Amendments"). The purpose of the Permitted Amendments is to provide Comcast with greater flexibility in conducting operations and in pursuing possible transactions in the future. See "The Merger
Agreement -- Ancillary Agreements -- Board Representation Agreement."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The consummation of the Internal Spin-Offs, the Spin-Off and the Merger is conditioned on the receipt of a favorable private letter ruling from the Service that the Internal Spin-Offs and the Spin-Off will qualify as tax-free transactions under the Code and upon receipt of an opinion of Baker & Hostetler, counsel to Scripps, that the Merger will qualify as a tax-free reorganization under the Code. Baker & Hostetler's opinion relies on an opinion received from Davis Polk & Wardwell that the Merger will continue to qualify as a reorganization under Section 368(a)(1)(A) of the Code if Comcast contributes (as it is permitted to do) all of the capital stock of the Cable Holding Subsidiary to a first-tier wholly owned Comcast subsidiary. On July 24, 1996, Scripps received such ruling from the Service. See "Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

     The Merger will be accounted for by Comcast using the purchase method. Comcast will be the acquiror of the Scripps Cable Business and, as a result, the assets and liabilities of the Scripps Cable Business will be consolidated with those of Comcast at their estimated fair values.

     Scripps' historical basis in its assets and liabilities will be carried over to New Scripps. The Merger, the Spin-Off and the related transactions will be recorded as a reverse-spin transaction, and accordingly New Scripps' results of operations for periods reported prior to the consummation of the Merger, the Spin-Off and related transactions will represent the historical results of operations previously reported by Scripps. Because Scripps Cable represents an entire business segment that will be divested, its results are reported as "discontinued operations" in Scripps' consolidated financial statements contained in reports filed with the SEC and incorporated by reference herein. Results of the remaining business segments, including results for divested operating units within these segments through their dates of sale, are reported as "continuing operations" in the aforesaid reports. See "Information Incorporated By Reference."

RIGHTS OF DISSENTING STOCKHOLDERS

     Comcast. Holders of Comcast Common Stock will not be entitled to dissenters' appraisal rights in connection with the Merger.

     Scripps. Pursuant to the DGCL, any holder of Scripps Common Voting Stock who files a demand for appraisal in writing prior to the vote taken at the Scripps Special Meeting, whose shares are not voted in favor of the Merger and who satisfies certain other conditions shall be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). See "Rights of Dissenting Scripps Stockholders" for a description of such rights, including a summary of the steps which must be taken to comply with Section 262. A copy of the text of Section 262 is set forth as Annex IV hereto. Holders of Scripps Class A Common Stock will not be entitled to dissenters' appraisal rights in connection with the Merger.

VOTING AGREEMENT

     In connection with the execution of the Merger Agreement, Comcast, Scripps, Sural and the Scripps Trust entered into the Voting Agreement (attached to the Merger Agreement as Exhibit E), pursuant to which Sural has agreed to vote (i) in favor of the Comcast Proposal, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Comcast under the Merger Agreement or that would result in any of the conditions to the obligations of Comcast under the Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Voting Agreement, the Scripps Trust has agreed to vote (i) in favor of the Scripps Proposals, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Scripps, New Scripps or any of the Scripps Cable Subsidiaries and any person other than Comcast, or any other action or agreement which would result in the breach of any covenant, representation or warranty or any other obligation or agreement of

Scripps in the Merger Agreement, or cause any conditions to the obligations of Scripps under the Merger Agreement not to be fulfilled and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; provided, that the Scripps Trust is not obligated to vote as described in this sentence if the board of trustees of the Scripps Trust determines, with the advice of outside counsel, that it may be required, in the exercise of its fiduciary duties, to vote other than as so described. See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement."

NONCOMPETITION AGREEMENT

     As a condition to the Merger, New Scripps is required to enter into a noncompetition agreement among Scripps, New Scripps and Comcast (the "Noncompetition Agreement"), a form of which is attached to the Merger Agreement as Exhibit D, pursuant to which New Scripps will agree that, for a period of three years after the Closing Date, neither it nor any of its subsidiaries will, directly or indirectly, on its own behalf or in the service of or on behalf of others, (i) actively solicit for employment, interfere with or endeavor to entice away (or attempt to do any of the foregoing) any of the directors, officers, employees or agents of Comcast or any of its subsidiaries whether holding such position prior to or after the Closing Date, or any person who at any time on or after October 28, 1995 was an officer or employee of Scripps or any of its subsidiaries engaged in the Restricted Business (as defined below) and whom Comcast employs following the Effective Time, (ii) subject to certain exceptions, engage in any manner in, or be connected as a stockholder, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in the operation of cable television systems providing the services currently provided by Scripps and Scripps Cable or the provision of Multi-Channel Video Service (as defined) or alternate access services (collectively, the "Restricted Business," which will not include the business of developing or creating programming) in any area served by Scripps Cable on the Closing Date (a "Restricted Area"), or (iii) use or permit Scripps' or New Scripps' name to be used in connection with any business or enterprise engaged in the Restricted Business in any Restricted Area. See "The Merger
Agreement -- Ancillary Agreements -- Noncompetition Agreement."

COMPARISON OF RIGHTS OF STOCKHOLDERS

     The rights of holders of Scripps Common Stock currently are governed by Delaware Law, the Scripps Charter and the Scripps By-Laws (the "Scripps By-Laws"). Upon the consummation of the Spin-Off and the Merger, Scripps stockholders will become New Scripps stockholders and, other than holders of Scripps Common Voting Stock who exercise and perfect their statutory dissenters' rights, Comcast stockholders, and their rights as New Scripps shareholders will be governed by the Ohio General Corporation Law ("Ohio Law"), the New Scripps Articles of Incorporation (the "New Scripps Articles") and the New Scripps Code of Regulations (the "New Scripps Regulations"), and their rights as Comcast stockholders will be governed by the Pennsylvania Business Corporation Law (the "PBCL" or "Pennsylvania Law"), the Comcast Articles, and the Comcast By-Laws (the "Comcast By-Laws"). See "Comparison of Rights of Stockholders of Scripps and New Scripps" and "Comparison of Rights of Holders of Comcast Special Common Stock and Holders of Scripps Common Stock."

EXCHANGE AGENT

     The Bank of New York will act as the exchange agent in connection with the Merger (the "Exchange Agent"). See "Payments and Distributions to Stockholders."

DESCRIPTION OF SCRIPPS CABLE BUSINESS

     The Scripps Cable Business is conducted through subsidiaries that operate cable television systems in ten states with approximately 805,000 basic subscribers as of June 30, 1996. Additional information about the Scripps Cable Business is contained in reports filed by Scripps with the SEC and incorporated herein by reference. See "Information Incorporated by Reference."

COMPARATIVE MARKET VALUES; MARKET PRICE AND DIVIDEND DATA

     Nasdaq is the principal market on which Comcast Special Common Stock (symbol: CMCSK) and Comcast Class A Common Stock (symbol: CMCSA) are traded. The NYSE is the principal market on which Scripps Class A Common Stock is traded (symbol: SSP). Neither Comcast Class B Common Stock nor Scripps Common Voting Stock is listed or traded on any market. As of the Scripps Record Date and the Comcast Record Date, respectively, there were approximately 4,700 owners of Scripps Class A Common Stock, based on security position listings, 27 record owners of Scripps Common Voting Stock, 2,288 record holders of Comcast Special Common Stock, 1,858 record holders of Comcast Class A Common Stock and one record owner of Comcast Class B Common Stock.

     Set forth below are the closing sale prices for a share of Scripps Class A Common Stock, a share of Comcast Special Common Stock, and a share of Comcast Class A Common Stock, each as reported by The Wall Street Journal, on October 27, 1995, the last full business day preceding the day on which Scripps and Comcast first announced the Merger, and as of a recent date prior to the mailing of this Joint Proxy Statement-Prospectus. Information regarding the market value of Scripps Class A Common Stock on an equivalent per share basis for the proposed transactions is not provided since there is no public market for New Scripps Class A Common Stock.

                                        SCRIPPS CLASS A           COMCAST                  COMCAST
                                         COMMON STOCK       SPECIAL COMMON STOCK     CLASS A COMMON STOCK
                                         (HISTORICAL)           (HISTORICAL)             (HISTORICAL)
                                        ---------------     --------------------     --------------------
October 27, 1995......................      $34.000               $ 18.875                 $ 18.375
September 27, 1996....................      $46.875               $ 15.875                 $ 15.625

     Information relating to historical market prices of and dividends on the Comcast Special Common Stock and the Comcast Class A Common Stock, and the Scripps Class A Common Stock, is contained in Annual Reports on Form 10-K filed by Comcast and Scripps with the SEC. See "Information Incorporated By Reference" and "Summary -- Selected Historical and Pro Forma Per Share Data."

     As a result of the Merger, the number of shares of Comcast Common Stock owned beneficially by directors and officers of Comcast and by holders of more than 5% of Comcast Special Common Stock will not be changed but the percentage of such persons' holdings of Comcast Common Stock will be reduced proportionately as a result of the issuance of Comcast Special Common Stock pursuant to the Merger. Such issuance will not have any effect on the number or percentage of shares of Comcast Class A Common Stock and Comcast Class B Common Stock held by any holder.

     Following the Spin-off, the directors, officers and owners of more than 5% of one or both classes of Scripps Common Stock will own a number of New Scripps Common Voting Shares or New Scripps Class A Common Shares equal to the number of shares of Scripps Common Voting Stock or Scripps Class A Common Stock, as the case may be, owned by such persons prior to the Spin-Off.

     Following the Spin-Off and the Merger, New Scripps expects to pay quarterly dividends on its Class A Common Shares and Common Voting Shares at the same rate as that currently paid with respect to the Scripps Class A Common Stock and the Scripps Common Voting Stock. Future dividends will, however, be subject to the earnings, financial condition and capital requirements of New Scripps.

     It is the intention of the Comcast Board to continue to pay regular quarterly cash dividends on all classes of its common stock; however, the declaration and payment of future dividends and their amounts depend upon the results of operations, financial condition and capital needs of Comcast, contractual restrictions of Comcast and its subsidiaries and other factors. Comcast is, and after the Merger will be, a holding company and its ability to pay cash dividends will be dependent on its ability to receive cash dividends, advances and other payments from its subsidiaries. Certain agreements to which certain of Comcast's subsidiaries are a party contain restricted payment provisions that limit the amount of cash dividends, advances and other payments that those companies may pay to Comcast.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The following historical and pro forma financial information reflects certain comparative per share information relating to income (loss) per share from continuing operations, cash dividends per share and book value per share
(i) on an historical basis for Comcast and Scripps; (ii) on an unaudited pro forma basis for Comcast per share of Comcast Common Stock assuming consummation of the Merger; (iii) on an unaudited pro forma basis for New Scripps per share of Scripps Common Stock assuming consummation of the Merger and related transactions; and (iv) on an unaudited equivalent pro forma basis per share of Scripps Common Stock for Comcast Common Stock and per share of Scripps Common Stock for combined Comcast Common Stock and New Scripps Common Stock, each assuming consummation of the Merger and, with respect to New Scripps Common Stock, the transactions related to the Merger.

     The information shown below should be read in conjunction with the consolidated historical financial statements of Comcast and Scripps, respectively, including the respective notes thereto, and the unaudited pro forma financial statements of Comcast and Scripps, respectively, including the notes thereto, incorporated by reference in this Joint Proxy Statement-Prospectus. See "Information Incorporated by Reference." The unaudited pro forma per share data is presented for comparative purposes only and is not necessarily indicative of the financial position or results of operations which would have been realized had the Merger and certain other transactions of Comcast and Scripps, including Comcast's acquisition of QVC, which is more fully described in the "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" included in Comcast's Current Report on Form 8-K filed on August 21, 1996, been consummated during the periods or as of the dates for which the unaudited pro forma data is presented. The unaudited interim financial information presented herein is not necessarily indicative of the financial position as of the end of, or results of operations for, the full year. See also "-- Summary Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial Information -- Comcast Unaudited Pro Forma."

                                                              SIX MONTHS ENDED        YEAR ENDED
                                                               JUNE 30, 1996       DECEMBER 31, 1995
                                                              ----------------     -----------------
HISTORICAL:
Comcast
  Loss per share from continuing operations.................      $(0.07)              $ (0.16)
  Dividends declared per share..............................        0.0467                0.0933
  Book value per share......................................       (4.09)                (3.46)
Scripps(1)
  Income per share from continuing operations...............      $ 0.61               $  1.17
  Dividends declared per share..............................        0.26                  0.50
  Book value per share......................................       15.58                 14.88
UNAUDITED PRO FORMA:
Comcast per Comcast common share(2)
  Loss per share from continuing operations(3)..............      $(0.12)              $ (0.29)
  Dividends declared per share(3)(5)........................        0.0334                0.0671
  Book value per share(4)...................................        1.95
Equivalent Comcast per Scripps common share(6)
  Loss per share from continuing operations(3)..............      $(0.14)              $ (0.34)
  Dividends declared per share(3)...........................        0.0387                0.0778
  Book value per share(4)...................................        2.26
New Scripps per Scripps common share(7)
  Income per share from continuing operations(3)............      $ 0.61               $  1.17
  Dividends declared per share(3)(8)........................        0.26                  0.50
  Book value per share(4)...................................       11.07
Combined equivalent per Scripps common share(9)
  Income per share from continuing operations(3)............      $ 0.47               $  0.83
  Dividends declared per share(3)...........................        0.2987                0.5778
  Book value per share(4)...................................       13.33

- ---------------

(1) Considers the Scripps Cable Business to be discontinued operations and, therefore, excluded from "Income per share from continuing operations." Per share data for Scripps Cable is not meaningful, as Scripps Cable is comprised of four corporate subsidiaries of Scripps and two partnerships which do not have equivalent capital structures, and is therefore not separately presented.

(2) The selected unaudited pro forma financial data presented herein have been derived from, and should be read in conjunction with, Comcast's unaudited pro forma condensed consolidated financial statements and other financial information contained in Comcast's Current Report on Form 8-K filed with the SEC on August 21, 1996, and incorporated herein by reference. The assumptions related to such unaudited pro forma condensed consolidated financial statements are summarized in this Joint Proxy Statement-Prospectus in conjunction with the presentation of the summary selected unaudited pro forma condensed consolidated financial information. See "Information Incorporated by Reference" and "-- Summary Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial Information -- Comcast Unaudited Pro Forma."

(3) Gives effect to the Merger as if it had occurred on January 1, 1995.

(4) Gives effect to the Merger as if it had occurred on June 30, 1996.

(5) Pro forma dividends declared per share have been calculated based on the historical cash dividends declared by Comcast divided by the weighted average number of shares of Comcast Common Stock outstanding, as adjusted for the pro forma effects of the Merger. This amount is not necessarily indicative of the amount of dividends per share that the Comcast Board would have declared had the Merger occurred on January 1, 1995. See "Risk Factors -- Risk Factors Related to the Comcast Merger Stock -- Dividend Policy."

(6) Pro forma equivalent Comcast per Scripps common share data represents the equivalent per share interest of Scripps stockholders in Comcast and Scripps Cable, assuming consummation of the Merger. These amounts were calculated assuming that the outstanding shares of Scripps Common Stock were exchanged for Comcast Special Common Stock at an assumed exchange ratio of 1.159 shares of Comcast Special Common Stock for each share of Scripps Common Stock outstanding immediately prior to the Merger. The assumed exchange ratio is based upon the estimated Aggregate Consideration of $1.5921 billion, the minimum Collar Price of $17.06375, and the number of outstanding shares of Scripps Common Stock as of the Scripps Record Date. These amounts are the product of the assumed exchange ratio of 1.159 multiplied by the Comcast per Comcast common share data.

(7) Pro forma New Scripps per Scripps common share data represents the equivalent per share interest of Scripps stockholders in New Scripps, assuming consummation of the Merger and related transactions. The unaudited pro forma financial data of New Scripps for the year ended December 31, 1995 presented herein have been derived from, and should be read in conjunction with, Scripps' unaudited pro forma financial statements and other financial information included in the fifth amendment filed on July 18, 1996 to Scripps' Current Report on Form 8-K filed on December 29, 1995 and incorporated by reference herein. The unaudited pro forma financial data of New Scripps for the six months ended June 30, 1996 presented herein have been derived from, and should be read in conjunction with, Scripps' unaudited pro forma financial statements and other information included in the sixth amendment filed on August 14, 1996 to Scripps' Current Report on Form 8-K filed on December 29, 1995 and incorporated by reference herein.

(8) Management of New Scripps intends to pay the same quarterly dividend per share as currently paid by Scripps; however, future dividends will be subject to New Scripps' earnings, financial condition, and capital requirements.

(9) Pro forma combined equivalent per Scripps common share data represents the equivalent per share interest of Scripps shareholders in both New Scripps and Comcast, each on a pro forma basis for the Merger. These amounts are the summation of Equivalent Comcast per Scripps common share data and New Scripps per Scripps common share data.

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     Comcast Historical. The following table sets forth summary selected historical consolidated financial data for Comcast for each of the five years in the period ended December 31, 1995 and for the six month periods ended June 30, 1996 and 1995. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Comcast's Annual Report on Form 10-K for the year ended December 31, 1995 and the unaudited condensed consolidated interim financial statements contained in Comcast's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, including the notes thereto, incorporated herein by reference. See "Information Incorporated by Reference." The unaudited interim financial information presented herein is not necessarily indicative of the financial position as of the end of, or results of operations for, the full year.

                              SIX MONTHS ENDED                                 YEAR ENDED
                                  JUNE 30,                                    DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                            1996(1)      1995(1)      1995(1)      1994(1)     1993(1)(6)    1992(6)        1991
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations
  Data:
  Revenues, net..........  $1,896,306   $1,487,178   $3,362,946   $1,375,304   $1,338,228   $  900,345   $  721,000
  Operating income.......     241,925       93,387      329,791      239,794      264,896      165,106      144,951
  Equity in net losses of
    affiliates...........      60,321       37,906       86,618       40,884       28,872      104,306       83,366
  Loss before
    extraordinary items
    and cumulative effect
    of accounting
    changes..............     (16,744)     (29,922)     (37,849)     (75,325)     (98,871)    (217,935)    (155,572)
  Extraordinary items....      (1,013)                   (6,084)     (11,703)     (17,620)     (52,297)
  Cumulative effect of
    accounting changes...                                                        (742,734)
  Net loss...............     (17,757)     (29,922)     (43,933)     (87,028)    (859,225)    (270,232)    (155,572)
  Loss per share before
    extraordinary items
    and cumulative effect
    of accounting
    changes(2)(3)........        (.07)        (.12)        (.16)        (.32)        (.46)       (1.08)        (.87)
  Extraordinary items per
    share(3).............                                  (.02)        (.05)        (.08)        (.26)
  Cumulative effect of
    accounting changes
    per share(3).........                                                           (3.47)
  Net loss per
    share(3).............        (.07)        (.12)        (.18)        (.37)       (4.01)       (1.34)        (.87)
  Cash dividends declared
    per share(3).........       .0467        .0467        .0933        .0933        .0933        .0933        .0933
Balance Sheet Data (at
  period end):
  Total assets...........   9,623,573    9,007,040    9,580,308    6,762,984    4,948,276    4,271,898    2,793,584
  Working capital
    (deficiency).........     204,008      148,957      531,589      (52,132)     176,569       36,886      381,183
  Long-term debt.........   7,120,289    6,399,579    6,943,766    4,810,541    4,154,830    3,973,514    2,452,912
  Stockholders'
    (deficiency)
    equity...............    (955,277)    (754,105)    (827,651)    (726,789)    (870,531)    (181,641)      19,480
  Book value per
    share(3).............       (4.09)       (3.15)       (3.46)       (3.04)       (3.93)       (0.89)        0.10

                              SIX MONTHS ENDED                                 YEAR ENDED
                                  JUNE 30,                                    DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                            1996(1)      1995(1)      1995(1)      1994(1)     1993(1)(6)    1992(6)        1991
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Supplementary Financial
  Data:
  Operating income before
    depreciation and
    amortization(4)......     566,197      480,430    1,018,843      576,256      606,396      397,153      309,250
  Net cash provided by
    operating
    activities(5)........     289,171      206,839      520,693      368,994      345,892      252,297      176,228

- ---------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Comcast's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 for a discussion of events which affect the comparability of the information reflected in the above summary selected consolidated financial data.

(2) Equivalent to loss per share from continuing operations.

(3) As adjusted for Comcast's three-for-two stock split effective February 2, 1994.

(4) "Operating income before depreciation and amortization" (commonly referred to in Comcast's businesses as "operating cash flow") is presented as a measure of Comcast's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of the telecommunications industry and the significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for evaluating companies in the industry. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of Comcast's performance.

(5) Represents net cash provided by operating activities as presented in Comcast's Consolidated Statement of Cash Flows.

(6) Comparability of the information presented for the years ended December 31, 1993 and 1992 is affected by Comcast's acquisitions of AWACS, Inc., the non-wireline cellular telephone system serving the Philadelphia Metropolitan Statistical Area, from Metromedia Company in March 1992 and Storer Communications, Inc. ("Storer") in December 1992. Prior to December 1992, Comcast had a 50% interest in Storer which was accounted for under the equity method.

     Comcast Unaudited Pro Forma. The following table sets forth summary selected unaudited pro forma condensed consolidated financial data for Comcast as of and for the six month period ended June 30, 1996 and for the year ended December 31, 1995, which are presented to reflect the estimated impact of the Merger on the historical consolidated financial statements of Comcast. The Merger will be accounted for by Comcast using the purchase method. For a description of the purchase method of accounting with respect to the Merger, see "-- Accounting Treatment." The statement of operations data assume that the Merger had been consummated on January 1, 1995 and the balance sheet data assume that the Merger had been consummated on June 30, 1996. The summary selected unaudited pro forma condensed consolidated financial data presented herein have been derived from, and should be read in conjunction with, Comcast's unaudited pro forma condensed consolidated financial statements and other financial information contained in Comcast's Current Report on Form 8-K filed with the SEC on August 21, 1996, and incorporated herein by reference. See "Information Incorporated by Reference." Such financial statements were prepared assuming, among other things, that: (i) certain closing adjustments totaling $17.1 million are made to the Base Consideration, resulting in Aggregate Consideration of $1.5921 billion, (ii) the Collar Price is the minimum of $17.06375 per share,
(iii) certain liabilities of Scripps Cable totaling $360.1 million are not assumed by Comcast (pursuant to the Merger Agreement) and (iv) 75% of the Aggregate Consideration in excess of Scripps Cable's historical asset book values is allocable to deferred charges, principally franchise acquisition costs and subscriber lists, with a weighted average estimated useful life of 12 years, with the remaining 25% allocable to property and equipment, with a weighted average estimated useful life of 10 years. The results presented in Comcast's unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results for the full year nor are they necessarily indicative of the results which actually would have occurred had the Merger, as well as certain other transactions described in related unaudited pro forma financial information, occurred on the dates indicated or which may result in the future.

                                                                 SIX MONTHS ENDED      YEAR ENDED
                                                                     JUNE 30,         DECEMBER 31,
                                                                     1996(1)            1995(1)
                                                                 ----------------     ------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                            SHARE DATA)
Statement of Operations Data:
  Revenues, net................................................    $  2,049,275        $3,772,036
  Operating income.............................................         211,094           269,277
  Equity in net losses of affiliates...........................          60,321            94,383
  Loss before extraordinary items..............................         (39,897)          (95,013)
  Extraordinary items..........................................          (1,013)           (6,084)
  Net loss.....................................................         (40,910)         (101,097)
  Loss per share before extraordinary items(2)(3)..............           (0.12)            (0.29)
  Extraordinary items per share(3).............................                             (0.02)
  Net loss per share(3)........................................           (0.12)            (0.31)
  Dividends declared per share(3)(4)...........................          0.0334            0.0671
Balance Sheet Data (at period end):
  Total assets.................................................      11,861,094
  Working capital..............................................         208,943
  Long-term debt...............................................       7,120,289
  Stockholders' equity.........................................         636,791
  Book value per share.........................................            1.95
Supplementary Financial Data:
  Operating income before depreciation and amortization(5).....         631,296         1,158,314

- ---------------
(1) See "Unaudited Pro Forma Financial Information" and "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" included in Comcast's Current Report on Form 8-K filed with the SEC on August 21, 1996, incorporated by reference herein, for additional discussion of the pro forma adjustments and related assumptions reflected in the above summary selected unaudited pro forma condensed consolidated financial data.

(2) Equivalent to loss per share from continuing operations.

(3) Calculated based on the weighted average number of shares of Comcast Common Stock outstanding, as adjusted for the pro forma effects of the Merger.

(4) Pro forma dividends declared per share has been calculated based on the historical cash dividends declared by Comcast divided by the weighted average number of shares of Comcast Common Stock outstanding, as adjusted for the pro forma effects of the Merger. This amount is not necessarily indicative of the amount of dividends per share that the Comcast Board would have declared had the Merger occurred on January 1, 1995. See "Risk
    Factors -- Risk Factors Related to the Comcast Merger Stock -- Dividend Policy."

(5) "Operating income before depreciation and amortization" (commonly referred to in Comcast's businesses as "operating cash flow") is presented as a measure of Comcast's ability to generate cash to service obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of the telecommunications industry and the significant level of noncash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for evaluating companies in the industry. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of Comcast's performance.

     Scripps Historical. The following table sets forth selected consolidated historical financial data for each of the five years in the period ended December 31, 1995 and for the six month periods ended June 30, 1996 and 1995 for Scripps. Such data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto included in Scripps' Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and the unaudited consolidated financial statements and notes thereto included in Scripps' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996. See "Information Incorporated by Reference." Unless otherwise noted, the data excludes the cable television segment which is reported as a discontinued business operation. Scripps will retain no proceeds from the divestiture of the cable television business.

                                           SIX MONTHS ENDED
                                               JUNE 30,                      YEAR ENDED DECEMBER 31,
                                          ------------------   ----------------------------------------------------
                                           1996     1995(1)    1995(1)    1994(1)    1993(1)    1992(1)    1991(1)
                                          -------   --------   --------   --------   --------   --------   --------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
Summary of Operations
  Operating Revenues:
    Newspapers..........................  $ 325.8   $  312.4   $  640.1   $  599.2   $  548.2   $  504.8   $  485.3
    Broadcast television................    155.9      144.0      295.2      288.2      254.9      247.2      216.4
    Entertainment.......................     49.8       47.8       94.8       73.5       84.7       87.2       91.6
    Total...............................    531.6      504.3    1,030.1      960.9      887.9      839.3      793.3
    Divested operating units(2).........                 0.3        0.3        3.7       57.4      178.1      281.0
         Total operating revenues.......  $ 531.6   $  504.6   $1,030.4   $  964.6   $  945.2   $1,017.4   $1,074.3
  Operating Income (Loss):
    Newspapers..........................  $  61.5   $   64.3   $  125.6   $  119.8   $   76.7   $   88.7   $   70.8
    Broadcast television................     47.5       41.2       86.9       94.5       69.1       61.6       49.6
    Entertainment.......................     (3.8)      (3.4)     (14.5)      (7.1)       3.2        7.7        9.6
    Corporate...........................     (8.9)      (8.9)     (16.8)     (15.5)     (13.6)     (15.0)     (12.7)
    Total...............................     96.3       93.2      181.3      191.7      135.4      143.1      117.3
    Divested operating units(2).........     (0.4)      (1.4)      (0.1)      (0.2)       7.5      (14.6)      33.2
    Unusual items(3)....................     (4.0)                            (7.9)      (0.9)
         Total operating income.........     91.9       91.8      181.2      183.6      142.0      128.5      150.4
  Interest expense......................     (3.6)      (6.2)     (11.2)     (16.3)     (26.4)     (33.8)     (38.4)
  Net gains on divested operating
    units(1)............................                                                 91.9       78.0
  Gain on sale of Garfield
    copyrights(4).......................                                      31.6
  Other unusual credits (charges)(5)....                                     (16.9)       2.5       (3.5)
  Miscellaneous, net....................      0.3        1.2        1.5       (0.9)      (2.4)      (3.6)      (0.5)
  Income taxes(6).......................    (38.3)     (38.1)     (74.5)     (80.4)     (86.4)     (65.1)     (48.4)
  Minority interests....................     (1.5)      (1.8)      (3.3)      (7.8)     (16.2)      (9.1)      (7.2)
Income from continuing operations.......  $  48.8   $   46.9   $   93.6   $   92.8   $  104.9   $   91.4   $   55.9
Share Data
  Income from continuing operations
    excluding unusual items and net
    gains...............................  $   .61   $    .59   $   1.17   $   1.25   $    .72   $    .80   $    .75
  Unusual items and net
    gains(1,3,4,5,6)....................      .03                             (.04)       .68        .42
  Income from continuing operations.....  $   .64   $    .59   $   1.17   $   1.22   $   1.41   $   1.22   $    .75
  Dividends.............................  $   .26   $    .24   $    .50   $    .44   $    .44   $    .40   $    .40
Other Financial Data
  EBITDA(8) -- excluding divested
    operating units(2) and unusual
    items(3):
    Newspapers..........................  $  80.0   $   82.3   $  162.1   $  154.9   $  114.1   $  122.8   $  100.8
    Broadcast television................     61.1       53.8      113.0      115.8       89.5       81.6       65.9
    Entertainment.......................     (2.0)      (2.0)     (11.3)      (5.3)       4.2        8.5       10.4
    Corporate...........................     (8.3)      (8.4)     (15.9)     (14.8)     (13.0)     (13.4)     (11.7)
    Total...............................    130.8      125.7      247.9      250.6      194.7      199.6      165.5

                                           SIX MONTHS ENDED
                                               JUNE 30,                      YEAR ENDED DECEMBER 31,
                                          ------------------   ----------------------------------------------------
                                           1996     1995(1)    1995(1)    1994(1)    1993(1)    1992(1)    1991(1)
                                          --------  --------   --------   --------   --------   --------   --------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
  Depreciation and amortization of
    intangible assets...................     34.5       32.5       66.6       58.9       60.8       64.3       56.2
  Net cash provided by continuing
    operations..........................     84.8       19.0      113.8      170.2      142.0      127.0      135.9
  Investing activity:
    Capital expenditures................    (36.8)     (30.8)     (57.3)     (54.0)     (36.8)     (86.9)    (114.2)
    Other (investing)/divesting
      activity, net.....................     21.0       (1.0)     (30.9)      18.9      105.4       21.9     (127.9)
Balance Sheet Data: (at end of period)
  Total assets..........................  1,410.2    1,280.5    1,349.7    1,286.7    1,255.1    1,286.6    1,296.3
  Long-term debt (including current
    portion)(7).........................    163.9      110.5       80.9      110.4      247.9      441.9      491.8
  Stockholders' equity(7)...............  1,253.2    1,137.1    1,191.4    1,083.5      859.6      733.1      676.6
  Long-term debt % of total
    capitalization(7)...................       12%         9%         6%         9%        22%        38%        42%

- ---------------
Note: Certain amounts may not foot as each is rounded independently.

(1) In the periods presented Scripps acquired and divested the following:

     Acquisitions
       1996 -- Daily newspaper in Vero Beach, Florida.
       1994 -- The remaining 13.9% minority interest in Broadcasting in exchange for 4,952,659 shares of Scripps Class A Common Stock. Cinetel Productions (an independent producer of programs for cable television).
       1993 -- Remaining 2.7% minority interest in the Knoxville News-Sentinel.
               5.7% of the outstanding shares of Broadcasting.
       1992 -- Three daily newspapers in California (including The Monterey
               County Herald in connection with the sale of The Pittsburgh
               Press).
       1991 -- Baltimore television station WMAR.

     Divestitures
       1996 -- Equity interest in The Television Food Network, a cable programming network. No material gain or loss was realized as proceeds approximated the net book value of assets sold.
       1995 -- Watsonville, California, daily newspaper. No material gain or loss was realized as proceeds approximated the net book value of assets sold.
       1993 -- Book publishing; newspapers in Tulare, California, and San Juan;
               Memphis television station; radio stations. The divestures resulted in net pre-tax gains of $91.9 million, increasing income from continuing operations $46.8 million, $.63 per share.
       1992 -- The Pittsburgh Press; TV Data; certain other investments. The divestitures resulted in net pre-tax gains of $78.0 million, increasing income from continuing operations $45.6 million, $.61 per share.
       1991 -- George R. Hall Company (contracting firm specializing in the installation, relocation and refurbishing of newspaper presses). No gain or loss was realized as proceeds equalled the net book value of assets sold.

(2) Noncable television operating units sold prior to June 30, 1996.

(3) Total operating income included the following unusual items:
       1996 -- $4.0 million accrual for Scripps' share of costs associated with restructuring portions of the distribution system of the Cincinnati JOA. The accrual reduced income from continuing operations $2.6 million, $.03 per share.
       1994 -- $7.9 million loss on program rights expected to be sold as a result of changes in television network affiliations. The loss reduced income from continuing operations $4.9 million, $.07 per share.

       1993 -- Change in estimate of disputed music license fees increased operating income $4.3 million; gain on the sale of certain publishing equipment increased operating income $1.1 million; a charge for workforce reductions at (1) Scripps' Denver newspaper and (2) the newspaper feature distribution and the licensing operations of United Media decreased operating income $6.3 million. The planned workforce reductions were fully implemented in 1994. These items totaled $0.9 million and reduced income from continuing operations $0.6 million, $.01 per share.
       1992 -- Operating losses of $32.7 million during the Pittsburgh strike
               (reported in divested operating units) reduced income from continuing operations $20.2 million; $.27 per share.

(4) In 1994 Scripps sold its Garfield and U.S. Acres copyrights. The sale resulted in a pre-tax gain of $31.6 million; $17.4 million after-tax, $.23 per share.

(5) Net gains and unusual credits (charges) included the following:
       1994 -- An estimated $2.8 million loss on sale of real estate associated with changes in television network affiliations; $8.0 million special contribution to a charitable foundation; $6.1 million accrual for lawsuits associated with a divested operating unit. These items totaled $16.9 million and reduced income from continuing operations $9.8 million, $.13 per share.
       1993 -- A $2.5 million fee received in connection with transfer in ownership of the Ogden, Utah, newspaper. Income from continuing operations was increased $1.6 million, $.02 per share.
       1992 -- Write-downs of real estate and investments totaling $3.5 million.
               Income from continuing operations was reduced $2.3 million, $.03 per share.

(6) The provision for income taxes is affected by the following unusual items:
       1994 -- Change in estimated tax liability for prior years increased the tax provision, reducing income from continuing operations $5.3 million, $.07 per share.
       1993 -- Change in estimated tax liability for prior years decreased the tax provision, increasing income from continuing operations $5.4 million, $.07 per share; effect of the increase in the federal income tax rate to 35% from 34% on the beginning of the year deferred tax liabilities increased the tax provision, reducing income from continuing operations $2.3 million, $.03 per share.
       1992 -- Change in estimated tax liability for prior years decreased the tax provision, increasing income from continuing operations $8.4 million, $.11 per share.

(7) Includes effects of discontinued cable television operations.

(8) Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is included in the Scripps Historical Summary Consolidated Financial Data because:

          (a) Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods. However, management's belief that EBITDA is a more useful measure of year-over-year performance is not shared by the accounting profession.

          (b) Banks and other lenders use EBITDA to determine Scripps' borrowing capacity.

          (c) Financial analysts use EBITDA to value communications media companies.

          (d) Acquisitions of communications media businesses are based on multiples of EBITDA.

     EBITDA should not, however, be construed as an alternative measure of the amount of Scripps' income or cash flows from operating activities as EBITDA excludes significant costs of doing business.

     Scripps Cable Historical. The following year-end selected combined historical financial data are derived from, and should be read in conjunction with, the combined financial statements of Scripps Cable contained in the fifth amendment to Scripps' Current Report on Form 8-K filed with the SEC on July 18, 1996, incorporated herein by reference. Selected financial data as of and for the six month periods ended June 30,

1996 and 1995 are derived from, and should be read in conjunction with, the combined unaudited financial statements of Scripps Cable contained in the sixth amendment to Scripps' Current Report on Form 8-K filed with the SEC on August 14, 1996. See "Information Incorporated by Reference." The summary of operations and other financial data for the years ended December 31, 1995, 1994, 1993 and 1992 and the balance sheet data as of December 31, 1995, 1994 and 1993 have been derived from the audited combined financial statements of Scripps Cable. The data for the remaining periods presented below are derived from the unaudited combined financial statements of Scripps Cable, which, in the opinion of Scripps' management, include all adjustments necessary for a fair presentation of financial position and results of operations for such periods.

                                           SIX MONTHS
                                              ENDED                        YEAR ENDED
                                            JUNE 30,                      DECEMBER 31,
                                         ---------------   ------------------------------------------
                                         1996(1)  1995(1)  1995(1)  1994(1)  1993(1)  1992(1)  1991(1)
                                         ------   ------   ------   ------   ------   ------   ------
                                                                (IN MILLIONS)
Summary of Operations
  Operating revenues...................  $153.4   $136.7   $279.5   $255.4   $251.8   $238.1   $218.2
  Operating income
     Operating income excluding unusual
       items...........................  $ 37.2   $ 28.3   $ 64.0   $ 42.8   $ 45.2   $ 43.7   $ 35.7
     Accrual for certain lawsuits(2)...                      (1.4)    (6.5)
     Special rebates to
       subscribers(3)..................                               (3.0)
     Settlement of antitrust and unfair
       trade practices litigation(4)...                                                         (12.0)
          Total operating income.......    37.2     28.3     62.6     33.3     45.2     43.7     23.7
  Interest expense.....................   (17.4)   (17.5)   (35.3)   (33.8)   (29.8)   (30.9)   (34.0)
  Gain on sale of cable system(1)......                       1.5
  Miscellaneous, net...................    (0.1)     0.8      0.8     (3.0)    (2.4)    (2.4)    (1.8)
  Income taxes(5)......................    (7.9)    (4.3)   (11.9)    10.6     (8.3)   (14.9)    (0.6)
  Net income (loss)....................  $ 11.8   $  7.5   $ 17.7   $  7.1   $  4.7   $ (4.5)  $(12.7)
Other Financial Data
  EBITDA(6) -- excluding unusual
     items(2,3,4)......................  $ 65.1   $ 56.2   $118.1   $100.1   $105.3   $101.3   $ 91.6
  EBITDA as a percentage of operating
     revenues..........................    42.4%    41.1%    42.2%    39.2%    41.8%    42.5%    42.0%
  Depreciation and amortization........    27.9     27.9     54.1     57.3     60.0     57.6     55.9
  Net cash flow from operating
     activities........................    34.3     40.0     72.0     56.7     65.4     51.4     50.1
  Investing activity:
     Capital expenditures..............   (31.4)   (18.8)   (47.5)   (41.6)   (67.0)   (58.3)   (36.8)
     Other (investing)/divesting
       activity, net...................   (62.0)     0.1      2.6    (24.6)    (3.8)    (3.0)    (4.6)
Balance Sheet Data (at end of
  period)(6)
  Total assets.........................   488.7    419.5    422.6    438.4    430.1    419.9    420.7
  Advances from parent company.........   347.5    315.7    312.7    336.3    325.0    318.3    310.7
  Stockholders' deficiency.............    (3.2)   (25.2)   (15.0)   (32.6)   (39.7)   (44.4)   (40.0)

- ---------------

(1) Scripps Cable acquired several cable television systems adjacent to existing service areas in the periods presented. In 1995 Scripps Cable sold its Barbourville, KY system. The acquisitions and the Barbourville sale had no significant impact on operating revenues or operating income.

(2) In 1994 Scripps Cable accrued $6.5 million as an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. The accrual reduced 1994 net income $4.0 million. In 1995 Scripps Cable accrued an additional $1.4 million based upon a reassessment of the probable costs of these and additional employment-related lawsuits. The additional accrual reduced 1995 net income $0.9 million.

(3) In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $3.0 million and reduced net income $1.7 million.

(4) In 1991 Scripps Cable settled a lawsuit alleging violations of antitrust and unfair trade practice laws. The settlement and related legal fees totaled $12.0 million and reduced net income $7.9 million.

(5) In 1992 management changed its estimate of a tax deduction related to the redemption of a partnership interest in certain of Scripps Cable's cable television systems. The resulting change in the liability for prior year income taxes decreased 1992 net income by $8.4 million. In the fourth quarter of 1994 the Internal Revenue Service proposed adjustments relating to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liability for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income by $11.8 million.

(6) EBITDA is included in the Scripps Cable Historical Summary Combined Financial Data because:

     (a) Changes in depreciation and amortization are often unrelated to current performance. Scripps management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods. However, management's belief that EBITDA is a more useful measure of year-over-year performance is not shared by the accounting profession.

     (b) Financial analysts use EBITDA to value cable television businesses.

     (c) Acquisitions of cable television businesses are based on multiples of EBITDA.

     EBITDA should not, however, be construed as an alternative measure of the amount of Scripps Cable's income or cash flows from operating activities as EBITDA excludes significant costs of doing business.

(7) Long-term debt is not material and therefore is not presented.

                                  RISK FACTORS

     In considering whether to vote in favor of the Comcast Proposal and the Scripps Proposals, holders of Comcast Class A Common Stock and Comcast Class B Common Stock, and holders of Scripps Common Voting Stock and Scripps Class A Common Stock, respectively, should consider the following matters.

RISK FACTORS RELATED TO THE COMCAST MERGER STOCK

     Recent and Anticipated Losses; Stockholders' Deficiency. In recent years, Comcast has experienced significant growth both through strategic acquisitions and growth in its existing businesses. The effects of these acquisitions have been to increase significantly Comcast's revenues and expenses, resulting in substantial increases in operating income before depreciation and amortization, depreciation and amortization expense and net interest expense. As a result of the increases in depreciation and amortization expense and interest expense associated with these acquisitions and their financing, it is expected that Comcast will recognize significant losses for the foreseeable future. Losses before extraordinary items and the cumulative effect of accounting changes in 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 were $98.9 million, $75.3 million, $37.8 million, $29.9 million and $16.7 million, respectively. Principally as a result of these losses and the effects of extraordinary items and the cumulative effect of accounting changes, Comcast had a stockholders' deficiency at June 30, 1996 of $955.3 million. It is anticipated that this stockholders' deficiency will increase through the Effective Time. It is not expected that the stockholders' deficiency will significantly affect the way Comcast does business or its ability to obtain financing. Following the Merger, it is anticipated that Comcast will have stockholders' equity. On a pro forma basis for the Merger, at June 30, 1996, Comcast had stockholders' equity of $636.8 million. See "Summary -- Summary Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial Information -- Comcast Unaudited Pro Forma."

     Comcast realized operating income before depreciation and amortization of $606.4 million, $576.3 million, $1.019 billion, $480.4 million and $566.2 million for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively. Operating income before depreciation and amortization is commonly referred to in Comcast's businesses as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of Comcast's businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for evaluating Comcast's businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of Comcast's performance. As a result of Comcast's operating income before depreciation and amortization, its existing cash balances, lines of credit and other financing resources, Comcast believes that it will meet its current and long-term liquidity and capital requirements, including fixed charges.

     Factors Affecting Future Operations. The cable television and cellular telephone communications industries, as well as Comcast's electronic retailing operations, may be affected by, among other things: (i) changes in government law and regulation; (ii) changes in the competitive environment; (iii) changes in technology; (iv) franchise related matters; (v) market conditions that may adversely affect the availability of debt and equity financing; and (vi) general economic conditions.

     The cable television and cellular telephone industries are subject to extensive regulation on the federal, state and local levels. No assurance can be given as to what future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the cable television or cellular telephone industries in general or on Comcast in particular. See "Recent Regulatory Developments."

     The cable television and cellular telephone industries are highly competitive and subject to technological change. It is not possible to predict the effects of such competition or such technological change on these industries in general or on Comcast in particular.

     Cable television companies operate under franchises granted by local authorities that are subject to renewal and renegotiation from time to time. No assurance can be given as to future franchise renewals.

     Possible Volatility of Stock Price; Dilution. No prediction can be made as to the effect, if any, that future market sales of Comcast Common Stock or the availability of such stock for sale will have on the prevailing market price of the Comcast Common Stock following the Merger. The Scripps Trust has agreed to maintain ownership of such number of the shares of Comcast stock as equals approximately 50% of the total consideration issued in the Merger (including all shares of Comcast Merger Stock, any payments to dissenting stockholders and payments of cash in lieu of fractional shares) until at least the first anniversary of the Effective Time. Comcast has agreed to provide the Scripps Trust with certain registration rights if the Scripps Trust should wish to register shares of Comcast Merger Stock for sale under the Securities Act. Sales of a significant amount of Comcast Special Common Stock by the Scripps Trust could adversely affect the market price of such stock.

     The Comcast Board of Directors has authorized the Repurchase Program, pursuant to which Comcast may repurchase up to $500 million of Comcast Special Common Stock and Comcast Class A Common Stock from time to time, in the open market or in private transactions, subject to market conditions. The Repurchase Program is intended to decrease the level of dilution to Comcast stockholders that will arise as a result of the Merger. Comcast has agreed not to repurchase its securities during the Random Trading Days and to terminate the Repurchase Program no later than six months after the Closing Date. Such repurchases may affect the market price of the Comcast Special Common Stock. For information regarding transactions effected pursuant to the Repurchase Program to date, see "The Merger Agreement -- Certain Covenants -- Market Repurchase Program."

     As a result of the Merger the existing holders of Comcast Common Stock will incur dilution in their ownership of Comcast.

     Effect of Equity Adjustment Mechanism on Consideration Received in the Merger. The manner in which the number of shares that comprise the Comcast Merger Stock is calculated will directly affect the value of the Merger Consideration provided to the Scripps stockholders. The manner in which such number is calculated is described under "The Merger Agreement -- General Provisions -- Share Exchange."

     Because the Average Closing Price is calculated based on the average closing price of the Comcast Special Common Stock for 15 trading days selected by lot from a 40-trading-day period, the Average Closing Price may be materially different than the price at which Comcast Special Common Stock is trading at the time of the Merger. In addition, there can be no assurance that the Average Closing Price will be between the minimum Collar Price of $17.06375 and the maximum Collar Price of $23.08625. The closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share.

     If the Merger were consummated on the date hereof, assuming that the closing adjustments to the Base Consideration resulted in a $17.1 million increase in the purchase price, the number of shares of Comcast Special Common Stock comprising the Comcast Merger Stock would be as follows: (i) assuming a Collar Price at the minimum of $17.06375, approximately 93.3 million shares representing 32.9% of the outstanding Comcast Special Common Stock on the Comcast Record Date and 28.6% of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger and (ii) assuming a Collar Price at the maximum of $23.08625, approximately 69.0 million shares representing 26.6% of the outstanding Comcast Special Common Stock on the Comcast Record Date and 22.8% of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger.

     If the Average Closing Price is less than $17.06375, Scripps has the right, but not the obligation, to terminate the Merger Agreement subject to the right of Comcast to elect to increase the number of shares of Comcast Special Common Stock to be delivered (i) to the number that would have been delivered if the Collar Price were equal to the Average Closing Price (in such case, the Top-up Share Number would be the Maximum Top-up Share Number calculated in accordance with the formula described herein at page 66) or (ii) by such lower number as Scripps and Comcast may agree.

     Assuming that the Merger was consummated on the date hereof, that the Aggregate Consideration was $1.5921 billion, that the minimum Collar Price of $17.06375 was used to calculate the number of shares of Comcast Special Common Stock to be delivered in the Merger, that no additional shares of Comcast Special Common Stock were delivered in the Merger, and that the Comcast Special Common Stock had a market value of $15.875 per share (the closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996), the aggregate market value of the shares of Comcast Special Common Stock delivered to Scripps stockholders in the Merger (93.3 million shares) would be $1.4812 billion and the market value of the shares of Comcast Special Common Stock delivered per share of Scripps Common Stock (1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock) would be $18.40 per share.

     The Scripps Board is recommending that holders of Scripps Common Voting Stock approve and adopt the Merger Agreement and that holders of Scripps Common Voting Stock and Scripps Class A Common Stock approve and adopt the Scripps Charter Amendment and thereby provide the Scripps Board with the ability to exercise its discretion, consistent with its fiduciary duties, to (i) proceed with the Merger Agreement if the Average Closing Price is less than $17.06375,
(ii) terminate the Merger Agreement if the Average Closing Price is less than $17.06375 (subject to Comcast's "top-up" right described above), or (iii) agree with Comcast on a lower number of additional shares to be delivered by Comcast as described above if the Average Closing Price is less than $17.06375. The granting of such discretion to the Scripps Board pursuant to the Merger Agreement is permitted under Delaware law. The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

     If (i) the Comcast shareholders approve the Comcast Proposal, (ii) the Average Closing Price is below the minimum Collar Price of $17.06375 and (iii) Scripps exercises its right to terminate the Merger Agreement, Comcast will have discretion to increase the number of shares of Comcast Special Common Stock to be delivered up to the number of shares that would have been delivered if the Collar Price were equal to the Average Closing Price. However, Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its rights to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock.

     The closing price of the Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share, which is below the minimum Collar Price of $17.06375. Scripps may elect not to terminate the Merger Agreement even if the Average Closing Price falls below the minimum Collar Price of $17.06375 per share. The Scripps Board has not determined whether or under what circumstances it would elect to terminate the Merger Agreement if the Average Closing Price is below $17.06375 per share. In making any such determination, the Scripps Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether it believes Comcast is prepared to increase the per share merger consideration, the market for cable television industry stocks in general, the relative market value of the Comcast Special Common Stock, and the advice of Scripps' financial advisors and legal counsel. Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its right to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock. By approving the Merger Agreement, the holders of Scripps Common Voting Stock will be permitting the Scripps Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the Average Closing Price of the Comcast Special Common Stock falls below $17.06375 per share and no additional shares of Comcast Special Common Stock are delivered. Under such circumstances, the Scripps stockholders would receive total consideration valued (based on the Average Closing Price) at less than the Aggregate Consideration. The Scripps Board will not proceed with the Merger if the Average Closing Price of the Comcast Special Common Stock is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from its financial advisor as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the

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

Maximum Top-Up Share Number of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons.

     If the Average Closing Price is above $23.08625, Comcast is required to issue that number of shares equal to the quotient obtained by dividing the Aggregate Consideration by $23.08625. In such event, the Scripps stockholders will receive total consideration valued at more than the Aggregate Consideration.

     Absence of Voting Rights; Principal and Significant Shareholders. Except in certain limited circumstances, the holders of Comcast Special Common Stock are not entitled to vote, while the Comcast Class A Common Stock entitles its holders to one vote per share and the Comcast Class B Common Stock entitles its holders to 15 votes per share. Sural is the sole owner of all of the outstanding shares of Comcast Class B Common Stock (8,786,250 shares outstanding as of the Comcast Record Date). As of such date, Sural also owned 1,845,037 shares of Comcast Class A Common Stock and 5,315,772 shares of Comcast Special Common Stock. Based upon the number of shares of Comcast Class A Common Stock and Comcast Class B Common Stock outstanding as of the Comcast Record Date, Sural is entitled to cast approximately 81% of the votes which all shareholders are entitled to cast. Ralph J. Roberts, the Chairman of the Board of Directors of Comcast, controls Sural and, in addition, as of the Comcast Record Date, was the beneficial owner of 832,825 shares of the Comcast Special Common Stock and 319,070 shares of Comcast Class A Common Stock, excluding shares issuable upon the exercise of options. In addition, as of such date, Mr. Roberts also held options to purchase 658,125 shares of Comcast Class B Common Stock and 5,180,559 shares of Comcast Special Common Stock. Mr. Roberts' ownership, directly and through Sural, allows Mr. Roberts to control substantially all actions to be taken by the Comcast stockholders, including the election of directors to the Comcast Board of Directors. This voting control may have the effect of discouraging offers to acquire Comcast because the consummation of any such acquisition would effectively require the consent of Mr. Roberts and may preclude holders of Comcast Common Stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of Comcast.

     Upon consummation of the Merger, the Scripps Trust will beneficially own approximately 47.9 million shares of the Comcast Special Common Stock (assuming an Average Closing Price of $20.075 and assuming that the Aggregate Consideration is $1.5921 billion), or 56.4 million shares thereof (assuming the minimum Collar Price of $17.06375 is used to calculate the amount of Comcast Merger Stock), representing approximately 17.8% or 19.9%, respectively, of the outstanding shares of such class on the Comcast Record Date, and approximately 15.3% or 17.3%, respectively, of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger.

     Anti-Takeover Effects of Certain Provisions of the Comcast Articles and Comcast By-Laws. Certain provisions of the Comcast Articles and the Comcast By-Laws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of Comcast and could make it more difficult to consummate certain types of transactions involving an actual or potential change of control in Comcast, such as a merger, tender offer or proxy contest. The most significant of these is the disparate voting rights of the Comcast Common Stock described above. Additionally, shares of Comcast Preferred Stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Comcast Board of Directors may determine. See "Comparison of Rights of Holders of Comcast Special Common Stock and Holders of Scripps Common Stock."

     Risks Associated With International Investments. Comcast has made, and intends to continue to consider making, investments in companies located outside the United States. Such investments are subject to risks and uncertainties relating to the economic, social and political climate of those countries. Risks specifically related to foreign investments may include risks of fluctuation in currency valuation, expropriation, confiscatory taxation and nationalization, increased regulation and approval requirements and governmental regulation limiting returns to foreign investors.

     Dividend Policy. Comcast began paying quarterly dividends on its Class A Common Stock in 1977. Since 1978, Comcast has paid equal dividends on both the Comcast Class A Common Stock and the Comcast

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

Class B Common Stock. Since December 1986, when the Comcast Special Common Stock was issued, Comcast has paid equal per share dividends on shares of all classes of its common stock.

     It is the intention of the Comcast Board of Directors to continue to pay regular quarterly cash dividends on all classes of its common stock. The declaration and payment of future dividends on the Comcast Common Stock and on any preferred stock subsequently issued and their amounts depend upon the results of operations, financial condition and capital needs of Comcast, contractual restrictions on Comcast and its subsidiaries and other factors. Comcast is, and after the Merger will be, a holding company and its ability to pay cash dividends will be dependent on its ability to receive cash dividends, advances and other payments from its subsidiaries. Certain agreements to which certain of Comcast's subsidiaries are a party contain restricted payment provisions that limit the amount of cash dividends, advances and other payments that those companies may pay to Comcast.

RISK FACTORS ASSOCIATED WITH THE SPIN-OFF AND THE MERGER

     Consummation of the Spin-Off, the Merger and related transactions (collectively, the "Transactions") is conditioned upon (i) the ruling from the Service as to certain of the federal income tax consequences of the Transactions not being withdrawn and (ii) the receipt of an opinion of counsel to Scripps as to certain of the federal tax consequences of the Transactions. See "Certain Federal Income Tax Considerations." Scripps may elect not to terminate the Merger Agreement even if the Average Closing Price falls below $17.06375 per share. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Scripps Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether it believes Comcast is prepared to increase the per share merger consideration, the market for cable television industry stocks in general, the relative market value of the Comcast Special Common Stock, and the advice of Scripps' financial advisors, Merrill Lynch, and legal counsel. By approving the Merger Agreement, the holders of Scripps Common Voting Stock will be permitting the Scripps Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the Average Closing Price of the Comcast Special Common Stock falls below $17.06375 per share and the per share consideration is not increased or is increased by an amount less than the amount which would have been paid if no collar arrangements were applicable. The Merrill Lynch Opinion, in stating that the Merger Consideration was fair to the stockholders of Scripps from a financial point of view, was based, among other things, on market conditions at the time and does not specifically address the fairness of consideration to be paid in the Merger in a transaction wherein the Average Closing Price of Comcast Special Common Stock is less than the minimum Collar Price of $17.06375. The Scripps Board will not proceed with the Merger if the Average Closing Price is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from Merrill Lynch as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the Maximum Top-Up Share Number of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons.

RISK FACTORS RELATED TO THE NEW SCRIPPS COMMON STOCK

     Control of New Scripps. Following consummation of the Spin-Off and the Merger, the Scripps Trust will own approximately 82% of the outstanding New Scripps Common Voting Shares and approximately 54% of the outstanding New Scripps Class A Common Shares. Holders of New Scripps Class A Common Shares will be entitled to elect the greater of three or one-third of the directors of New Scripps, but will not be entitled to vote on any other matters except as required by Ohio Law. Holders of New Scripps Common Voting Shares will be entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. As long as the Scripps Trust holds a majority of the outstanding shares of both classes of New Scripps Common Shares, it will be able to elect all of the directors of New Scripps. As long as the Scripps

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

Trust owns a majority of the New Scripps Common Voting Shares, it will be able to elect two-thirds of the directors of New Scripps and, under most circumstances, amend the New Scripps Articles and effect a merger, sale of assets or other fundamental corporate transaction without the approval of any other shareholders of New Scripps, and will be able to defeat any unsolicited attempt to acquire control of New Scripps. Such a concentration of voting power and the limited voting rights of holders of New Scripps Class A Common Shares may have the effect of precluding holders of shares in New Scripps from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of New Scripps. See "Description of New Scripps Capital Stock." Under the agreement establishing the Scripps Trust, the Scripps Trust must retain voting stock sufficient to ensure control of New Scripps until the final distribution of the Scripps Trust estate unless earlier dispositions are necessary for the purpose of preventing loss or damage to the Scripps Trust estate.

     Anti-Takeover Effect of Certain Provisions of the New Scripps
Articles. Certain provisions of the New Scripps Articles could have the effect of making it more difficult for a third party to acquire a majority of the outstanding capital stock of New Scripps. These provisions include the disparate voting rights of New Scripps
Class A Common Shares and New Scripps Common Voting Shares. See "Description of New Scripps Capital Stock."

     No Prior Public Market for New Scripps Common Shares. Prior to the consummation of the Spin-Off and the Merger, there will not have been any trading market for the New Scripps Class A Common Shares or the New Scripps Common Voting Shares. The New Scripps Class A Common Shares to be distributed to the stockholders of Scripps pursuant to the Distribution have been approved for listing on the NYSE. Scripps expects the New Scripps Class A Common Shares to trade on the NYSE under the symbol "SSP." The New Scripps Common Voting Shares to be distributed to stockholders of Scripps in the Spin-Off will not be listed on any national securities exchange or quoted on any automated quotation system. There can be no assurance as to the prices at which trading in the New Scripps Class A Common Shares will occur after the completion of the Transactions. Prices for such shares will be determined in the marketplace and may be influenced by many factors, including the operating performance of New Scripps, the depth and liquidity of the market for such shares and investor perception of such shares.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Treatment of Outstanding Stock Options and Restricted Stock. In connection with the Spin-Off, New Scripps will assume the 1987 Long-Term Incentive Plan (the "Incentive Plan") and the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan," and together with the Incentive Plan, the "Scripps Stock Plans"). In addition, as of the Effective Time, each stock option outstanding under the Scripps Stock Plans that is not exercised prior to the Effective Time will be assumed by New Scripps (the "Assumed Options"). The vesting schedule of Assumed Options will not be affected by the Spin-Off and the Merger. All references in the Assumed Options to Scripps and Scripps Class A Common Stock will be deemed to refer to New Scripps and New Scripps Class A Common Shares, respectively, as of the Effective Time.

     Pursuant to the adjustment provisions of the Scripps Stock Plans, the aggregate number and class of shares that may be issued under such plans and the number, class and price of shares subject to the Assumed Options will be adjusted, as deemed appropriate in the discretion of the compensation committee of the New Scripps Board (the "Compensation Committee"), to prevent the dilution or enlargement of rights of any participant under the Scripps Stock Plans as a result of the assumption thereof by New Scripps.

     In connection with the Spin-Off, New Scripps will assume each restricted stock award that is subject to vesting conditions under the Incentive Plan (the "Assumed Awards"). All references in the Assumed Awards to Scripps and Scripps Class A Common Stock will be deemed to refer to New Scripps and New Scripps Class A Common Shares, respectively, as of the Effective Time. The vesting schedule of Assumed Awards will not be affected by the Spin-Off and the Merger. Pursuant to certain provisions of the Incentive Plan, participants will be entitled to adjustments in the number of shares of restricted stock subject to such awards in order to make such awards comparable, given the structure and size of New Scripps, to the currently outstanding awards.

     Approval of the Merger by the holders of Common Voting Stock of Scripps will constitute approval of New Scripps' assumption of the Incentive Plan and the Directors Plan and the options and restricted stock awards outstanding under the Incentive Plan and the options outstanding under the Directors Plan for purposes of the stockholder approval requirements of Rule 16b-3 under the Exchange Act.

     Treatment of Scripps Retirement Plans. Prior to the Merger, New Scripps will assume all retirement and other benefit plans maintained by Scripps (collectively, the "Scripps Retirement and Benefit Plans"). Participants in the Scripps Retirement and Benefit Plans who remain employees of New Scripps will continue as participants following the Spin-Off and the Merger, and their service and salary, if applicable, with Scripps prior to the Effective Time will be counted in determining eligibility, benefits and vesting under the Scripps Retirement and Benefit Plans as assumed by New Scripps.

     Interests of Certain Scripps Directors. Three members of the Scripps Board of Directors are the trustees of the Scripps Trust (the "Trustees"). Two of the Trustees are beneficiaries of the Scripps Trust.

CERTAIN LITIGATION

     Scripps Stockholders' Litigation. On October 30, 1995, three purported class actions on behalf of Scripps stockholders were filed in the Court of Chancery, New Castle County, State of Delaware with respect to the proposed transactions: Steven J. Gutter v. Daniel J. Meyer, et al., Case No. 14650; David Shaev v. Lawrence A. Leser, et al., Case No. 14653 and Jack Shanfield v. Lawrence A. Leser, et al., Case No. 14655. These actions are expected to be consolidated and are collectively referred to herein as the "Scripps Stockholders' Litigation."

     The Scripps Stockholders' Litigation challenges the terms of the proposed transactions by Scripps and names as defendants Scripps and its directors. The Scripps Stockholders' Litigation alleges that the defendants breached their fiduciary duties to the stockholders of Scripps with respect to the proposed transactions because they failed to obtain the best price for the disposition of the cable assets and have failed to maximize stockholder value. The Scripps Stockholders' Litigation further claims, among other things, that the defendants breached their fiduciary duties to the Scripps stockholders by entering into the transactions to benefit the Scripps Trust and Scripps family members contrary to the best interests of the other stockholders of Scripps.

     The Scripps Stockholders' Litigation seeks to have the Merger enjoined or, if the Merger is consummated, to have it rescinded and to recover unspecified amounts of damages, fees and expenses. In addition, the actions seek an order to have a Scripps stockholders' committee consisting of class members to participate in the review of any transaction relating to the disposition of the Scripps Cable Business.

     Scripps and the other defendants named in the Scripps Stockholders' Litigation deny the material allegations asserted against them. It is their intention to defend vigorously the Scripps Stockholders' Litigation. Scripps believes that the defendants have fulfilled their fiduciary duties under Delaware law and that the Merger is in the best interests of all stockholders of Scripps and has not been entered into solely for the benefit of the Scripps Trust and Scripps family members as alleged. Thus, Scripps believes that the Scripps Stockholders' Litigation is without merit and will not have a material adverse effect on the financial condition or results of operations of Scripps.

     River City Litigation. On January 3, 1996, River City Cablevision, Inc. ("River City") commenced an action in California Superior Court, Sacramento County, against Scripps Howard Cable Company of Sacramento ("Scripps Howard Sacramento") relating to the partnership that operates the Scripps Cable television system in Sacramento. River City is the minority partner and Scripps Howard Sacramento is the majority partner of the partnership. In the complaint, River City alleges breach of fiduciary duty, breach of contract and other claims based upon the contention that Scripps Howard Sacramento improperly misappropriated more than $100 million from the partnership through unauthorized or improper loans, interest payments and management fees. Scripps believes that this action is without merit because Scripps Howard Sacramento fulfilled its fiduciary duties, did not breach the partnership agreement, and did not misappropriate any funds from the partnership. Thus, Scripps intends to contest this action vigorously and does not believe that this action will have a material adverse effect on Scripps' financial condition or results of operations.

CABLE NET LIABILITIES AND CAPITAL EXPENDITURE ADJUSTMENTS

     Following the Effective Time, either Comcast or New Scripps may have to pay to the other certain amounts as a result of the cable net liabilities and capital expenditure adjustments described under "Summary--Cable Net Liabilities and Capital Expenditure Adjustments." If the Capital Expenditure Amount exceeds the Estimated Capital Expenditure Amount, then Comcast will pay to New Scripps the amount of such excess, and if the Estimated Capital Expenditure Amount exceeds the Capital Expenditure Amount, New Scripps will pay to Comcast the amount of such excess. If the Cable Net Liabilities Amount exceeds the Estimated Cable Net Liabilities Amount, then New Scripps will pay to Comcast the amount of such excess, and if the Estimated Cable Net Liabilities Amount exceeds the Cable Net Liabilities Amount, Comcast will pay to New Scripps the amount of such excess. Any such payments will include interest from the Closing to the date of payment at the prime rate charged by Citibank, N.A. in New York City, will be made in immediately available funds and will be made on an after-tax basis. Although neither Scripps nor Comcast expects any such payments to be material, there can be no assurance in that regard.

RULE 145 RESTRICTIONS

     The shares of Comcast Special Common Stock that will be issued pursuant to the Merger are registered securities. Following the Merger, persons who are not affiliates of Scripps will be able to sell Comcast Merger Stock in the public market. Under Rule 145 of the SEC's rules and regulations, for two years after the Effective Time (subject to restrictions on the Scripps Trust under the Registration Rights Agreement), persons that were affiliates of Scripps prior to the Merger (and are not affiliates of Comcast after the Merger) may sell Comcast Merger Stock subject to certain volume limitations, manner of sale provisions, notification requirements and requirements as to current public information concerning Comcast set forth in Rule 144 of the SEC's rules and regulations. During the period between the second and third years after the Effective Time, such persons are subject only to the Rule 144 requirement as to current public information regarding Comcast. After three years, such persons may sell their shares of Comcast Merger Stock without compliance with Rules 145 and 144. Assuming that the Average Closing Price is $20.075 and the Aggregate Consideration is $1.5921 billion, affiliates of Scripps will receive approximately 50.1 million shares of Comcast Special Common Stock pursuant to the Merger. If instead, the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock, and assuming that no additional shares of Comcast Special Common Stock were delivered in the Merger, affiliates of Scripps would receive approximately 58.9 million shares of Comcast Special Common Stock pursuant to the Merger. Persons who are currently affiliates of Scripps and become affiliates of Comcast after the Merger may sell Comcast Merger Stock only pursuant to an effective registration statement, Rule 144 or another exemption from registration.

                         RECENT REGULATORY DEVELOPMENTS

     The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by the Congress and various federal agencies may materially affect the cable television industry. The following is a summary of recent regulatory developments affecting the cable television industry.

     In January 1995, the FCC relaxed its restrictions on ownership by cable television operators of satellite master antenna television ("SMATV") systems in such operators' existing franchise area. Under the new interpretation, a cable operator may purchase SMATV systems in its existing franchise areas, provided that the services are offered according to the terms of the cable operator's local franchise agreement.

     In June 1995, the United States Court of Appeals for the District of Columbia Circuit substantially upheld cable television rate regulations adopted by the FCC pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). The United States Supreme Court has refused to review that decision. In August 1996, the United States Court of Appeals for the District of

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

Columbia Circuit upheld the constitutionality of the federal statutory provisions authorizing (i) public, educational and governmental ("PEG") access channels, (ii) commercial leased access channels, (iii) rate regulation, (iv) liability for operators carrying obscene programming on access channels, and (v) municipal immunity from damage claims; and it reversed the lower court's determination that the federal statutory provisions authorizing (i) advance subscriber notice for certain free premium channel previews and associated blocking requirements and (ii) DBS channel set-aside requirements were unconstitutional. In addition, in December 1995, a three-judge panel of the United States District Court for the District of Columbia, in response to a remand by the Supreme Court, upheld the mandatory signal carriage provisions of the 1992 Cable Act. The United States Supreme Court has agreed to review this decision. Scripps and Comcast cannot predict the ultimate outcome of this litigation.

     In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which will allow cable operators to increase rates for programming annually on the basis of projected increases in external costs (inflation, costs for programming, franchise-related obligations and changes in the number of regulated channels) rather than on the basis of cost increases incurred in the preceding calendar quarter. Operators that elect not to recover all of their accrued external costs and inflation pass-throughs each year may recover them (with interest) in subsequent years.

     In November 1995, the FCC initiated a general rulemaking proposal that permits cable operators to price services uniformly across multiple franchise areas, as well as regional areas. If the FCC adopts the proposals, cable operators that provide service to clusters of systems would be permitted to charge uniform rates across large geographic areas. Because the proposal is designed to be revenue neutral, it would not affect the overall revenue that operators receive, but administrative and marketing costs could be reduced.

     In December 1995, the FCC adopted final cost-of-service rate regulations requiring cable operators, among other things, to exclude 34% of system acquisition costs related to intangible and tangible assets used to provide regulated services. The FCC also reaffirmed the industry-wide 11.25% after-tax rate of return on an operator's allowable rate base, but initiated a further rulemaking in which it proposes to use an operator's actual debt cost and capital structure to determine an operator's cost of capital or rate of return.

     Comcast has settled the majority of outstanding proceedings challenging its rates charged for regulated cable services. In December 1995, the FCC adopted an order approving a negotiated settlement of rate complaints pending against Comcast for cable programming service tiers ("CPSTs") which provided approximately $6.6 million in refunds, plus interest, being given in the form of bill credits, to approximately 1.3 million of Comcast's cable subscribers. This FCC order resolved 160 of Comcast's benchmark rate cases covering the period September 1993 through July 1994 and 104 of Comcast's cost-of-service cases for CPSTs covering the period September 1993 through December 1995. As part of the negotiated settlement, Comcast agreed to forego certain inflation and external cost adjustments for systems covered by its cost-of-service filings for CPSTs. Comcast currently is seeking to justify rates for basic cable services and equipment in certain of its cable systems in the State of Connecticut on the basis of cost-of-service showings. The State of Connecticut has ordered Comcast to reduce such rates and to make refunds to subscribers. Comcast has appealed the Connecticut decision to the FCC. Based upon its assessment (after considering the advice of counsel) of Comcast's likelihood of success, and given the amounts involved, Comcast's management believes that the ultimate resolution of these pending regulatory matters will not have a material adverse impact on Comcast's financial position or results of operations.

     The Telecommunications Act of 1996 (the "1996 Telecom Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934 (the "Communications Act"), became effective in February 1996. The 1996 Telecom Act will result in changes in the marketplace for cable communications, telephone and other telecommunications services. Although the long-term goal of this Act is to promote competition and decrease regulation of these industries, in the short-term the law delegates to the FCC (and in some cases the states) broad new rulemaking authority. The new law requires many of these rulemakings to be completed in a limited period of time. The following is a brief summary of the important features of the 1996 Telecom Act that will affect the cable communications, telephone and other telecommunications industries.

     Cable Communications. The 1996 Telecom Act deregulates rates for CPSTs in March 1999 for large Multiple System Operators ("MSOs"), such as Comcast, and immediately for certain small operators. Deregulation will occur sooner for systems in markets where comparable video services, other than DBS, are offered by local exchange carriers ("LECs"), or their affiliates, or by third parties utilizing the LECs' facilities or where "effective competition" is otherwise established under the 1992 Cable Act. The 1996 Telecom Act also modifies the uniform rate provisions of the 1992 Cable Act by prohibiting regulation of bulk discount rates offered to subscribers in commercial and residential developments and permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecom Act eliminates the right of individual subscribers to file rate complaints with the FCC concerning certain CPSTs and requires the FCC to issue a final order within 90 days after receipt of CPST rate complaints filed by any franchising authority after the date of enactment of the 1996 Telecom Act. The 1996 Telecom Act also modifies the existing statutory provisions governing cable system technical standards, equipment compatibility, subscriber notice requirements and program access, permits certain operators to include losses incurred prior to September 1992 in setting regulated rates and repeals the three-year anti-trafficking prohibition adopted in the 1992 Cable Act.

     The 1996 Telecom Act eliminates the requirement that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the telephone company/cable television cross-ownership prohibition that had been codified by the Cable Communications Policy Act of 1984, thereby facilitating the ability of the LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems" ("OVS"), in which case they must set aside a portion of their channel capacity for use by unaffiliated program distributors and satisfy certain other requirements. Under certain circumstances, cable operators also may elect to offer services through open video systems. The 1996 Telecom Act also prohibits a LEC from acquiring, merging or joint venturing with, or being acquired by a cable operator in its telephone service area except in limited circumstances. The FCC has adopted regulations implementing the OVS requirements of the 1996 Telecom Act and cable interests have announced that the FCC's new regulations will be appealed to the federal appellate court.

     Telephone. The 1996 Telecom Act removes barriers to entry in the local telephone exchange market that is now monopolized by the seven Bell operating companies ("BOCs") and other LECs by preempting state and local laws that restrict competition and by requiring all LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators and long distance companies. At the same time, the new law also eliminates the prospective effects of the AT&T, GTE and McCaw consent decrees and permits the BOCs to enter the market for long distance services (through a separate subsidiary) after they meet a series of requirements intended to open their telephone service areas to competition. The 1996 Telecom Act also permits interstate utility companies to enter the telecommunications market.

     While the 1996 Telecom Act imposes new requirements with regard to interconnection, it also directs the FCC to substantially relax much of its regulation of LECs to promote competition. The FCC recently adopted a national regulatory framework for implementing the local competition provisions of the 1996 Telecom Act, including adoption of rules delineating interconnection obligations of telecommunications carriers, unbundling requirements for LEC network elements, requirements for access to local rights-of-way, dialing parity and telephone numbering, and requirements for resale of and non-discriminatory access to LEC services. In many instances the FCC left to the individual states the task of implementing the FCC's regulatory standards. Numerous BOCs and LECs have appealed the FCC's decisions to various federal appellate courts. The new law also eliminates or streamlines many of the requirements applicable to LECs, such as the requirement to obtain prior approval of construction or acquisition of a new plant. In addition, the 1996 Telecom Act requires the FCC and states to review universal service programs and encourage access to advanced telecommunications services by schools, libraries and other public institutions.

     Other Telecommunications Services. In addition to these provisions governing regulation of specific segments of the market, the 1996 Telecom Act also contains provisions regulating the content of video

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

programming and computer services. Specifically, the new law prohibits the use of computer services to transmit "indecent" material to minors. Two federal district courts have granted preliminary injunctions enjoining the enforcement of this prohibition. The 1996 Telecom Act also requires the FCC to prescribe guidelines for a rating system for violent and indecent video programming and requires all new television sets to contain a so-called "V-chip" capable of blocking all programs with a given rating. The new law substantially relaxes current broadcast ownership rules by eliminating the 12 station limit for television station ownership, and, instead, limiting ownership to stations with a potential aggregate reach of 35 percent of television households in the US and eliminating the network/cable cross-ownership prohibition.

     The FCC and state regulatory agencies are required to conduct numerous rulemakings to implement the 1996 Telecom Act. It is not possible to predict the effect, if any, that the 1996 Telecom Act, the administrative rulemakings or the litigation challenging the new statutory provisions and agency decisions may have on the cable television industry in general or Comcast in particular, and no assurance can be given that any such effect will not be material.

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

                                   THE MERGER

BACKGROUND OF AND SCRIPPS' REASONS FOR THE SPIN-OFF AND THE MERGER

     The following is a summary of the background of and Scripps' reasons for the Spin-Off and the Merger.

     The Cable Television Industry. The cable television industry has undergone significant changes in the last several years as a result of several factors, including technological advances, increased consumer demand for services, regulatory developments and increased competition. Services traditionally provided by the cable television industry are expected to change and expand substantially as a result of the deployment of fiber optic cable, advances in the digitization of information, the expected deployment of new technology such as "on demand" programming, video games, home shopping and interactive programming, and the opening of the telecommunication services industry to competition from the cable television industry. Regulations adopted by the FCC pursuant to the Cable Act of 1992 affected the ability of cable companies to increase rates for certain subscriber services or to restructure rates for certain services. Those rate regulations were intended to reduce subscriber rates and to limit future rate increases for basic and certain other cable programming services. These regulations have negatively affected the financial characteristics of the cable industry from the second half of 1993 to the present. Due to changes in FCC regulations and recent legislation, the cable television industry faces the likelihood of increased competition from telephone companies and other video service providers having substantial financial and technical resources.

     In response to these factors, many cable television operators have been taking steps to increase their operating scales. Increased scale offers several benefits including lower programming costs, an improved ability to develop and deploy new technologies and services that require a substantial capital commitment, improved operating margins and decreased susceptibility to new competitive forces. In order to capitalize on new technology, provide new services and increase operating scales, cable television companies must commit substantial capital to acquire additional cable systems and build new or upgrade existing physical plants.

     Scripps Cable. Prior to 1980, Scripps was principally engaged in the newspaper and television broadcasting businesses. Scripps entered the cable television business in the early 1980s, primarily through joint ventures with established cable television operators such as Cablevision Systems Corporation and Tele-Communications, Inc. Scripps purchased the interests of its primary cable television partners in 1985 and 1986, thus acquiring sole or controlling ownership of cable television systems in Sacramento, California and seven states in the Southeast, including systems in Knoxville and Chattanooga, Tennessee. During the remainder of the decade and into the 1990s, Scripps expanded its cable television business through acquisitions and internal growth.

     Beginning in 1992, several significant events occurred that affected strategic planning regarding the Scripps Cable Business. The new federal regulations requiring a rollback of basic cable subscription rates engendered substantial changes in cable television pricing structures. Proposed strategic alliances were announced among cable television operators and telecommunications companies. Consolidation in the cable television industry became a growing trend and new competitors emerged. These developments increased Scripps' awareness of the growing importance of increased scale to meet the challenges posed for traditional cable television companies and the concomitant need for substantial capital to add or acquire such scale.

     As a result of these events and other factors, Scripps' management determined to recommend to the Scripps Board a full exploration of strategic alternatives for the Scripps Cable Business.

     Study of Strategic Alternatives for the Scripps Cable Business. At its regular meeting held on February 16, 1995, the Board of Directors of Scripps decided to have Scripps' management undertake a comprehensive evaluation of the strategic alternatives for the Scripps Cable Business. Through this evaluation Scripps intended to develop a long-term strategy for its cable television business, including the possibilities of seeking joint ventures with other cable television operators, selling all of the Scripps cable television systems for stock or cash, or acquiring additional cable television systems of substantial size. To this end, the Scripps Board authorized the Chairman and Chief Executive Officer of Scripps to select an investment banking firm to assist Scripps in reviewing the strategic alternatives for the Scripps Cable Business. Following interviews

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

with a number of investment banking firms in February and March 1995, Scripps retained Merrill Lynch to conduct a study of the strategic alternatives available with respect to the Scripps Cable Business. Assisted by Scripps' management, Merrill Lynch conducted this study over several months, completing its work in May 1995.

     On June 6, 1995, at a regular meeting of the Board of Directors of Scripps, the results of the Merrill Lynch study were presented in detail. At this meeting representatives of Merrill Lynch discussed the strategic alternatives it had identified and explained that the Merrill Lynch study took into account the implications of each alternative as it related to the Scripps Cable Business, to Scripps itself and to all of the stockholders of Scripps. One of these alternatives consisted of a spin-off of the non-cable businesses to Scripps stockholders followed by a stock-for-stock merger of Scripps, which would then consist only of the Scripps Cable Business, into a transaction partner. At the conclusion of its presentation, Merrill Lynch recommended that Scripps approach selected interested parties to determine their level of interest in acquiring the entire Scripps Cable Business through a tax-free spin-off/merger transaction.

     Following Merrill Lynch's presentation, the Scripps Board discussed at length the strategic alternatives for the Scripps Cable Business. The directors agreed that the Scripps Cable Business was not sufficiently large to develop successfully in the changing environment of the cable television industry and that a combination with or sale to a larger cable television operator was the best strategic course of action. In this regard, the Scripps Board discussed the possibilities of acquiring additional cable systems, a joint venture with a major cable television or telecommunications company, a financial restructuring, a sale of assets or stock of the Scripps Cable Business for cash, and the spin-off/merger transaction recommended by Merrill Lynch.

     One alternative, acquiring additional cable systems, would have placed substantial demands on Scripps' available resources. The Scripps Board determined that it would not be advisable to commit to such a course of action in view of both the substantial leverage that would be required and the strategic plans for Scripps' other businesses.

     Another alternative considered by the Scripps Board involved the purchase of certain cable television systems and the exchange of certain of Scripps Cable's cable television systems for systems owned by a number of other cable television operators in order to increase the cluster of systems in the southeastern United States that Scripps owned. The Scripps Board concluded that the plan, if completed, would still require Scripps to acquire additional cable systems and, as a result, rejected the alternative for the reasons stated in the preceding paragraph.

     The Scripps Board considered a joint venture with a cable television or telecommunications partner which would have involved a contribution of the capital stock of Scripps Cable in exchange for shares of the joint venture company's capital stock. Although this structure could have produced adequate strategic scale, the Scripps Board concluded that it would not result in a realization of the full value of Scripps Cable because the value of Scripps' interest in the joint venture would not be fully reflected in Scripps' stock price.

     The Scripps Board also considered the alternative of a financial restructuring in which, among other things, a private equity investment would be sought for a substantial minority stake of Scripps Cable. The Scripps Board concluded that this alternative would not achieve the highest valuation for Scripps' stockholders relative to other alternatives and would not address the operating issues of scale and clustering in the cable television business.

     Another alternative would have involved the sale of the capital stock or assets of Scripps Cable for cash. Although the gross purchase price might have achieved the favorable valuations for cable television companies reflected in recent transactions, such a sale would have resulted in substantial income tax liability to Scripps, thereby reducing the after-tax proceeds to an unacceptable level, without providing any consideration directly to Scripps stockholders.

     Under the spin-off/merger transaction, the Scripps stockholders would receive New Scripps common shares and securities of the transaction partner. The Scripps Board believed that this structure would fulfill the need for strategic scale by combining the Scripps Cable Business with the cable operations of a transaction partner, would provide Scripps stockholders, through a bidding process involving potential transaction

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

partners, with maximum value for their interest in the Scripps Cable Business, and would enable them to share in the benefits of the larger scale of the combined operations. Depending on the transaction partner, Scripps stockholders would also obtain a liquid, publicly traded equity security in exchange for their interest in the Scripps Cable Business. In addition, the spin-off/merger could be structured without adverse tax consequences to Scripps or Scripps stockholders.

     Accordingly, at the June 6, 1995 meeting, the Scripps Board unanimously approved resolutions authorizing Scripps' management to explore the option of divesting the Scripps Cable Business through a spin-off/merger transaction. In connection with this decision, the Scripps Board established four strategic objectives for negotiations with possible transaction partners: (i) maximizing value for all of the Scripps stockholders; (ii) effecting a disposition of the Scripps Cable Business that would not impose taxes on Scripps or Scripps stockholders; (iii) obtaining a strong merger partner for the Scripps Cable Business with resources to compete effectively in the rapidly evolving cable television industry; and (iv) obtaining equity securities of a merger partner with attractive investment attributes. Merrill Lynch was retained to assist Scripps in initial discussions and negotiations with potential transaction partners.

     Distribution by Scripps of Confidential Information Memorandum. Following the Scripps Board's decision at the June 6, 1995 meeting, a detailed confidential information memorandum with respect to the Scripps Cable Business was prepared by Merrill Lynch and Scripps management during June and July 1995. This memorandum included a description of various aspects of the Scripps Cable Business, including operating strategy, systems and technology, sales and marketing, cable facilities, management, franchise information and clustering data. The memorandum described each cable television operating region's local economy, demographic characteristics, and potential opportunities to increase basic subscribers and to provide additional services. The memorandum disclosed total homes passed, basic and premium subscribers for each of the cable television systems, and information concerning the capacity of each system. The memorandum also provided historical and projected financial and operating data on a system-by-system basis that included estimates for year-end 1995 and projections for year-end 1996.

     In August 1995, the confidential information memorandum was distributed by Merrill Lynch to five potential transaction partners that had entered into confidentiality agreements with Scripps, including Comcast. Merrill Lynch, on behalf of Scripps, invited such parties to submit non-binding indications of interest in September 1995 for the acquisition of the Scripps Cable Business. In connection therewith, Merrill Lynch informed such parties that Scripps proposed to structure the disposition of its cable business through a spin-off of Scripps' publishing, broadcasting and entertainment businesses to Scripps stockholders and a subsequent merger of Scripps (which would contain at that time only the Scripps Cable Business) into the acquiring corporation. Merrill Lynch informed such parties that Scripps was proposing this structure in order to effect a transaction that would be tax-free to Scripps on the disposition of its cable business and tax-free to the stockholders of Scripps in connection with the proposed spin-off and merger. Merrill Lynch indicated that Scripps would consider other structures that would accomplish the goals established by Scripps.

     In addition to the foregoing, Merrill Lynch informed potential transaction partners that it had met with the trustees of the Scripps Trust, the controlling stockholder of Scripps, and that a spin-off/merger transaction was acceptable to the Scripps Trust as the holder of a majority of the voting power of Scripps. Scripps and Merrill Lynch believed that information as to the Scripps Trust's position on the proposed transaction structure was necessary in order to induce the potential transaction partners to make the substantial investment of resources necessary to explore the possibility of a transaction. Merrill Lynch also informed such parties that Scripps and the Scripps Trust would consider the liquidity of the consideration offered as one of several critical factors in analyzing and comparing proposals for the acquisition of the Scripps Cable Business.

     Finally, Merrill Lynch informed such parties that if they submitted acceptable preliminary proposals, Scripps and Merrill Lynch might determine to invite such parties to conduct a due diligence review of the Scripps Cable Business with a view to making a definitive acquisition proposal.

     Certain Factors Relating to the Scripps Trust.  Charles E. Scripps, Robert
P. Scripps, and John H. Burlingame, all of whom are directors of Scripps, are the trustees of the Scripps Trust, the controlling stockholder of Scripps.

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

     In a meeting on September 29, 1995 with Scripps' management regarding the proposed divestiture of the Scripps Cable Business, the Trustees indicated the Scripps Trust's desire for the following: (i) maximization of stockholder value;
(ii) consummation of a transaction that would not impose taxes on Scripps or on the Scripps Trust or the other stockholders of Scripps; (iii) the right to nominate one or more persons to serve on the board of directors of the eventual transaction partner for a period of time following consummation of the proposed spin-off and merger; and (iv) registration rights that would enable the Scripps Trust to register with federal and state agencies and sell in an orderly fashion (through underwritten or other offerings) some or all of the shares of the eventual transaction partner that the Scripps Trust would receive in the proposed merger.

     The Trustees informed Scripps' management that the board representation and registration rights were important to the Scripps Trust in light of the significant economic interest that the Scripps Trust would have in the eventual transaction partner. In connection with the foregoing, the Trustees indicated that the Scripps Trust would be willing to enter into an agreement with the eventual transaction partner and its controlling stockholders (if any) pursuant to which the Scripps Trust (subject to the fiduciary duties that the Trustees owed to the beneficiaries of the Scripps Trust) would have an obligation to vote in favor of the proposed transaction.

     The primary objectives of the Scripps Trust with respect to the proposed divestiture of the Scripps Cable Business were the same as those of Scripps management and the Scripps Board of Directors: (i) maximization of shareholder value and (ii) consummation of a tax-free transaction. In ultimately arriving at their unanimous view that, based on such factors as liquidity, diversification and prospects for appreciation in stock price, the Comcast final proposal was preferable to the proposals of the two other bidders (all as described further herein), the Trustees were cognizant of their duties as directors and Trustees and, although no conflict actually arose, of the possible conflicts of interest inherent in their serving as both directors and Trustees. The Trustees' views, as directors and Trustees, as to the fairness of the Comcast proposal coincided with the views of the other six directors of Scripps and of Scripps management.

     Receipt by Scripps of Non-Binding Indications of Interest. Interested parties were asked to submit their preliminary proposals by September 6, 1995, and to include therein a non-binding estimate of the value of the consideration to be offered for the Scripps Cable Business and a detailed description of such consideration that provided all information deemed relevant to enable Scripps and Merrill Lynch to ascertain the value of the consideration offered and address the tax, liquidity and other concerns of Scripps, including information regarding the liquidity of such consideration and any contingencies with respect thereto.

     In early September 1995, Merrill Lynch received, on behalf of Scripps, preliminary, non-binding indications of interest in acquiring the Scripps Cable Business from three companies that are leaders in the cable television industry, including Comcast. Subsequent to receiving these indications of interest, senior members of Scripps' management and one or more of the Trustees met, over the course of several days, with senior members of management of each of the three prospective transaction partners, including Comcast, to discuss their preliminary proposals, particularly with respect to value, tax and liquidity considerations, and to conduct preliminary due diligence with respect to such partners. In these meetings, the senior management teams of each of the prospective transaction partners, including Comcast, discussed their proposals and made detailed presentations about their companies. During this process, Merrill Lynch informed the prospective transaction partners that Scripps would decide later in September 1995 whether to pursue a transaction with one potential partner or conduct a process to allow each of the three potential partners to submit a firm and final offer.

     At a special meeting of the Scripps Board on September 29, 1995, Merrill Lynch reviewed with the directors certain materials that it had prepared and distributed with respect to the three parties interested in acquiring the Scripps Cable Business. In these materials, Merrill Lynch presented to the Board a summary, at management's request, and an analysis, at Merrill Lynch's initiative, of the financial terms of each of the non-binding initial indications of interest and discussed the relative advantages and disadvantages of a transaction with each of the three bidders. The Merrill Lynch presentation materials and analysis for the September 29, 1995 meeting of the Scripps Board of Directors are described herein under the caption "Opinion of Financial Advisor to Scripps -- Review of Proposals Received." At this meeting, the Chairman and Chief Executive

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

Officer of Scripps reported that he and another senior executive, together with one or more of the Trustees, had met with such parties to discuss their levels of interest and the attributes of their companies as potential transaction partners. The directors then discussed the possible advantages and disadvantages of a transaction with each interested party. The discussion focused on, among other things, each potential partner's cable operations, leverage, management structure, capital structure, dividend policy and diversification of asset mix, whether the company was publicly or privately held, and various timing and tax considerations. Initially, Scripps determined not to invite one of the three interested parties to continue in the process in light of the value of that party's indication of interest and the relative lack of liquidity of that party's equity securities, for which there was no public market. That party subsequently increased the value of its indication of interest to competitive levels and provided certain assurances as to the liquidity of its equity securities. After discussion, the Scripps Board unanimously decided to invite each of the three prospective transaction partners to conduct extensive due diligence of the Scripps Cable Business with a view to making a definitive acquisition proposal.

     Accordingly, following this meeting, Merrill Lynch prepared and distributed in early October 1995 a term sheet outlining the material terms of the spin-off/merger transaction that Scripps proposed to each prospective partner. The term sheet provided for the following material terms and conditions: (i) a tax-free spin-off/merger transaction; (ii) merger consideration in the form of common stock of the transaction partner; (iii) certain purchase price adjustments for the Scripps Cable Business working capital and capital expenditures; (iv) certain customary closing conditions, including stockholder approvals, franchise and other governmental approvals, and a favorable Service ruling on the spin-off; (v) a value protection mechanism, often referred to as a "collar," that was to be used to determine the number of shares to be delivered as merger consideration and that provided for adjustments in such number of shares to the extent that, between the execution of the merger agreement and the closing of the transaction, the price of the eventual transaction partner's common stock declined by up to 20%, or appreciated by up to 20%, and a right for Scripps to terminate the proposed merger if such partner's stock declined by more than 20% over a specified time during such period; (vi) "fiduciary outs" for the Scripps Board and the Scripps Trust, which would allow Scripps to terminate the proposed merger and accept a "superior proposal" from a third party; (vii) a "breakup fee" of 2% of the aggregate consideration; and (viii) board representation and registration rights for the Scripps Trust.

     Scripps prepared a data room at its offices in Cincinnati, Ohio, and provided the prospective transaction partners with the opportunity to review business, financial and legal information with respect to the Scripps Cable Business and to discuss operations with members of senior management of the Scripps Cable Business.

     During this process, the prospective transaction partners were also provided with drafts of a proposed merger agreement and related agreements for review and comment. Included among these agreements were drafts of board representation, registration rights and voting agreements that the Trustees had requested be prepared and distributed.

     The proposed merger agreement contained a provision that allowed the Scripps Board to support a Superior Proposal (as defined) from a third party in the exercise of its fiduciary duties (the "Scripps Board fiduciary out"). A fiduciary out (the "Scripps Trust fiduciary out") was provided to the Scripps Trust in the draft of the voting agreement which allowed the Scripps Trust to support such a Superior Proposal. A "Superior Proposal" was generally defined as an unsolicited proposal from a third party that the Scripps Board of Directors determined provided superior value to the Scripps stockholders.

     At a special meeting of the Scripps Board held on October 13, 1995, Merrill Lynch reviewed the current status of matters with respect to the possible divestiture of the cable business, informing the Scripps Board that term sheets had been sent to the three interested parties on October 6, 1995 and that draft transaction documents had been sent to such parties on October 11, 1995. At this meeting, Merrill Lynch reviewed with the Scripps Board materials relating to the businesses of the three interested parties, including their capital structures, trading markets and liquidity, diversity of business segments, public and private market values, operating results and prospects. At the request of the Chairman and Chief Executive Officer of Scripps, Merrill Lynch explained to the Scripps Board how the proposed value protection mechanism or "collar," which Scripps had requested be part of any final agreement for the sale of its cable business, was expected to operate. There was discussion of the degree of diversification of the three prospective bidders and of materials

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

relating to analysts' recommendations with respect to the two bidders, including Comcast, that had a public market for their stock. At the conclusion of this meeting, the Scripps Board scheduled a special meeting to be held on October 26, 1995, by which time Scripps was to receive final proposals.

     Request by Scripps for Final Proposals. Merrill Lynch invited the three interested parties to submit final proposals and transaction documents by October 24, 1995. Such final proposals were to include a detailed description of the consideration offered and provide all information deemed relevant by the bidder to enable Scripps and Merrill Lynch to ascertain the value of such consideration and to address the tax, liquidity and other concerns of Scripps. The transaction documents were to be marked with all revisions that the bidder would request in the provisions thereof. Bidders were to have completed all due diligence by the time final proposals were submitted. Merrill Lynch informed the bidders that any proposal conditioned on further due diligence review would not be considered by Scripps. Such proposals were to indicate the amount of time the bidder expected to need after the transaction documents were executed to close the transaction, taking into account all necessary regulatory approvals. Proposals were to remain open through 5:00 p.m., New York time, on November 1, 1995. The bidders were informed that Scripps, with the advice and assistance of Merrill Lynch, would evaluate the final proposals as expeditiously as reasonably practicable, with the intention of entering into a definitive agreement with the party that submitted the final proposal best satisfying Scripps' objectives. Each bidder was specifically directed to submit its highest and final bid by the aforesaid deadline. It was indicated that Scripps would consider all factors in selecting a final proposal and that it reserved the right to negotiate with any party individually or with one or more parties simultaneously.

     Receipt by Scripps of Final Proposals; Negotiation of Terms of the
Merger. Final proposals, including transaction documents marked with proposed revisions, were submitted to Scripps on October 24, 1995, by Comcast and the two other potential transaction partners. Scripps' management and one of the Trustees, John H. Burlingame, worked with Scripps' legal advisors and Merrill Lynch between October 24 and October 26, 1995, analyzing the bids and comparing their relative strengths and weaknesses.

     Comcast's proposal offered to acquire the Scripps Cable Business for shares of Comcast Special Common Stock (which is non-voting stock) with an aggregate value of $1.525 billion, subject to certain adjustments. Comcast's proposal included a collar mechanism that would, among other things, protect the value that the stockholders of Scripps would receive, except to the extent the market price of Comcast Special Common Stock declined by more than 5% from the Execution Price of $20.075, the average price of such stock for the 20 trading days immediately prior to submission of the final proposal. Conversely, the value of the Comcast stock received by the Scripps stockholders would not increase, except to the extent the market price increased by more than 5% over the Execution Price. Such proposal also included a right for Scripps to terminate the proposed merger if the price of such Comcast stock declined by more than 20% during such period, but imposed on Scripps stockholders the value loss if the decline in the price of the Comcast Special Common Stock was more than 5% but less than 20% below the Execution Price (in which event the closing would be required to occur and the Scripps stockholders would receive Comcast Special Common Stock with a value at such time of between approximately 5% and 15% less than the $1.525 billion offered). Additionally, Comcast's proposal sought to limit the fiduciary outs of the Scripps Board and the Scripps Trust to terminate a proposed merger with Comcast in favor of a Superior Proposal and sought an increase in the breakup fee from 2% to 5%.

     The proposal submitted by a second bidder (the "Second Bidder") provided for aggregate consideration of $1.5875 billion payable in a class of the Second Bidder's common stock (the "low vote" common stock) that carried one vote per share (as compared to another non-publicly traded class of the Second Bidder's common stock that carried 15 votes per share and was held by a group of controlling shareholders). This proposal provided for a collar mechanism in the event that the Second Bidder was unable to consummate an underwritten registered public offering of its low voting common stock prior to the closing of the proposed merger as well as a collar in the event that, assuming such public offering occurred prior to the closing of the proposed merger, the market price of such stock increased or decreased by not more than 30% from an assumed price of $25 per share (the "Assumed Trading Price") between the signing of a definitive merger agreement and the closing of the proposed merger. Additionally, this proposal afforded each of Scripps and the Second Bidder the opportunity to terminate the proposed merger if the Second Bidder's stock declined by

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

more than 30% during such period, subject to the Second Bidder's right to complete the proposed merger by issuing additional shares sufficient to protect the value of the aggregate consideration offered. The Second Bidder's proposal provided for a 3% breakup fee and sought to restrict the right of the Trustees to vote for a Superior Proposal, thus effectively eliminating the fiduciary outs of the Scripps Board and the Scripps Trust.

     The proposal submitted by a third bidder (the "Third Bidder") to acquire the Scripps Cable Business provided a stated value of $1.360 billion, subject to certain adjustments as described below. The stated value would be adjusted downward if the Scripps Cable Business did not meet certain specified projected financial and operating targets prior to closing. Of the total consideration, $1.300 billion of the stated value was payable in a series of common stock of the Third Bidder (the "low vote" common stock) that carried one vote per share (as compared to another series of common stock of the Third Bidder that carried 10 votes per share). The remaining $60 million of the stated value of the proposal was attributed to the value of a carriage agreement that the Third Bidder offered to Scripps to distribute The Home & Garden Network to not less than five million subscribers within five years of the closing of the proposed transaction. The Third Bidder's proposal included a collar mechanism that would, among other things, have protected the $1.300 billion value that Scripps stockholders would receive in low vote common stock of the Third Bidder, except to the extent the market price of such common stock declined by more than 10% from the $18.25 price per share that the Third Bidder assumed in its proposal (the "Third Bidder's Assumed Stock Price"). Conversely, the value of the Third Bidder's stock that would have been received by Scripps stockholders would not increase, except to the extent that the market price increased by more than 20% above the Third Bidder's Assumed Stock Price. Such proposal also included a right for Scripps to terminate the proposed transaction if the price of the Third Bidder's stock declined by more than 10% during the period between the execution of a definitive agreement and the closing of the proposed transaction. In its proposal, the Third Bidder offered to change the mix of stock consideration, at Scripps' option, such that up to $200 million of the aggregate consideration would be payable in a series of common stock of the Third Bidder that tracked the performance of one of the Third Bidder's business segments. The Third Bidder's proposal was subject to additional due diligence.

     The proposals of Comcast and the other two bidders generally provided for the registration rights and the board representation rights that the Scripps Trust had requested Scripps management to seek in connection with the proposed transaction.

     On October 25, 1995, Merrill Lynch contacted representatives of Comcast and the Second Bidder to seek clarification regarding certain elements of their respective proposals, including, among other things, the proposed forms of agreements that Scripps sent to prospective purchasers, the potential adjustments to the stated values of the respective proposals, the form of consideration of such proposals, and the mechanics and terms of the proposed value protection mechanisms. The results were then compiled for presentation to the Scripps Board on October 26, 1995.

     In response to the request for clarification of final proposals, on October 26, 1995, prior to the scheduled Scripps Board meeting, Comcast increased its original proposal by $25 million, from $1.525 billion to $1.550 billion, subject to certain adjustments. Additionally, Comcast revised its proposed price protection mechanism to provide for a collar of 10% above and 10% below the Execution Price and to give Scripps the right to terminate the proposed merger if the market price of Comcast Special Common Stock declined by more than 15%, subject to Comcast's right to complete the merger by providing additional shares to protect the value of the aggregate consideration offered. Comcast's revised proposal continued to call for a 5% breakup fee and continued to limit the Scripps Board fiduciary out and the Scripps Trust fiduciary out.

     In response to the request for clarification of final proposals, the Second Bidder modified its proposal by, among other things, lowering the Assumed Trading Price to $20 per share and providing for a collar of 25% above and 25% below the revised Assumed Trading Price. The Second Bidder's revised proposal continued to call for a 3% breakup fee and to effectively eliminate the fiduciary outs of the Scripps Board and the Scripps Trust.

     A special meeting of the Board of Directors of Scripps was held on October 26, 1995, to review these proposals, select one of them and approve proceeding toward a definitive merger agreement with the party whose proposal was selected. At this meeting, the Scripps Board discussed the bids that had been received

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

from the three bidders, including the revised bids that had been received from Comcast and the Second Bidder on October 26, 1995. Merrill Lynch reviewed presentation materials prepared at the request of the Scripps Board for the October 26, 1995 meeting which it had distributed to the members of the Board of Directors in advance. In these materials, Merrill Lynch presented an analysis of the financial terms of each of the proposals and discussed, at the request of the Scripps Board, the relative advantages and disadvantages of a transaction with Comcast and the Second Bidder. Upon being asked by the Scripps Board for its valuation of the two proposals, Merrill Lynch stated that the proposals of Comcast and the Second Bidder were substantially equivalent from a financial point of view. The Merrill Lynch presentation materials and analysis for the October 26, 1995 meeting of the Scripps Board of Directors are described under the caption "Opinion of Financial Advisor to Scripps -- Review of Proposals Received." The proposal of the Third Bidder was judged by Scripps to be inadequate as to price and certain other conditions and terms relative to the proposals of the other two bidders as described above, and the directors approved management's decision not to consider it further.

     Following Merrill Lynch's presentation, the directors engaged in a detailed discussion of the relative merits of the two proposals. Scripps' management, Merrill Lynch and Scripps' legal advisors responded to questions from the directors regarding various aspects of the proposals. Among the questions were several regarding the relative values of the securities being offered by Comcast and the Second Bidder. Merrill Lynch explained that Comcast, which operated in three business segments (cable, programming and cellular communications), had a more diversified asset base compared to the Second Bidder, which operated almost entirely in the cable television business. Merrill Lynch also indicated that Comcast stock was publicly traded and liquid, whereas the stock of the Second Bidder was not publicly traded as yet, although the Second Bidder had filed with the SEC a registration statement for an initial public offering of such stock. Merrill Lynch informed the Scripps Board that the Comcast Special Common Stock was trading at a multiple of operating cash flow (approximately 6.7 times) near the low end of the range for publicly traded cable company stocks, whereas the Second Bidder's low vote common stock, assuming a public market value at the midpoint of the price range suggested by the Second Bidder's final proposal, would be near the high end of such range (approximately 9.3 times). In response to a question from the directors, Scripps' legal advisors summarized current Delaware case law relating to breakup fees and fiduciary duties. Scripps' legal advisors also reviewed the revisions proposed by Comcast and the Second Bidder to the terms of the merger agreement and the related agreements and indicated that there were no material differences between the revisions proposed by Comcast and the Second Bidder other than the difference in the breakup fees so proposed.

     After a lengthy discussion regarding the proposals and the bidders, the Scripps Board unanimously agreed that the Comcast proposal was preferable on the basis of the aforesaid factors and directed management to have further discussions with Comcast with a view to reaching a final agreement and preparing definitive merger and related documents for approval and execution. Scripps' management advised the Scripps Board that it would specifically seek an improvement in the terms of the collar proposed by Comcast, among other things.

     On October 27, 1995, as discussions with Comcast were to proceed, Merrill Lynch informed the Chairman and Chief Executive Officer of Scripps that the Second Bidder on its own initiative had increased its bid to $1.6275 billion, subject to the same adjustments as originally proposed. In conjunction therewith, the Second Bidder also withdrew its objection to the Scripps Trust fiduciary out.

     As a result of the Second Bidder's revised proposal, a special meeting of the Scripps Board was called on October 27, 1995, at which the Second Bidder's proposal was reviewed and discussed at length. After considering the revised proposal and after further review of the Comcast proposal, the Scripps Board decided that the Chairman and Chief Executive Officer, together with a representative from Merrill Lynch, should contact each of the Second Bidder and Comcast. In the course of these contacts the Second Bidder confirmed the terms of its revised offer, and Comcast increased its proposal to $1.575 billion, subject to certain adjustments that Merrill Lynch estimated would increase the aggregate stock consideration to $1.6033 billion, and modified the terms of its proposal to provide a collar of 15% above and 15% below the Execution Price.

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

     Later in the day, when the Scripps Board reconvened and the Chairman and Chief Executive Officer had reported that he and Merrill Lynch's representative had contacted Comcast and the Second Bidder, another discussion of the two bids followed. The members of the Board of Directors discussed, among other things, the prospects of Comcast and the Second Bidder, the range of valuations of the two companies, the multiples of operating cash flow for the Second Bidder and Comcast described above, the diversity of businesses operated by the two companies, and the liquidity of the consideration offered in each proposed transaction. After again considering operating data about each of the bidders, along with other relevant analyses and information presented by Merrill Lynch, the Scripps Board unanimously decided that the revised Comcast proposal continued to be the preferred proposal and instructed management and counsel to attempt to finalize an agreement for sale of the Scripps Cable Business to Comcast and to report back to the Scripps Board on October 28, 1995.

     In accordance with the Scripps Board's instructions, Merrill Lynch and Scripps' legal advisors continued negotiations with Comcast on October 27 and 28, 1995. In the course of these negotiations it was indicated to Comcast that the Second Bidder's revised proposal called for a breakup fee of only 3% and that the Second Bidder was no longer objecting to the Scripps Trust fiduciary out and had not sought to limit the Scripps Board fiduciary out. Comcast was advised that, in light of those factors, in order to enter into a transaction with Scripps, Comcast's proposal with respect to breakup fees and fiduciary outs would have to be equivalent to that offered by the Second Bidder.

     At the October 28, 1995 Scripps Board meeting, the Chairman and Chief Executive Officer reported on the status of discussions with Comcast and the Second Bidder and that Scripps' legal advisors were working with Comcast's legal advisors to arrive at a mutually satisfactory definitive agreement should Comcast's proposal be accepted. Merrill Lynch then reviewed with the Scripps Board certain materials that it had prepared concerning Comcast and the Second Bidder. Merrill Lynch also presented a detailed summary of the proposed merger with Comcast and presented various valuation and financial analyses, as detailed below under the caption "Opinion of Financial Advisor to Scripps." Following a discussion of this material, the legal advisors for Scripps reviewed the proposed definitive merger agreement for sale of the Scripps Cable Business to Comcast as well as related documents, including the voting and other agreements to be executed by the Scripps Trust. Merrill Lynch stated that the proposals of Comcast and the Second Bidder were substantially equivalent from a financial point of view. Based on Merrill Lynch's advice to the Scripps Board that such proposals were substantially equivalent from a financial point of view, Merrill Lynch did not recommend either proposal over the other. In addition, as described below, Merrill Lynch delivered its opinion that the Merger Consideration was fair to the stockholders of Scripps from a financial point of view. In comparing other elements of the two proposals, Merrill Lynch and the legal advisors for Scripps described the differences in breakup fees and provisions with respect to fiduciary outs. The Scripps Board was of the unanimous opinion that the Comcast proposal was preferable to the Second Bidder's proposal. The Scripps Board based its view on such factors as the higher degree of liquidity of Comcast's publicly traded common stock in comparison to the common stock of the privately held Second Bidder, the greater diversification of Comcast's businesses in comparison to the Second Bidder's operations, the prospects for greater appreciation in Comcast stock compared to the Second Bidder's stock based on, among other things, the multiple to operating cash flow implied by the public valuation of Comcast. Nonetheless, the Scripps Board expressed its desire that Comcast revise its proposal to reduce the breakup fee from 5% to 3% and to withdraw the limitation Comcast had imposed on the Scripps Board fiduciary out and the Scripps Trust fiduciary out. After further discussion, the directors unanimously decided to recess the meeting and directed the Chairman and Chief Executive Officer to contact Comcast about these two remaining matters and to contact the Second Bidder to ascertain whether its proposal, as revised, was its final offer.

     When the meeting reconvened, the Chairman and Chief Executive Officer reported that each of the bidders had been contacted as directed. The Chairman and Chief Executive Officer reported that he had spoken with the Chief Executive Officer of the Second Bidder, who confirmed that its revised proposal was final and that no additional consideration would be forthcoming. Merrill Lynch reported that Comcast had agreed to accept a 3% breakup fee and to allow retention of the Scripps Board fiduciary out and the Scripps Trust fiduciary out as originally proposed by Scripps and the Scripps Trust. In addition, the Chairman and

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

Chief Executive Officer noted that, in response to his inquiry, Comcast had stated that it had submitted its best and final offer.

     At the request of the Chairman and Chief Executive Officer of Scripps, Merrill Lynch expressed its view that the process taken had offered each bidder the opportunity to make its best and final offer. Merrill Lynch also delivered its oral opinion (which was subsequently confirmed in writing) that the Merger Consideration was fair to the stockholders of Scripps from a financial point of view. The Chairman and Chief Executive Officer then confirmed that the Trustees favored the Comcast proposal and had approved it and were prepared to enter into the Voting Agreement obligating the Scripps Trust to vote in favor of the Merger. Following the foregoing, the Scripps Board concluded its deliberations and, acting unanimously, accepted the revised Comcast proposal, and approved the Spin-Off, the Merger and the relevant transaction documents.

     Following this meeting, on October 28, 1995, Scripps, New Scripps, and Comcast entered into the Merger Agreement, and Scripps, Comcast, Sural and the Scripps Trust entered into the Voting Agreement.

     On October 29, 1995, Merrill Lynch was informed by the Second Bidder that the Second Bidder was prepared to increase its bid by $25 million. At that time, Merrill Lynch informed the Second Bidder that a merger agreement had been executed on the previous day with Comcast. Since the Merger Agreement had been executed and the Second Bidder did not pursue any revision to its proposal after being so informed, the Scripps Board took no action in response to Merrill Lynch's discussion with the Second Bidder.

     All of the members of the Scripps Board attended the meetings held on September 29, October 13, October 26, October 27 and October 28, 1995, except Daniel J. Meyer, who was unable to attend the meeting on October 27, 1995, and Robert P. Scripps, who was unable to attend part of such meeting.

RECOMMENDATION OF THE SCRIPPS BOARD OF DIRECTORS

     At the meeting of the Board of Directors of Scripps held on October 28, 1995, by unanimous vote of the directors, the Scripps Board determined that the Spin-Off and the Merger are fair to, and in the best interests of, Scripps and all of its stockholders, approved the Spin-off and the Merger, and resolved to recommend that stockholders of Scripps vote FOR approval and adoption of the Merger Agreement and each of the Transactions contemplated thereby, including the Spin-Off.

     In reaching its decision, the Scripps Board considered, among other things, the following factors:

     - The Scripps Board's familiarity with and review of the business, operations, financial condition, earnings and prospects of the Scripps Cable Business. The Scripps Board considered the importance of scale to the continued participation in the cable television business and the growing capital requirements of the cable business in relation to the financial condition and current and probable future earnings of, strategic plans for and capital needs of its various other businesses. In light of these factors, the Scripps Board determined that the cable operations of Scripps could best be developed by a large cable television company with greater scale.

     - The Scripps Board's review of the business, operations, financial condition, earnings and prospects of Comcast, and the enhanced opportunities for growth that the Merger made possible. In choosing Comcast as its merger partner, the Scripps Board considered and viewed favorably the excellent quality and reputation of Comcast's management, Comcast's growth over an extended period of time, the potential of Comcast's cable and other diverse operations and Comcast's size and related access to capital. The Scripps Board determined that the Scripps stockholders would share in the benefits of the sizeable scale of the combined Scripps Cable Business and Comcast's operations. In addition, the Scripps Board noted the opportunities for increased profitability of the Scripps Cable Business resulting from larger programming discounts and other potential synergies and efficiencies that could be obtained through the Merger.

     - The value of Comcast Special Common Stock to be received by Scripps stockholders in the Merger. An integral part of the determination by the Scripps Board of Directors that the Merger is in the best interests of, and fair to, the Scripps stockholders was a determination of the value of the Comcast

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

       Special Common Stock. At the October 28, 1995 Scripps Board Meeting, the Scripps Board considered the only negative factor inherent in the Comcast proposal to be the relative value of the Merger Consideration. Also, as detailed above under "Background of and Scripps' Reasons for the Spin-Off and the Merger" and below under "Opinion of Financial Advisor to Scripps," the Scripps Board received detailed presentations at several meetings with respect to the value and liquidity of the Comcast Special Common Stock to be received by the Scripps stockholders. During these presentations, members of the Scripps Board posed various questions to Merrill Lynch representatives, and the ensuing responses and discussions enhanced the Scripps Board's understanding of the Merger and related transactions. Finally, the Scripps Board noted that the value of the consideration to be received in the Merger was the result of an extensive and exhaustive process that resulted in proposals from three bidders and the ultimate selection of Comcast's proposal and that Merrill Lynch had rendered its opinion that the consideration to be paid by Comcast in the Merger (the "Merger Consideration") was fair to the stockholders of Scripps from a financial point of view.

     - Other possible transactions available to Scripps. As discussed above under "Background of and Scripps' Reasons for the Spin-Off and the Merger," the Scripps Board carefully reviewed proposals submitted by three potential merger partners. The Scripps Board was cognizant of the differences in the consideration offered by Comcast, the Second Bidder and the Third Bidder, and concluded that the proposal of Comcast was substantially equivalent to that of the Second Bidder in financial terms and superior to that of the Third Bidder in financial terms. Moreover, the Scripps Board concluded that Comcast's proposal was superior to the proposals of the Second Bidder and the Third Bidder on the basis of, among other things, stock liquidity, diversification of business lines, potential for stock price appreciation, and overall long-term prospects, and thus would maximize value for the Scripps stockholders.

     - The terms of the Merger. The Scripps Board reviewed with its legal advisors and Merrill Lynch the provisions of the Merger Agreement and determined that its terms permitted Scripps to achieve the tax-free disposition of the Scripps Cable Business for liquid securities in a manner that is fair to and in the best interests of Scripps and its stockholders.

     In view of the variety of factors considered, the Scripps Board did not find it practicable to attempt to assign relative weights to the specific factors considered in making its determinations. Consequently, the Scripps Board did not quantify the assumptions or results of its analyses in reaching its determination that the Merger is fair to, and in the best interests of, Scripps and all of its stockholders. As a general matter, however, the Scripps Board believes that all of the factors set forth above supported its determinations.

     On August 27, 1996, the Scripps Board approved the Form of Amendment to the Agreement and Plan of Merger in substantially the form set forth as Annex II.

     THE BOARD OF DIRECTORS OF SCRIPPS UNANIMOUSLY RECOMMENDS THAT SCRIPPS STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE SCRIPPS CHARTER AMENDMENT AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO SCRIPPS

     In March 1995, Scripps retained Merrill Lynch to act as its financial advisor in connection with a strategic review of its cable television business which resulted in the execution of the Merger Agreement.

     On October 28, 1995, Merrill Lynch delivered its oral opinion (which it subsequently confirmed in writing) (the "Merrill Lynch Opinion") to the Board of Directors of Scripps to the effect that, as of October 28, 1995, and based on the assumptions made, procedures followed and matters considered, as set forth in such opinion, the Merger Consideration is fair to the holders of the Scripps Common Voting Stock and the Scripps Class A Common Stock from a financial point of view. No limitations were imposed by the Board of Directors of Scripps upon Merrill Lynch with respect to the investigations made or procedures followed by it in rendering its opinion.

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

     A copy of the Merrill Lynch Opinion is attached to this Joint Proxy Statement-Prospectus as Annex III. Scripps stockholders are urged to read the Merrill Lynch Opinion in its entirety for the assumptions made, procedures followed and matters considered by Merrill Lynch. The Merrill Lynch Opinion is directed only to the fairness of the Merger Consideration from a financial point of view and does not constitute a recommendation to any Scripps stockholder as to how such stockholder should vote. The summary of the Merrill Lynch Opinion set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed Scripps' Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994 and Scripps' Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1995 and June 30, 1995; (ii) reviewed Comcast's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994 and Comcast's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1995 and June 30, 1995; (iii) reviewed certain information, including internal and unaudited financial statements, operating data and forecasts relating to the business, earnings, cash flow, assets and prospects of Scripps and the Scripps Cable Business, furnished to Merrill Lynch by Scripps;
(iv) conducted discussions with members of senior management of Scripps, Scripps Cable and Comcast concerning their respective businesses, strategic objectives and prospects; (v) reviewed the historical market prices and trading activity of equity securities of publicly traded companies engaged in businesses Merrill Lynch believes to be generally comparable to those of Scripps, the Scripps Cable Business and Comcast, respectively; (vi) compared the results of certain operations of Scripps, the Scripps Cable Business and Comcast with those of certain companies which Merrill Lynch deemed to be reasonably similar to Scripps, the Scripps Cable Business and Comcast, respectively; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other cable television acquisitions which Merrill Lynch deemed to be relevant;
(viii) reviewed and analyzed the pro forma financial effects of the Transactions on Scripps; (ix) reviewed the Merger Agreement and related schedules; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     The projected information regarding Scripps reviewed by Merrill Lynch is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Scripps. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those reviewed by Merrill Lynch and, in part, set forth below. In addition, the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither Merrill Lynch nor Comcast nor any of their respective affiliates assumes responsibility for the Scripps projections provided to Merrill Lynch by Scripps.

     Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Scripps and Comcast and assumed the financial forecasts of Scripps reflected the best currently available estimates and judgments of the management of Scripps as to the expected future performance of Scripps. Merrill Lynch did not independently verify such information or assumptions or undertake any independent appraisal or evaluation of the assets or liabilities of Scripps or Comcast. The Merrill Lynch Opinion is based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch Opinion. In that regard, it should be noted that neither the Merrill Lynch Opinion nor the Merrill Lynch Report (as defined below) expressed any opinion as to the price or range of prices at which Comcast Special Common Stock will trade subsequent to the consummation of the Transactions.

     As part of its assignment, Merrill Lynch assisted Scripps in the structuring and execution of a comprehensive offering program (the "Offering Program") regarding the Scripps Cable Business during which a range of knowledgeable and qualified prospective buyers were contacted and given the opportunity to make a thorough evaluation of the Scripps Cable Business in preparation for the submission of a proposal to acquire the Scripps Cable Business. Merrill Lynch received various indications of interest in possible business transactions involving the Scripps Cable Business, which it assessed and reviewed with Scripps' management and the Board of Directors of Scripps.

     In arriving at the Merrill Lynch Opinion and making its presentation to the Board of Directors of Scripps at the meeting held on October 28, 1995, Merrill Lynch considered and discussed certain financial analyses and other factors. In connection with its presentation, Merrill Lynch provided the Board of Directors of Scripps with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning the Scripps Cable Business, the Scripps Common Stock, the Comcast Common Stock, and the proposals from prospective purchasers, among other things (the "Merrill Lynch Report"). The material portions of the Merrill Lynch Report are summarized below. Prior to delivering the Merrill Lynch Report and Merrill Lynch Opinion and making its presentation to the Board of Directors of Scripps on October 28, 1995, Merrill Lynch made presentations to the Board of Directors of Scripps during the course of the Offering Program, including presentations on September 29, 1995, October 13, 1995 and October 26, 1995 (the "Prior Presentations"). The Merrill Lynch Report contained material substantially similar to that contained in the Prior Presentations, except as indicated below.

     The Merrill Lynch Opinion was delivered October 28, 1995 to the Scripps Board in connection with its decision whether or not to enter into the Agreement and Plan of Merger. Accordingly, the Scripps Board has not requested Merrill Lynch to update the Merrill Lynch Opinion. The Merrill Lynch Opinion, in stating that the Merger Consideration was fair to the stockholders of Scripps from a financial point of view, was based, among other things, on market conditions at the time and does not specifically address the fairness of consideration to be paid in the Merger in a transaction wherein the Average Closing Price of Comcast Special Common Stock is less than the minimum Collar Price of $17.06375. Information concerning Scripps and Comcast and their respective securities, subsequent to the date of the Merrill Lynch Opinion, is contained or incorporated by reference in this Joint Proxy Statement-Prospectus.

     Review of Proposals Received. At the September 29, 1995 Scripps Board meeting, Merrill Lynch reviewed and analyzed, in detail, nonbinding indications of interest received from three prospective purchasers of the Scripps Cable Business (the "Preliminary Indications"). Merrill Lynch outlined and analyzed the major indicated terms of each proposal, including, among others, the valuation ranges, the alternatives for the form of consideration to be received by the Scripps stockholders, and certain other important proposed contract provisions. Merrill Lynch also reviewed the characteristics of the proposed consideration in each proposal, including, among other things, the implied public and private market values of the securities offered and liquidity of the proposed consideration in each proposal. Merrill Lynch also reviewed the historical results, market performance, business mix and prospects of each prospective purchaser, on a stand-alone basis and pro forma for the acquisition of the Scripps Cable Business. See "-- Review of the Prospective Purchasers." At the October 13, 1995 Scripps Board meeting, Merrill Lynch provided an update regarding the sales process, described the financial impact of a value protection mechanism or collar and presented detailed materials concerning each of the interested parties which are discussed below.

     At the October 26, 1995 Scripps Board meeting, Merrill Lynch reviewed and analyzed, in detail, each of the three proposals received on October 24, 1995 to acquire the Scripps Cable Business. Merrill Lynch outlined and analyzed the major terms of each proposal, including, among others, the stated and adjusted bid values, form of consideration to be received by the Scripps stockholders, proposed value protection mechanisms or collars, and certain key proposed contract provisions. Merrill Lynch also provided an assessment of the liquidity of the proposed consideration in each proposal. Merrill Lynch noted the changes in the valuations from each of the prospective purchasers from the Preliminary Indications and indicated that Comcast had increased its proposal on its own initiative from its October 24, 1995 submission to a stated value of $1.550 billion. Merrill Lynch noted that among its other significant terms, the Comcast proposal included an improved value protection mechanism to hold the value constant within a band of stock prices of 10% (compared to 5% in its October 24th submission) above and 10% below the Execution Price. Merrill Lynch also noted that the Second Bidder's proposal had a stated value of $1.5875 billion, with a value protection mechanism to hold the value constant within a band of stock prices from 30% above to 30% below a stated

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

trading price of $25. As described below, Merrill Lynch's presentation to the Scripps Board also included valuations of the Scripps Cable Business, for comparative purposes, based on comparable public company analysis, comparable acquisition transaction analysis, discounted cash flow analysis, and analysis of the potential value of the Scripps Cable Business if operated by a third party.

     After discussions with the two prospective purchasers that produced clarification and modification of these proposals, at the October 28, 1995 Scripps Board meeting, Merrill Lynch reviewed and analyzed these revised proposals in detail, one of which was the proposal from Comcast. As described in more detail below, Merrill Lynch noted that Comcast had increased the stated value of its proposal on its own initiative to $1.575 billion and that, after certain adjustments as estimated by Merrill Lynch, this value increased to $1.6033 billion. Merrill Lynch also noted that the Second Bidder had increased its proposal on its own initiative to a stated value of $1.6275 billion with a 25% value protection mechanism above and below a stated trading price of $20. See "-- Review of Comcast, the Second Bidder and Their Proposals." Similar to Merrill Lynch's October 26, 1995 presentation, as described below, Merrill Lynch's October 28, 1995 presentation to the Scripps Board also included a valuation of the Scripps Cable Business, for comparative purposes, based on comparable public company analysis comparable acquisition transaction analysis, discounted cash flow analysis and analysis of the potential value of the Scripps Cable Business if operated by a third party.

     Review of Comcast, the Second Bidder and Their Proposals. At the October 28, 1995 Scripps Board meeting, Merrill Lynch analyzed the proposals submitted by Comcast and the Second Bidder. Merrill Lynch ascribed an adjusted value to the Comcast offer, as described below, of $1.6033 billion (the "Estimated Comcast Merger Value") and an adjusted value to the Second Bidder's final proposal of $1.6275 billion (the "Estimated Second Bidder Merger Value"). Merrill Lynch computed that the difference between the two proposals was approximately 1.5% and 3.3% on an adjusted and unadjusted basis, respectively, and advised the Scripps Board that in light of the limited size of such differences and the other factors described below, the two proposals were substantially equivalent from a financial point of view.

     In valuing the Comcast proposal, Merrill Lynch calculated the adjustments in Comcast's proposal by adding (i) the stated value of $1.575 billion, such value being held constant over a specified range of potential stock prices for Comcast Special Common Stock by the proposed value protection mechanism, (ii) the value of the adjustment for the Cable Net Liabilities Amount, which, based on the Scripps Cable Business' unaudited balance sheet as of June 30, 1995 that was prepared by Scripps' management, Merrill Lynch calculated at a net liability of $14.9 million, and (iii) the value of a reimbursement for capital expenditures for the rebuild and upgrade of existing cable television plant, which, based on the Scripps' projections and Merrill Lynch's estimates, was expected to approximate $43.2 million at closing. Using this methodology, Merrill Lynch calculated the total adjusted value of Comcast's proposal at $1.6033 billion. The Second Bidder did not propose any such adjustments and Merrill Lynch did not make any adjustments to the Second Bidder's proposal. In making calculations regarding the pro forma effect of the Merger on Comcast, Merrill Lynch assumed (i) that closing adjustments would result in a purchase price of $1.6033 billion and (ii) that the closing price of the Comcast Special Common Stock would be $20.075.

     Merrill Lynch calculated that the Comcast proposal included a collar which protected the Comcast Merger Value to be delivered to Scripps stockholders to the extent the Comcast Special Common Stock traded in a range of $17.06 to $23.09 over a certain period prior to the Closing Date, allowing for a decrease of 9% and an increase of 24% from a trading price of the Comcast Special Common Stock on October 27, 1995 (the last trading day prior to the October 28 Scripps Board meeting) of $18.625 (the "Comcast Trading Price") before the Estimated Comcast Merger Value would be affected. In addition, Merrill Lynch on October 27, 1995 calculated that this collar would allow for a decrease or increase of 15% from the Execution Price of $20.075 (the average trading price of the Comcast Special Common Stock for the 20 trading day period ending on October 24, 1995, the date on which the prospective purchasers formally submitted their proposals) before the Comcast Merger Value would be affected. Merrill Lynch focused this part of its analysis on the Execution Price in light of certain short-term market pressures on the Comcast Special Common Stock. Merrill Lynch believed that the then recent decline in the market price of the Comcast Special

Common Stock was likely the result of market rumors that Comcast was considering the purchase of the Scripps Cable Business.

     Merrill Lynch also analyzed the anticipated effects of the Repurchase Program on Comcast and potential positive financial and market impact on Comcast of the Repurchase Program. For a discussion of Merrill Lynch's analysis of the effects of the Repurchase Program, see the discussion on the ownership and credit statistics of Comcast and the Second Bidder pro forma for an acquisition of the Scripps Cable Business that appears below under this caption and additional discussion of Merrill Lynch's analysis of Comcast pro forma for the acquisition of the Scripps Cable Business that appears under the caption "Opinion of Financial Advisor to Scripps -- Pro Forma Analysis." Merrill Lynch noted that the Repurchase Program, if effected, could provide support for the Comcast stock price both before and after the Merger.

     Merrill Lynch calculated that the Second Bidder's proposal included a collar which protected the Second Bidder Merger Value to be delivered to Scripps stockholders provided the Second Bidder's stock, when it did trade, traded in a range of $15 to $25 over a certain period of time prior to or after the closing date. Merrill Lynch calculated that based on its calculation of the midpoint of the implied public market value (as described two paragraphs below) of the Second Bidder's stock (prior to the acquisition of the Scripps Cable Business) of $18.77, the collar would allow for a decrease of 20% and an increase of 33% in such implied public market value before the Second Bidder Merger Value would be affected.

     Merrill Lynch also noted that while an active public market existed for the shares of Comcast Special Common Stock, no public market then existed for the common stock of the Second Bidder. The Merrill Lynch Report calculated that the Estimated Comcast Merger Value represented approximately 31% of Comcast's current public float, and that, if the Second Bidder did not complete a planned initial public offering, the Second Bidder Merger Value would represent substantially all of the Second Bidder's public float.

     In comparing the proposals of Comcast and the Second Bidder, Merrill Lynch calculated the implied public and private market value per share of Comcast and the Second Bidder on a stand-alone basis. As described below, Merrill Lynch calculated the midpoint of the implied value per share of Comcast of $24.40 on a public market basis and $32.85 on a private market basis, which implied that the current stock price was trading at a discount of 23.7% and 43.3% to such values, respectively. See "-- Implied Public and Private Market Value Analysis" and the table under "-- Review of the Prospective Purchasers." In light of this analysis, Merrill Lynch noted that Comcast Special Common Stock could experience significant price appreciation were these shares to trade near the midpoint or the high end of the range of implied public market values. Merrill Lynch noted that its analysis of the Second Bidder's proposal assumed no trading discount to the midpoint of the implied public market value per share of the Second Bidder of $18.77. Merrill Lynch noted that its analysis of the implied private market value per share of the Second Bidder was $27.47 assuming the completion of an initial public offering of the Second Bidder's Class A common stock or $28.60 assuming no initial public offering of such common stock was completed. The Merrill Lynch Report also compared the multiple of Adjusted Cable Market Capitalization (as defined below) to 1996 estimated EBITDA of each of Comcast and the Second Bidder; that comparison yielded a multiple of 6.7x for Comcast and 9.3x for the Second Bidder. See the table under "-- Review of the Prospective Purchasers." The Merrill Lynch Report compared these multiples to those of other publicly traded comparable cable companies which ranged from a low of 6.7x to a high of 9.6x and noted that the implied multiple for the Second Bidder was at a premium to all of the comparable companies with the exception of one while the implied multiple for Comcast was the lowest of the comparable companies, with one comparable company having substantially the same multiple.

     The Merrill Lynch Report also analyzed the pro forma effects of the proposals on Comcast and the Second Bidder. Merrill Lynch calculated that as a result of the Transactions, Comcast would incur cash flow per share dilution of 6.5% to 7.7% in 1996 and 5.4% to 7.3% in 1997 compared to cash flow per share dilution of 10.4% to 13.5% in 1996 and 8.5% to 10.3% in 1997 for the Second Bidder. Merrill Lynch also estimated that pro forma for the acquisition of the Scripps Cable Business, the implied range of public market values per share of Comcast was $20.58 to $25.19, compared to the Comcast Trading Price of $18.625 on October 27, 1995, and a collar of $17.06 to $23.09. The implied range of public market values per share of the Second

Bidder pro forma for the acquisition of the Scripps Cable Business was $16.45 to $19.10, compared to an implied pre-transaction public market value midpoint of $18.77 and a collar of $15.00 to $25.00.

     Merrill Lynch also analyzed the business mix of each prospective purchaser and the contribution to public and private market value of each prospective purchaser's business segments. See "-- Contribution Analysis" and the table under "-- Review of the Prospective Purchasers." Merrill Lynch noted that the percentages of Comcast's estimated public market and private market aggregate asset value derived from domestic cable television were 56.3% and 59.9%, respectively. For the Second Bidder, on a stand-alone basis, the percentages of its estimated public market and private market asset value that were derived from domestic cable television were 89.4% and 88.6%, respectively. Pro forma for the acquisition of the Scripps Cable Business, Merrill Lynch presented the contribution analysis for each prospective purchaser on a public market basis. Merrill Lynch noted that for Comcast the percentage of estimated domestic cable television asset value of estimated public market aggregate asset value pro forma for the Scripps Cable acquisition was 60.3%. See "-- Contribution Analysis," "-- Pro Forma Analysis" and the table under "-- Review of the Prospective Purchasers." Merrill Lynch noted that such estimated percentage for the Second Bidder pro forma for the acquisition of the Scripps Cable Business was 93.5%.

     Merrill Lynch also estimated the percentage that Scripps' stockholders would own of each prospective purchaser pro forma for the acquisition of the Scripps Cable Business. See "-- Pro Forma Analysis." Merrill Lynch calculated that, based on its estimated implied public market value per share of the Second Bidder, Scripps' stockholders would have a 32.2% economic interest and a 3.9% voting interest in the Second Bidder, pro forma for the acquisition of the Scripps Cable Business (assuming no initial public offering of the Second Bidder's common stock) which compared with 25.3% economic ownership and 0% voting interest under the Comcast proposal (assuming Comcast were to repurchase approximately 27 million shares of Comcast Common Stock pursuant to the Repurchase Program at an average price equal to the Comcast Trading Price (the "Merrill Lynch Assumed Repurchase")).

     Merrill Lynch also estimated that the credit statistics for Comcast would change as follows: (i) the ratio of total debt less cash and cash equivalents to EBITDA (the "Leverage Ratio") pro forma for the Merger and the Merrill Lynch Assumed Repurchase would decline to 4.81x as compared to the stand-alone (assuming no Merrill Lynch Assumed Repurchase or Merger) Leverage Ratio of 5.04x; and (ii) the ratio of EBITDA to interest expense (the "Coverage Ratio") would increase to 2.49x pro forma for the Merger and the Merrill Lynch Assumed Repurchase as compared to 2.40x on a stand-alone basis (assuming no Merrill Lynch Assumed Repurchase or Merger). Merrill Lynch estimated that for the Second Bidder the estimated 1996 credit statistics pro forma for the transactions would change as follows: (i) assuming no initial public offering of the Second Bidder's common stock, the Leverage Ratio would decline to 5.26x from 6.27x on a stand-alone basis and the Coverage Ratio would increase to 2.22x from 1.87x on a stand-alone basis and (ii) assuming the effect of the planned initial public offering, the Leverage Ratio would decrease to 4.95x from 5.92x on a stand-alone basis and the Coverage Ratio would increase to 2.35x from 1.98x on a stand-alone basis.

     Review of the Prospective Purchasers. At the September 29, 1995 Scripps Board meeting, Merrill Lynch also reviewed in detail the historical results and prospects of the three prospective purchasers. Merrill Lynch compiled information concerning the characteristics and prospects of each of the prospective purchasers and estimated a range of implied public and private market values for the assets and equity of each of the prospective purchasers, including Comcast. Merrill Lynch reviewed publicly available financial statements, publicly available operating data, research reports from selected equity and fixed income research analysts, rating agency reports, and other publicly available information that Merrill Lynch deemed appropriate. Merrill Lynch also reviewed certain forecasted operating cash flow estimates, analyses and other material furnished to it by Scripps. In addition, the Merrill Lynch Report was based on meetings between Merrill Lynch, certain members of Scripps' management and Board of Directors, and the managements of each of the prospective purchasers which involved discussions of the operations, financial results, and outlook for their respective businesses. In conducting its review of each of the prospective purchasers, for each company, among other things, Merrill Lynch analyzed the market capitalization (defined as the market value of the common stock plus the liquidation value of the preferred stock plus total debt and minority interests less cash and cash equivalents) and market value of each company; the capital structure of each company; the business mix of each prospective purchaser; the liquidity of the consideration offered; the percentage discount represented by the then current stock price in comparison to Merrill Lynch's estimate of implied public and private market values for each company; the total annualized returns that common stockholders in each company received over certain periods in comparison to the returns for Scripps Common Stock and the Standard & Poor's 500 Index; the indexed trading history, if any, of the common stock of each company; and the trading history, if any, of the common stock of each company in comparison to the Standard & Poor's 400 Index and in comparison to an index of cable television stocks that included Cablevision Systems Corporation ("Cablevision Systems"), Cox Communications, Inc. ("Cox"), Jones Intercable, Inc. ("Jones"), Tele-Communications, Inc. ("TCI"), and Time Warner Inc. ("Time Warner"), companies which Merrill Lynch deemed to be comparable to the prospective purchasers. In addition, Merrill Lynch analyzed the ratio of the estimated (x) market capitalization less the estimated value of noncable assets less the estimated public market value of nonconsolidated cable television assets (the "Adjusted Cable Market Capitalization") to (y) projected 1996 EBITDA. See the table below for a summary of the findings of these analyses as updated and presented at the October 28, 1995 Scripps Board meeting and as presented in the Merrill Lynch Report. The analyses of the total annualized returns that common stockholders in each company received over certain periods in comparison to the returns for Scripps Common Stock and the Standard & Poor's 500 Index were presented only at the September 29, 1995 and October 13, 1995 Scripps Board meetings and are not included in the Merrill Lynch Report. The updated findings of such analyses are described in the paragraph below.

     At the October 13, 1995 Scripps Board meeting, Merrill Lynch presented substantially all of the analyses from the previous meeting updated to reflect the then current stock prices and added certain information concerning the prospective purchasers that included estimated implied public market and private market valuations for each prospective purchaser on a stand-alone basis and pro forma for the proposed acquisition of the Scripps Cable Business (which are described in more detail under the captions "-- Implied Public and Private Market Value Analysis" and "-- Pro Forma Analysis"), capitalization tables of the prospective purchasers, summaries of contemporary research analyst commentaries concerning the equity and debt securities of Comcast and the Third Bidder and the debt securities of the Second Bidder and a profile of the ownership of the equity securities of the Second Bidder. The profile of the ownership of the Second Bidder that Merrill Lynch presented was based on information from public documents of the Second Bidder and from a meeting with the Second Bidder's management. See the table below for a summary of the findings of these analyses as updated and presented at the October 28, 1995 Scripps Board meeting and as presented in the Merrill Lynch Report. The analyses of the total annualized returns that common stockholders in each company received over certain periods in comparison to the returns for Scripps Common Stock and the Standard & Poor's 500 Index were presented only at the September 29, 1995 and October 13, 1995 Scripps Board meetings and are not included in the Merrill Lynch Report. Merrill Lynch noted that the annualized annual investor return from January 1992 through October 1995 for the Third Bidder was 11.1%, for Comcast was 5.4%, for Scripps was 12.5% and for the S&P 500 was 11.9%. Such returns were determined by calculating the compound annual rate of growth implied by the total appreciation (the increase or decrease in the stock price plus dividends common shareholders received, if any) that common shareholders received over the period. Merrill Lynch noted that a similar analysis for the Second Bidder could only be estimated since there is no public market for the common stock of the Second Bidder. Such estimate of the Second Bidder's annualized annual investor return was based on Merrill Lynch's estimates of the equity value of the Second Bidder at the end of each year of the period and in October 1995. As a result of these analyses, Merrill Lynch estimated that the annualized annual investor return for the common stock of the Second Bidder was 32.8%.

     At the October 26, 1995 Scripps Board meeting, Merrill Lynch also presented updated analyses of the market capitalization and market value of each company; the capital structure of each company with the addition of an analysis of the capital structure of each company pro forma for the acquisition of the Scripps Cable Business; the business mix of each prospective purchaser; the liquidity of the consideration offered; updated estimated implied public market and private market valuations of each prospective purchaser both on a stand-alone basis and pro forma for the acquisition of the Scripps Cable Business, as described in more detail below; the estimated percentage discount represented by the then current stock price in comparison to Merrill Lynch's estimate of implied public and private market values for each company; the trading history, if any,

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

which was presented in graph form from October 7, 1994 through October 24, 1995, of the common stock of each company in comparison to the Standard & Poor's 400 Index and in comparison to an index of cable television stocks that included Cablevision Systems, Cox, Jones, TCI and Time Warner, companies which Merrill Lynch deemed to be comparable to the prospective purchasers; and the ratios of the estimated Adjusted Cable Market Capitalization to projected EBITDA for each prospective purchaser. At the October 28, 1995 Scripps Board meeting, Merrill Lynch presented these analyses in updated form, and such analyses were presented in the Merrill Lynch Report. These analyses are summarized in the table below.

                                                                              SECOND       THIRD
                                                              COMCAST        BIDDER(1)    BIDDER
                                                              --------       ---------    -------
Market Capitalization (in millions).........................  $ 11,294       $   8,726    $27,772
Market Value (in millions)..................................  $  5,219       $   3,432    $12,080
Adjusted Cable Market Capitalization/1996 Operating Cash
  Flow......................................................       6.7x            9.3x       8.2x
Current Stock Price Percentage
Discount from Public Market and Private Market Valuation:
  Public Market.............................................     -23.7%      No Public      -10.5%
  Private Market............................................     -43.3%         Market      -43.3%
Pro Forma Asset Value Composition
  Domestic Cable(2).........................................      60.3%           93.5%      87.2%
  International Cable/Programming...........................       1.2%            3.8%       8.1%
  Domestic Programming......................................      21.8%            2.6%       0.0%
  Cellular..................................................      15.3%            0.0%       0.0%
Other.......................................................       1.4%            0.1%       4.3%
Pro Forma Capitalization(3) (in millions)
  Total Debt................................................  $7,231.5       $ 4,636.3
  Redeemable Preferred Stock................................        --       $   242.7
  Minority Interest.........................................  $  710.7       $     3.8
  Total Stockholders' Equity................................  $  295.5       $   828.9
  Total Capitalization......................................  $8,237.7       $ 5,711.7

Notes: (1) Market capitalization and market value data based on mid-point of public market valuation. Assumes no initial public offering.

        (2) Includes non-consolidated cable investments and direct broadcast satellite ventures.

        (3) The Comcast data is pro forma for the acquisition of the Scripps Cable Business and the $500 million Merrill Lynch Assumed Repurchase. Data for the Second Bidder is pro forma for the acquisition of the Scripps Cable Business and an assumed $300 million initial public offering. This analysis was not performed for the Third Bidder for the October 28, 1995 Board Meeting.

See also "-- Review of Comcast, the Second Bidder and Their Proposals." As described below under the seven next succeeding subcaptions (beginning with "-- Implied Public and Private Market Analysis" and ending with "-- Valuation of Scripps Cable; Analysis of Potential Value to Third Party"), Merrill Lynch's presentation to the Scripps Board also included estimated valuations of the Scripps Cable Business, for comparative purposes, based on comparable public company analysis, comparable acquisition transaction analysis, discounted cash flow analysis and analysis of the potential value of the Scripps Cable Business if operated by a third party.

     Implied Public and Private Market Value Analysis. To estimate the implied public market and private market values of the assets and equity of each prospective purchaser, Merrill Lynch estimated the value for each business segment or investment of each company and, in the case of an equity valuation, subtracted the debt and minority interests and added back the value of cash and cash equivalents. Merrill Lynch used a variety of valuation methodologies to estimate these public and private market values which included, among others, using the then current stock price for publicly traded entities, discounted cash flow analyses, and multiples of EBITDA, subscribers, and revenues as Merrill Lynch deemed appropriate in each case. In selecting multiples for the above-mentioned analyses, Merrill Lynch selected these multiples after consideration of relevant multiples used to value businesses in acquisition transactions or in the public market. For the purposes of these analyses, Merrill Lynch selected the acquisition transactions or businesses, as the case may be, that it deemed to be comparable to each prospective purchaser's assets or investments.

     Merrill Lynch presented an analysis regarding Comcast's implied public market value before the consummation of the Transactions with an estimated public aggregate asset value range of $12.2 billion to $13.6 billion. Merrill Lynch noted that the estimated implied midpoint public equity value per share was $24.40. Merrill Lynch presented an analysis regarding Comcast's implied estimated private market value before the consummation of the Transactions with an estimated private market aggregate asset value range of $14.0 billion to $16.6 billion. Merrill Lynch noted that the estimated implied midpoint private market equity value per share was $32.85.

     Contribution Analysis. Merrill Lynch presented analyses of the business mix of each prospective purchaser and the contribution to public market and private market value of each prospective purchaser's business segments. Merrill Lynch's valuation methodologies of these segments are mentioned above. See
"-- Implied Public and Private Market Value Analysis." Merrill Lynch estimated that Comcast's implied public aggregate asset value before the consummation of the Transactions ranged from $12.2 billion to $13.6 billion with the component businesses estimated to be valued at (based on the midpoints of the estimated valuation ranges) $7.4 billion for domestic cable television, or 56.3%, $3.2 billion for electronic retailing, or 24.0%, $2.2 billion for cellular, or 16.8%, and $0.4 billion, or 2.9%, for other operations and corporate expenses, among other things. Merrill Lynch presented an analysis regarding Comcast's implied private market value before the consummation of the Transactions with an estimated private market aggregate asset value range of $14.0 billion to $16.6 billion with the component businesses estimated to be valued at (based on the midpoints of the valuation ranges) $9.3 billion for domestic cable television, or 59.9%, $3.4 billion for electronic retailing, or 22.2%, $2.4 billion for cellular, or 15.7%, and $0.3 billion, or 2.4%, for the other operations, which also reflects the value of corporate expenses, among other things.

     Pro Forma Analysis. Merrill Lynch also estimated the pro forma impact of the acquisition of the Scripps Cable Business on certain financial and operating indicators for each prospective purchaser. Merrill Lynch also analyzed the impact on Comcast if Comcast were to consummate the Merrill Lynch Assumed Repurchase. Merrill Lynch estimated, based on the then current publicly available information concerning Comcast, that pro forma for the Merger current actual subscribers for Comcast would increase to 4.1 million, an increase from
3.3 million on a stand-alone basis. Merrill Lynch calculated, based on its estimated midpoint implied public market and private market values, the estimated accretion and dilution of the estimated public market and private market values per share pro forma for the Merger, which for Comcast were as follows: (i) assuming the effect of the Merrill Lynch Assumed Repurchase, the dilution for the public market value per share was 5.9% and for the private market value per share was 5.4% and (ii) assuming no Merrill Lynch Assumed Repurchase, the dilution for the public market value per share was 7.2% and for the private market value per share was 8.2%. Merrill Lynch presented analyses of the business mix of each prospective purchaser and the contribution to estimated public market value of each prospective purchaser's business segments pro forma for the Transactions. See " -- Contribution Analysis" and the table under " -- Review of the Prospective Purchasers." Merrill Lynch estimated that Comcast's component businesses pro forma for the acquisition of the Scripps Cable Business were valued at (based on the midpoints of the valuation ranges) $8.7 billion for domestic cable television, or 60.3%, $3.2 billion for electronic retailing, or 21.8%, $2.2 billion for cellular, or 15.3%, and $0.4 billion, or 2.6%, for other operations, which also reflects the value of corporate expenses, among other things. Merrill Lynch noted in its presentation that the similar analyses for the two other prospective purchasers pro forma for the acquisition of the Scripps Cable Business indicated higher concentrations of domestic cable television for each of the two other prospective purchasers compared to Comcast pro forma for the Transactions. See " -- Review of Comcast, the Second Bidder and Their Proposals" and the table under " -- Review of the Prospective Purchasers."

     Valuation of Scripps Cable; Comparable Public Company Analysis. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance (reflecting a composite of research analysts' estimates) of selected publicly traded cable television companies with similar financial and operating data and projected financial performance of the Scripps Cable Business (as estimated by the management of Scripps Cable). The selected cable television companies reviewed in this analysis (collec-

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

tively, the "Scripps Cable Comparable Group") were: Adelphia Communications Corporation, Cablevision Systems, Century Communications Corporation ("Century"), Continental, Cox, Falcon Cable Systems Company, Jones, TCA Cable TV, Inc., TCI and Time Warner. Merrill Lynch analyzed, among other things, the ratios of Adjusted Cable Market Capitalization to projected cable EBITDA for 1995 and 1996, operating and financial performance data and the capital structures of the Scripps Cable Comparable Group. Merrill Lynch then compared the results of such analyses for the Scripps Cable Comparable Group to the corresponding results for the Scripps Cable Business. Merrill Lynch calculated the implied value of the Scripps Cable Business by selecting ranges of multiples of 1995 cable EBITDA, derived from Merrill Lynch's analysis of multiples of Adjusted Cable Market Capitalization to 1995 cable EBITDA of the Scripps Cable Comparable Group, and applying such multiple ranges to the projected EBITDA of each of Scripps Cable's cable television operating regions pro forma for Scripps' pending acquisition of the Mid-Tennessee Business. As each of Scripps Cable's cable television systems has differing operating and financial characteristics, Merrill Lynch applied different multiple ranges to each region based on its analysis of the Scripps Cable Comparable Group. For this analysis, Merrill Lynch used a multiple range of 8.5x to 9.0x for the cable television systems having their central operations in Sacramento, CA, Chattanooga, TN and Knoxville, TN, 8.0x to 8.5x for the cable television systems in Atlanta, GA, Lake County, FL, Rome, GA, and Longmont, CO, and 7.0x to 7.5x for the Mid-Tennessee Business, Bluefield, WV, and Elizabethtown, KY. Based on an estimate of $125.7 million of EBITDA for year-end 1995, Merrill Lynch calculated, using this methodology, the implied value of the Scripps Cable Business at between $1.024 billion and $1.087 billion.

     Valuation of Scripps Cable; Comparable Acquisition Transaction
Analysis. Merrill Lynch reviewed certain publicly available information regarding 17 selected business combinations involving cable television companies since February 1994. Merrill Lynch reviewed the prices paid in such transactions in terms of the Adjusted Cable Market Capitalization as a multiple of EBITDA and compared such multiple to the multiples of such financial results for the Scripps Cable Business implied by the Merger Consideration. The 17 pending and completed business combinations reviewed in this analysis (collectively, the "Acquisition Transaction Comparables") and the dates such acquisitions were announced were: the acquisition of Viacom Inc.'s cable business by TCI (announced July 1995); the sale of certain of Sammons Communications' ("Sammons") cable systems to both Lenfest Group and TKR Cable (announced March
1995); the sale of the remainder of Sammons' cable systems to Marcus Cable Company (announced March 1995); the pending sale of Cablevision Industries Corporation and certain related companies to Time Warner (announced February
1995); the sale of Cablevision of Chicago to Continental (announced January
1995); the sale of the cable business of Gaylord Entertainment Company to Kelso & Company and Charter Communications, Inc. ("Charter") (announced December
1994); the merger of Providence Journal Company's cable systems with and into Continental (announced November 1994); the sale of the ML Media Partners Cable Systems to Century (announced November 1994); the acquisition of Summit Communications Group, Inc. by Time Warner (announced September 1994); the merger of TeleCable Corporation with and into TCI (announced August 1994); the purchase of the Wometco Cable L.P. cable television systems by U.S. West Inc. (announced July 1994); the acquisition of certain Crown Media cable television systems by Charter (announced June 1994); the sale of Crown Media of Wisconsin to Marcus Cable (announced June 1994); the acquisition of Maclean Hunter Limited's U.S. cable systems by Comcast (announced June 1994); the merger of the Times Mirror Company's cable systems with and into Cox (announced June 1994); and the acquisition of McDonald Group by Charter (announced February 1994). Merrill Lynch calculated the implied value of the Scripps Cable Business by selecting ranges of multiples of 1995 cable EBITDA, derived from Merrill Lynch's analysis of multiples of Adjusted Cable Market Capitalization to 1995 cable EBITDA of the Acquisition Transaction Comparables, and applying such multiple ranges to the projected EBITDA of each of Scripps Cable's cable television operating regions pro forma for Scripps' pending acquisition of the Mid-Tennessee Business. See "The Merger Agreement -- Certain Covenants -- Acquisition of Mid-Tennessee Business." As each of Scripps Cable's cable television systems has differing operating and financial characteristics, Merrill Lynch applied different multiple ranges to each region based on its analysis of the Scripps Cable Comparable Group. For this analysis, Merrill Lynch used a multiple range of 10.5x to 11.5x for the cable television systems having their central operations in Sacramento, CA, Chattanooga, TN and Knoxville, TN, 10.0x to 11.0x for the cable television systems in Atlanta, GA, Lake County, FL, Rome, GA

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

and Longmont, CO, 9.5x to 10.5x for the Mid-Tennessee Business, and 9.0x to 10.0x for Bluefield, WV, and Elizabethtown, KY. Based on an estimate of $125.7 million of EBITDA for year-end 1995, Merrill Lynch calculated, using this methodology, the implied value of the Scripps Cable Business at between $1.279 billion and $1.405 billion.

     Valuation of Scripps Cable; Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the Scripps Cable Business based upon estimates of projected financial performance prepared by Scripps Cable's management for the years 1995 and 1996 and estimated by Merrill Lynch for the years 1997 through 2005 on the basis of its review of Scripps Cable's historical performance and discussions with Scripps' and Scripps Cable's management. Utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of the sum of (i) the projected stream of after-tax unlevered free cash flows for the Scripps Cable Business to the year 2005, (ii) the projected terminal value of the Scripps Cable Business at such year based upon a range of multiples of projected EBITDA, and (iii) an assumed cash balance net of debt. Merrill Lynch selected the range of discount rates of 12% to 14% by applying the typical cost of capital of a cable television company to the Scripps Cable Business' cash flow, and selected 13% as the midpoint of such range. In order to estimate such cost of capital for cable television companies, Merrill Lynch performed weighted average cost of capital analyses for comparable cable television companies. Merrill Lynch selected terminal multiples of EBITDA (ranging from 10.0x to 12.0x). Utilizing this methodology, the value of the Scripps Cable Business was calculated, using the midpoint discount rate of 13% and a range of terminal multiples of EBITDA of 10.0x to 12.0x, to be between $1.435 billion and $1.630 billion.

     Valuation of Scripps Cable; Analysis of Potential Value to Third
Party. Merrill Lynch performed an analysis to estimate the range of potential values the Scripps Cable Business could have in the hands of a larger cable operator. For this analysis, Merrill Lynch assumed that the economies of scale and increased programming discounts that a larger cable television company can obtain as compared to Scripps Cable would provide certain of the prospective purchasers with lower programming and other costs. The resulting higher 1995 estimated EBITDA from this analysis was $136.1 million, based on assumptions of 2% EBITDA margin improvement from a reduction in programming costs due to programming discounts that were available to cable television operators based on the number of subscribers they serve and a 5% reduction in employee and other costs due to efficiencies derived from clustering, a term used in the cable television industry to describe economies of scale in an operating region due to the proximity of a significant base of subscribers. To determine the valuation range for this analysis, Merrill Lynch calculated the value of the Scripps Cable Business by using this estimated EBITDA figure and applied the same multiples derived from Merrill Lynch's analysis of the Acquisition Transaction Comparables as applied to each of Scripps' nine cable operating regions pro forma for the acquisition of the Mid-Tennessee Business. Using this methodology, Merrill Lynch calculated the implied potential value of the Scripps Cable Business, if operated by a third party, at between $1.385 billion and $1.630 billion.

     In arriving at the Merrill Lynch Opinion and in presenting the Merrill Lynch Report, Merrill Lynch performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses used in arriving at the Merrill Lynch Opinion and the Merrill Lynch Report. The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion that, as of the date of such opinion, the Merger Consideration is fair to the holders of Scripps Common Stock from a financial point of view, involve elements of subjective judgment and are based on numerous macroeconomic operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Scripps' or Comcast's control. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which securities, businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a

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

fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Scripps, Scripps Cable, Comcast or the business segment for which a comparison is being made, and none of the Acquisition Transaction Comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of the comparable companies or company to which they are being compared.

     The Board of Directors of Scripps retained Merrill Lynch because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Scripps and its businesses. Merrill Lynch acted as lead manager in connection with a public offering of common stock by the Scripps Trust in December 1993 for which it received customary compensation. In addition, Merrill Lynch has rendered, from time to time, various investment banking and financial advisory services to Comcast for which it has received customary compensation. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     Fees Payable to Merrill Lynch. Pursuant to a letter agreement dated April 24, 1995 between Scripps and Merrill Lynch, Scripps retained Merrill Lynch as financial advisor in connection with a review of Scripps' strategic alternatives with regard to the Scripps Cable Business. Scripps has paid Merrill Lynch $200,000 for services in connection with the strategic review of the Scripps Cable Business and will become obligated to pay Merrill Lynch a fee of $7 million upon the consummation of the Merger; provided that the initial $200,000 fee shall be credited against the $7 million fee payable to Merrill Lynch upon consummation of the Merger. Scripps has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

BACKGROUND OF AND COMCAST'S REASONS FOR THE MERGER.

     Comcast considers a number of potential acquisitions of cable television systems each year and has, from time to time, made such acquisitions on an opportunistic basis.

     In July 1995, Comcast entered into a confidentiality agreement with Scripps, and in August 1995, Comcast received a copy of a confidential offering memorandum describing various aspects of the Scripps Cable Business. Comcast reviewed and analyzed the information contained in the confidential offering memorandum. On the basis of that review and analysis, Comcast prepared and on September 6, 1995 submitted to Merrill Lynch a preliminary, non-binding indication of interest regarding the acquisition of the Scripps Cable Business. Shortly thereafter, senior members of Comcast management met with senior members of Scripps' management and one or more of the Trustees to discuss the indication of interest submitted by Comcast. Shortly thereafter, Comcast was invited to participate in the second phase of the sale process.

     In early October 1995 Comcast and its outside legal counsel (i) received from Merrill Lynch a term sheet outlining the material terms of the spin-off/merger transaction, (ii) began a due diligence review of certain business, financial and legal information with respect to Scripps and the Scripps Cable Business, and (iii) reviewed drafts of proposed merger agreement and related agreements, including drafts of board representation, registration rights and voting agreements.

     To assist it in its valuation of the Scripps Cable Business and in structuring the financial terms of the potential transaction, Comcast retained Lehman Brothers as its financial advisor. Lehman Brothers' primary function was to assist Comcast in the analysis of the likely effect of certain financial terms of the potential transaction, particularly the proposed "collar arrangements," on the trading price of Comcast's stock. On October 20, 1995, senior management of Comcast met, together with outside legal counsel and Lehman Brothers, to consider and, if appropriate, to formulate a recommendation to the Comcast Board regarding the

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

possible acquisition by Comcast of the Scripps Cable Business. At such meeting, Lehman Brothers indicated that the proposed collar arrangement might result in short-term downward market pressure on the price of Comcast's stock during the period (the "Pricing Period") in which the average trading price used to calculate the number of shares to be delivered in the merger is determined. Lehman Brothers also indicated breakup fees in transactions of this type are typically in the 2% to 5% range.

     Lehman Brothers was selected by Comcast management. Lehman Brothers is an internationally recognized investment banking firm which has substantial experience advising corporations in connection with transactions similar to the Merger. Lehman Brothers has rendered, from time to time, various investment banking and financial advisory services to Comcast for which it has received customary compensation. In May 1995, Lehman Brothers acted as the underwriter in connection with the public offering of Senior Subordinated Debentures of Comcast. Lehman Brothers received customary compensation in connection with such offering. Comcast will pay Lehman Brothers a fee of $750,000 in connection with its role as financial advisor.

     On October 22, 1995, members of the Comcast Board were provided with detailed information prepared by Comcast management, which information included an analysis of the Scripps Cable Business, a summary of the transaction structure and the agreements proposed by Scripps, management's valuation of the business, a financial impact analysis and a management summary of the proposed bid. On October 23, 1995, a special meeting of the Comcast Board was convened to consider the possible acquisition. All members of the Comcast Board other than Irving A. Wechsler, who was out of the country, participated in the meeting.

     At the Comcast Board Meeting, Brian L. Roberts, President of Comcast, presented a review of the Scripps Cable Business, Comcast management's valuation of that business and the transaction structure proposed by Scripps. He noted that the Scripps Trust had requested representation on the Comcast Board. Representatives of Lehman Brothers briefly discussed the valuation of the Scripps Cable Business prepared by Comcast Management and indicated that they believed that the assumptions used by Comcast Management in the preparation of its valuation, and the conclusions of Comcast Management regarding the value of Scripps Cable, were reasonable. Representatives of Lehman Brothers also reviewed for the Comcast Board certain financial terms of the proposed transaction, specifically, the "collar" arrangements and their expected effect on the market price of Comcast stock, the breakup fee and the potential for dilution resulting from the issuance of Comcast's stock. Lehman Brothers indicated that, because of the potential for dilution, Comcast could expect the initial market reaction to the announcement of the transaction to result in a decline in the price of Comcast's stock. Lehman Brothers' views were based upon its assessment of then-current market conditions and its experience in connection with transactions similar to the Merger. Lehman Brothers was not asked to, and did not, make a presentation to the Board regarding the valuation of the Scripps Cable Business or render a fairness opinion on any proposed transaction. Outside legal counsel to Comcast reviewed the terms of the merger agreement and related agreements proposed by Scripps and various issues raised thereby. Mr. Roberts informed the Comcast Board that Comcast management recommended the purchase of the Scripps Cable Business and suggested pricing and certain other terms and conditions. Following extensive discussions regarding the Scripps Cable Business, the financial and legal aspects of the proposed transaction, the accounting and likely market impact of the proposed transaction and various other related matters, the Comcast Board approved the proposed acquisition subject to the pricing limitations suggested by Mr. Roberts and authorized management to negotiate the definitive terms and conditions, subject to such limitations.

     Comcast submitted a final proposal, including transaction documents marked with proposed revisions, to Merrill Lynch and Scripps on October 24, 1995. Comcast's proposal offered to acquire the Scripps Cable Business for shares of Comcast Special Common Stock with an aggregate value of $1.525 billion, subject to certain adjustments. Comcast's proposal included a price protection or "collar" mechanism that would result in an adjustment to the number of shares of Comcast Special Common Stock to be delivered to the extent the share price increased by up to 5%, or decreased by up to 5%, between the execution of the merger agreement and the closing. The proposal also included a right for Scripps to terminate the proposed merger if the price of the Comcast Special Common Stock declined by more than 20% during such period. In order to minimize the downward pressure on the market price of Comcast's stock during the Pricing Period, the Comcast proposal provided that the average trading price used to calculate the number of shares to be issued in the merger be determined by reference to the average closing price of the Comcast Special Common Stock on Nasdaq for 15 days chosen at random from the 40 trading days ending immediately before the closing date of the merger.

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

Comcast's proposal also sought to limit the Scripps Board fiduciary out and the Scripps Trust fiduciary out and requested a 5% breakup fee.

     In response to a request by Merrill Lynch for clarification of final proposals, on October 26, 1995, Comcast increased the amount of consideration offered in its original proposal by $25 million, from $1.525 billion to $1.550 billion. Additionally, Comcast revised its proposed price protection mechanism to provide for a collar of 10% above and 10% below the Execution Price and to give Scripps the right to terminate the proposed merger if the market price of Comcast Special Common Stock declined by more than 15%, subject to Comcast's right to "top-up" the number of shares delivered. Comcast's revised proposal continued to call for a 5% breakup fee and continued to limit the Scripps Board fiduciary out and the Scripps Trust fiduciary out.

     On October 27, 1995, a conference call was held among the Chairman and Chief Executive Officer of Scripps, a representative from Merrill Lynch and Comcast. Comcast offered to increase the consideration to $1.575 billion and to modify the terms of its proposal to provide a collar of 15% above and 15% below the Execution Price. The parties also discussed the possible timing of the execution of a merger agreement.

     Comcast and its legal advisors continued negotiation with Merrill Lynch and Scripps' legal advisors on October 27 and 28, 1995. On October 28, 1995, Comcast agreed to reduce the breakup fee to 3% and to allow retention of the Scripps Board fiduciary out and Scripps Trust fiduciary out as originally proposed by Scripps and the Scripps Trust.

     On October 28, 1995, Scripps, New Scripps and Comcast entered into the Agreement and Plan of Merger, and Scripps, Comcast, Sural and the Scripps Trust entered into the Voting Agreement.

     On June 19, 1996, the Comcast Board ratified the Agreement and Plan of Merger as executed on October 28, 1995 and approved the Form of Amendment to the Agreement and Plan of Merger in substantially the form set forth as Annex II.

RECOMMENDATION OF THE COMCAST BOARD OF DIRECTORS.

     The Comcast Board of Directors has carefully considered the terms of the proposed Merger and believes that the Merger and related transactions are in the best interests of Comcast and its shareholders. The Comcast Board has approved the Merger and the related transactions and recommends that the Comcast shareholders vote FOR the proposal to approve the issuance of Comcast Special Common Stock in the Merger.

     The Comcast Board believes that the Merger would allow Comcast to increase the scale of its cable television operations through the acquisition of desirable systems. The Scripps cable systems are preponderantly in large clusters. In addition, the structure of the transaction (specifically, the absence of debt at Scripps Cable and Scripps' requirement that Comcast Special Common Stock be used as the form of consideration) will reduce the leverage of Comcast, which will provide Comcast with increased financial flexibility.

     In reaching its conclusion, the Comcast Board considered, among other things, the following: (i) the judgment, advice and analyses of Comcast's management; (ii) the judgment, advice and analyses of Lehman Brothers; (iii) regulatory, competitive, technological and other developments affecting the cable television industry; (iv) the characteristics and locations of the Scripps cable systems; (v) the financial condition, results of operations and cash flows of the Scripps Cable Business and Comcast, both on an historical basis and a prospective basis; (vi) the financial terms of the proposed transaction; (vii) the terms and conditions of the Merger Agreement and related documents; (viii) the strategic benefits of the proposed merger; (ix) historical market prices of, trading information for and expected market impact on Comcast Common Stock; and
(x) the dilutive effect of the issuance of Comcast Special Common Stock in the proposed Merger.

     The foregoing discussion of the information and factors considered and given weight by the Comcast Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Comcast Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Comcast Board may have given different weights to different factors.

     THE COMCAST BOARD RECOMMENDS THAT THE HOLDERS OF COMCAST CLASS A COMMON STOCK AND COMCAST CLASS B COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF COMCAST SPECIAL COMMON STOCK IN THE MERGER.

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

                              THE SPECIAL MEETINGS

MATTERS TO BE DISCUSSED AT THE SPECIAL MEETINGS

     General. This Joint Proxy Statement-Prospectus is being furnished by Comcast to holders of shares of Comcast Common Stock and by Scripps to holders of shares of Scripps Common Stock in connection with the solicitation of proxies from certain of such stockholders for use at the Comcast Special Meeting and the Scripps Special Meeting, respectively.

     Comcast. At the Comcast Special Meeting or any adjournments or postponements thereof, holders of shares of Comcast Class A Common Stock and Comcast Class B Common Stock will be asked to approve the issuance of Comcast Special Common Stock in the Merger, voting together as a single class. Such stockholders will also consider and vote upon such other matters as may properly be brought before the Comcast Special Meeting.

     THE BOARD OF DIRECTORS OF COMCAST HAS APPROVED THE MERGER AND RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF COMCAST SPECIAL COMMON STOCK IN THE MERGER.

     Scripps. At the Scripps Special Meeting or any adjournments or postponements thereof, holders of Scripps Class A Common Stock and Scripps Common Voting Stock, voting as separate classes, will be asked to approve and adopt the Scripps Charter Amendment, and holders of Scripps Common Voting Stock will be asked to approve and adopt the Merger Agreement. Holders of Scripps Common Voting Stock will also consider and vote upon such other matters as may properly be brought before the Scripps Special Meeting.

     THE BOARD OF DIRECTORS OF SCRIPPS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE SCRIPPS CHARTER AMENDMENT AND RECOMMENDS THAT SCRIPPS STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE SCRIPPS CHARTER AMENDMENT.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

     Comcast. The Comcast Record Date is September 13, 1996. Shareholders of record at the close of business on the Comcast Record Date will be entitled to notice of, and all such holders of Comcast Class A Common Stock and Comcast Class B Common Stock will be entitled to vote at, the Comcast Special Meeting or any adjournments or postponements thereof. As of the Comcast Record Date, there were 34,002,024 shares of Comcast Class A Common Stock (one vote per share), 8,786,250 shares of Comcast Class B Common Stock (15 votes per share), and 190,504,702 shares of Comcast Special Common Stock (no votes per share) outstanding and held by 1,858, one, and 2,288 holder(s) of record, respectively.

     The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of Comcast Class A Common Stock and Comcast Class B Common Stock issued, outstanding and entitled to vote as of the Comcast Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of Comcast Class A Common Stock and Comcast Class B Common Stock present for purposes of determining a quorum.

     Scripps. The Scripps Record Date is September 18, 1996. Only holders of record of shares of each class of Scripps Common Stock at the close of business on the Scripps Record Date will be entitled to notice of, and as set forth herein to vote at, the Scripps Special Meeting or any adjournments or postponements thereof. As of the Scripps Record Date, there were 19,470,382 shares of Scripps Common Voting Stock and 61,000,396 shares of Scripps Class A Common Stock outstanding held by approximately 27 and 4,700 holders of record, respectively.

     The presence in person or by proxy of shares representing a majority of the outstanding shares of the Scripps Common Voting Stock as of the Scripps Record Date is required to constitute a quorum for the transaction of business at the Scripps Special Meeting with respect to the proposal to approve the Merger Agreement. The presence in person or by proxy of shares representing a majority of the outstanding shares of each class of Scripps Common Stock as of the Scripps Record Date is required to constitute a quorum for the

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

transaction of business at the Scripps Special Meeting with respect to the proposal to approve the Scripps Charter Amendment. Abstentions and broker non-votes are included in the determination of the number of shares of each class of Scripps Common Stock present for purposes of determining a quorum.

REQUIRED VOTES

     Comcast. The affirmative vote of a majority of the votes cast by holders of the outstanding shares of Comcast Class A Common Stock and Comcast Class B Common Stock, voting as a single class, is required for approval of the issuance of Comcast Special Common Stock in the Merger. Abstentions and broker non-votes will not be considered in determining whether the Comcast Proposal has been approved. As of the Comcast Record Date, Sural owned shares of Comcast Common Stock representing approximately 81% of the outstanding voting power in Comcast. Therefore, Sural has sufficient voting power to approve the Comcast Proposal regardless of the vote of any other stockholders. Sural has entered into an agreement pursuant to which it is obligated to vote in favor of the Comcast Proposal. See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement." The fact that a Comcast shareholder voted in favor of the Comcast Proposal could be raised as a defense in any action brought by such shareholder against Comcast, Sural or any officer or director of Comcast with respect to the Merger.

     Scripps. The affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock is required for approval of the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock and of Scripps Class A Common Stock, voting as separate classes, is required for approval of the Scripps Charter Amendment. Abstentions and broker non-votes will have the same effect as a vote against each of the Scripps Proposals. As of the Scripps Record Date, the Scripps Trust owned a majority of the outstanding shares of each class of Scripps Common Stock. Therefore, the Scripps Trust has sufficient voting power to approve the Scripps Proposals regardless of the vote of any other stockholders. The Scripps Trust has entered into an agreement pursuant to which it is obligated to vote in favor of the Scripps Proposals (except under certain circumstances). See "The Merger Agreement -- Ancillary Agreements -- Voting Agreement." The Scripps Board is soliciting proxies from the holders of Scripps Common Voting Stock with respect to the proposals to approve and adopt the Merger Agreement and the Scripps Charter Amendment, and from the holders of Scripps Class A Common Stock with respect to the proposal to approve and adopt the Scripps Charter Amendment, because as a matter of stockholder relations it is Scripps' policy to solicit proxies from such holders even though the Scripps Trust has a majority of each class.

     Each Scripps Proposal will be voted upon separately by the Scripps stockholders entitled to vote at the Scripps Special Meeting; however, failure of the Scripps stockholders, including the Scripps Trust, to approve both of the Scripps Proposals will result in the abandonment by Scripps of the Scripps Charter Amendment and the Merger and the related transactions, including the Spin-Off.

SOLICITATION AND VOTING OF PROXIES

     Comcast. Holders of record of Comcast Class A Common Stock and Comcast Class B Common Stock on the Comcast Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Comcast Special Meeting. All shares represented at the Comcast Special Meeting by properly executed proxies received prior to or at the Comcast Special Meeting and not properly revoked will be voted at the Comcast Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Comcast Proposal. The Board of Directors of Comcast does not know of any matters, other than the matters described in the Comcast Notice of Special Meeting attached to this Joint Proxy Statement-Prospectus, that will come before the Comcast Special Meeting.

     If a quorum is not present at the time the Comcast Special Meeting is convened, or if for any other reason Comcast believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Comcast may adjourn the Comcast Special Meeting with a vote of the holders of a majority of the voting power represented by the Comcast Common Stock present at such meeting. If Comcast proposes to adjourn the Comcast Special Meeting, the

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

persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment (other than shares to be voted against the Comcast Proposal).

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by: (i) filing with the Secretary of Comcast, at or before the Comcast Special Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Comcast at or before the Comcast Special Meeting; or (iii) attending the Comcast Special Meeting and voting in person (although attendance at the Comcast Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Secretary, Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148.

     Proxies are being solicited by and on behalf of the Comcast Board of Directors. All expenses in connection with the solicitation of Comcast shareholders, including the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except for printing and certain other costs, which will be shared with Scripps), will be borne by Comcast. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Comcast in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Comcast Common Stock held of record by such persons, and Comcast may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     AS OF THE COMCAST RECORD DATE, SURAL OWNED SHARES OF COMCAST COMMON STOCK REPRESENTING APPROXIMATELY 81% OF THE OUTSTANDING VOTING POWER OF COMCAST. THEREFORE, SURAL HAS SUFFICIENT VOTING POWER TO APPROVE THE COMCAST PROPOSAL REGARDLESS OF THE VOTE OF ANY OTHER STOCKHOLDERS.

     Scripps. Stockholders of record on the Scripps Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Scripps Special Meeting. All shares represented at the Scripps Special Meeting by properly executed proxies received prior to or at the Scripps Special Meeting and not properly revoked will be voted at the Scripps Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Scripps Proposals. The Board of Directors of Scripps does not know of any matters, other than the matters described in the Scripps Notice of Special Meeting attached to this Joint Proxy Statement-Prospectus, that will come before the Scripps Special Meeting.

     If a quorum is not present at the time the Scripps Special Meeting is convened, or if for any other reason Scripps believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Scripps may adjourn the Scripps Special Meeting with a vote of the holders of a majority of the outstanding shares of Scripps Common Voting Stock and Scripps Class A Common Stock present at such meeting. If Scripps proposes to adjourn the Scripps Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment (other than shares to be voted against either of the Scripps Proposals).

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by: (i) filing with the Secretary of Scripps, at or before the Scripps Special Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Scripps at or before the Scripps Special Meeting; or (iii) attending the Scripps Special Meeting and voting in person (although attendance at the Scripps Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Secretary, The E. W. Scripps Company, 312 Walnut Street, Cincinnati, Ohio 45202.

     Proxies are being solicited by and on behalf of the Scripps Board of Directors. All expenses in connection with the solicitation of the Scripps stockholders, including the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except for printing and certain other costs, which will be shared with Comcast), will be borne by Scripps. In addition to solicitation by use of the mails, proxies may be solicited by directors,

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

officers and employees of Scripps in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may by reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Scripps Common Stock held of record by such persons, and Scripps may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     AS OF THE SCRIPPS RECORD DATE, THE SCRIPPS TRUST OWNED A MAJORITY OF THE OUTSTANDING SHARES OF EACH OF THE SCRIPPS COMMON VOTING STOCK AND SCRIPPS CLASS A COMMON STOCK. THEREFORE, THE SCRIPPS TRUST HAS SUFFICIENT VOTING POWER TO APPROVE THE SCRIPPS PROPOSALS REGARDLESS OF THE VOTE OF ANY OTHER STOCKHOLDERS.

                            PRE-MERGER TRANSACTIONS

     Prior to and as a condition to the Merger, certain transactions must be consummated. Among those are the following:

INTERNAL SPIN-OFFS

     The Scripps Cable Business currently is operated primarily through (i) four corporate subsidiaries of Scripps (the "Scripps Cable Subsidiaries"), two of which are wholly owned subsidiaries of New Scripps and two of which are wholly owned subsidiaries of Scripps Howard Broadcasting, Inc. ("Broadcasting"), an Ohio corporation and a wholly owned subsidiary of New Scripps, and (ii) two partnerships, one of which is wholly owned by two of the Scripps Cable Subsidiaries and one of which is 95% owned by one of the Scripps Cable Subsidiaries and 5% owned by a third party (such partnerships, the "Scripps Cable Partnerships" and, together with the Scripps Cable Subsidiaries, "Scripps Cable"). See "The Merger Agreement -- Certain Covenants -- Acquisition of Minority Interest." Prior to the Scripps Special Meeting and the transactions described in this section, in transactions intended to qualify for tax-free treatment under the Code, Broadcasting will contribute certain assets and all of the outstanding stock of one of the Scripps Cable Subsidiaries to another Scripps Cable Subsidiary (the "Cable Holding Subsidiary"), and immediately thereafter, Broadcasting will distribute to New Scripps all of the outstanding stock of the Cable Holding Subsidiary. Immediately thereafter, New Scripps will contribute all of the outstanding shares of two additional Scripps Cable Subsidiaries to the Cable Holding Subsidiary, and immediately thereafter, New Scripps will distribute to Scripps all of the outstanding shares of the Cable Holding Subsidiary. As a result of such transactions, the Cable Holding Subsidiary will become a direct wholly owned subsidiary of Scripps and the other Scripps Cable Subsidiaries will become direct wholly owned subsidiaries of the Cable Holding Subsidiary.

SPIN-OFF

     Following the Internal Spin-Offs, and prior to the Scripps Special Meeting, pursuant to a Contribution and Assumption Agreement between Scripps and New Scripps, a copy of which is attached as Exhibit C to the Merger Agreement (the "Contribution Agreement"), Scripps will contribute and transfer to New Scripps (the "Contribution") all of the assets of Scripps other than the stock of the Scripps Cable Subsidiaries, Scripps' rights created pursuant to the Merger Agreement and the Contribution Agreement and Scripps' rights under the confidentiality agreements identified by Comcast prior to the Effective Time (collectively, the "Retained Assets"). In connection with the Contribution, New Scripps will agree to issue and deliver to Scripps such number of New Scripps Common Voting Shares and New Scripps Class A Common Shares that will be required for the Distribution.

     New Scripps will assume and hold Scripps and its subsidiaries (and their respective successors in interest, including Comcast), officers and directors harmless from all debts, liabilities and other obligations of Scripps, other than (i) the liabilities relating to the Scripps Cable Business, except for certain liabilities relating to taxes, employee benefits, litigation, insurance claims, certain environmental matters, certain limited third party interests in the Scripps Cable Business, and certain other matters, and (ii) Scripps' obligations under the Merger Agreement and the Contribution Agreement (collectively, the "Retained Liabilities"). Contemporaneously with such transactions, New Scripps will cause Scripps and the Scripps Cable Subsidiaries to be released from all liabilities of New Scripps or its subsidiaries (other than Scripps Cable), or any other liability assumed by New Scripps, in respect of debt for borrowed money and similar obligations and guaranties and other contingent obligations. In addition, prior to the Effective Time, New Scripps will either purchase and retire all of its outstanding 7 3/8% Notes due December 15, 1998 (the "7 3/8% Notes"), of which Scripps is a guarantor, or if and to the extent such notes have not been purchased by Scripps, New Scripps will indemnify Scripps and Comcast in respect of any loss either may suffer in respect thereof. As of June 30, 1996, the aggregate principal amount of the outstanding 7 3/8% Notes was $29.9 million.

     As part of the Contribution, Scripps will agree to hold New Scripps and its subsidiaries, officers and directors harmless from substantially all debts, liabilities or obligations of Scripps, to the extent they arise out of, or are based upon or otherwise relate to, the Scripps Cable Business, except for certain liabilities relating to taxes, employee benefits, litigation, insurance claims, certain environmental matters, certain limited third party interests in the Scripps Cable Business and certain other matters. See "The Merger
Agreement -- Indemnification" and "-- Certain Employee Matters."

     Notwithstanding the foregoing, New Scripps will be responsible for all tax liabilities of Scripps and its subsidiaries for periods through the Closing Date, and Comcast will be responsible for all such liabilities pertaining to the Scripps Cable Business for periods thereafter. New Scripps will also be responsible for certain taxes arising from or relating to the Merger, the Contribution, the Internal Spin-Offs, the Spin-Off and related transactions. See "The Merger Agreement -- Tax Matters."

     Following the Internal Spin-Offs and the Contribution, and immediately prior to the Merger, Scripps will distribute to each holder of Scripps Common Voting Stock one fully paid and nonassessable New Scripps Common Voting Share for each share of Scripps Common Voting Stock held and to each holder of Scripps Class A Common Stock one fully paid and nonassessable New Scripps Class A Common Share for each share of Scripps Class A Common Stock held (the "Distribution"). As a result, each holder of Scripps Common Stock immediately prior to the Distribution will own the same number and class of shares in New Scripps as such holder owned in Scripps. Each share of the capital stock of New Scripps issued and outstanding immediately prior to the Distribution and owned directly or indirectly by Scripps or any of its subsidiaries (other than those to be distributed in accordance with the Distribution) shall be cancelled at the time of the Distribution. The Contribution and the Distribution collectively constitute the "Spin-Off."

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS OF SCRIPPS AND NEW SCRIPPS

     Immediately prior to the Distribution and the Merger, the Scripps Charter Amendment will be effected in order to facilitate the Distribution. See "Proposal to Approve and Adopt the Scripps Charter Amendment." The New Scripps articles of incorporation have been amended (as amended, the "New Scripps Articles") to conform as nearly as practicable to the current Scripps Charter. See "Comparison of Rights of Stockholders of Scripps and New Scripps." The text of the New Scripps Articles is attached to the Merger Agreement as Exhibit B.

                              THE MERGER AGREEMENT

     The following description of certain provisions of the Merger Agreement and the exhibits and schedules thereto is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Merger Agreement, a conformed copy of which is attached hereto as Annex I and incorporated herein by reference.

GENERAL PROVISIONS

     Share Exchange. The Merger Agreement provides that, subject to (i) the requisite adoption and approval by Comcast stockholders of the Comcast Proposal,
(ii) the requisite adoption and approval by Scripps stockholders of the Scripps Proposals, and (iii) the satisfaction or waiver of certain other conditions, at the Effective Time, Scripps (which, at the time of the Merger, will own only the Scripps Cable Business) will be merged with and into Comcast, the separate existence of Scripps will cease, and Comcast will continue as the surviving corporation. As a result of the Merger, (i) Comcast will acquire the Scripps Cable Business and, with certain exceptions, will be responsible for all of the liabilities of Scripps relating to the Scripps Cable Business, and (ii) shares of Scripps Common Stock outstanding immediately prior to the Merger will be converted into shares of Comcast Special Common Stock ("Comcast Merger Stock") as described below. Because the Merger is structured as a merger of Scripps with and into Comcast, Comcast will assume all liabilities of Scripps as a matter of law at the effective time of the Merger. New Scripps has agreed to indemnify Comcast in respect of all liabilities of Scripps not related to the Scripps Cable Business and in respect of certain liabilities relating to the Scripps Cable Business. See "-- Indemnification."

     Pursuant to the Merger Agreement and without any action on the part of the holder of any shares of capital stock:

          (i) Each share of the capital stock of Scripps issued and outstanding immediately prior to the Merger and owned directly or indirectly by Scripps as treasury stock, by New Scripps or by any of their respective subsidiaries, will be cancelled and no consideration will be delivered in exchange therefor;

          (ii) Each share of the capital stock of Comcast issued and outstanding immediately prior to the Merger will remain outstanding; and

          (iii) Each share of Scripps Common Stock outstanding immediately prior to the Merger (except for shares of Scripps Common Voting Stock with respect to which dissenters' rights are properly exercised) will be converted into and become a number of fully paid and nonassessable shares of Comcast Merger Stock (the "Common Stock Conversion Number") equivalent to its pro rata share (based on the percentage of all Scripps Common Stock then outstanding represented by such share of Scripps Common Stock) of $1.575 billion (the "Base Consideration"), adjusted as described below (the Base Consideration, as adjusted, the "Aggregate Consideration"), divided by a dollar amount (the "Collar Price") which is determined by reference to
     (A) the average closing price of the Comcast Special Common Stock on Nasdaq for 15 days chosen at random (the "Selected Trading Days") from the 40 trading days (the "Random Trading Days") ending on the second trading day prior to the Closing Date (the "Average Closing Price") and (B) $20.075 (the "Execution Price"), which is equal to the average of the closing price of the Comcast Special Common Stock on Nasdaq for the 20 trading days ending on and including October 24, 1995, the date upon which Comcast submitted its proposal to acquire the Scripps Cable Business. The Collar Price will equal the Average Closing Price if the Average Closing Price is not more than 115%, or less than 85%, of the Execution Price. If the Average Closing Price is more than 115% of the Execution Price ($23.08625), then the Collar Price will be $23.08625. If the Average Closing Price is less than 85% of the Execution Price ($17.06375), then the Collar Price will be $17.06375; provided, that if the Average Closing Price is less than $17.06375, Scripps will have the option to notify Comcast that it intends to terminate the Merger Agreement if Comcast does not agree to deliver to the Scripps stockholders in the Merger, in addition to the number of shares deliverable based on a Collar Price of $17.06375, an additional number of shares (the "Top-up Share Number") equal to (A) the difference between (x) the number of shares that would be delivered if the Collar Price were the Average Closing Price and (y) the number of shares that would be delivered at a Collar Price of $17.06375 or (B) such lesser number as Comcast and Scripps may agree. Specifically, the Common Stock Conversion Number will be calculated according to the following formula:

Common Stock        =   Aggregate Consideration   +   Top-up Share Number
Conversion Number             Collar Price

                                 Outstanding Scripps Common Stock

     The Scripps Board is recommending that holders of Scripps Common Voting Stock approve and adopt the Merger Agreement and that holders of Scripps Common Voting Stock and Scripps Class A Common Stock approve and adopt the Scripps Charter Amendment and thereby provide the Scripps Board with the ability to exercise its discretion, consistent with its fiduciary duties, to (i) proceed with the Merger Agreement if the Average Closing Price is less than $17.06375,
(ii) terminate the Merger Agreement if the Average Closing Price is less than $17.06375 (subject to Comcast's "top-up" right described above), or (iii) agree with Comcast on a lower number of additional shares to be delivered by Comcast as described above if the Average Closing Price is less than $17.06375. The granting of such discretion to the Scripps Board pursuant to the

Merger Agreement is permitted under Delaware law. The fact that a Scripps stockholder voted in favor of either of the Scripps Proposals could be raised as a defense in any action brought by such stockholder against Scripps, its officers and directors, the Scripps Trust or the trustees of the Scripps Trust with respect to the Merger or the Spin-Off.

     If (i) the Comcast shareholders approve the Comcast Proposal, (ii) the Average Closing Price is below the minimum Collar Price of $17.06375 and (iii) Scripps exercises its right to terminate the Merger Agreement, Comcast will have discretion to increase the number of shares of Comcast Special Common Stock to be delivered to the number of shares that would have been delivered if the Collar Price were equal to the Average Closing Price. However, Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its rights to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock.

     The closing price of the Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share, which is below the minimum Collar Price of $17.06375. Since July 10, 1996, when the closing price of Comcast Special Common Stock was $16.75, the Comcast Special Common Stock has traded at closing prices below the minimum Collar Price of $17.06375. Scripps may elect not to terminate the Merger Agreement even if the Average Closing Price falls below the minimum Collar Price of $17.06375 per share. The Scripps Board has not determined whether or under what circumstances it would elect to terminate the Merger Agreement if the Average Closing Price is below $17.06375 per share. In making any such determination, the Scripps Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether it believes Comcast is prepared to increase the per share merger consideration, the market for cable television industry stocks in general, the relative market value of the Comcast Special Common Stock, and the advice of Scripps' financial advisors and legal counsel. Comcast has informed Scripps that if the Average Closing Price is less than $17.06375 and if Scripps exercises its right to terminate the Merger Agreement, Comcast does not intend to elect to deliver any additional shares of Comcast Special Common Stock. By approving the Merger Agreement, the holders of Scripps Common Voting Stock will be permitting the Scripps Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the Average Closing Price of the Comcast Special Common Stock falls below $17.06375 per share and no additional shares of Comcast Special Common Stock are delivered. The Scripps Board will not proceed with the Merger if the Average Closing Price of the Comcast Special Common Stock is below $17.06375 per share and the number of shares of Comcast Special Common Stock to be delivered by Comcast in the Merger is less than the number that would have been delivered if the Collar Price were equal to the Average Closing Price unless, among other things, the Scripps Board receives an opinion from its financial advisor as to the fairness from a financial point of view to Scripps stockholders of the Merger consideration to be paid under such circumstances. If (i) the Average Closing Price were below the minimum Collar Price of $17.06375, (ii) Scripps decided to terminate the Merger Agreement and (iii) Comcast elected to deliver the Maximum Top-Up Share Number of shares of Comcast Special Common Stock, then Scripps would be required under the Merger Agreement to consummate the Merger whether or not it received an update of its financial advisor's opinion unless Scripps were entitled by the terms of the Merger Agreement to terminate it for other reasons.

     The Aggregate Consideration will be derived by making the following adjustments to the Base Consideration of $1.575 billion:

          (i) increasing the Base Consideration by Scripps' best estimate, as of two days prior to the Effective Time, of the amount of capital expenditures (not to exceed $43.2 million) made by Scripps Cable after November 1, 1995 and before the Effective Time for upgrades and rebuilds (but excluding $4.6 million of upgrades and rebuilds and excluding capital expenditures in the ordinary course of business) mutually agreed to by Comcast and Scripps (the "Estimated Capital Expenditure Amount");

          (ii) reducing the Base Consideration by Scripps' best estimate, as of two days prior to the Effective Time, of the consolidated liabilities minus the consolidated current assets (other than inventory) of Scripps Cable immediately prior to the Effective Time and after giving effect to the Distribution (the "Estimated Cable Net Liabilities Amount");

          (iii) increasing the Base Consideration by the sum of (A) the amount, if any, paid to acquire all or any part of the River City Interest (as described below in "-- Certain Covenants -- Acquisition of Minority Interest") and (B) if any such acquisition takes place, 5% of the difference between the consolidated liabilities of the relevant Scripps Cable Partnership (as defined below in "-- Certain Covenants -- Acquisition of Minority Interest") as of the date of such acquisition and the consolidated current assets (other than inventory) of such Scripps Cable Partnership at such time (adjusted proportionately if less than all of the River City Interest is acquired); and

          (iv) reducing the Base Consideration by the amount, if any, by which $62.5 million (the aggregate purchase price for the entire Mid-Tennessee Business (as defined in " -- Certain Covenants -- Acquisition of Mid-Tennessee Business")) exceeds the sum of (A) the amount, if any, actually paid by Broadcasting for the Mid-Tennessee Business or portion thereof acquired by Broadcasting prior to the Effective Time, (B) the principal amount of any promissory notes delivered by Broadcasting in connection with such acquisition, and (C) the difference between the consolidated liabilities with respect to any portion of the Mid-Tennessee Business so acquired as of the date such portion is transferred to a Scripps Cable Subsidiary and the consolidated current assets (other than inventory) of such portion of the Mid-Tennessee Business as of such time.

     Scripps and Comcast intend to resolicit their respective stockholders that have voting rights with respect to approval of the Scripps Proposals and the Comcast Proposal, respectively, if the closing adjustments to the Base Consideration result in a material change to the estimated adjusted Aggregate Consideration of $1.5921 billion. Neither Scripps nor Comcast expects, however, that such adjustments will result in such a material change.

     Scripps is negotiating to acquire the River City Interest. As of the date of this Joint Proxy Statement-Prospectus, Scripps has not reached any agreement for the purchase of such interest.

     The acquisition of the Mid-Tennessee business was completed on January 3, 1996, for a purchase price of $62.5 million. The estimated adjusted Aggregate Consideration of $1.5921 billion does not include any adjustment for the acquisition of the Mid-Tennessee business. No material adjustment will be made to the estimated Aggregate Consideration as a result of this acquisition.

     "Outstanding Scripps Common Stock" means the aggregate number of shares of Scripps Common Stock outstanding on the Closing Date.

     If between October 28, 1995 and the Effective Time the outstanding shares of Comcast Special Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchanges of shares, or if any extraordinary dividend or distribution is made with respect to the Comcast Special Common Stock, then the Common Stock Conversion Number will be correspondingly adjusted to reflect such event.

     The holder of any shares of Scripps Common Voting Stock outstanding immediately prior to the Merger that has validly exercised such holder's dissenters' rights under applicable Delaware Law will not be entitled to receive, in respect of the shares of Scripps Common Voting Stock as to which such holder has validly exercised dissenters' rights, shares of Comcast Merger Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Scripps Common Voting Stock under Delaware Law. In such event, such holder shall be entitled to receive the Comcast Merger Stock to which such holder would have been entitled had such holder not exercised dissenters' rights. Scripps, Comcast and New Scripps have reached certain agreements relating to any such exercise of dissenters' rights, including Comcast's agreement, as the surviving corporation of the Merger, to pay any amount payable to any such stockholder who becomes entitled under Delaware Law for such holder's shares of Scripps Common Voting Stock, and New Scripps' agreement to reimburse Comcast for a certain portion of such payments. See "Rights of Dissenting Scripps Stockholders" for further information concerning the rights of holders of Scripps Common Voting Stock to dissent, including a discussion of the mechanics of perfecting such rights.

     The Merger Agreement provides that no fractional shares of Comcast Merger Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of Scripps Common Stock entitled to receive Comcast Merger Stock pursuant to the Merger will be entitled to receive an amount in cash

(without interest), rounded to the nearest cent, determined by multiplying the fractional interest in the share of Comcast Merger Stock to which such holder would otherwise be entitled (after taking into account all shares of Scripps Common Stock then held of record by such holder) by the closing sale price of a share of Comcast Special Common Stock on Nasdaq on the Closing Date.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed by the Exchange Agent to each holder of record of Scripps Common Stock (other than Scripps, New Scripps or any of their respective subsidiaries) immediately prior to the Effective Time to be used in forwarding such holder's certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of Comcast Merger Stock to which such holder has become entitled and, if applicable, cash in lieu of a fractional share of Comcast Special Common Stock. The letter of transmittal will be accompanied by instructions specifying the other details of the exchange. Scripps stockholders should not send in their certificates until they receive the letter of transmittal.

     After the Effective Time, each certificate formerly representing Scripps Common Stock, until surrendered and exchanged, will be deemed for all purposes to evidence the right to receive the number of full shares of Comcast Special Common Stock into which the shares of Scripps Common Stock shall have been so converted pursuant to the Merger and cash in lieu of any fractional share of Comcast Special Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividend or other distribution payable by Comcast to its stockholders until such certificate is surrendered. Any amounts remaining unclaimed by holders of certificates formerly representing Scripps Common Stock on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Comcast free and clear of any claims or interest of any holder previously entitled thereto. None of Comcast, New Scripps, Scripps or the Exchange Agent will be liable to any holder of certificates formerly representing Scripps Common Stock for any shares of Comcast Merger Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     If the Merger were consummated on the date hereof, assuming that the Base Consideration were increased by $17.1 million, to result in an Aggregate Consideration equal to $1.5921 billion, and that the Average Closing Price were equal to the Execution Price of $20.075 and that no holders of Scripps Common Voting Stock exercise dissenters' rights, Comcast would issue approximately 79.3 million shares of Comcast Merger Stock to Scripps stockholders, and the Merger would result in the stockholders of Scripps receiving approximately 0.986 shares of Comcast Merger Stock per share of Scripps Common Stock. Assuming that the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock and that no additional shares of Comcast Special Common Stock were delivered in the Merger, the Comcast Merger Stock would be approximately 93.3 million shares and the stockholders of Scripps would receive 1.159 shares of Comcast Merger Stock per share of Scripps Common Stock. The closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share.

     Based on the foregoing sets of assumptions, (i) the holders of Scripps Common Stock would own Comcast Special Common Stock representing approximately 29.4% (assuming an Average Closing Price of $20.075) or 32.9% (assuming the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock and that no additional shares of Comcast Special Common Stock were delivered in the Merger), respectively, of the outstanding Comcast Special Common Stock on the Comcast Record Date and approximately 25.4% (assuming an average Closing Price of $20.075) or 28.6% (assuming the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock and that no additional shares of Comcast Special Common Stock were delivered in the Merger), respectively, of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger, and (ii) each holder of Scripps Common Stock would own the same number and class of shares in New Scripps (which will then hold all of the Scripps businesses other than the Scripps Cable Business) as such holder owns in Scripps immediately prior to the Spin-Off. See
" -- Ownership of Comcast Stock After the Merger" and " -- Ownership of New Scripps Stock After the Spin-Off and the Merger."

     Assuming that the Merger was consummated on the date hereof, that the Aggregate Consideration was $1.5921 billion, that the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock, that no additional shares of Comcast Special Common Stock were delivered in the Merger, and that the Comcast Special Common Stock had a market value of $15.875 per share (the closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996), the aggregate market value of the shares of Comcast Special Common Stock delivered to Scripps stockholders in the Merger (93.3 million shares) would be $1.4812 billion and the market value of the shares of Comcast Special Common Stock delivered per share of Scripps Common Stock (1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock) would be $18.40 per share.

     Restrictions on Transfer of Comcast Merger Stock. The shares of Comcast Special Common Stock that will be issued pursuant to the Merger are registered securities. Following the Merger, persons who are not affiliates of Scripps will be able to sell Comcast Merger Stock in the public market. Under Rule 145 of the SEC's rules and regulations, for two years after the Effective Time (subject to restrictions on the Scripps Trust under the Registration Rights Agreement), persons that were affiliates of Scripps prior to the Merger (and are not affiliates of Comcast after the Merger) may sell Comcast Merger Stock subject to certain volume limitations, manner of sale provisions, notification requirements and requirements as to current public information concerning Comcast set forth in Rule 144 of the SEC's rules and regulations. During the period between the second and third years after the Effective Time, such persons are subject only to the Rule 144 requirement as to current public information regarding Comcast. After three years, such persons may sell their shares of Comcast Merger Stock without compliance with Rules 145 and 144. Assuming that the Average Closing Price is $20.075 and the Aggregate Consideration is $1.5921 billion, affiliates of Scripps will receive approximately 50.1 million shares of Comcast Special Common Stock pursuant to the Merger. If instead, the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock, and assuming that no additional shares of Comcast Special Common Stock were delivered in the Merger, affiliates of Scripps would receive approximately 58.9 million shares of Comcast Special Common Stock pursuant to the Merger. Persons who are currently affiliates of Scripps and become affiliates of Comcast after the Merger may sell Comcast Merger Stock only pursuant to an effective registration statement, Rule 144 or another exemption from registration.

     Restrictions on Transfer of New Scripps Common Shares . The New Scripps Common Shares received by Scripps stockholders pursuant to the Spin-Off will not be subject to any restrictions on transfer (other than those that pertain to affiliates of New Scripps under federal and state securities laws). Scripps expects to obtain representations from the Scripps Trust and certain other holders of record of 5% or more of either class of the Scripps Common Stock that such holders have no present intention to dispose of any of the New Scripps Common Shares they will receive in the Spin-Off. Such representations will be sought in connection with Scripps' request for a ruling from the Service with respect to the tax-free treatment of the Spin-Off.

     Cable Net Liabilities and Capital Expenditure Adjustments. Within 90 days after the Effective Time, Comcast will deliver to New Scripps its determination of (i) the amount of capital expenditures (not to exceed $43.2 million) made by Scripps Cable after November 1, 1995 and before the Effective Time for upgrades and rebuilds (but excluding $4.6 million of upgrades and rebuilds and excluding capital expenditures in the ordinary course of business) mutually agreed to by Comcast and Scripps (the "Capital Expenditure Amount") and (ii) the consolidated liabilities minus the consolidated current assets (other than inventory) of Scripps Cable immediately prior to the Effective Time and after giving effect to the Distribution (the "Cable Net Liabilities Amount"). Within 10 days thereafter (or within 10 days of the resolution of any dispute regarding such determination, which dispute, if not resolved by Comcast and New Scripps, will be resolved by an independent certified public accounting firm mutually acceptable to Comcast and New Scripps, the decision of which shall be final and binding on Comcast and New Scripps), adjustment payments will be made as follows: If the Capital Expenditure Amount exceeds the Estimated Capital Expenditure Amount, then Comcast will pay to New Scripps the amount of such excess, and if the Estimated Capital Expenditure Amount exceeds the Capital Expenditure Amount, New Scripps will pay to Comcast the amount of excess. If the Cable Net Liabilities Amount exceeds the Estimated Cable Net Liabilities Amount, then New Scripps will pay to Comcast the amount of such excess, and if the Estimated Cable Net Liabilities Amount exceeds

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

the Cable Net Liabilities Amount, Comcast will pay to New Scripps the amount of such excess. Any such payments will include interest from the Closing Date to the date of payment at the prime rate charged by Citibank, N.A. in New York City, will be made in immediately available funds and will be made on an after-tax basis.

     Certificate of Incorporation and By-Laws; Directors and Officers. The Merger Agreement provides that the Comcast Articles and the Comcast By-Laws, each as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and By-Laws of the surviving corporation. In addition, the directors and officers of Comcast immediately prior to the Effective Time will be the directors and officers of the surviving corporation. Contemporaneously with the consummation of the Merger, Comcast, Sural and the Scripps Trust will enter into a Board Representation Agreement pursuant to which, subject to the conditions thereof, the Scripps Trust will have certain rights to representation on the Board of Directors of Comcast. See "-- Ancillary Agreements -- Board Representation Agreement."

     Effective Time of Merger. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and a certificate or articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with applicable law.

CLOSING; CONDITIONS PRECEDENT

     Closing and Closing Date. The closing of the Spin-Off and the Merger (the "Closing") will take place as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement and summarized below (but no later than 10 business days thereafter) or on such other date as Comcast, Scripps and New Scripps may agree.

     Conditions to the Obligations of all Parties. The respective obligations of Comcast, on the one hand, and Scripps and New Scripps, on the other hand, to consummate the transactions contemplated by the Merger Agreement are subject to the following requirements (none of which may be waived except as otherwise indicated):

          (i) the Comcast Proposal shall have been approved and adopted by the stockholders of Comcast;

          (ii) the Scripps Proposals shall have been approved and adopted by the stockholders of Scripps;

          (iii) the Internal Spin-Offs, the Spin-Off, the Scripps Charter Amendment and (unless waived) certain amendments to the New Scripps Charter shall have been consummated in accordance with the terms of the Merger Agreement;

          (iv) any waiting period applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated, and (unless waived) any other governmental or regulatory notices or approvals required with respect to the transactions contemplated thereby shall have been either filed or received; provided, however, that this condition shall not apply with respect to any authorization, consent, order or approval necessary for the transfer of control of any cable television franchise if the Franchise Condition (as hereinafter defined; see "-- Conditions to Obligations of Comcast") shall have been satisfied or waived by Comcast;

          (v) no federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered (and not revoked) any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting such transactions or (unless waived) that questions the validity or the legality of the transactions contemplated by the Merger Agreement and that in any case could reasonably be expected to have a material adverse affect on the Scripps Cable Business or on Comcast and its subsidiaries taken as a whole;

          (vi) this Joint Proxy Statement-Prospectus shall have been declared effective under the Securities Act, and no stop orders with respect thereto shall have been issued;

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

          (vii) Scripps shall have received (A) from the Service a private letter ruling to the effect that the Internal Spin-Offs and the Spin-Off will qualify for tax-free treatment under Section 355 of the Code and (B) an opinion of Baker & Hostetler, counsel to Scripps, that the Merger will qualify as a tax-free reorganization under Section 368 of the Code, each in form and substance reasonably satisfactory to Comcast and New Scripps.

     Conditions to Obligations of Scripps and New Scripps. The obligations of Scripps and New Scripps to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions (any or all of which may be waived):

          (i) the representations and warranties of Comcast in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing Comcast shall have delivered to Scripps and New Scripps a certificate to that effect;

          (ii) each of the obligations of Comcast to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Comcast shall have delivered to Scripps a certificate to that effect;

          (iii) the Comcast Merger Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance;

          (iv) Scripps and New Scripps shall have received an opinion from counsel to Comcast dated as of the Closing Date, in form and substance reasonably satisfactory to Scripps, New Scripps and their counsel; and

          (v) Scripps and New Scripps shall have received all customary closing documents they may reasonably request relating to the existence of Comcast and the authority of Comcast for the Merger Agreement and the transactions contemplated thereby, all in form and substance reasonably satisfactory to Scripps and New Scripps.

     Notwithstanding the foregoing, any failure of any representation or warranty of Comcast to be true and correct as of the Closing Date will not excuse Scripps or New Scripps from their obligations under the Merger Agreement if (i) the aggregate amount of all losses, claims, damages, liabilities or actions, including any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability or action ("Losses") that could reasonably be expected to be incurred by holders of Comcast Merger Stock as a result of the failure of such representations and warranties to be true and correct as of the Closing Date would not exceed $50 million and (ii) Comcast indemnifies New Scripps against all such Losses in excess of $5 million.

     Conditions to Obligations of Comcast. The obligations of Comcast to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any or all of which may be waived):

          (i) the representations and warranties of Scripps and New Scripps contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing Scripps and New Scripps shall have delivered to Comcast a certificate to that effect;

          (ii) each of the obligations of Scripps and New Scripps to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing, Scripps and New Scripps shall have delivered to Comcast a certificate to that effect;

          (iii) immediately prior to the Effective Time, Scripps shall have no assets except the Retained Assets;

          (iv) immediately prior to the Effective Time, Scripps shall have no liabilities except the Retained Liabilities;

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

          (v) Comcast shall have received an opinion of Baker & Hostetler, dated as of the Closing Date, in form and substance reasonably satisfactory to Comcast and its counsel;

          (vi) Scripps shall have delivered to Comcast a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Scripps certifying that there are no outstanding options to acquire any capital stock of Scripps and certifying as to the number of shares of capital stock of Scripps outstanding as of the Closing Date, indicating the class and series of such shares;

          (vii) all authorizations, consents, orders and approvals of applicable governmental authorities necessary to transfer cable television franchises in which at least 95% of the basic subscribers of the Scripps Cable Business are located shall have been obtained, be in effect and not be subject to withdrawal or appeal (the "Franchise Conditions"); provided, however, that such condition shall not be deemed to be satisfied until the earlier to occur of (A) 30 days following the date such percentage is obtained, (B) the date on which the condition would be satisfied if the required percentage were 100% or (C) December 31, 1996; and

          (viii) Comcast shall have received all customary closing documents it may reasonably request relating to the existence of Scripps, New Scripps, the Scripps Cable Subsidiaries and the Scripps Cable Partnerships and the authority of Scripps and New Scripps for the Merger Agreement and the transactions contemplated by the Merger Agreement, all in form and substance reasonably satisfactory to Comcast.

     Notwithstanding the foregoing, any failure of any representation or warranty of Scripps or New Scripps to be true and correct as of the Closing Date will not excuse Comcast from its obligations under the Merger Agreement if (i) the aggregate amount of all Losses that could reasonably be expected to be incurred by Comcast or its subsidiaries as a result of the failure of such representations and warranties to be true and correct as of the Closing Date would not exceed $50 million and (ii) New Scripps indemnifies Comcast against all such Losses in excess of $5 million.

ACQUISITION PROPOSALS

     The Merger Agreement prohibits Scripps, its subsidiaries and their respective officers, directors, representatives and agents from, directly or indirectly, knowingly encouraging, soliciting, initiating or participating in any way in discussions or negotiations with, or knowingly providing any confidential information to, any person (other than Comcast or any affiliate or associate of Comcast and their respective directors, officers, employees, representatives and agents) concerning any merger of Scripps or Scripps Cable, the sale of any substantial part of the assets of Scripps Cable, the sale of shares of capital stock of Scripps, the capital stock of the Scripps Cable Subsidiaries or the partnership interests of the Scripps Cable Partnerships or similar transactions involving Scripps Cable. However, Scripps' Board of Directors may (i) take and disclose to Scripps' stockholders a position with respect to a tender offer for Scripps Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) make such disclosure to Scripps stockholders as, in the judgment of Scripps' Board of Directors with the written advice of outside counsel, may be required under applicable law, and (iii) respond to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of the provision summarized in this paragraph.

     Scripps has agreed to notify Comcast promptly if any such proposal or inquiry is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Scripps and to furnish Comcast with a copy of any proposal that Scripps' Board of Directors has determined is a "Superior Proposal" (as defined below). Scripps' Board of Directors may respond to any Superior Proposal and may provide information to, and negotiate with, any person in connection therewith if Scripps' Board of Directors determines, with the advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties. A "Superior Proposal" is defined in the Merger Agreement to mean a bona fide, written, unsolicited proposal relating to a possible transaction described in the preceding paragraph by any person other than Comcast that, in the reasonable good faith judgment of Scripps' Board of Directors, with the advice of outside financial advisors, is reasonably likely to be consummated and is more favorable to the stockholders of Scripps than the terms of the transactions contemplated by the Merger Agreement.

     The Merger Agreement requires Comcast to notify Scripps and provide it with pertinent information in the event Comcast or any of its subsidiaries, or any of their respective directors, officers, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any third party (other than Scripps or any affiliate or associates of Scripps and their respective directors, officers, employees, representatives and agents) concerning any merger, sale of substantially all of the assets of Comcast, sale of shares of capital stock or similar transactions involving Comcast or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

CERTAIN COVENANTS

     Interim Operations of Scripps. Pursuant to the Merger Agreement, Scripps has agreed, among other things, that from October 28, 1995 to the Closing Date, Scripps shall conduct its operations in the ordinary course of business consistent with past practices and shall not, without the prior written consent of Comcast:

          (i) amend the Scripps Charter or the Scripps By-Laws;

          (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends declared and paid consistent with Scripps' past practice (except that (A) any subsidiary of Scripps other than a Scripps Cable Subsidiary or a Scripps Cable Partnership may declare and pay dividends that are payable to Scripps or to any other subsidiary of Scripps and (B) any Scripps Cable Subsidiary or Scripps Cable Partnership may declare and pay dividends in cash and cash equivalents that are payable to Scripps or to any other subsidiary of Scripps), or redeem or otherwise acquire any of its securities;

          (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

          (iv) (A) create, incur or assume any debt not outstanding as of October 28, 1995 (including obligations in respect of capital leases), (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity, except to the extent Scripps is released therefrom prior to or contemporaneously with the consummation of the Merger or (C) make any loans, advances or capital contributions to, or investments in, any person or entity other than a subsidiary;

          (v) except pursuant to the Scripps Stock Plans, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or amend any of the terms of any such securities outstanding on October 28, 1995;

          (vi) terminate, amend, modify or waive compliance with any of the provisions, terms or conditions of the Contribution Agreement directly or indirectly in respect of the assets or the liabilities retained by Scripps or affecting the rights or obligations of Scripps from and after the Effective Time; or

          (vii) take or agree to take any of the foregoing actions or any actions that would (A) subject to certain limited exceptions, make any representation or warranty of Scripps or New Scripps contained in the Merger Agreement materially untrue or incorrect as of the date made or as of the Closing Date, (B) result in any of the conditions to Closing in the Merger Agreement not being satisfied or (C) subject to certain limited exceptions, be materially inconsistent with the terms of the Merger Agreement or the transactions contemplated thereby.

     Interim Operations of Scripps Cable. Pursuant to the Merger Agreement, Scripps has agreed that, from October 28, 1995 to the Closing Date, it will cause each of the Scripps Cable Subsidiaries and Scripps Cable Partnerships to conduct its operations according to the ordinary and usual course of business consistent with past practices. Scripps has also agreed that, except as otherwise contemplated by the Merger Agreement

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

(without the prior written consent of Comcast), it will not permit any of the Scripps Cable Subsidiaries or Cable Partnerships to:

          (i) amend its charter or bylaws or partnership agreement;

          (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or partnership interests or amend any of the terms of any securities outstanding on October 28, 1995;

          (iii) acquire, sell, lease or dispose of any assets material to Scripps Cable, other than (A) sales of inventory and equipment in the ordinary and usual course of business consistent with past practice, (B) the acquisition of assets related to the Mid-Tennessee Business as described in "-- Acquisition of Mid-Tennessee Business," (C) in connection with the proposed joint venture described in "-- Proposed Joint Venture," and (D) the acquisition of the minority interest in one of the Scripps Cable Partnerships as described in "-- Acquisition of Minority Interest";

          (iv) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, material to Scripps Cable;

          (v) fail to make capital expenditures in the ordinary course of business (including line extensions but excluding upgrades and rebuilds) on property, plant and equipment;

          (vi) without the prior consent of Comcast, which is not to be withheld or delayed unreasonably, (A) except as required by applicable law or as disclosed to Comcast in writing prior to October 28, 1995, implement any rate change, retiering or repackaging of cable television programming offered by any Scripps Cable Subsidiary or Scripps Cable Partnership, (B) except as disclosed to Comcast in writing prior to October 28, 1995, make any cost-of-service or hardship election under the rules and regulations adopted under the Cable Act of 1992 or (C) amend any franchise or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with obtaining any authorization, consent, order or approval of any governmental authority necessary for the transfer of control of any franchise;

          (vii) increase the amount of any cash compensation payable to its employees if such increase would be inconsistent with past practice or would cause the aggregate cash compensation payable to all employees on an annualized basis to exceed by more than 5% the cash compensation payable by Scripps Cable to all of its employees on an annualized basis as of June 30, 1995; provided, that the foregoing restrictions do not apply to stay bonuses paid to Cable Employees (as hereinafter defined) prior to the Closing Date;

          (viii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities, except that the Scripps Cable Subsidiaries and the Scripps Cable Partnerships may pay cash dividends, or otherwise make cash distributions, to Scripps or any of its subsidiaries and as described in "-- Excess Cash";

          (ix) fail to maintain inventory at customary levels; or

          (x) take or agree to take any of the foregoing actions or any actions that would (A) subject to certain limited exceptions, make any representation or warranty of Scripps or New Scripps contained in the Merger Agreement materially untrue or incorrect as of the date when made or as of the Closing Date, (B) result in any of the conditions to Closing in the Merger Agreement not being satisfied or (C) subject to certain limited exceptions, be materially inconsistent with the terms of the Merger Agreement or the transactions contemplated thereby.

     Interim Operations of Comcast. Comcast has agreed that, except as contemplated by the Merger Agreement, during the period from October 28, 1995 to the Closing Date (i) Comcast will not amend the Comcast Articles in any manner that requires a class vote of the Comcast Common Stock except that

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

Comcast may amend the Comcast Articles to adopt the Permitted Amendments and
(ii) neither Comcast nor any of its subsidiaries will, without the prior written consent of Scripps, take or agree to take any actions that would (A) subject to certain limited exceptions, make any representation or warranty of Comcast contained in the Merger Agreement materially untrue or incorrect as of the date when made or as of the Closing Date, (B) result in any of the conditions to Closing set forth in the Merger Agreement not being satisfied or (C) subject to certain limited exceptions, be materially inconsistent with the terms of the Merger Agreement or the transactions contemplated thereby.

     On June 19, 1996, Comcast shareholders voted to approve the Adopted Permitted Amendments.

     Excess Cash. The Merger Agreement provides that, immediately prior to the Distribution, the Scripps Cable Subsidiaries and the Scripps Cable Partnerships shall pay dividends to Scripps and its subsidiaries so that none of the Scripps Cable Subsidiaries or the Scripps Cable Partnerships owns any cash or cash equivalents at the Effective Time.

     Capital Expenditures. The Merger Agreement requires Scripps to cause Scripps Cable to make capital expenditures in the ordinary course of business, including line extensions. Scripps is permitted to make up to an additional $43.2 million of capital expenditures for upgrades or rebuilds if agreed to in advance by Comcast. See "-- General Provisions -- Cable Net Liabilities and Capital Expenditure Adjustments" above for a description of adjustment payments relating to capital expenditures for upgrades or rebuilds.

     Acquisition of Mid-Tennessee Business. Prior to the execution of the Merger Agreement, Broadcasting entered into an agreement to acquire certain cable cluster systems owned by Mid-Tennessee Cable Limited Partnership principally located in Athens, Tennessee, Harriman, Tennessee, and Greenbrier, Tennessee (collectively, the "Mid-Tennessee Business") for an aggregate purchase price of $62.5 million (the "Mid-Tennessee Acquisition"). The Merger Agreement prohibits Broadcasting from waiving any closing condition or making any material modification of the governing purchase agreement without the prior consent of Comcast. On January 3, 1996, Broadcasting completed the acquisition of the Mid-Tennessee Business for $62.5 million. Prior to the Scripps Special Meeting, Broadcasting will contribute and assign to a Cable Subsidiary all assets and liabilities of the Mid-Tennessee Business so acquired and all rights and obligations it may have, if any, under any such purchase agreement (which assets, rights and obligations will be acquired by Comcast as a result of the Merger).

     Acquisition of Minority Interest. Scripps is required to use its reasonable best efforts to cause Scripps Howard Sacramento, a Scripps Cable Subsidiary which owns a 95% interest in Sacramento Cable Television ("SCT"), the Scripps Cable Partnership that owns and operates the Scripps cable franchise in the Sacramento, California, area, to acquire the remaining 5% interest in SCT from River City (the "River City Interest") on terms and conditions reasonably satisfactory to Comcast. If SCT acquires all or any part of the River City Interest, then the Aggregate Consideration will be increased as described above in "-- General Provisions -- Share Exchange." If SCT does not acquire the River City Interest, the Aggregate Consideration will not be affected. The acquisition of the River City Interest is not a condition to the consummation of the Merger. River City has commenced an action against Scripps Howard Sacramento relating to the operation of SCT. See "Risk Factors -- Certain Litigation -- River City Litigation."

     Proposed Joint Venture. Prior to the execution of the Merger Agreement, Scripps had commenced negotiations with Hyperion Telecommunications of Tennessee, Inc. ("Hyperion") regarding a possible joint venture to provide alternate access services. The Merger Agreement requires that the terms and conditions of any such joint venture and any material related transactions must be reasonably satisfactory to Comcast. These negotiations were terminated by Scripps as a result of the failure of Scripps and Hyperion to reach an agreement as to various terms.

     Market Repurchase Program. Comcast has announced that it has approved the Repurchase Program pursuant to which it may purchase at such times and on such terms as it determines appropriate up to $500 million of Comcast Special Common Stock and Comcast Class A Common Stock, although it has no obligation to Scripps or New Scripps to make any such purchases. The Merger Agreement requires Comcast

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

to terminate the Repurchase Program no later than six months following the Closing Date and not to repurchase any of its shares during the Random Trading Days.

     As of the date hereof, Comcast has, pursuant to the Repurchase Program, purchased shares of Comcast Special Common Stock and Comcast Class A Common Stock for aggregate consideration of $185.8 million. In addition, as of the date hereof, Comcast has sold to a financial institution put options on Comcast Special Common Stock (the "Put Options"), that entitle that financial institution, at its option, to sell to Comcast up to an aggregate of 4.0 million shares of Comcast Special Common Stock on specified expiration dates, all of which occur in January, February and March of 1997. Comcast and the financial institution have established procedures that provide for the settlement, or the postponement of the expiration of, the Put Options to prevent any Put Option from expiring during the period proxies are being solicited pursuant hereto or during the Random Trading Days. Pursuant to the Repurchase Program, Comcast may repurchase additional shares of Comcast Special Common Stock or Comcast Class A Common Stock, or sell additional put options on such stock, from time to time in the open market or in private transactions, subject to market conditions. All share ownership percentages set forth herein reflect the actual number of shares outstanding as of the Comcast Record Date after taking into account repurchases pursuant to the Repurchase Program but disregarding any repurchases that may be made upon exercise of the Put Options.

     SEC Filings. The Merger Agreement requires Scripps, New Scripps and Comcast to prepare and file any filings required to be filed by each of them under the Securities Act, the Exchange Act or any other federal or state laws relating to the transactions contemplated by the Merger Agreement and to use their best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto. In addition, Scripps, New Scripps and Comcast have agreed to cooperate with each other and provide to each other all information necessary in order to prepare such filings.

     Internal Revenue Service Ruling. Scripps has submitted to the Service a request for a private letter ruling from the Service to the effect that the Internal Spin-Offs (including the contribution of the assets related to the Mid-Tennessee Business) and the Spin-Off will qualify for tax-free treatment under Section 355 of the Code. The receipt of a favorable ruling is a condition to the obligations of Comcast and Scripps to consummate the Merger. See
"-- Closing; Conditions Precedent." On July 24, 1996, Scripps received such ruling from the Service.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Comcast, Scripps and New Scripps. The representations and warranties of the parties will not survive beyond the Closing Date, except that the representations and warranties made with respect to the capitalization of Scripps and New Scripps will survive indefinitely.

     The representations of Scripps and New Scripps are made with respect to those companies and their respective subsidiaries, including the Scripps Cable Subsidiaries and Scripps Cable Partnerships, and relate generally to: due organization, qualification and authority; absence of violations of, among other things, their respective charter documents, by-laws, certain contracts, and law; required consents and approvals of governmental authorities; approval by the Boards of Directors of Scripps and New Scripps of the Merger Agreement and the Transactions and, in the case of Scripps, receipt of the opinion of Merrill Lynch as to the fairness of the Merger; the capital structure of Scripps, New Scripps and Scripps Cable; the accuracy of information, including financial statements, contained in the Merger Agreement; the absence of certain material changes or undisclosed liabilities; compliance with applicable laws; franchises and material agreements; taxes; litigation; employee benefits; labor matters; title to properties; the filing of appropriate SEC reports; environmental matters; brokers and finders; and the Mid-Tennessee Acquisition.

     The representations of Comcast are made with respect to itself and its subsidiaries and relate generally to: due organization, qualification and authority; absence of violations of, among other things, their respective charter documents, by-laws, certain contracts and law; required consents and approvals of governmental authorities; approval by the Board of Directors of Comcast of the Merger Agreement and the Transactions; the capital structure of Comcast; the accuracy of information, including financial statements, contained in the

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Merger Agreement; the filing of appropriate SEC reports; certain tax matters;
the absence of certain material changes or undisclosed liabilities; and brokers and finders.

INDEMNIFICATION

     Pursuant to the Merger Agreement and the Contribution Agreement, Comcast, Scripps, and New Scripps have agreed to indemnify one another with respect to various matters summarized below.

     Comcast will indemnify Scripps and New Scripps against losses that arise out of material misstatements of fact or omissions for which Comcast is responsible in documents filed with the SEC in connection with the Transactions. New Scripps (and, if the Merger Agreement is terminated prior to the consummation of the Merger, Scripps) will indemnify Comcast against losses that arise out of such statements or omissions for which New Scripps or Scripps was responsible.

     New Scripps, from and after the Effective Time, will indemnify Comcast against losses to the extent they: (i) arise out of or relate to any of the assets received or liabilities assumed by New Scripps in connection with the Spin-Off; (ii) are based upon any taxes payable with respect to the Scripps Cable Business prior to the Effective Time; (iii) relate to liabilities and obligations under employee benefit plans assumed by New Scripps; (iv) relate to the Scripps Stock Plans assumed by New Scripps; (v) relate to any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to the Scripps Cable Business prior to the Effective Time; (vi) relate to the 7 3/8% Notes; (vii) relate to the representations of Scripps and New Scripps regarding the capitalization of Scripps and Scripps Cable; (viii) relate to certain insured events occurring prior to the Effective Time; (ix) relate to certain environmental liabilities; or (x) relate to contractual rights of certain third parties with respect to certain of the cable systems being acquired by Comcast.

     Scripps (and after the Effective Time, Comcast) will indemnify New Scripps against losses to the extent they: (i) with certain exceptions for losses relating to taxes, employee benefits, litigation, insurance claims, certain environmental matters, certain limited third party interests in the Scripps Cable Business, and certain other matters, arise out of or relate to the business operations of the Scripps Cable Subsidiaries and the assets and liabilities retained by Scripps in connection with the Spin-Off; or (ii) relate to any suit, action, proceeding or investigation arising after the Closing Date that relates to the Scripps Cable Business after the Effective Time.

     Scripps and New Scripps have agreed to indemnify Comcast against all losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Scripps Common Stock in connection with the Transactions. Comcast has agreed to indemnify Scripps and New Scripps against all losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Comcast Common Stock in connection with the Transactions.

TAX MATTERS

     New Scripps will be liable for and shall indemnify Comcast, on an after-tax basis, against all tax liabilities of Scripps and its subsidiaries attributable to periods ending through the Closing Date, including tax liabilities resulting from the failure of various components of the Internal Spin-Offs, the Spin-Off and the Merger to qualify as tax-free transactions under the Code, unless such failure to qualify is the result of certain actions by Comcast. See "Certain Federal Income Tax Considerations."

     New Scripps shall be entitled to (and shall indemnify Comcast against any subsequent disallowance of) any tax credits or refunds of Scripps or any subsidiary of Scripps payable with respect to any tax period prior to the Closing Date, except that Comcast shall be entitled to any such credits or refunds that are reflected as consolidated current assets of Scripps Cable for purposes of the determination of the Cable Net Liabilities Amount.

     New Scripps shall be responsible, subject to Comcast's review, for the preparation, filing and signing of all Scripps consolidated income tax returns for all taxable periods that end on or before the Closing Date, including tax returns of the Scripps group for such periods that are due after the Closing Date, and of all

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Scripps Cable tax returns required to be filed on or before the Closing Date, and New Scripps shall be responsible for all taxes shown to be due thereon. All such tax returns shall be prepared consistently with the past practice of Scripps, New Scripps and Scripps Cable, and shall not amend (without Comcast's consent) any election that relates to Scripps Cable (except to the extent a change is required by law.)

     Comcast shall be responsible for the preparation and filing of all Scripps Cable tax returns (other than the Scripps consolidated tax return) required to be filed after the Closing Date for tax periods that end after the Closing Date.

     Comcast and New Scripps shall cooperate with each other in a timely manner in the preparation and filing of any tax returns, payment of any taxes in accordance with the Merger Agreement, and the conduct of any audit or other proceeding.

     Comcast and New Scripps shall each, to the extent potentially relevant to the other party, retain records, documents, accounting data and other information necessary for the preparation and filing of all tax returns or the audit of such returns and give to the other reasonable access to such records, documents, accounting data and other information and to its personnel and premises.

     For a period of two years after the Closing Date: (i) except for actions taken in the ordinary course of business, Comcast may not sell, transfer, distribute or otherwise dispose of a substantial portion of the operating assets of Scripps Cable or any shares of capital stock of any corporation or partnership interests of any partnership that was a subsidiary of Scripps immediately prior to the Merger, whether by merger or otherwise; provided, however, that Comcast shall be entitled to (A) enter into any like-kind exchange for other cable television assets (within the meaning of Section 1031 of the Code) with respect to any Scripps Cable assets and (B) contribute the Stock of the Cable Holding Subsidiary to a wholly owned subsidiary of Comcast after the Merger; (ii) Comcast shall not cause or permit any corporation that was a subsidiary of Scripps immediately prior to the Merger to sell any shares of capital stock or any partnership interests of such subsidiary to any person if such sale or issuance will prevent Comcast from retaining "control" of such subsidiary (within the meaning of Section 368 of the Code); (iii) Comcast shall not adopt a plan of liquidation or initiate and enter into an agreement of merger or other transaction pursuant to which the corporate legal existence of Comcast would terminate or the outstanding stock of Comcast would, in a taxable transaction, be converted into cash, other property or the stock or securities of any other issuer; and (iv) Comcast and its affiliates shall not offer to purchase, make a tender offer, or otherwise enter into any agreement to acquire any shares of capital stock of New Scripps.

     Notwithstanding the above, Comcast will be permitted to take any actions described in clauses (i) through (iii) above if it first obtains either a ruling from the Service or an opinion of recognized tax counsel satisfactory to New Scripps to the effect that such actions will not result in the distribution of New Scripps Common Shares to Scripps' stockholders or the Merger being taxable.

CERTAIN EMPLOYEE MATTERS

     As a result of the transactions contemplated by the Merger Agreement, at the Effective Time, Comcast will become the employer of all active employees of Scripps Cable ("Cable Employees") as of the Effective Time, including employees on any approved leave of absence or any short-term disability leave other than a disability leave from which the employee never returns to active employment and, instead, qualifies for benefits under Scripps' disability plan and excluding Cable Employees who are receiving long-term disability income benefits as of the Effective Time. From and after the Effective Time, except with respect to benefits accrued prior to the Effective Time, all Cable Employees shall cease to be covered by all employee benefit plans and arrangements previously extended to them by Scripps or any of its affiliates ("Scripps Benefit Plans"), but all Cable Employees shall be fully vested in their benefits accrued through the Effective Time under Scripps' Media Pension Plan. As of the Effective Time, New Scripps will assume all liabilities and responsibilities with respect to Cable Employees or former employees of Scripps Cable under, or relating to, the Scripps Benefit Plans.

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     Effective from and after the Effective Time, Comcast will provide all Cable
Employees with compensation and employee benefits, including a group health care plan, which are no less favorable in the aggregate than the benefits provided to similarly situated Comcast employees. Any employee benefit plan of Comcast
(which covers Cable Employees) will grant Cable Employees credit for prior service with Scripps and its affiliates prior to the Effective Time for purposes of eligibility and vesting.

SCRIPPS STOCK OPTION PLANS

     As of the Effective Time, New Scripps will assume both the Incentive Plan and the Directors Plan. As of the Effective Time, each stock option outstanding under the Incentive Plan or the Directors Plan or any other plan of Scripps, New Scripps or any of their subsidiaries that is not exercised prior to the Effective Time will be assumed by New Scripps, and each restricted stock award subject to vesting conditions under the Incentive Plan or any other plan of Scripps, New Scripps or any of their subsidiaries will be assumed by New Scripps. Approval of the Merger by the holders of Common Voting Stock of Scripps will constitute approval of New Scripps' assumption of the Incentive Plan and the Directors Plan and the options and restricted stock awards outstanding under the Incentive Plan and the options outstanding under the Directors Plan for purposes of the stockholder approval requirements of Rule 16b-3 under the Exchange Act.

TERMINATION

     General. The Merger Agreement may be terminated and the transactions contemplated thereby, including the Merger, abandoned at any time prior to the Closing Date (i) by mutual written consent duly authorized by the Boards of Directors of Scripps, New Scripps and Comcast, (ii) by either Comcast or Scripps if the stockholders of Comcast fail to approve the Comcast Proposal or the stockholders of Scripps fail to approve the Scripps Proposals, (iii) by either Scripps or Comcast, provided the terminating party is not then in breach of its obligations under the Merger Agreement, if the Merger is not consummated by December 31, 1996 (the "Termination Date"), (iv) by Scripps, provided it is not then in breach of any of its obligations under the Merger Agreement, if Comcast fails to perform any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Scripps of such failure, or if any condition to the obligations of Scripps and New Scripps has not been satisfied and is not capable of being satisfied prior to the Termination Date,
(v) by Scripps, whether or not the conditions to its obligations under the Merger Agreement have been satisfied, if its Board of Directors determines, with the written advice of counsel provided to Comcast, that it may be required to do so in the exercise of its fiduciary duties, (vi) by Comcast, provided it is not then in breach of any of its obligations under the Merger Agreement, if (A) Scripps or New Scripps fails to perform any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Comcast of such failure, (B) any condition to the obligations of Comcast has not been satisfied prior to the Termination Date, or (C) the Scripps Board of Directors materially modifies or withdraws its approval of the Scripps Proposals or its recommendation of the Scripps Proposals to the stockholders of Scripps,
(vii) by Scripps if the Average Closing Price is less than 85% of the Execution Price and, following notice of intent by Scripps to terminate the Merger Agreement, Comcast does not agree to deliver to Scripps stockholders in the Merger, in addition to the number of shares which Comcast is obligated to deliver, an additional number of shares equal to the Top-up Share Number (see "-- General Provisions -- Share Exchange"), or (viii) by Comcast if it receives a notice that the United States Department of Justice or the United States Federal Trade Commission has authorized the institution of litigation challenging the Merger and related transactions under the antitrust laws of the United States and including a motion seeking to prohibit the consummation of the Merger and related transactions.

     If the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become void and there will be no liability or obligation on the part of Scripps, New Scripps or Comcast, or the directors, officers or stockholders of any party, except that (i) the parties' indemnification obligations with respect to misstatements or omissions in documents filed with the SEC shall survive, (ii) certain confidentiality provisions shall survive, and (iii) certain provisions with respect to the reimbursement of expenses and the

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payment by Scripps of a termination fee under certain circumstances, as described below, and certain other expense allocation provisions, shall survive.

     Termination Fees and Expenses. If the Merger Agreement is terminated (i) by Scripps in the exercise of its fiduciary duties, (ii) by Comcast (provided it is not in breach of any of its obligations under the Merger Agreement) (x) if Scripps or New Scripps fails to perform any of its covenants thereunder and such failure remains uncured for 20 business days after written notice by Comcast thereof or (y) as a result of the material modification or withdrawal of the approval and recommendation of the Merger and related transactions by the Board of Directors of Scripps or (iii) by Scripps or Comcast if (A) the Merger and related transactions are not approved by the stockholders of Comcast or Scripps and (B) either (1) the Scripps Trust shall have failed to vote in favor of the adoption and approval of the Merger and related transactions or (2) the Board of Directors of Scripps shall have materially modified or withdrawn its approval and recommendation of the Merger and related transactions, then Scripps will pay to Comcast a fee of $47.25 million. In addition, if the Merger Agreement is terminated by Comcast as a result of the failure of any condition to the obligations of Comcast to be satisfied prior to December 31, 1996, other than
(i) a condition to all parties' obligations or (ii) the Franchise Conditions, then Scripps will be obligated to pay Comcast an amount (not to exceed $5.0 million) equal to the actual reasonable fees and expenses paid or payable by or on behalf of Comcast in connection with the negotiation, execution and delivery of the Merger Agreement.

     If the Merger Agreement is terminated (i) by Scripps (provided it is not in breach of any of its obligations under the Merger Agreement) if (A) Comcast fails to perform any of its covenants thereunder and such failure remains uncured for 20 business days after written notice by Scripps thereof or (B) as a result of the failure of any condition to the obligations of Scripps or New Scripps (other than a condition to the obligations of all parties) to be satisfied prior to December 31, 1996, or (ii) by Scripps if the Merger and related transactions are not approved by the stockholders of Comcast and Sural shall have failed to vote in favor of the adoption and approval of the Merger and related transactions, then Comcast will pay Scripps an amount (not to exceed $5.0 million) equal to the actual reasonable fees and expenses paid or payable by or on behalf of Scripps and New Scripps in connection with the negotiation, execution and delivery of the Merger Agreement.

AMENDMENT; WAIVER

     Subject to applicable law, (i) the Merger Agreement may be amended at any time (including after the approval of the Scripps Proposals and after the approval of the Comcast Proposal) by an instrument in writing signed on behalf of all of the parties thereto and (ii) the parties may (A) extend any time for performance of any of the obligations of the other parties to the Merger Agreement; (B) waive inaccuracies in the representations and warranties of any other party; or (C) waive compliance with any of the agreements or conditions for their respective benefit therein.

REGULATORY APPROVALS

     Consummation of the Merger requires (i) notification pursuant to, and expiration or termination of the waiting period under, the HSR Act and the rules and regulations thereunder, (ii) consents and/or waivers from the relevant governmental entities under certain franchises issued to Scripps Cable, and
(iii) consents of the FCC to the transfer of control of certain licenses issued by the FCC to Scripps. The waiting period under the HSR Act has expired. Scripps and Comcast have satisfied the conditions regarding the franchise consents and the FCC's consents.

ANCILLARY AGREEMENTS

     In accordance with the terms of the Merger Agreement, the following additional ancillary agreements have been or will be entered into:

     Board Representation Agreement. The Merger Agreement provides that, on the Closing Date, Comcast, Sural and the Scripps Trust will enter into the Board Representation Agreement, pursuant to which the Scripps Trust will have the right to require Comcast, to the extent permitted under applicable law, to take

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steps to cause a Scripps Trust designee (the "Initial Designee") reasonably acceptable to Comcast to be proposed for election to the Board of Directors of Comcast. The Initial Designee will be so proposed for election at the earlier of
(i) the first meeting of Comcast's Board following the consummation of the Merger, if there then exists a vacancy on the Comcast Board or the Comcast Board has the power to create new directorships, or (ii) if there then exists no such vacancy or the Comcast Board does not have such power, at the first meeting of stockholders of Comcast following the consummation of the Merger. The number of Scripps Trust designees will be increased to two individuals if at any time directors are nominated the product of (i) the number of directors then constituting the Comcast Board (not including any director positions held by a Scripps Trust designee) and (ii) the fraction representing the percentage of outstanding Comcast Common Stock represented by the Comcast Common Stock held by the Scripps Trust for not less than one year is equal to or greater than 1.75. Comcast will be required to recommend to its stockholders the election of such designee(s), solicit proxies from its stockholders for such election and take all other action reasonably necessary to cause such election. Pursuant to the Board Representation Agreement, Sural will agree to vote in favor of the election of each of the Scripps Trust designees. In the event that any Scripps Trust designee ceases to serve on the Comcast Board of Directors prior to the expiration of such designee's scheduled term, Comcast will be required to take all actions reasonably necessary to cause the vacancy to be filled by a replacement Scripps Trust designee. Unless the Scripps Trust elects to terminate its rights under the Board Representation Agreement voluntarily, its rights will terminate on the earlier to occur of (i) the date on which the Scripps Trust ceases to own at least 50% of the shares of Comcast Merger Stock acquired by the Scripps Trust in the Merger and (ii) the date of the fourth annual meeting of the Comcast Board of Directors following the consummation of the Merger. In addition, the Board Representation Agreement will require the Scripps Trust, for a period of two years following the consummation of the Merger, to vote in favor of all Permitted Amendments.

     Noncompetition Agreement. As a condition to the Merger, New Scripps is required to enter into a Noncompetition Agreement among Scripps, New Scripps and Comcast, pursuant to which New Scripps will agree that, for a period of three years after the Closing Date, neither it nor any of its subsidiaries will, directly or indirectly, on its own behalf or in the service of or on behalf of others, (i) actively solicit for employment (including as an independent contractor), interfere with or endeavor to entice away (or attempt to do any of the foregoing) any of the directors, officers, employees or agents of Comcast or any of its subsidiaries whether holding such position prior to or after the Closing Date or any person who at any time on or after October 28, 1995 was an officer or employee of Scripps or any of its subsidiaries engaged in the Restricted Business (as defined below) and whom Comcast employs following the Effective Time, (ii) subject to certain exceptions, engage in any manner in, or be connected as a stockholder, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in the operation of cable television systems providing the services currently provided by Scripps and Scripps Cable or the provision of Multi-Channel Video Service (as defined) or alternate access services (collectively, the "Restricted Business," which will not include the business of developing or creating programming) in any area served by Scripps Cable on the Closing Date (a "Restricted Area"), or
(iii) use or permit Scripps' or New Scripps' name to be used in connection with any business or enterprise engaged in the Restricted Business in any Restricted Area.

     Registration Rights Agreement. Comcast and Scripps have agreed that, on the Closing Date, Comcast and the Scripps Trust will enter into a registration rights agreement relating to the Comcast Merger Stock to be issued to the Scripps Trust in the Merger (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Comcast will have certain obligations to register under the Securities Act the shares of Comcast Merger Stock issued to the Scripps Trust in the Merger (which would approximate 56.4 million shares if the Merger were consummated on the date hereof, the Average Closing Price were the minimum Collar Price of $17.06375, no additional shares of Comcast Special Common Stock were delivered in the Merger and the Base Consideration were adjusted to result in an Aggregate Consideration of $1.5921 billion as described in "-- General Provisions -- Share Exchange") (the "Registrable Shares"). On not more than three occasions after the consummation of the Merger, the Scripps Trust may demand that Comcast file a registration statement under the Securities Act (a "Demand Registration"), covering such number of Registrable Shares (which shall have a fair market value of at least $100.0 million) as shall be specified in such demand. Comcast will not, however, be obligated to effect a Demand Registration within 12 months after

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the effective date of a previous Demand Registration, and Comcast will have the right to postpone for up to 150 days any Demand Registration if Comcast believes it would be detrimental or disadvantageous to Comcast or its stockholders to file such registration statement. Comcast cannot exercise its right to postpone a Demand Registration more than once during any twelve-month period. In addition, subject to certain terms and conditions contained in the Registration Rights Agreement, the Scripps Trust will, subject to certain limitations, have the right to include Registrable Shares in any registration statement filed by Comcast in respect of a primary or secondary offering of Comcast Special Common Stock (other than on Form S-4 or Form S-8 or a registration statement filed pursuant to Rule 415 under the Securities Act).

     The Registration Rights Agreement will prohibit the Scripps Trust from disposing of any of its shares of Comcast capital stock for 15 days prior to and 120 days following the effective date of any underwritten offering, unless the managing underwriters of the offering agree otherwise. Comcast will be prohibited from publicly selling (except pursuant to benefit plans and registrations on Form S-4) any Comcast Special Common Stock (or securities convertible into such stock) during the 15-day period prior to, and the 90-day period following, the effective date of an underwritten public offering which is a Demand Registration. In addition, Comcast will be obligated to use its reasonable efforts to cause all holders of 5% or more of any class of capital stock of Comcast and all other holders of securities of Comcast purchased from Comcast other than in a public offering to enter into agreements with Comcast with restrictions similar to those in the preceding sentence.

     The Registration Rights Agreement will provide that, in connection with a Demand Registration, all expenses incurred by Comcast in complying with its obligation, under the Registration Rights Agreement including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, listing fees, printing expenses and fees and disbursements of accountants and counsel for Comcast will be paid by Comcast. The expenses paid by Comcast will not include underwriting discounts and commissions attributable to shares of the Scripps Trust.

     Pursuant to the Registration Rights Agreement, the Scripps Trust has agreed to maintain until at least the first anniversary of the Effective Time ownership of such number of shares of Comcast Merger Stock issued to it in the Merger as represents at least 50% of the total Merger Consideration. The Scripps Trust has also agreed not to sell in the open market any Comcast capital stock in any period (not to exceed 10 trading days in any calendar month) in which, following notice by Comcast to the Scripps Trust, Comcast proposes to repurchase its shares pursuant to the Repurchase Program. See "-- Certain Covenants -- Market Repurchase Program."

     Voting Agreement. In connection with the execution of the Merger Agreement, Comcast, Scripps, Sural and the Scripps Trust entered into the Voting Agreement, pursuant to which Sural has agreed to vote (i) in favor of the Comcast Proposal, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Comcast under the Merger Agreement or that would result in any of the conditions to the obligations of Comcast under the Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Voting Agreement, the Scripps Trust has agreed to vote (i) in favor of the Scripps Proposals, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Scripps, New Scripps or any of the Scripps Cable Subsidiaries and any person other than Comcast, or any other action or agreement which would result in the breach of any covenant, representation or warranty or any other obligations or agreements of Scripps in the Merger Agreement, or cause any conditions to the obligations of Scripps under the Merger Agreement not to be fulfilled, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; provided, that the Scripps Trust is not obligated to vote as described in the preceding sentence if the board of trustees of the Scripps Trust determines, with the advice of outside counsel, that it may be required, in the exercise of its fiduciary duties, to vote other than as so described.

     Sural and the Scripps Trust each agreed not to enter into any voting agreement or grant a proxy or power of attorney that is inconsistent with the Voting Agreement. In addition, Sural and the Scripps Trust each agreed not to transfer ownership of their respective shares of Comcast and Scripps unless (i) the transferee

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agrees in writing to be bound by the terms and conditions of the Voting
Agreement or (ii) such transfer would not affect the transferor's ability to approve the Merger and related transactions without regard to the votes of the other stockholders of Comcast and Scripps, respectively.

     Execution of the Voting Agreement was a condition to Comcast and Scripps entering into the Merger Agreement, and no compensation was paid to any person in consideration for entering into such agreement.

OWNERSHIP OF COMCAST STOCK AFTER THE MERGER

     If the Merger were consummated on the date hereof and assuming (i) that no holders of Scripps Common Voting Stock exercised and perfected statutory dissenters' rights under the DGCL, (ii) that the Base Consideration were adjusted to result in an Aggregate Consideration equal to $1.5921 billion as described in "-- General Provisions -- Share Exchange," and (iii) that the Average Closing Price were equal to the Execution Price of $20.075, holders of shares of Scripps Common Stock would own Comcast Special Common Stock representing approximately 29.4% of the outstanding Comcast Special Common Stock on the Comcast Record Date and 25.4% of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger, and the stockholders of Scripps would receive 0.986 Shares of Comcast Special Common Stock per share of Scripps Common Stock. Assuming that the minimum Collar Price of $17.06375 was used to calculate the amount of Comcast Merger Stock and that no additional shares of Comcast Special Common Stock were delivered in the Merger, the Comcast Merger Stock would be approximately 93.3 million shares (representing approximately 32.9% of the outstanding Comcast Special Common Stock on the Comcast Record Date and approximately 28.6% of the outstanding Comcast Common Stock on such date, each on a pro forma basis for the Merger) and the stockholders of Scripps would receive 1.159 shares of Comcast Special Common Stock per share of Scripps Common Stock. The closing price of Comcast Special Common Stock on Nasdaq on September 27, 1996 was $15.875 per share.

OWNERSHIP OF NEW SCRIPPS STOCK AFTER THE SPIN-OFF AND THE MERGER

     Following the Spin-Off and the Merger, holders of Scripps Class A Common Stock and holders of Scripps Common Voting Stock will own New Scripps Class A Common Shares and New Scripps Common Voting Shares, respectively, constituting 100% of each such class of New Scripps Common Shares in the same proportion as shares of Scripps Class A Common Stock and Scripps Common Voting Stock, respectively, were held as of such date.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material federal income tax consequences to the Scripps stockholders of the Internal Spin-offs, the Spin-Off, the Merger and the transactions contemplated thereby. The tax treatment of a stockholder may vary depending upon his particular situation, and certain stockholders (including individuals who hold options in respect of Scripps Class A Common Stock, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

     EACH SCRIPPS STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN TRANSACTIONS

     Consummation of the Internal Spin-Offs, the Spin-Off, the Merger and the transactions contemplated thereby is conditioned upon the receipt of a favorable ruling from the Service as to certain of the federal income tax consequences of certain transactions in connection with the Internal Spin-Offs and the Spin-Off and the receipt of an opinion of Baker & Hostetler, counsel to Scripps, as to the qualification of the Merger as

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

a tax-free reorganization under Section 368(a)(1)(A) of the Code. Specifically, Scripps has requested rulings from the Service (the "Requested Rulings") that the Internal Spin-Offs and the Spin-Off qualify under Section 355 of the Code with the following effect (and related rulings as to the tax basis and holding period):

          (1) No gain or loss will be recognized and no amount will be includible in income by any member of the Scripps consolidated group for federal income tax purposes (the "Scripps Group") in the Internal Spin-Offs and the Spin-Off.

          (2) Stockholders of Scripps will recognize no gain or loss (and will not have to include any amounts in income) in the Spin-Off and will apportion the basis of their shares of Scripps Common Stock between the New Scripps Common Shares received and the shares of Scripps Common Stock retained (which will then be converted into Comcast Merger Stock) in proportion to their relative fair market values. The holding period for New Scripps Common Shares received in exchange for or with respect to shares of Scripps Common Stock will include the holding period for the shares of Scripps Common Stock, provided the shares of Scripps Common Stock were held as capital assets.

     On July 17, 1996 Scripps received the Requested Rulings from the Service. It is a condition to the parties' obligations to consummate the transaction contemplated by the Merger Agreement that the Requested Rulings not be withdrawn. A ruling from the Service, while generally binding on the Service, may under certain circumstances be revoked or modified by the Service retroactively. Scripps is currently not aware of any facts or circumstances that would cause the Service to revoke or modify the Requested Rulings received by Scripps from the Service as to the federal income tax consequences described above.

     The Requested Rulings received from the Service are based on the assumption that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. The Service takes the position that the consequences of a transaction such as the Merger are adequately established in the tax law, and it therefore will not issue a "comfort" ruling as to whether such a transaction qualifies as a reorganization under Section 368(a)(1)(A). Therefore, Scripps has not requested a ruling that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A). Instead, consummation of the Internal Spin-Offs, the Spin-Off and the Merger and the transactions contemplated thereby is conditioned upon the receipt of the opinion of Baker & Hostetler, counsel to Scripps, with respect to the material Federal income tax consequences of the Merger. This opinion has been received by Scripps and provides as follows:

          (i) The Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

          (ii) Except for any cash received in lieu of fractional shares (or in connection with the exercise of dissenters' rights), a stockholder will not recognize any income, gain or loss as a result of the receipt of Comcast Merger Stock.

          (iii) A stockholder's tax basis for shares of Comcast Merger Stock, including any fractional share interest for which cash is received, will equal the allocable portion of such stockholder's basis in shares of Scripps Common Stock held immediately before the Merger.

          (iv) A stockholder's holding period for the Comcast Merger Stock, including any fractional share interest for which cash is received, will include the period during which the shares of Scripps Common Stock were held, provided such shares were held as capital assets.

          (v) Cash received by a stockholder in lieu of a fractional share interest of Comcast Merger Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Comcast Merger Stock which such stockholder would otherwise be entitled to receive. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the stockholder, provided the Scripps Common Stock was a capital asset in such stockholder's hands.

          (vi) Where cash is received by a dissenting stockholder, and such dissenting stockholder's actual and constructive ownership interest after the transaction is such that the cash payment is not essentially equivalent to a dividend, such cash payment will be treated as a redemption and such shareholder will

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

     recognize gain measured by the difference between the amount of cash received and the stockholder's basis in such stock).

     A copy of the opinion issued by Baker & Hostetler has been filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.

     An opinion of counsel is not binding on the Service or the courts. Further, the opinion of Baker & Hostetler is based on, among other things, current law and certain representations as to factual matters made by, among others, Scripps, New Scripps and Comcast which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in its opinion. None of Scripps, New Scripps and Comcast is currently aware of any facts and circumstances which would cause any such representations made by it to Baker & Hostetler to be untrue or incorrect in any material respect. In addition, Comcast has agreed to certain restrictions on its future actions for two years to provide further assurances that the Internal Spin-Offs, the Spin-Off and the Merger will be tax-free. See "The Merger Agreement -- Tax Matters." Baker & Hostetler's opinion relies on an opinion received from Davis Polk & Wardwell that the Merger will continue to qualify as a reorganization under Section 368(a)(1)(A) of the Code if Comcast contributes (as it is permitted to do) all of the capital stock of the Cable Holding Subsidiary (i.e., Scripps Howard Cable Company) to a first-tier wholly owned Comcast subsidiary.

     A copy of the opinion issued by Davis Polk & Wardwell has been filed as an Exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.

     Receipt of the Requested Rulings and the opinion of Baker & Hostetler described above are conditions to the consummation of the Internal Spin-Offs, the Spin-Off and the Merger. In the event the Merger was consummated and subsequently was determined not to qualify under Section 368(a)(1)(A) of the Code, or if the Internal Spin-Offs and the Spin-Off were consummated and subsequently were determined not to qualify under Section 355 of the Code, substantial gain would be recognized by the members of the Scripps Group. Although any resulting corporate income tax on such gain may be payable by Comcast, as the successor to Scripps, New Scripps has agreed to indemnify Comcast, on an after tax basis, for such tax liability unless the failure of the Internal Spin-Offs, the Spin-Off and the Merger to qualify as tax-free transactions under the Code is the result of Comcast's breach of the covenants referred to in the second preceding paragraph. In addition, if the Spin-Off fails to qualify under Section 355 of the Code, each Scripps stockholder will be taxable in respect of the New Scripps Common Shares received in the Spin-Off. Further, the failure of the Merger to qualify as a tax-free reorganization would cause the Spin-Off to fail to qualify as a tax-free transaction and cause the exchange of shares of Scripps Common Stock for shares of Comcast Merger Stock to be taxable.

     Upon consummation of the Merger, Comcast may contribute the stock of the Cable Holding Subsidiary to a first-tier wholly owned Comcast subsidiary. Comcast has received an opinion from its special tax counsel, Davis Polk & Wardwell, to the effect that such contribution will not impact the tax-free nature of the Merger.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of New Scripps Common Shares and Comcast Merger Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such stockholder
(i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholders's federal income tax liability. New Scripps or Comcast may require holders of New Scripps Common Shares or Comcast Merger Stock, respectively, to establish an exemption from backup withholding or to make arrangements satisfactory to New Scripps or Comcast, respectively, with respect to the payment of backup withholding. A stockholder who does not provide New Scripps or Comcast with his or her current taxpayer identification number may be subject to penalties imposed by the Service.

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

          PROPOSAL TO APPROVE AND ADOPT THE SCRIPPS CHARTER AMENDMENT

     The Board of Directors of Scripps has approved and declared advisable, and is submitting to the Scripps stockholders for their approval, the Scripps Charter Amendment. The Scripps Charter Amendment permits Scripps to distribute to holders of Scripps Class A Common Stock one New Scripps Class A Common Share for each share of Scripps Class A Common Stock and to holders of Scripps Common Voting Stock one New Scripps Common Voting Share for each share of Scripps Common Voting Stock. The Scripps Charter Amendment is required in connection with the Spin-Off. This description is qualified in its entirety by reference to the complete text of the Scripps Charter Amendment, a copy of which is attached as Exhibit A to the Merger Agreement attached hereto as Annex I and incorporated herein by reference.

                    DESCRIPTION OF NEW SCRIPPS CAPITAL STOCK

     New Scripps is authorized to issue 120 million New Scripps Class A Common Shares (of which 61,000,396 would be issued pursuant to the Spin-Off if the Spin-Off were consummated as of the Scripps Record Date), 30 million New Scripps Common Voting Shares (of which 19,470,382 would be issued pursuant to the Spin-Off if the Spin-Off were consummated as of the Scripps Record Date) and 25 million New Scripps Preferred Shares. No New Scripps Preferred Shares will be issued in the Spin-Off. The authorized and unissued New Scripps Class A Common Shares and the New Scripps Preferred Shares will be available after the Spin-Off for a variety of corporate purposes, including future public offerings and corporate acquisitions. Except in connection with stock splits, stock dividends or other similar transactions, the New Scripps Articles will prohibit the issuance of additional Common Voting Shares. As of the Scripps Record Date, New Scripps had 375 New Scripps Common Voting Shares and 375 New Scripps Class A Shares outstanding, all of which were owned by Scripps.

     The following is a description of the New Scripps Articles and Ohio Law, which will govern the rights of holders of New Scripps Common Shares after the Spin-Off.

NEW SCRIPPS CLASS A COMMON SHARES AND NEW SCRIPPS COMMON VOTING SHARES

     General. The New Scripps Articles are identical in all material respects to the Scripps Charter, except for provisions that make certain Ohio anti-takeover laws inapplicable to New Scripps and provisions that allow for spin-off and similar distributions, on a class-for-class basis to New Scripps shareholders, of classes of common stock of a wholly owned subsidiary of New Scripps replicating the relative rights of the two existing classes of common shares of New Scripps. The rights, privileges and preferences of the New Scripps Class A Common Shares and the New Scripps Common Voting Shares are identical in all material respects to the rights, privileges and preferences of the Scripps Class A Common Stock and the Scripps Common Voting Stock, respectively.

     Voting Rights. Holders of New Scripps Class A Common Shares are entitled to elect the greater of three or one-third of the directors of New Scripps (or the nearest smaller whole number if one-third of the entire Board is not a whole number), except directors, if any, to be elected by holders of New Scripps Preferred Shares or any series thereof. Holders of New Scripps Class A Common Shares are not entitled to vote on any other matters except as required by Ohio Law. Under Ohio Law, an amendment to a corporation's articles of incorporation that purports to do any of the following would require the approval of the holders of each class of capital stock affected: (i) increase or decrease the par value of the issued stock of such class (or of any other class of capital stock of the corporation if the amendment would reduce or eliminate the stated capital of the corporation), (ii) change issued stock of a class into a lesser number of shares or into the same or a different number of shares of any other class theretofore or then authorized (or so change any other class of capital stock of the corporation if the amendment would reduce or eliminate the stated capital of the corporation), (iii) change the express terms of, or add express terms to, the stock of a class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of such junior class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, such class, or authorize the directors to fix or alter conversion rights of shares of another class that

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

are convertible into such class, (vi) provide that the stated capital of the corporation shall be reduced or eliminated as a result of an amendment described in subclause (i) or (ii) above, or provide, in the case of an amendment described in subclause (v) above, that the stated capital of the corporation shall be reduced or eliminated upon the exercise of such conversion rights,
(vii) change substantially the purpose of the corporation, or provide that thereafter an amendment to the corporation's articles of incorporation may be adopted that changes substantially the purposes of the corporation, or (viii) change the corporation into a nonprofit corporation. Holders of New Scripps Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters. Nomination of persons for election by either class of stock to the Board will be made by the vote of a majority of all directors then in office, regardless of the class of stock entitled to elect them. Holders of a majority of the outstanding New Scripps Common Voting Shares will have the right to increase or decrease the number of authorized and unissued New Scripps Class A Common Shares and Common Voting Shares, but not below the number of shares thereof then outstanding. New Scripps Class A Common Shares and New Scripps Common Voting Shares will not have cumulative voting rights.

     The holders of New Scripps Common Voting Shares will have the power to defeat any attempt to acquire control of New Scripps with a view to effecting a merger, sale of assets or similar transaction even though such a change in control may be favored by stockholders holding substantially more than a majority of New Scripps' outstanding equity. This may have the effect of precluding holders of shares in New Scripps from receiving any premium above market price for their shares which may be offered in connection with any such attempt to acquire control.

     New Scripps' voting structure, which is similar to voting structures adopted by a number of other media companies, is designed to promote the continued independence and integrity of New Scripps' media operations under the control of the holders of the New Scripps Common Voting Shares while at the same time providing for equity ownership in New Scripps by a broader group of stockholders through the means of a class of publicly traded common stock. This structure may render more difficult certain unsolicited or hostile attempts to take over New Scripps which could disrupt New Scripps, divert the attention of its directors, officers and employees and adversely affect the independence and quality of its media operations.

     Dividend Rights. Each New Scripps Class A Common Share will be entitled to dividends if, as and when dividends are declared by the Board of Directors of New Scripps. Dividends must be paid on the New Scripps Class A Common Shares and the New Scripps Common Voting Shares at any time that dividends are paid on either. Any dividend declared and payable in cash, capital stock of New Scripps (other than New Scripps Class A Common Shares or New Scripps Common Voting Shares) or other property must be paid equally, share for share, on the New Scripps Common Voting Shares and the New Scripps Class A Common Shares. Dividends and distributions payable in New Scripps Common Voting Shares may be paid only on New Scripps Common Voting Shares, and dividends and distributions payable in New Scripps Class A Common Shares may be paid only on New Scripps Class A Common Shares. If a dividend or distribution payable in New Scripps Class A Common Shares is made on the New Scripps Class A Common Shares, a simultaneous dividend or distribution on the New Scripps Common Voting Shares must be made. If a dividend or distribution payable in New Scripps Common Voting Shares is made on the New Scripps Common Voting Shares, a simultaneous dividend or distribution in New Scripps Class A Common Shares must be made on the New Scripps Class A Common Shares. Pursuant to any such dividend or distribution, each New Scripps Common Voting Share will receive a number of New Scripps Common Voting Shares equal to the number of New Scripps Class A Common Shares payable on each New Scripps Class A Common Share. In the case of any dividend or other distribution payable in stock of any corporation which just prior to the time of the distribution is a wholly owned subsidiary of New Scripps and which possesses authority to issue class A common shares and common voting shares with voting characteristics identical to those of the New Scripps Class A Common Shares and the New Scripps Common Voting Shares, respectively, including a distribution pursuant to a stock dividend, a stock split or division of stock or a spin-off or split-up reorganization of New Scripps, only class A common shares of such subsidiary shall be distributed with respect to New Scripps Class A Common Shares and only common voting shares of such subsidiary shall be distributed with respect to New Scripps Common Voting Shares.

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

     Conversion. Each New Scripps Common Voting Share will be convertible at any time, at the option of and without cost to the stockholder, into one New Scripps Class A Common Share.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of New Scripps, holders of New Scripps Class A Common Shares and New Scripps Common Voting Shares will be entitled to participate equally, share for share, in the assets available for distribution.

     Preemptive Rights. Holders of New Scripps Class A Common Shares will not have preemptive rights to purchase shares of such stock or shares of stock of any other class that New Scripps may issue. Holders of New Scripps Common Voting Shares will have preemptive rights to purchase any additional New Scripps Common Voting Shares or any other stock with or convertible into stock with general voting rights issued by New Scripps.

PREFERRED SHARES

     Following the Spin-Off, the Board of Directors of New Scripps will be authorized to issue, by resolution and without any action by stockholders, up to 25 million New Scripps Preferred Shares. All New Scripps Preferred Shares will be of equal rank. Dividends on New Scripps Preferred Shares will be cumulative and will have a preference to the New Scripps Class A Common Shares and New Scripps Common Voting Shares. So long as any New Scripps Preferred Shares are outstanding, no dividends may be paid on, and New Scripps may not redeem or retire, any common shares or other securities ranking junior to the New Scripps Preferred Shares unless all accrued and unpaid dividends on the New Scripps Preferred Shares shall have been paid. In the event of a liquidation, dissolution or winding up of New Scripps, the New Scripps Preferred Shares are entitled to receive, before any amounts are paid or distributed in respect of any securities junior to the New Scripps Preferred Shares, the amount fixed by the Board of Directors as a liquidation preference, plus the amount of all accrued and unpaid dividends. The New Scripps Preferred Shares have no voting rights except as may be required by Ohio Law. See "-- New Scripps Class A Common Shares and New Scripps Common Voting Shares -- Voting Rights" for those amendments to the New Scripps Articles that would require a vote of the holders of the New Scripps Preferred Shares. Except as specifically described in this section, the Board of Directors of New Scripps will have the power to establish the designations, dividend rate, conversion rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of New Scripps Preferred Shares. The issuance of New Scripps Preferred Shares may adversely affect certain rights of the holders of the New Scripps Class A Common Shares and the New Scripps Common Voting Shares and may render more difficult certain unsolicited or hostile attempts to take over New Scripps.

EVALUATION OF TENDER OFFERS AND SIMILAR TRANSACTIONS

     The New Scripps Articles provide that the Board of Directors, when evaluating any offer of another party to make a tender or exchange offer for any equity security of New Scripps, or any proposal to merge or consolidate New Scripps with another company, or to purchase or otherwise acquire all or substantially all the properties and assets of New Scripps, shall give due consideration to the effect of such a transaction on the integrity, character and quality of New Scripps' operations, as well as to all other relevant factors, including the long-term and short-term interests of New Scripps and its stockholders, and the social, legal and economic effects on employees, customers, suppliers and creditors and on the communities and geographical areas in which New Scripps and its subsidiaries operate or are located, and on any of the businesses and properties of New Scripps or any of its subsidiaries. This provision may have the effect of rendering more difficult or discouraging an acquisition of New Scripps that is deemed undesirable by the Board of Directors.

COMPLIANCE WITH FCC REGULATIONS

     The New Scripps Articles authorize New Scripps to obtain information from stockholders and persons seeking to have shares of New Scripps' capital stock transferred to them, in order to ascertain whether ownership of, or exercise of rights with respect to, New Scripps' shares by such persons would violate federal communications laws. If any person refuses to provide such information or New Scripps concludes that such ownership or exercise of such rights would result in the violation of applicable federal communications laws,

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

New Scripps may refuse to transfer shares to such person or refuse to allow him to exercise any rights with respect to New Scripps' shares if exercise thereof would result in such a violation.

CERTAIN OHIO ANTI-TAKEOVER LAWS

     Certain Ohio anti-takeover laws may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to such provisions. See "Comparison of Rights of Stockholders of Scripps and New Scripps -- Certain Anti-Takeover Statutes." The New Scripps Articles provide that none of these provisions of Ohio Law apply to New Scripps except the tender offer statute. See "Comparison of Rights of Stockholders of Scripps and New Scripps -- Certain Anti-Takeover Statutes -- Tender Offer Statute."

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the New Scripps Common Shares will be Fifth Third Bank, Cincinnati, Ohio.

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                            SCRIPPS AND NEW SCRIPPS

     The rights of Scripps stockholders are governed by the DGCL. As shareholders of New Scripps, an Ohio corporation, the rights of Scripps stockholders will be governed by the Ohio Law rather than the DGCL. The Ohio Law and the DGCL differ in a number of respects. The following is a summary of certain significant differences between the provisions of these laws as they might affect the rights and interests of the Scripps stockholders, based on the provisions contained in the New Scripps Articles and the New Scripps Regulations. A copy of the New Scripps Articles is attached to the Merger Agreement as Exhibit B.

CERTAIN ANTI-TAKEOVER STATUTES

     Business Combinations with Interested Stockholders. Section 203 of the DGCL applies to a broad range of "business combinations" between a Delaware corporation and an "interested stockholder." The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an "interested stockholder," unless (i) the board of directors approved the business combination before the stockholder became an "interested stockholder," or the board of directors approved the transaction that resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans, or (iii) the board of directors approved the business combination after the stockholder became an "interested stockholder" and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

     Chapter 1704 of the Ohio Law applies to a broad range of business combinations between an Ohio corporation and an "interested stockholder." Chapter 1704 is triggered by the acquisition of 10% of the voting power of a subject Ohio corporation rather than 15%. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the stockholders or satisfies statutory conditions relating to the fairness of consideration received by stockholders who are not interested in the subject transaction. During the initial three-year period the prohibition is absolute absent prior approval by the board of directors of the acquisition of voting power by which a person became an "interested stockholder" or of the subject transaction. Chapter 1704 does not provide any exemption for an "interested stockholder" who acquires a significant percentage of stock in the transaction which resulted in the stockholder becoming an "interested stockholder" as does Section 203 of the

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

DGCL. The definition of "beneficial owner" in Chapter 1704 is essentially similar to that of Section 203 of the DGCL except that Chapter 1704 does not expressly exclude from the definition of beneficial owner a person who has the right to vote stock pursuant to an agreement which arises solely from a revocable proxy. Chapter 1704 may be made inapplicable to a company by its articles of incorporation. The New Scripps Articles provide that Chapter 1704 does not apply to New Scripps.

     Control Share Acquisition. Section 1701.831 of the Ohio Law (the "Ohio Control Share Acquisition Statute") also provides protection to shareholders against unfriendly and coercive takeover efforts. The Ohio Control Share Acquisition Statute provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, or (iii) a majority or more of such voting power. Assuming compliance with the notice and information filings prescribed by statute, the proposed control share acquisition may be made only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquiror and the directors and officers of the issuer. The Ohio Control Share Acquisition Statute may be made inapplicable to a company by its articles of incorporation. The New Scripps Articles provide that this statute does not apply to New Scripps.

     The DGCL contains no provision comparable to the Ohio Control Share Acquisition Statute.

     Ohio "Anti-Greenmail" Statute. Pursuant to Ohio Law Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation or (ii) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys' fees with the permission of the court having jurisdiction over such action. The anti-greenmail statute may be made inapplicable to a company by its articles of incorporation. The New Scripps Articles provide that this statute does not apply to New Scripps.

     The DGCL contains no provision comparable to the anti-greenmail statute.

     Tender Offer Statute. The Ohio tender offer statute (Ohio Law Section 1707.041) requires any person making a tender offer for a corporation having its principal place of business in Ohio to comply with certain filing, disclosure and procedural requirements. The disclosure requirements include a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject company, sell its assets, effect a merger or consolidation of it, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject company or of any of its subsidiaries or affiliates, or make any other major change in its business, corporate structure, management personnel, or policies of employment.

     Delaware has no such tender offer statute.

MERGERS AND CONSOLIDATIONS

     Under the DGCL, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, or by a greater vote as provided in the certificate of incorporation. Under the DGCL the separate vote of any class of shares is not required. Additionally, the DGCL provides that, unless the certificate of incorporation provides otherwise, no vote of the stockholders of the surviving corporation is

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required to approve the merger if (i) the agreement of merger does not amend in any respect the corporation's certificate of incorporation, (ii) each share outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (iii) the number of shares of the surviving corporation's common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

     Under the Ohio Law, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation) holding at least two-thirds of the corporation's voting power, or a different proportion but not less than a majority of the voting power, as provided in the articles of incorporation. In the case of a merger, the agreement must, in certain situations, also be adopted by the shareholders of the surviving corporation by similar vote. The New Scripps Articles provide that any such agreement must be adopted by shareholders holding at least a majority of New Scripps' voting power.

OTHER CORPORATE TRANSACTIONS

     Subject to certain exceptions, under the Ohio Law the approval of two-thirds of the voting power of the corporation, or a different proportion (not less than a majority of the corporation's voting power) as provided in the articles of incorporation, is required for (i) the consummation of combinations and majority share acquisitions involving the transfer or issuance of such number of shares as would entitle the holders thereof to exercise at least one-sixth of the voting power of such corporation in the election of directors immediately after the consummation of such transaction, (ii) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (iii) voluntary dissolutions. The New Scripps Articles provide that a majority of the voting power of New Scripps would be required for approval of such actions.

     The DGCL does not require shareholder approval in the case of combinations and majority share acquisitions, but does require a majority vote on disposition of all or substantially all of a corporation's assets and on dissolutions, unless a greater vote is provided for in the certificate of incorporation.

CUMULATIVE VOTING

     The cumulative voting concept permits a shareholder to cast as many votes in the election of directors for each share of stock held by him as there are directors to be elected. Each shareholder may cast all his votes for a single candidate or distribute such votes among two or more candidates, as he chooses. Under the DGCL, cumulative voting is permitted only if it is provided for in the certificate of incorporation. Cumulative voting is not provided for in the Scripps Charter.

     Under the Ohio Law, cumulative voting in the election of directors is mandatory upon proper notice being given to a corporation by any shareholder unless specifically eliminated by an amendment to the corporation's articles of incorporation. The New Scripps Articles provide that shareholders of New Scripps do not have cumulative voting rights.

CLASS VOTING

     The DGCL requires voting by separate classes only with respect to amendments to the certificate of incorporation which change the powers, preferences, or special rights of the shares of such class so as to affect them adversely or which increase or decrease the aggregate number of authorized shares or the par value of the shares of any such classes.

     Under the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected, in a manner substantially prejudicial, by mergers, consolidations or amendments to the articles of incorporation.

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APPRAISAL RIGHTS

     Under the DGCL, unless the certificate of incorporation provides otherwise, appraisal rights are available only in connection with statutory mergers or consolidations. Even in such cases, unless the certificate of incorporation otherwise provides, the DGCL does not recognize appraisal rights for any class or series of stock which is either listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, or held of record by more than 2,000 stockholders, except that appraisal rights are available (i) for holders of such stock who, by the terms of the merger or consolidation, are required to accept anything except (A) stock of the corporation surviving or resulting from the merger or consolidation, (B) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, or held of record by more than 2,000 stockholders, (C) cash in lieu of fractional shares of stock described in the foregoing clauses (A) and (B), or
(D) any combination of stock and cash in lieu of fractional shares described in the foregoing clauses (A), (B) or (C) and (ii) in a short-form merger.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition with respect to which such shareholders are entitled to voting rights.

DIVIDENDS

     A Delaware corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of surplus other than earned surplus.

REPURCHASES

     Under the DGCL, a corporation may not, with certain limited exceptions, repurchase or redeem its shares when the capital of such corporation is impaired or when such purchase or redemption would cause the impairment of the capital of such corporation.

     Under the Ohio Law, a corporation may purchase or redeem its own shares if authorized to do so by its articles of incorporation or under certain other circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. Article Tenth of the New Scripps Articles authorizes New Scripps to purchase outstanding shares of any class of its stock.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     Delaware. The DGCL permits a corporation to indemnify a director, officer or agent for fines, judgments or settlements, as well as expenses in the context of third-party actions, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and in the case of a criminal action, had no reason to believe his conduct was unlawful. Indemnification in the context of actions by or in the right of the corporation is restricted to expenses only. Further, if an officer, director or agent is adjudged liable to the corporation, expenses are not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. Determinations regarding permissive indemnification are to be made by the majority vote of disinterested directors (even if less than a quorum) or, if there are no such directors, or if such directors so direct, by independent legal counsel or by the stockholders. Statutory indemnification is not exclusive.

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     The DGCL grants express authority to a Delaware corporation to purchase insurance for director and officer liability. Such insurance may be purchased for any officer, director, or agent, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

     The DGCL contains no express statutory provision identifying the appropriate standard of proof in actions against directors and officers. Delaware case law indicates that the standard of proof in such actions is a preponderance of the evidence. Although Delaware has not codified the business judgment rule, the Delaware courts have developed a "modified" business judgment rule that places the initial burden on directors and officers in the context of contests for corporate control or the adoption of defensive measures.

     Delaware Law permits a corporation's certificate of incorporation to limit a director's exposure to monetary liability for breach of fiduciary duty. Pursuant to Delaware Law, a director cannot be relieved of liability for (i) breach of his/her duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend, stock purchase or redemption of shares, or (iv) any transaction from which the director derived an improper personal benefit.

     Ohio. Under the Ohio Law, Ohio corporations are authorized to indemnify directors, officers and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Ohio Law does not authorize payment of expenses or judgments to an officer or other agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract except with respect to the advancement of expenses of directors.

     The Ohio Law specifies that determinations regarding discretionary indemnification are to be made by a majority vote of a quorum of disinterested directors, or, if a quorum is not available, by independent counsel, the stockholders, a court of common pleas, or the court in which the proceeding was brought.

     Under Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interest of the corporation. There is, however, no comparable provision limiting the liability of officers or other agents of a corporation.

     The statutory right to indemnity is not exclusive in Ohio. The Ohio Law provides express authority for Ohio corporations to procure not only insurance policies, but also to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity against loss of insurance.

     Unlike Delaware, Ohio has codified the traditional business judgment rule. The Ohio Law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. Further, Ohio Law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's stockholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its stockholders; and the possibility that these interests may be best

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

served by the continued independence of the corporation. Finally, the Ohio Law specifically provides that the selection of a time frame for the achievement of corporate goals shall be the responsibility of directors.

     The New Scripps Articles provide that New Scripps shall indemnify its directors and officers to the fullest extent permitted by Ohio Law.

                   COMPARISON OF RIGHTS OF HOLDERS OF COMCAST
            SPECIAL COMMON STOCK AND HOLDERS OF SCRIPPS COMMON STOCK

     Scripps and Comcast are incorporated in Delaware and Pennsylvania, respectively. Stockholders of Scripps, whose rights as stockholders are currently governed by the DGCL, the Scripps Charter and the Scripps By-Laws, upon consummation of the Merger will (in addition to being stockholders of New Scripps), automatically become stockholders of Comcast, holding shares of Comcast Special Common Stock, and, as stockholders of Comcast, their rights will be governed by the PBCL, the Comcast Articles and the Comcast By-Laws. Although it is impractical to note all of the differences, the following is a summary of all material differences between the rights of holders of Scripps Class A Common Stock and Scripps Common Voting Stock on the one hand and those of holders of Comcast Special Common Stock on the other. The following does not purport to be a complete description of the differences between the rights of Scripps and Comcast stockholders. Such differences may be determined in full by reference to the DGCL, the PBCL, the Scripps Charter, the Comcast Articles and the respective Scripps and Comcast By-Laws.

FIDUCIARY DUTIES OF DIRECTORS

     Both Delaware Law and Pennsylvania Law provide that the board of directors has the ultimate responsibility for managing the business affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its common stock holders.

     Delaware courts have held that the duty of care requires the directors to exercise an informed business judgment. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have, under certain circumstances, also imposed a heightened standard of conduct upon directors in matters involving a contest for or sale of control of the corporation.

     Similar to Delaware Law, Pennsylvania Law requires that directors perform their duties in good faith. The PBCL, however, contains a provision specifically permitting (though not requiring) directors, in discharging their duties, to consider the effects of any action taken by them upon any or all affected groups (including shareholders, members, employees, suppliers, customers, creditors and the community in which the corporation operates) as well as all other pertinent factors. Furthermore, unlike Delaware Law, the PBCL provides that a director has no greater burden to justify any act relating to an actual or potential acquisition of the corporation than he or she has regarding any other act as a director.

LIMITATION OF DIRECTOR LIABILITY

     Both Delaware Law and Pennsylvania Law permit a corporation's certificate (articles) of incorporation or by-laws to limit a director's exposure to monetary liability for breach of fiduciary duty.

     Pursuant to Delaware Law, a director cannot be relieved of liability for
(i) breach of his/her duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend, stock purchase or redemption of shares, or (iv) any transaction from which the director derived an improper personal benefit.

     Similarly, pursuant to Pennsylvania Law, a director cannot be relieved of liability for (i) breach of his/her statutory duties of care and good faith to the company if such breach or omission constitutes self-dealing, willful misconduct or recklessness, (ii) violation of criminal statutes, or (iii) nonpayment of federal, state or local taxes.

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

     The Scripps Charter and the Comcast By-Laws eliminate, to the fullest extent permitted by law, liability of a director to the company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care.

INDEMNIFICATION

     Both Delaware Law and Pennsylvania Law permit a corporation to indemnify any person involved in a third party action, by reason of being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any action by or in the right of the corporation), if such person acted in good faith and reasonably believed that his/her actions were in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, both Delaware Law and Pennsylvania Law permit indemnification only when the director or officer had no reasonable cause to believe that his/her conduct was unlawful. Furthermore, both states' laws provide that a corporation may advance to officers and directors expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he/she is not entitled to indemnification.

     In general, no indemnification for expenses in derivative actions is permitted under either the DGCL or the PBCL where the person has been adjudged liable to the corporation, unless a court finds him/her entitled to such indemnification. If, however, the person has been successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory under both states' laws.

     In both states, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights under a bylaw, agreement or vote of stockholders or disinterested directors to which a person seeking indemnification may be entitled.

     Both Comcast and Scripps provide for the indemnification of directors and officers to the fullest extent permissible under law. The Comcast By-Laws also provide directors and officers with the right to have expenses incurred in defending any proceeding paid by Comcast in advance of the final disposition of such proceeding.

SHAREHOLDER PROTECTIVE PROVISIONS

     Both Delaware Law and Pennsylvania Law contain provisions which provide protection to shareholders, and the corporation in which they own shares, against abusive acquisition and takeover techniques.

     Section 203 of the DGCL applies to a broad range of "business combinations" between a Delaware corporation and an "interested stockholder." The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an "interested stockholder," unless (i) the board of directors approved the business combination before the stockholder became an "interested stockholder," or the board of directors approved the transaction that resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans, or (iii) the board of directors approved the business combination after the stockholder became an "interested stockholder" and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

     Unlike Delaware Law, under the PBCL, a corporation is permanently prohibited from engaging in any business combination with an interested shareholder (defined in Pennsylvania as a beneficial owner of 20% or more of the corporation's voting shares) unless (i) the shareholder became interested after the date the board of directors approved the business combination, (ii) the board of directors approved the transaction which resulted in the shareholder becoming an interested shareholder prior to the occurrence of such transaction,

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(iii) no earlier than three months after the date the shareholder became interested, and his/her beneficial ownership amounted to 80% of the corporation's voting shares, the business combination is approved by a majority of the non-interested shareholders and it meets certain other conditions concerning amount of consideration, (iv) at any time after the date the shareholder became interested, the business combination is approved by unanimous vote of the shareholders, (v) within five years after the date the shareholder became interested, the business combination is approved by a majority of the non-interested shareholders, or (vi) within five years after the date the shareholder became interested, the business combination is approved by a majority of all shareholders and meets certain conditions set forth in the PBCL which concern the amount of consideration. Sural does not constitute an interested shareholder for purposes of the PBCL.

     The PBCL contains a number of other "anti-takeover" provisions which are generally triggered upon the acquisition by a person or group of certain percentages (generally 20%) of a corporation's voting stock (the "Control Stock"). These provisions provide for, among other things, shareholder appraisal rights, limitations on voting rights of Control Stock, disgorgement of profits from resales of Control Stock, severance pay for discharged employees and survival of labor contracts. Pursuant to the Comcast By-Laws, and in accordance with the PBCL, such provisions are inapplicable to Comcast and its shareholders.

VOTING RIGHTS

     Holders of Scripps Class A Common Stock are entitled to elect the greater of three or one-third of the directors of Scripps (or the nearest smaller whole number if one-third of the entire board of directors is not a whole number), except directors, if any, to be elected by holders of Scripps Preferred Shares or any series thereof. However, holders of Scripps Class A Common Stock are not entitled to vote on any other matters except as required by Delaware Law. Under Delaware Law, if there is any proposal to increase or decrease the par value of the shares of, or amend the Scripps Charter in a manner that would adversely alter or change the powers, preferences, or special rights of the shares of, Scripps Class A Common Stock, such amendment must be approved by a majority of the outstanding shares of Scripps Class A Common Stock, voting separately as a class. Holders of Scripps Common Voting Stock are entitled to elect all remaining directors and to vote on all other matters. Nomination of persons for election by either class of stock to the Scripps Board of Directors is made by the vote of a majority of all directors then in office, regardless of the class of stock entitled to elect them. Holders of a majority of the outstanding shares of Scripps Common Voting Stock have the right to increase or decrease the number of authorized and unissued shares of Scripps Class A Common Stock and Scripps Common Voting Stock but not below the number of shares thereof then outstanding. Shares of Scripps Class A Common Stock and Scripps Common Voting Stock do not have cumulative voting rights.

     The holders of Comcast Special Common Stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law, in which case, each holder of Comcast Special Common Stock shall be entitled to one vote per share. Each holder of Comcast Class A Common Stock has one vote per share and each holder of Comcast Class B Common Stock has 15 votes per share. The Comcast Articles provide that the Comcast Special Common Stock, the Comcast Class A Common Stock and the Comcast Class B Common Stock vote as separate classes on certain amendments to the Comcast Articles and on other matters, each as required by applicable law. Under applicable law, holders of Comcast Special Common Stock have voting rights in the event the Comcast Articles are amended (i) to create or expand the number of authorized shares of any class of stock which has or may have a preference as to dividends or assets senior to the Comcast Special Common Stock, (ii) to make any change in the preferences, limitations, or special rights of the Comcast Special Common Stock adverse to that class, or (iii) to amend or repeal the provisions relating to class voting rights, or in the event of certain fundamental transactions (such as mergers) having the same effect. In all other instances, including the election of directors, the Comcast Class A Common Stock and the Comcast Class B Common Stock vote as one class. Neither the holders of Comcast Class A Common Stock nor the holders of Comcast Class B Common Stock have cumulative voting rights.

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

AMENDMENTS TO CERTIFICATE (ARTICLES) OF INCORPORATION

     Under Delaware Law, amending the certificate of incorporation generally requires the approval of the holders of a majority of the shares of stock entitled to vote. Pennsylvania Law requires only the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on a proposed amendment, unless a specific provision of the PBCL or the articles of incorporation requires a greater percentage. The Comcast Articles do not contain a provision requiring greater than majority approval of amendments to such Articles.

MERGERS AND MAJOR TRANSACTIONS

     Under Delaware Law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets, dissolutions, etc.) require the approval of the holders of a majority of the outstanding stock entitled to vote. Pennsylvania Law reduces the approval threshold to a majority of the votes cast.

DIVIDENDS

     Delaware Law permits dividends to be paid out of (i) surplus (the excess of net assets of the corporation over capital) or (ii) net profits for the current and/or the then preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock. Pennsylvania Law permits the payment of dividends, called distributions, unless after payment (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its liabilities plus the amount that would be necessary to satisfy any preferential rights of shareholders if the corporation were to be dissolved.

     Each share of Scripps Class A Common Stock is entitled to dividends if, as and when dividends are declared by the Scripps Board of Directors. Certain of the Scripps credit agreements restrict the amount of dividends that may be paid to stockholders. Dividends must be paid on the Scripps Class A Common Stock and the Scripps Common Voting Stock at any time that dividends are paid on either. Any dividend declared and payable in cash, capital stock of Scripps (other than Scripps Class A Common Stock or Scripps Common Voting Stock) or other property must be paid equally, share for share, on the Scripps Common Voting Stock and Scripps Class A Common Stock. Dividends and distributions payable in shares of Scripps Common Voting Stock may be paid only on shares of Scripps Common Voting Stock, and dividends and distributions payable in shares of Scripps Class A Common Stock may be paid only on shares of Scripps Class A Common Stock. If a dividend or distribution payable in Scripps Class A Common Stock is made on the Scripps Class A Common Stock, a simultaneous dividend or distribution on the Scripps Common Voting Stock must be made. If a dividend or distribution payable in Scripps Common Voting Stock is made on the Scripps Common Voting Stock, a simultaneous dividend or distribution in Scripps Class A Common Stock must be made on the Scripps Class A Common Stock. Pursuant to any such dividend or distribution, each share of Scripps Common Voting Stock will receive a number of shares of Scripps Common Voting Stock equal to the number of shares of Scripps Class A Common Stock payable on each share of Scripps Class A Common Stock.

     Subject to the preferential rights of any Preferred Stock then outstanding, the holders of Comcast Special Common Stock, Comcast Class A Common Stock and Comcast Class B Common Stock are entitled to receive pro rata per share such cash dividends as from time to time may be declared by the Comcast Board of Directors out of funds legally available therefor. Each class of Comcast Common Stock is to receive cash dividends and (except as described below) dividends of stock or other property, as declared, on an equal basis per share. Stock dividends on, and stock splits of, any class of Comcast Common Stock shall not be paid or issued unless paid or issued on all classes of Comcast Common Stock, in which case (except as described below) they are to be paid or issued only in shares of that class or in shares of either Comcast Class A Common Stock or Comcast Special Common Stock.

     The Comcast Articles permit Comcast (in the discretion of its Board of Directors), by means of a dividend, rights distribution, merger, statutory division, recapitalization, or other means to distribute to the holders of the three existing classes of Comcast Common Stock separate classes of equity interests in Comcast (e.g. different classes of tracking stock) or in other entities (e.g., different classes of stock in a subsidiary being

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spun off to Comcast's shareholders) substantially replicating the relative rights of the three existing classes of Comcast Common Stock.

SHARE REPURCHASE

     Under the DGCL and Pennsylvania Law, a corporation may not, with certain limited exceptions, repurchase or redeem its shares when the capital of such corporation is impaired or when such purchase or redemption would cause the impairment of the capital of such corporation.

APPRAISAL OR DISSENTERS' RIGHTS

     The rights of shareholders to demand payment in cash by a corporation of the fair value of their shares under certain circumstances are called appraisal rights under the DGCL and dissenters' rights under the PBCL. Under the DGCL, unless the certificate of incorporation provides otherwise, appraisal rights are available only in connection with statutory mergers or consolidations. Even in such cases, unless the certificate of incorporation otherwise provides, Delaware Law does not afford appraisal rights to holders of shares which are either listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders, unless (x) the plan of merger or consolidation converts such shares into anything other than shares of the surviving corporation or shares of stock of another corporation which, at the effective date of the merger or consolidation, will either be listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders or (y) the merger is a short-form merger.

     Pennsylvania law generally affords dissenters' rights in the case of mergers and certain other transactions. However, Pennsylvania does not afford dissenters' rights to shareholders of a corporation which is a party to any plan of merger with respect to shares of a class or series of such corporation which is listed on a national securities exchange or is held on the record date by more than 2,000 shareholders, unless the consideration received in exchange for such shares is not constituted solely of shares of the surviving or new corporation (plus cash in lieu of fractional shares).

SPECIAL TREATMENT

     The PBCL provides that an amendment or plan may contain a provision classifying the holders of shares of a class into one or more separate groups by reference to any facts or circumstances that are not manifestly unreasonable and providing mandatory treatment for shares of the class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class if (i) the plan or amendment is approved by a majority of the votes cast by the shareholders, including the class of shareholders subject to such mandatory treatment, or (ii) a court of competent jurisdiction approves the special treatment. Dissenters' rights would generally be available to shareholders subject to special treatment.

AMENDMENTS TO BY-LAWS

     Under Delaware Law, the certificate of incorporation may confer on the board of directors the power to amend the by-laws. Additionally, the DGCL provides that a corporation's by-laws may be amended by the stockholders entitled to vote, which power shall not be divested or limited where the board also has such power. Under Pennsylvania Law, the shareholders retain the rights to amend the by-laws and the board of directors may be given the power to amend the bylaws unless the subject of such amendment is solely the province of the shareholders.

     The Scripps By-Laws may be amended by a majority of the directors in office acting at a meeting or by unanimous written consent, or by the vote or written consent of the holders of a majority of the Scripps Common Voting Stock outstanding. A majority of the shareholders entitled to vote have the power to amend the Comcast By-Laws. The Comcast Board of Directors has the power to amend the Comcast By-Laws except as limited by the PBCL and except that such power is limited by the shareholders' right to change any such action.

ACTION BY WRITTEN CONSENT

     Delaware Law permits a majority or higher required percentage of stockholders entitled to vote to consent in writing to any action that could be taken by stockholders at a meeting, unless the certificate of incorporation prohibits such written consent. Pennsylvania Law permits, if the articles of incorporation provide, any corporate action to be taken by non-unanimous shareholder consent without a meeting, where shareholders having the minimum number of votes that would be necessary to take such action at a meeting sign written consents.

     In accordance with the DGCL, holders of a majority of outstanding shares of Scripps Common Voting Stock may take any action permitted to be taken by stockholders by consenting to such action in writing. Any action that must be or could be taken at a meeting of Comcast shareholders (or a class of shareholders) may be taken without a meeting if prior to or subsequent to the action, a written consent setting forth the action to be taken is signed by all of the shareholders who would be entitled to vote at a meeting for such purpose.

SPECIAL MEETING OF SHAREHOLDERS

     Under Delaware Law, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or by-laws. Pennsylvania Law permits a special meeting of shareholders to be called by the board of directors or by such officers or other persons as may be provided in the bylaws. The PBCL also permits such meetings to be called by shareholders entitled to cast at least 20% of the votes entitled to be cast at the meeting. However, as a company subject to the rules and regulations under the Exchange Act, such provision is inapplicable to Comcast.

     Special meetings of stockholders of Scripps may be called by the Chairman of the Board of Directors, or the President or a majority of the directors in office acting at a meeting or by unanimous written consent, or by the holders of a majority of the outstanding shares of Scripps Common Voting Stock acting at a meeting or by written consent. Special meetings of the shareholders of Comcast may be called by the Chairman of the Board of Directors or the President or by the Board of Directors.

ANNUAL MEETING OF SHAREHOLDERS

     Under Delaware Law, if the annual meeting for the election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     Under Pennsylvania Law, if the annual or other regular meeting for election of directors is not held within six months after the designated date, any shareholder may call the meeting at any time thereafter.

BUSINESS CONDUCTED AT MEETING OF COMCAST SHAREHOLDERS

     The business that may be conducted at any meeting of the Comcast shareholders must (i) be specified in the written notice of the meeting (or any supplement thereto) given by Comcast, (ii) be brought before the meeting at the direction of the Comcast Board of Directors, (iii) be brought before the meeting by the presiding officer of the meeting unless a majority of the directors then in office object to such business being conducted at the meeting, or (iv) in the case of any matters intended to be brought by a Comcast shareholder before an annual meeting of shareholders for specific action at such meeting, have been specified in a written notice given to the Secretary of Comcast, by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote at such meeting, in accordance with certain requirements set forth in the Comcast By-Laws.

PREEMPTIVE RIGHTS

     Holders of Scripps Class A Common Stock do not have preemptive rights to purchase shares of such stock or shares of stock of any other class that Scripps may issue. Holders of Scripps Common Voting Stock have preemptive rights to purchase any additional shares of Scripps Common Voting Stock or any other stock issued by Scripps with, or convertible into stock with, general voting rights.

     The holders of Comcast Common Stock do not have any preemptive rights. However, if the right to subscribe to stock, stock options or warrants to purchase stock is offered or granted to all holders of Comcast Special Common Stock or Comcast Class A Common Stock, parallel rights must be given to all holders of Comcast Class B Common Stock. All shares of Comcast Common Stock presently outstanding are, and all shares of the Comcast Special Common Stock to be issued in the Merger will, when issued, be fully paid and non-assessable.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. Pennsylvania does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of matters governed by the PBCL, and therefore it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware Law.

                  NO RIGHTS OF DISSENTING COMCAST STOCKHOLDERS

     Holders of Comcast Common Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

                   RIGHTS OF DISSENTING SCRIPPS STOCKHOLDERS

SCRIPPS COMMON VOTING STOCK

     Holders of Scripps Common Voting Stock are entitled to appraisal rights under Section 262 ("Section 262") of the DGCL, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex IV to this Joint Proxy Statement-Prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex IV. This discussion and Annex IV should be reviewed carefully by any Scripps stockholder who owns Scripps Common Voting Stock and wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     A record holder of Scripps Common Voting Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of his Scripps Common Voting Stock. All references in Section 262 and in this summary of appraisal rights to a "Scripps stockholder" or "holders" of shares are to the record holder or holders of Scripps Common Voting Stock.

     Holders of Scripps Common Voting Stock who desire to exercise their appraisal rights must deliver a separate written demand for appraisal to Scripps prior to the vote by the Scripps stockholders on the Merger. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the certificate or certificates representing Scripps Common Voting Stock. A person having a beneficial interest in Scripps Common Voting Stock that is of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If Scripps Common Voting Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If Scripps Common Voting Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds Scripps Common Voting Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Scripps Common Voting Stock outstanding in the name of such record owner.

     A Scripps stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: 312 Walnut Street, Cincinnati, Ohio 45202, Attention: Secretary. The written demand for appraisal should specify the Scripps stockholder's name and mailing address, the number of shares of Scripps Common Voting Stock owned, and that the holder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger will not constitute such a demand. Within 10 days after the Effective Time, Comcast as the surviving corporation (the "Surviving Corporation") must provide notice to all holders who have complied with Section 262 that the Merger has become effective.

     Within 120 days after the Effective Time, the Surviving Corporation, or any holder who has complied with the required conditions of Section 262, may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a holder, demanding a determination of the fair value of the shares of all dissenting holders. The Surviving Corporation does not presently intend to file an appraisal petition and holders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, Scripps stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any Scripps stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Scripps Common Voting Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by Scripps and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which holders are entitled to appraisal rights and will appraise Scripps Common Voting Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger (and after giving effect to the Spin-Off), together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Scripps stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting Scripps stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting holder in connection with the appraisal proceeding, including without limitation reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     Any holder of Scripps Common Voting Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions (including the distribution of the New Scripps Common Shares) payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Scripps stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger. After this period, such shareholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, holders' rights to appraisal shall cease, and all holders of Scripps Common Voting Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition and has no present intention to do so, any holder of Scripps Common Voting Stock who desires such a petition to be filed is advised to file it on a timely basis.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY HOLDER OF SCRIPPS COMMON VOTING STOCK WHO IS CONSIDERING DISSENTING FROM THE MERGER AND EXERCISING DISSENTERS' RIGHTS MAY WISH TO CONSULT HIS OR HER LEGAL ADVISOR.

SCRIPPS CLASS A COMMON STOCK

     Pursuant to Section 262 of the DGCL, holders of Scripps Class A Common Stock will not have the right to dissent from the Merger and elect to have the fair value of their shares of Scripps Class A Common Stock judicially determined and paid to them in cash.

     Under Section 262 of the DGCL, dissenters' rights are not available to the stockholders of a corporation that is a party to a merger if the following conditions are satisfied: (i) as of the record date of the meeting of stockholders to approve the merger a corporation's stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders; and (ii) the consideration to be received by such stockholders in the merger consists only of (a) shares of the capital stock of the surviving corporation in the merger, (b) shares of the capital stock of any other corporation provided that such stock, as of the date on which the merger becomes effective, is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or
(d) a combination of the foregoing. As of the Scripps Record Date, the Scripps Class A Common Stock was listed on the NYSE and held of record by more than 2,000 stockholders. In the Merger, the holders of Scripps Class A Common Stock will receive shares of capital stock of Comcast, which is the Surviving Corporation.

                   PAYMENTS AND DISTRIBUTIONS TO STOCKHOLDERS

     No payment will be made to holders of, and no exchange or distribution will be made in respect of, Comcast Common Stock in connection with the Spin-Off, the Merger or the other transactions contemplated herein.

     Pursuant to the Spin-Off, New Scripps will mail to each holder of record of Scripps Common Stock (other than Scripps, New Scripps or any of their respective subsidiaries) immediately prior to the Effective

Time certificates evidencing the shares of New Scripps Common Stock to which such holder has become entitled by reason of the Spin-Off.

     In order to receive shares of Comcast Merger Stock, together with any cash in lieu of fractional interests, pursuant to the Merger, each stockholder of Scripps will be required to surrender the certificates evidencing such stockholder's shares of Scripps Common Stock to the Exchange Agent. Promptly after the Effective Time, the Exchange Agent will mail or make available to each stockholder a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Scripps Common Stock shall pass, only upon proper delivery of the shares to the Exchange Agent) advising such stockholder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of shares in connection therewith. Promptly after surrender of such shares the stockholder will receive Comcast Merger Stock, together with any cash in lieu of fractional shares. Scripps stockholders should surrender shares only with a letter of transmittal. Please do not send shares with the enclosed proxy.

     If payment of the Comcast Merger Stock, together with any cash in lieu of fractional shares, is to be made to a person other than a person in whose name shares of Scripps Common Stock are registered, it shall be a condition of payment that the shares so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the shares, or shall establish to the satisfaction of New Scripps and Comcast that such tax either has been paid or is not applicable.

     Until surrendered and exchanged in accordance with the Merger Agreement, after the Effective Time each share of Scripps Common Stock shall represent only the right to receive Comcast Merger Stock, together with any cash in lieu of fractional shares, to which such shares are entitled. At the close of business on the day prior to the date of the Effective Time, the stock transfer books of Scripps shall be closed and no further transfers shall be made. If, thereafter, any shares are presented for transfer, such shares shall be canceled and exchanged for Comcast Merger Stock, together with any cash in lieu of fractional shares. No party shall be liable to any holder of certificates formerly representing Scripps Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the New Scripps Class A Common Shares and New Scripps Common Voting Shares and certain tax matters will be passed upon by Baker & Hostetler, Cleveland, Ohio. John H. Burlingame, the Executive Partner of Baker & Hostetler, is a director of Scripps and a Trustee. Certain legal matters relating to the validity of the shares of Comcast Special Common Stock will be passed upon by Arthur R. Block, Senior Deputy General Counsel of Comcast. Certain other legal matters will be passed upon by Davis Polk & Wardwell, counsel to Comcast.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of Scripps as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in Amendment Number 1 dated May 9, 1996 to the Annual Report on Form 10-K of Scripps and incorporated by reference in this Joint Proxy Statement-Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Scripps Cable as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in Amendment Number 5 dated July 18, 1996 to the Report on Form 8-K of Scripps dated December 28, 1995 and incorporated by reference in this Joint Proxy Statement-Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule of Comcast as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in the Annual Report on Form 10-K of Comcast and incorporated by reference in this Joint Proxy Statement-Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Comcast include amounts for QVC, Comcast International Holdings, Inc. ("Comcast International") and Garden State Cablevision L.P. ("Garden State"). Other auditors have audited the consolidated financial statements of QVC as of December 31, 1995 and for the eleven-month period then ended, the consolidated financial statements of Comcast International as of December 31, 1994 and for the two years then ended, and the financial statements of Garden State as of December 31, 1994 and for the two years then ended. The reports of such auditors with respect to the financial statements of QVC, Comcast International and Garden State were relied upon by Deloitte & Touche LLP for the purpose of its report with respect to the consolidated financial statements of Comcast described above, insofar as such report relates to amounts included in Comcast's consolidated financial statements for QVC, Comcast International and Garden State for the periods specified in Comcast's consolidated financial statements.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           THE E. W. SCRIPPS COMPANY,

                             SCRIPPS HOWARD, INC.,

                                      AND

                              COMCAST CORPORATION

                                October 28, 1995

                               TABLE OF CONTENTS

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
                           ARTICLE I -- THE MERGER

Section 1.01 The Merger.............................................................    1
Section 1.02 Effect of the Merger on Capital Stock; Adjustments.....................    1
Section 1.03 Effective Time of the Merger...........................................    3
Section 1.04 Exchange of Certificates...............................................    3
Section 1.05 Distribution with Respect to Shares Represented by Unexchanged
                Certificates........................................................    4
Section 1.06 No Fractional Shares...................................................    4
Section 1.07 No Liability...........................................................    5
Section 1.08 Lost Certificates......................................................    5

               ARTICLE II -- CERTAIN PRE-MERGER TRANSACTIONS

Section 2.01 Internal Spinoffs; Amendments to Charters..............................    5
Section 2.02 Contribution of Assets to and Assumption of Liabilities by SHI.........    6

    ARTICLE III -- REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND SHI

Section 3.01 Organization and Authority.............................................    7
Section 3.02 No Breach..............................................................    7
Section 3.03 Consents and Approvals.................................................    7
Section 3.04 Approvals of the Boards; Fairness Opinion; Vote Required...............    8
Section 3.05 Capitalization.........................................................    8
Section 3.06 SEC Reports............................................................    9
Section 3.07 Financial Statements...................................................    9
Section 3.08 Absence of Certain Changes.............................................    9
Section 3.09 Absence of Undisclosed Liabilities.....................................    9
Section 3.10 Compliance with Law....................................................    9
Section 3.11 Taxes..................................................................   10
Section 3.12 Litigation.............................................................   10
Section 3.13 Brokers and Finders....................................................   10
Section 3.14 Employee Benefit Plan Matters..........................................   10
Section 3.15 Company Contracts......................................................   10
Section 3.16 Environmental Matters..................................................   10
Section 3.17 Full Disclosure........................................................   11

             ARTICLE IV -- REPRESENTATIONS AND WARRANTIES REGARDING CABLE

Section 4.01 Organization and Authority.............................................   11
Section 4.02 No Breach..............................................................   11
Section 4.03 Capitalization.........................................................   11
Section 4.04 Financial Statements...................................................   12
Section 4.05 Absence of Certain Changes.............................................   12
Section 4.06 Absence of Undisclosed Liabilities.....................................   12
Section 4.07 Compliance with Law....................................................   12
Section 4.08 Franchises and Material Agreements.....................................   13

                                                                                           PAGE
                                                                                           ----
Section 4.09      Title to Properties; Encumbrances......................................   15

Section 4.10      Litigation.............................................................   15

Section 4.11      Employee Benefit Plan Matters..........................................   16

Section 4.12      Labor Matters..........................................................   18

Section 4.13      Mid-Tennessee Acquisition..............................................   18

Section 4.14      Environmental Matters..................................................   18

                   ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Section 5.01      Organization and Authority.............................................   19

Section 5.02      No Breach..............................................................   19

Section 5.03      Consents and Approvals.................................................   19

Section 5.04      Approval of the Board; Vote Required...................................   20

Section 5.05      Capitalization.........................................................   20

Section 5.06      SEC Reports............................................................   20

Section 5.07      Financial Statements...................................................   20

Section 5.08      Absence of Certain Changes.............................................   21

Section 5.09      Brokers and Finders....................................................   21

Section 5.10      Full Disclosure........................................................   21

Section 5.11      Certain Tax Matters....................................................   21

                                  ARTICLE VI -- OTHER AGREEMENTS

Section 6.01      No Solicitation........................................................   21

Section 6.02      Conduct of Business of the Company.....................................   22

Section 6.03      Conduct of Business of Cable...........................................   23

Section 6.04      Conduct of Business of Acquiror........................................   23

Section 6.05      Access to Information..................................................   24

Section 6.06      SEC Filings............................................................   24

Section 6.07      Reasonable Best Efforts................................................   26

Section 6.08      Public Announcements...................................................   27

Section 6.09      Board Recommendations..................................................   27

Section 6.10      Tax Matters............................................................   27

Section 6.11      Notification...........................................................   31

Section 6.12      Employee Benefits......................................................   31

Section 6.13      Employee Stock Options.................................................   32

Section 6.14      Meetings of Stockholders...............................................   32

Section 6.15      Regulatory and Other Authorizations....................................   33

Section 6.16      Further Assurances.....................................................   33

Section 6.17      Internal Revenue Service Ruling........................................   34

Section 6.18      Records Retention......................................................   34

Section 6.19      Stock Exchange Listing.................................................   34

Section 6.20      Company Names..........................................................   34


                                                                                      PAGE
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
Section 6.21 Other Agreements.......................................................   34
Section 6.22 Form 8-K; Provision of Financial Statements; Schedule of Contracts.....   34
Section 6.23 Determination of Estimated Amounts.....................................   35
Section 6.24 Capital Expenditures...................................................   36
Section 6.25 Excess Cash............................................................   36
Section 6.26 Acquisition of Mid-Tennessee Business; Reduction of Aggregate
               Consideration; Indemnity.............................................   36
Section 6.27 Indemnity Relating to Certain Litigation...............................   36
Section 6.28 River City Interest....................................................   37
Section 6.29 Proposed Hyperion Joint Venture........................................   37
Section 6.30 Cancellation of Intercompany Arrangements..............................   37

         ARTICLE VII -- CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

Section 7.01 Closing and Closing Date...............................................   37
Section 7.02 Conditions to the Obligations of the Company, SHI and Acquiror.........   37
Section 7.03 Conditions to the Obligations of the Company and SHI...................   38
Section 7.04 Conditions to Obligations of Acquiror..................................   39
Section 7.05 Exception to Conditions to Obligations to the Company and SHI..........   39
Section 7.06 Exception to Conditions to Obligations of Acquiror.....................   40

                        ARTICLE VIII -- TERMINATION

Section 8.01 Termination............................................................   40
Section 8.02 Effect of Termination..................................................   40
Section 8.03 Fees and Expenses......................................................   41

                        ARTICLE IX -- MISCELLANEOUS

Section 9.01 Survival of Representations and Warranties.............................   41
Section 9.02 Entire Agreement.......................................................   41
Section 9.03 Notices................................................................   41
Section 9.04 Governing Law..........................................................   42
Section 9.05 Descriptive Headings...................................................   42
Section 9.06 Parties in Interest....................................................   42
Section 9.07 Counterparts...........................................................   42
Section 9.08 Expenses...............................................................   42
Section 9.09 Personal Liability.....................................................   43
Section 9.10 Binding Effect; Assignment.............................................   43
Section 9.11 Amendment..............................................................   43
Section 9.12 Extension; Waiver......................................................   43
Section 9.13 Legal Fees; Costs......................................................   43

                         ARTICLE X -- DEFINITIONS

                                                                                      PAGE
                                                                                      ----
                            EXHIBITS AND SCHEDULES

             Exhibit A -- Form of Amendment to Certificate of Incorporation of the
               Company
             Exhibit B -- Form of Restated Articles of Incorporation of SHI
             Exhibit C -- Form of Contribution and Assumption Agreement
             Exhibit D -- Form of Noncompetition Agreement
             Exhibit E -- Form of Voting Agreement
             Exhibit F -- Form of Registration Rights Agreement
             Exhibit G -- Form of Board Representation Agreement

             Schedule 3.09 -- Liabilities of the Company
             Schedule 3.11(b) -- Material Claims and Investigations for Taxes of
               Company
             Schedule 3.15 -- Company Contracts
             Schedule 4.07(a)(i) -- Material Licenses and Authorizations held by
               Cable
             Schedule 4.08(a)(i) -- Material Franchises of Cable
             Schedule 4.08(b) -- Rights of Others to Acquire Assets of Cable
             Schedule 4.08(f) -- Signals Carried by Cable Without Retransmission
               Consent Agreements
             Schedule 4.08(g) -- FCC Rate Complaints and Letters of Inquiry
             Schedule 4.11(a) -- Cable Employee Plans and Cable Benefit Arrangements
             Schedule 4.11(d) -- Welfare Benefit Plans Covering Cable Retirees
             Schedule 4.12(a) -- Labor or Collective Bargaining Agreements of Cable
             Schedule 4.12(b) -- Employees of Cable Represented by Labor
               Organizations; Representation or Certification Proceedings
             Schedule 5.05(a) -- Existing Options, Warrants, Etc. of Acquiror
             Schedule 6.04 -- Permitted Amendments
             Schedule 6.22(c) -- Cable Contracts
             Schedule 6.27 -- Certain Litigation of Cable

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of October 28, 1995, is made by and among The E.W. Scripps Company, a Delaware corporation (the "Company"), Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of the Company ("SHI"), and Comcast Corporation, a Pennsylvania corporation ("Acquiror").

                                    RECITALS

     WHEREAS, the Boards of Directors of the Company, SHI and Acquiror each have determined that it is in the best interests of their respective stockholders to enter into this Agreement which, among other things, provides for (i) the Company to contribute to SHI substantially all of the assets of the Company (other than those assets described in the Contribution Agreement as being retained by the Company) and to distribute to its stockholders the outstanding shares of capital stock of SHI so that the stockholders of the Company will become the stockholders of SHI; and (ii) the Company (immediately following such contribution and distribution) to merge with and into Acquiror, as a result of which the stockholders of the Company immediately prior to such merger will become stockholders of Acquiror; and

     WHEREAS, for federal income tax purposes, it is intended that such transactions will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(D), 355, and 368(a)(1)(A) of the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Subject to the terms and conditions hereof, at the Effective Time: (i) the Company shall be merged with and into Acquiror (the "Merger") and the separate existence of the Company shall cease and Acquiror shall continue as the surviving corporation in the Merger (the "Surviving Corporation"); (ii) the Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall continue as the Articles of Incorporation of the Surviving Corporation; (iii) the Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall continue as the Bylaws of the Surviving Corporation; (iv) the directors of Acquiror shall be the directors of the Surviving Corporation; and (v) the officers of Acquiror immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

     1.02 Effect of the Merger on Capital Stock; Adjustments. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock:

          (a) Subject to Sections 1.02(b) and 1.02(e) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Merger shall be converted into and shall become that number of fully paid and nonassessable shares of Acquiror Common Stock equal to the Common Stock Conversion Number.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Merger and owned directly or indirectly by the Company as treasury stock, by SHI or by any of the Company's or SHI's respective Subsidiaries shall be cancelled, and no consideration shall be delivered in exchange therefor.

          (c) Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Merger shall remain outstanding.

          (d) "Common Stock Conversion Number" shall mean the quotient obtained by dividing (i) the aggregate number of shares of Acquiror Common Stock into which Company Common Stock shall be converted (the "Aggregate Shares Delivered") by (ii) the number of shares of Company Common Stock outstanding at the Closing Date (the "Outstanding Company Common Stock").

          For purposes hereof, the Aggregate Shares Delivered shall equal the sum of (i) the Closing Price Share Number and (ii) the Top-up Share Number, if any. For purposes hereof, the "Closing Price Share Number" shall equal the quotient obtained by dividing the Aggregate Consideration by the Collar Price. The "Collar Price" shall be whichever of the following applies:

             (i) 115% of the Execution Price, if the Closing Price is greater than 115% of the Execution Price; or

             (ii) the Closing Price, if the Closing Pric is greater than or equal to 85% but less than or equal to 115% of the Execution Price; or

             (iii) 85% of the Execution Price, if the Closing Price is less than 85% of the Execution Price.

          If the Closing Price is less than 85% of the Execution Price, the Company shall have the right to give notice to Acquiror (the "Termination Intent Notice") that the Company intends to terminate this Agreement. The Termination Intent Notice shall be delivered to Acquiror in person at the location where the Closing is to take place no later than 2:00 p.m. New York time on the business day prior to the Closing Date (the "Pre-Closing Date"). If the Company delivers a Termination Intent Notice, Acquiror shall have the right to give notice to the Company (the "Top-up Notice") that Acquiror elects to increase the number of shares of Acquiror Common Stock to be delivered in the Merger to that number of shares (the "Maximum Number") of Acquiror Common Stock equal to the Aggregate Consideration divided by the Closing Price. The excess of the Maximum Number over the number obtained by dividing the Aggregate Consideration by the Collar Price is referred to herein as the "Collar Deficiency Number". The Top-up Notice shall be delivered in person to the Company at the location where the Closing is to take place no later than 8:00 p.m. New York time on the Pre-Closing Date. If Acquiror has not delivered a Top-up Notice by the above deadline, and the Company and Acquiror have not otherwise reached an agreement regarding the number of shares of Acquiror Common Stock to be delivered by such deadline, this Agreement shall terminate. If Acquiror does deliver a Top-up Notice, or if the Company and Acquiror otherwise agree, the number of shares of Acquiror Common Stock to be delivered in the Merger shall be increased by the Collar Deficiency Number or such other number as the Company and Acquiror may agree. The Collar Deficiency Number or such other number is hereinafter referred to as "Top-up Share Number".

          For purposes hereof, the "Aggregate Consideration" shall be $1,575,000,000 (the "Base Consideration");

             (i) increased by the Estimated Capital Expenditure Amount (as defined in Section 6.23);

             (ii) reduced by the Estimated Cable Net Liabilities Amount (as defined in Section 6.23);

             (iii) increased by the River City Purchase Amount (as defined in
        Section 6.28), if any; and

             (iv) reduced by the Mid-Tennessee Amount (as defined in Section 6.26), if any.

          For purposes hereof, (i) the "Execution Price" shall be $20.075; (ii) the average closing price of Acquiror Common Stock on the NASDAQ National Market for the Random Trading Days shall be the "Closing Price"; and (iii) the "Random Trading Days" shall be the 15 trading days selected by lot from the 40 trading days ending on and including the second trading day prior to the Closing Date. The Random Trading Days shall be selected by lot by the Company and the Acquiror at 5:00 p.m. New York time on the second trading day prior to the Closing Date.

          If between the date hereof and the Effective Time the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchanges of shares, or if any extraordinary dividend or distribution is made with respect to the Acquiror Common Stock, then the Aggregate Shares delivered shall be correspondingly adjusted to reflect such stockdividend, subdivi-sion, reclassification, recapitalization, split, combination or exchange of shares or extraordinary dividend or distribution.

          (e) The holder of any shares ("Dissenting Shares") of Company Common Stock outstanding immediately prior to the Merger that has validly exercised such holder's dissenters' rights, if any, under the Delaware General Corporation Law (the "DGCL") shall not be entitled to receive, in respect of the shares of Company Common Stock as to which such holder has validly exercised dissenters' rights, shares of Acquiror Common Stock and shall not be entitled to receive shares of SHI Common Voting Shares or SHI Class A Common Shares pursuant to the Distribution unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Company Common Stock under the DGCL. In such event, such holder shall be entitled to receive the Acquiror Common Stock, SHI Common Voting Stock and SHI Class A Common Stock such holder would have been entitled to receive had such holder not exercised dissenters' rights. The Company shall give Acquiror prompt notice upon receipt by the Company (i) prior to or at the meeting of stockholders at which the Merger and other transactions contemplated hereby are voted upon, of any written objection to such transactions (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder") and (ii) any other notices or communications made after such time by a Dissenting Stockholder which pertains to dissenters' rights. The Company agrees that, prior to the Effective Time, except with the written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Stockholder who becomes entitled under the DGCL to payment for such holder's shares of Company Common Stock shall receive payment therefor after the Effective Time from the Surviving Corporation, and SHI shall reimburse the Surviving Corporation for the excess, if any, of (x) the amount paid to such Dissenting Stockholders by the Acquiror over (y) the product of (i) the quotient of the Aggregate Consideration divided by the Aggregate Shares Delivered times (ii) the number of Dissenting Shares held by such Dissenting Stockholders; provided that the amount paid to Dissenting Shareholders shall have been agreed upon by the Surviving Corporation, SHI and the Dissenting Stockholders or finally determined pursuant to the DGCL.

     1.03 Effective Time of the Merger. Subject to the terms and conditions set forth in this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by Acquiror and the Company and thereafter delivered to the Secretary of State of Delaware and articles or a certificate of merger shall be duly prepared, executed and acknowledged by Acquiror and the Company and thereafter delivered to the Secretary of State of Pennsylvania (together, the "Certificate of Merger") for filing pursuant to the Delaware General Corporation Law and the Pennsylvania Business Corporations Law (the "PBCL"), respectively, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with such Secretaries of State on the Closing Date (the "Effective Time").

     1.04  Exchange of Certificates.

          (a) Prior to the Closing Date, the Company shall retain a bank or trust company reasonably acceptable to Acquiror to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates evidencing shares of Company Common Stock converted into shares of Acquiror Common Stock pursuant to the Merger. Prior to the Effective Time, Acquiror shall deposit with the Exchange Agent the shares of Acquiror Common Stock to be issued in the Merger, which shares (the "Merger Stock") shall be deemed to be issued at the Effective Time. At and following the Effective Time, the Surviving Corporation shall deliver to the Exchange Agent such cash as may be required from time to time to make payment of cash in lieu of fractional shares in accordance with Section 1.06 hereof.

          (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced Outstanding Company Common Stock (the "Certificates"), other than the Company, SHI or any of their respective Subsidiaries, (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and shall have such other provisions as Acquiror and SHI shall reasonably specify) and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 1.06), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to Acquiror and SHI that any applicable stock transfer tax has been paid.

          (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 1.04, be deemed for all purposes to evidence the right to receive the number of shares of Merger Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

          (d) Except as otherwise expressly provided herein, the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Merger Stock for shares of Company Common Stock. Any Merger Stock deposited with the Exchange Agent that remains unclaimed by the former stockholders of the Company after six months following the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not then complied with the instructions for exchanging their Certificates shall thereafter look only to the Surviving Corporation for exchange of Certificates.

          (e) Effective upon the Closing Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

          (f) All Merger Stock issued upon conversion of shares of Company Common Stock and all SHI Common Shares distributed pursuant to Article II hereof, each in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     1.05 Distribution With Respect to Shares Represented by Unexchanged Certificates. No dividend or other distribution declared or made after the Effective Time with respect to the Merger Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender of a Certificate until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.04. Subject to the effect of applicable law, following surrender of any such Certificate the Surviving Corporation shall pay, without interest, to the record holder of certificates representing shares of Merger Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Merger Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such shares of Merger Stock. No interest shall be paid on any of the Merger Stock or any SHI Class A Common Shares or on SHI Common Voting Shares distributed pursuant to Article II hereof.

     1.06  No Fractional Shares.

          (a) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender of Certificates pursuant to Section 1.04. Such fractional share interests shall not entitle the owner thereof to any rights as a security holder of Acquiror. In lieu of any such fractional shares of Acquiror Common Stock, each holder of Company Common Stock entitled to receive shares of Acquiror Common Stock in the Merger, upon surrender of a Certificate for exchange pursuant to Section 1.04, shall be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest in Acquiror Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder) by the closing sale price of a share of Acquiror Common Stock as reported on the NASDAQ National Market on the Closing Date.

          (b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests, Acquiror shall promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided, however, that no such amount will be paid to any holder of Certificates which formerly represented Company Common Stock prior to the surrender by such holder of the Certificates formerly representing such holder's Company Common Stock. Any such amounts that remain unclaimed by the former stockholders of the Company after six months following the Effective Time shall be delivered to the Surviving Corporation by the Exchange Agent upon demand and any former stockholders of the Company who have not then surrendered their Certificates shall thereafter look only to the Surviving Corporation for payment in lieu of any fractional interests.

     1.07 No Liability. Any amounts remaining unclaimed by holders of shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any holder previously entitled thereto. None of Acquiror, SHI, the Company or the Exchange Agent will be liable to any holder of shares of Company Common Stock for any shares of Merger Stock or any SHI Common Shares, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     1.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Merger Stock (and any dividend or distribution with respect thereto made after the Effective Time and prior to such issuance and any cash payable in lieu of fractional shares pursuant to Section 1.06) deliverable in respect thereof as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Merger Stock is to be issued, as a condition precedent to the issuance thereof, shall give the Surviving Corporation a bond satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE II

                        CERTAIN PRE-MERGER TRANSACTIONS

     The following transactions shall occur prior to the Effective Time:

     2.01  Internal Spinoffs; Amendments to Charters.

          (a) Prior to the Contribution, the Distribution and the Effective Time, and in transactions intended to qualify under Section 355 of the Internal Revenue Code as tax-free spinoffs, Scripps Howard Broadcasting Company, an Ohio corporation and a wholly owned Subsidiary of SHI ("Broadcasting"), will distribute all of the outstanding capital stock of Scripps Howard Cable Company of Sacramento, a Delaware corporation ("Sacramento Cable"), and Scripps Howard Cable Company, a Colorado corporation ("SH Cable"), each of which is a wholly owned Subsidiary of Broadcasting, to SHI, and SHI will then distribute to the Company all of the outstanding capital stock of Sacramento Cable, SH Cable, L-R Cable, Inc., a Colorado corporation and wholly owned Subsidiary of SHI ("L-R Cable"), and EWS Cable, Inc., a Colorado corporation and wholly owned Subsidiary of SHI ("EWS Cable"), whereupon Sacramento Cable, SH Cable, L-R Cable, and EWS Cable (collectively, the "Cable Subsidiaries") will become direct wholly owned Subsidiaries of the Company.

          (b) Prior to the Contribution, the Distribution and the Effective Time, the Company shall amend its Certificate of Incorporation as set forth in Exhibit A hereto (the "Charter Amendment") and SHI shall amend and restate its Articles of Incorporation as set forth in Exhibit B hereto (the "Restated Articles").

     2.02  Contribution of Assets to and Assumption of Liabilities by SHI.

          (a) Prior to the Effective Time and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by the Company and SHI in the form attached hereto as Exhibit C (the "Contribution Agreement"), the Company shall contribute and transfer (together with the transactions described in Section 2.02(b) below, the "Contribution") to SHI all of the Company's right, title and interest in and to any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise; provided, however, that the Company shall not contribute to SHI (i) the issued and outstanding capital stock of, and its right, title and interest in any advances to, any Cable Subsidiary; (ii) the Company's rights created pursuant to this Agreement and the Contribution Agreement; and (iii) cash sufficient to pay all expenses relating to the transactions described in this Agreement that are the responsibility of the Company hereunder including the fees and expenses of Merrill Lynch in connection with such transactions.

          (b) In consideration for the transactions described in Section 2.02(a) above, concurrently therewith and pursuant to the Contribution Agreement, SHI shall (i) assume any and all liabilities of the Company of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise; provided, however, that SHI will not assume, and will have no liability with respect to, (A) any liabilities associated with the cable television business operations of the Cable Subsidiaries or Cable Partnerships except as otherwise provided herein, including Sections 1.02(e), 6.06(g), 6.10, 6.12, 6.13, 6.27, 7.06 and 9.01 and (B) the
     Company's obligations created pursuant to this Agreement and the Contribution Agreement and (ii) issue and deliver to the Company shares of common stock of SHI as set forth in the Contribution Agreement. Concurrently with the transactions described in Section 2.02(a) above, SHI will cause the Company and the Cable Subsidiaries to be released by all applicable third parties from any liability of SHI or any of its Subsidiaries other than Cable or any liability assumed by SHI pursuant to this Section 2.02(b) that is (i) debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures or other instruments, or (ii) guaranties, endorsements, and other contingent obligations, whether direct or indirect, in respect of liabilities of others of any of the types described in clause (i). Each of the Company Contracts, other than the SHI Note Indenture will be terminated, or the Company will otherwise be released from all obligations thereunder, prior to the Effective Time. Prior to the Effective Time, either SHI shall purchase and retire all of its outstanding 7 3/8% Notes due December 15, 1998 (the "SHI Notes"), or, if and to the extent the SHI Notes have not been repurchased at the Effective Time, SHI shall defease the SHI Notes in accordance with Section 401 of the SHI Note Indenture and shall indemnify the Company in respect of any Loss it may suffer in respect thereof. Prior to the Effective Time, SHI and the Company shall enter into the Non-Competition Agreement as set forth in Exhibit D hereto. SHI acknowledges that the liabilities to be assumed pursuant to the first sentence of this Section 2.02(b) include any and all liabilities associated with any claim, action or proceeding brought by or on behalf of the holders of Company Common Stock in connection with the transactions contemplated hereby.

          (c) Following the Contribution and prior to the Effective Time, the Company shall distribute (the "Distribution") one fully paid and nonassessable SHI Class A Common Share to the holder of each share of Company Class A Common Stock outstanding immediately prior to the Distribution and one fully paid and nonassessable SHI Common Voting Share to the holder of each share of Company Common Voting Stock outstanding immediately prior to the Distribution. Each share of the capital stock of SHI issued and outstanding immediately prior to the Distribution and owned directly or indirectly by the Company or any of its Subsidiaries (other than those to be distributed in accordance with the first sentence of this paragraph) shall be cancelled at the time of the Distribution.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND SHI

     The Company and SHI jointly and severally represent and warrant to Acquiror as follows:

     3.01 Organization and Authority. Each of the Company and SHI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and SHI has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Subject to the items referred to in Section 3.03, all necessary action, corporate or otherwise, required to have been taken by or on behalf of the Company and SHI by applicable law, their respective charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of the Company and SHI of this Agreement and
(ii) the performance by the Company and SHI of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that this Agreement, the Charter Amendment and the transactions described in Section 6.13 must be approved by the stockholders of the Company. This Agreement and each other agreement contemplated hereby (each a "Transaction Agreement") to which the Company or SHI is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of each of the Company and SHI, as the case may be, enforceable against each of them in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions are hereinafter referred to as the "Enforceability Exceptions." The Company has heretofore delivered to Acquiror true and complete copies of the Certificate or Articles of Incorporation and Bylaws or Code of Regulations of the Company and SHI as in effect on the date hereof.

     3.02 No Breach. The execution and delivery of this Agreement by each of the Company and SHI do not, and the consummation of the transactions contemplated hereby by each of the Company and SHI will not, (i) violate or conflict with the Certificate or Articles of Incorporation or Bylaws or Code of Regulations of the Company or SHI, or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which the Company or SHI or any of their respective Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification or acceleration would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or materially interfere with or delay the transactions contemplated hereby, or (iii) subject to obtaining the approvals and making the filings described in Section 3.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Company or any of its Subsidiaries or SHI or any of its Subsidiaries or any of their respective properties or assets except as would not have a Material Adverse Effect on Cable or on the Company and its Subsidiaries taken as a whole or materially interfere with or delay the transactions contemplated hereby.

     3.03 Consents and Approvals. Neither the execution and delivery of this Agreement by the Company and SHI nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), (ii) for filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for filings under state securities or "blue sky" laws, (iv) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (v) for the filing of the Certificate of Merger as set forth in Article I hereof, (vi) for the filing of the Charter Amendment with the Secretary of State of Delaware, the Restated Articles with the Secretary of State of Ohio, and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries are qualified to do business,
(vii) for consents or waivers from the relevant governmental entities necessary to transfer ownership of Cable's franchise agreements and Federal Communications Commission ("FCC") licenses, and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company or SHI from performing its respective obligations under this Agreement or the Contribution Agreement without having a Material Adverse Effect on the Company or Cable or materially interfere with or delay the transactions contemplated hereby.

     3.04 Approvals of the Boards; Fairness Opinion; Vote Required. The Boards of Directors of the Company and SHI have each, by resolutions duly adopted at meetings duly called and held, unanimously approved and adopted this Agreement, the Merger, the Contribution and the Distribution, and the other transactions contemplated hereby on the material terms and conditions set forth herein. The Board of Directors of the Company has received the opinion as of the date of this Agreement of Merrill Lynch & Co. ("Merrill Lynch"), as financial advisor to the Company, that the consideration to be paid to the Company's stockholders in the Merger is fair to such stockholders from a financial point of view. The affirmative votes or actions by written consent of a majority of the votes that holders of the outstanding shares of Company Common Voting Stock are entitled to cast are the only votes of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and the Charter Amendment under applicable law and the Company's Certificate of Incorporation and By-Laws.

     3.05  Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 120 million shares of Company Class A Common Stock, (ii) 30 million shares of Company Common Voting Stock, and (iii) 25 million shares of serial preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of September 30, 1995, there were issued and outstanding 60,028,980 shares of Company Class A Common Stock and 19,990,833 shares of Company Common Voting Stock. All such outstanding shares are duly authorized, validly issued and fully paid and nonassessable. Since September 30, 1995 no shares of Company Common Stock have been issued except upon exercise of options, restricted stock or other awards issued pursuant to the Incentive Plan or the Directors Plan. There are no shares of Company Preferred Stock issued and outstanding. There are no preemptive or other similar rights available to the existing holders of the capital stock of the Company. Other than options, restricted stock, and other awards outstanding or issuable pursuant to the Incentive Plan or the Directors Plan, and other than in connection with the transactions contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Company or any of its Subsidiaries requiring or providing for, and there are no outstanding debt or equity securities of the Company or its Subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for, the issuance, transfer or sale by the Company or any of its Subsidiaries of any new or additional equity interests in the Company (or any other securities of the Company which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Company). Except for the Scripps Family Agreement dated October 15, 1992 (the voting provisions of which become effective only upon termination of The Edward W. Scripps Trust (the "Trust")), there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

          (b) As of the date hereof, the authorized capital stock of SHI consists of 750 Common Shares, without par value (the "SHI Common Shares"). Upon the filing of its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Ohio, the authorized capital stock of SHI will consist of (i) 120 million SHI Class A Common Shares, $.01 par value; (ii) 30 million SHI Common Voting Shares, $.01 par value; and (iii) 25 million SHI Preferred Shares, $.01 par value. As of the date hereof, there are issued and outstanding 750 SHI Common Shares, all of which are owned by the Company, and no other shares of capital stock of SHI.

     3.06 SEC Reports. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1993 (collectively, the "Company's SEC Reports"). The Company's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available or delivered to Acquiror, in the form filed with the SEC, all of the Company's SEC Reports.

     3.07 Financial Statements. The (i) audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and (ii) unaudited condensed consolidated financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1995 (the "Company 10-Q"), were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and present fairly in all material respects the Company's consolidated financial position and the results of its consolidated operations and its consolidated cash flows as of the relevant dates thereof and for the periods covered thereby (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

     3.08 Absence of Certain Changes. Except as otherwise disclosed in the Company 10-Q, since June 30, 1995, there has not been any (i) material adverse change in the financial position, liabilities, assets or business of the Company and its Subsidiaries taken as a whole except for material adverse changes due to general economic or industry-wide conditions, or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company and SHI to perform their respective material obligations under this Agreement and the Transaction Agreements to which they are or will be a party.

     3.09 Absence of Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (i) liabilities provided for in the balance sheet included in the Company 10-Q or disclosed in the notes thereto and (ii) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

     The Company has served only as a holding company for its Subsidiaries and has not engaged in any active business operation. The aggregate amount of liabilities of the Company which SHI will assume pursuant to Section 2.02(b) would not reasonably be expected to exceed $50,000,000.

     3.10 Compliance with Law. The Company holds all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of its business, except where the failure to hold any of the foregoing would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company's knowledge, the Company has not violated, and is not in violation of, any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not, and in so far as reasonably can be foreseen will not, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and the Company has not received any notice from a governmental or regulatory authority within three years of the date hereof of any such violation.

     3.11  Taxes.

          (a) All Company Consolidated Income Tax Returns and Cable Tax Returns (as defined in Section 6.10(h)), required to be filed on or before the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed; all of the foregoing Tax Returns are true, correct and complete in all material respects; and all Taxes required to have been paid in connection with such Tax Returns have been paid. All material Taxes payable by or with respect to the Company and its Subsidiaries but not reflected on any Tax Return required to be filed prior to the date of the most recent balance sheet included in the Company 10-Q, have been fully paid or adequate provision therefor has been made and reflected on such balance sheet.

          (b) Except as set forth on Schedule 3.11(b) hereto, there is no claim or investigation involving an amount greater than $250,000 pending or threatened against the Company or Cable for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 3.11(b) has been made as reflected on the Company's financial statements.

          (c) The Company is not, and on the Closing Date will not be, an investment Company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

          (d) As of the Closing Date there will be no deferred intercompany gains between the Company and the Cable Subsidiaries or between the Cable Subsidiaries themselves in excess of $250,000 (in the aggregate).

     3.12 Litigation. There is no suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, would reasonably be expected to prevent, hinder, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or otherwise be material to the Company and its Subsidiaries taken as a whole, nor is there any judgment, decree, inquiry, rule or order outstanding against the Company or any of its Subsidiaries which, insofar as can reasonably be foreseen, would prevent, hinder or materially delay such ability or otherwise be material to the Company.

     3.13 Brokers and Finders. Neither the Company, SHI nor any officer, director or employee of the Company or SHI has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Company has employed Merrill Lynch as its financial advisor and for whose fees and expenses the Company is responsible.

     3.14  Employee Benefit Plan Matters.

          (a) Company Employee Plans and Company Benefit Arrangements. Acquiror shall have no liability whatsoever under any Company Employee Plans or Company Benefit Arrangements or under any laws applicable to any Company Employee Plans or Company Benefit Arrangements.

          (b) COBRA. The Company, SHI and their ERISA Affiliates have complied in all material respects with the continuation coverage requirements of COBRA with respect to any loss of coverage occurring through the date of this Agreement under a Group Health Plan sponsored by the Company, SHI or any of their ERISA Affiliates.

     3.15 Company Contracts. Except as set forth on Schedule 3.15, the Company is not a party to or bound by any contract, agreement or commitment. The contracts, agreements and commitments to which the Company is a party or by which it is otherwise bound are referred to herein as the "Company Contracts". The Company has heretofore delivered to Acquiror all Company Contracts.

     3.16  Environmental Matters.

          (a) Except as set forth in the Schedule 3.16, there are no Environmental Liabilities of the Company and its Subsidiaries that have had or may reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

          (b) There has been no environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or its Subsidiaries or any property or facility now or previously owned or leased by the Company or its Subsidiaries which has not been delivered to Acquiror prior to the date hereof.

     3.17 Full Disclosure. All of the statements made by the Company and SHI in this Agreement (including, without limitation, the representations and warranties made by the Company and SHI herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date will not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date will not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES REGARDING CABLE

     The Company and SHI jointly and severally represent and warrant to Acquiror as follows:

     4.01 Organization and Authority. Each of the Cable Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Cable Partnership is a partnership duly formed and validly existing under the laws of its jurisdiction of formation. Each of the Cable Subsidiaries and the Cable Partnerships is qualified to do business as a foreign corporation or partnership and is, where applicable, in good standing, in each jurisdiction where such qualification is necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Cable. Each of the Cable Subsidiaries and the Cable Partnerships has all requisite corporate or partnership, as appropriate, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Cable. The Company has heretofore delivered to Acquiror true and complete copies of the certificate of incorporation, bylaws and partnership agreements of Cable as currently in effect.

     4.02 No Breach. The execution and delivery of this Agreement by each of the Company and SHI do not, and the consummation of the transactions contemplated hereby by each of the Company and SHI will not constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which the Company or any of the Cable Subsidiaries or Cable Partnerships is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification, or acceleration would not have a Material Adverse Effect on Cable or materially interfere with or delay the transactions contemplated hereby. Neither the Company nor any of the Cable Subsidiaries or Cable Partnerships is a party to or bound by any agreement that restricts or purports to restrict the ability of any of them or any affiliate of any of them to engage in any location in the business of cable television, except for such restrictions that would not have a Material Adverse Effect on Cable.

     4.03 Capitalization. All of the issued and outstanding shares of capital stock of the Cable Subsidiaries are owned by SHI or Broadcasting (as set forth below) and are duly authorized, validly issued and fully paid and nonassessable. As of the date hereof, SH Cable and Sacramento Cable are wholly owned Subsidiaries of Broadcasting. As of the date hereof, EWS Cable and L-R Cable are wholly owned Subsidiaries of SHI. Immediately prior to the Effective Time, SH Cable, Sacramento Cable, EWS Cable and L-R Cable will be wholly owned subsidiaries of the Company. EWS Cable owns a 98% interest in, and L-R Cable owns a 2% interest in, TeleScripps Cable Company, a Colorado partnership ("TCC"). Sacramento Cable owns a 95% interest in Sacramento Cable Television, a California partnership ("SCT"). River City Cablevision, Inc., a California corporation, owns a 5% interest in SCT (the "River City Interest") and is not affiliated with the Company. TCC and SCT are collectively referred to herein as the "Cable Partnerships." With respect to TCC's cable systems in the cities of Chamblee and Doraville, Georgia, and in the County of Dekalb, Georgia, certain third parties have certain contractual rights (and obligations) which in the case of each system are not material in the aggregate to such system. Other than in connection with the transactions contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon any Cable Subsidiary or Cable Partnership requiring or providing for, and there are no outstanding debt or equity securities of any Cable Subsidiary or Cable Partnership which upon the conversion, exchange or exercise thereof would require or provide for, the issuance, transfer or sale by any Cable Subsidiary or Cable Partnership of any new or additional equity interests in the Cable Subsidiaries or the Cable Partnerships (or any other securities of any Cable Subsidiary or Cable Partnership which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in such Cable Subsidiary or Cable Partnership). There are no voting trusts or other agreements or understandings to which the Company or any of the Cable Subsidiaries or Cable Partnerships is a party with respect to the voting of the capital stock of the Cable Subsidiaries or the partnership interests of the Cable Partnerships. The Cable Subsidiaries and the Cable Partnerships have not engaged in any businesses or other activities except for the ownership and operation of cable television systems and other activities incidental thereto.

     4.04 Financial Statements. The (i) unaudited combined balance sheets of Cable as of December 31, 1994 and 1993 (the "Cable Balance Sheets"), and the related unaudited combined statements of income and cash flows for Cable for the year ended December 31, 1993 and 1994, and (ii) unaudited combined balance sheet of Cable as of September 30, 1995 and the related unaudited combined statements of income and cash flows for Cable for the period ended September 30, 1995, were prepared on a consistent basis and present fairly, in all material respects, the combined financial position of Cable as of the dates thereof and their combined results of operations and cash flows for the periods covered thereby (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

     4.05 Absence of Certain Changes. Since December 31, 1994, Cable has conducted its business in the ordinary course consistent with past practice and there has not been any (i) material adverse change in the financial position, liabilities, assets or business of Cable except for material adverse changes due to general economic or industry-wide conditions, (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Cable, or (iii) change by Cable in any method of accounting or accounting practice.

     4.06 Absence of Undisclosed Liabilities. There are no liabilities of Cable of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities provided for in the Cable Balance Sheets or disclosed in the notes thereto and (ii) other liabilities which, individually or in the aggregate, are not material to Cable.

     4.07  Compliance with Law.

          (a) The Cable Subsidiaries and Cable Partnerships hold all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of Cable's business, except where the failure to hold any of the foregoing would not have a Material Adverse Effect on Cable. To the Company's best knowledge, none of the Cable Subsidiaries or Cable Partnerships has violated, or is in violation of, any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous waste, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not, and in so far as reasonably can be foreseen will not, have a Material Adverse Effect on Cable, and none of the Cable Subsidiaries or Cable Partnerships has received any notice from a governmental or regulatory authority within three years of the date hereof of any such violation.

          (b) The Cable Subsidiaries and Cable Partnerships have made all submissions (including, without limitation, registration statements) required under the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, and the Cable Television Consumer Protection and Competition Act of 1992 (collectively, the "Communications Act"), and the applicable rules and regulations thereunder (the "Rules and Regulations"), and, to the Company's best knowledge, have obtained all necessary FCC and FAA authorizations, licenses, registrations, permits and tower approvals. The Cable Subsidiaries and Cable Partnerships have complied and are in compliance in all material respects with the Communications Act and the Rules and Regulations.

     4.08  Franchises and Material Agreements.

          (a) As of June 30, 1995, the cable television systems owned by Cable
     (i) had approximately 750,390 Basic Subscribers and 655,516 premium subscriptions, (ii) passed approximately 1,181,767 residential dwelling units, and (iii) included 4,313 underground plant miles and 15,737 aerial plant miles. On average, for the three months ended September 30, 1995, the Average Revenue Per Basic Subscriber was $31.44 per month. Each cable system owned by Cable operates pursuant to a Franchise except where the failure to have such a franchise would not have a Material Adverse Effect on Cable. Each Franchise of Cable and each Material Cable Agreement is the validly existing, legally enforceable obligation of each Cable Subsidiary or Cable Partnership party thereto and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions. Each Cable Subsidiary and Cable Partnership is validly and lawfully operating under its Franchises and the Material Cable Agreements to which it is a party, and each Cable Subsidiary and Cable Partnership has duly complied in all material respects with all of the terms and conditions of each of its Franchises and each Material Cable Agreement to which it is a party. The Company is not aware of any third-party breach or default (or other act or omission that with notice, passage of time or both would constitute a default) under any Material Cable Agreement. Schedule 4.08(a)(i) sets forth a complete list of all material Franchises of Cable.

     Except for contracts and agreements entered into in accordance with the terms of this Agreement, and except for the Material Cable Agreements, no Cable Subsidiary or Cable Partnership and none of their respective properties is a party to or bound by:

                  (i) any lease (whether of real or personal property) providing for annual rentals of $250,000 or more, any lease with a term of more than 5 years or any lease relating to headends or any intermediate transmission points;

                  (ii) any affiliation or retransmission Contract with a programming service or a distributor thereof that is material to the relevant cable system;

                  (iii) any Contract providing for the purchase or sale by Cable of goods, services, equipment or assets with an aggregate purchase price of $250,000 or more or with a duration in excess of 5 years except any such Contract that may be terminated by Cable within six months of the date of this Agreement without penalty (upon written request by Aquiror (which notice must be given, if at all, within one month following the date on which the Contract is delivered to Acquiror), Cable shall terminate any such Contract effective as of the Closing);

                  (iv) any partnership, joint venture or other similar Contract or any guarantee of the obligations of any Person except any such Contract or guarantee that could not reasonably be expected to involve obligations exceeding $250,000 or otherwise be material to Cable;

                  (v) any Contract relating to indebtedness for borrowed money or any installment purchase agreement, conditional sale contract or other like financing arrangement, except any such Contract or arrangement:

             A. with an aggregate outstanding principal amount not exceeding $150,000, and

             B. which may be prepaid on not more than 30 days' notice without the payment of any penalty;

                  (vi) any Contract with the Company or SHI or any of their respective Subsidiaries other than another Cable Subsidiary or Cable Partnership;

                  (vii) any Contract which has or could reasonably be expected to have the effect of prohibiting or restricting any business practice of, or the conduct of business by, any Cable Subsidiary or Cable Partnership; or

                  (viii) any other Contract that is material to Cable.

     The Contracts listed on Schedule 4.08(a)(ii) are referred to herein as the "Material Cable Agreements." No payments were made by Cable in connection with the obtaining of any retransmission agreement with a programming service or distributor thereof.

          (b) Except as set forth on Schedule 4.08(b), no Person (including any governmental authority) has any right to acquire any interest in any cable television system or assets of Cable (including any right of first refusal or similar right) upon an assignment or transfer of control of a Franchise, other than rights of condemnation or eminent domain afforded by law and, to the knowledge of the Company, no other Person (i) has been granted or has applied for the consent or approval of any governmental authority for the installation, construction, development, ownership, or operation of a cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within all or part of the geographic area served by any cable television system of Cable or (ii) operates, or has commenced the construction, installation or development of, any cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within all or part of the geographic area served by any cable television system of Cable, regardless of whether the consent or approval of any governmental authority is required or has been obtained.

          (c) Neither the Company nor any of the Cable Subsidiaries or Cable Partnerships has made or is bound by any material commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of their respective systems which are not fully reflected in the Franchises or any Material Cable Agreement. Neither the Company nor any of the Cable Subsidiaries or Cable Partnerships has entered into or is bound by any agreements with community groups or similar third parties restricting or limiting the types of programming that may be shown on such systems.

          (d) No Franchising Authority has advised the Company or any Cable Subsidiary or Cable Partnership, or otherwise notified the Company or any Cable Subsidiary or Cable Partnership in accordance with the terms of the applicable Franchise, of its intention to deny renewal of an existing Franchise. The Company and the Cable Subsidiaries and Cable Partnerships have timely filed notices of renewal in accordance with the Communications Act with all Franchising Authorities with respect to each Franchise expiring within 36 months after the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act. As of the Closing Date, (i) the Company will have maintained a controlling ownership in each system in its entirety for at least 36 consecutive months following the initial construction or acquisition of each such system by the Company or a Cable Subsidiary or Cable Partnership, or (ii) the consummation of the transactions contemplated by this Agreement (including acquisition of the assets related to the Mid-Tennessee Business as described in Section 4.13 hereof) will not violate the three-year holding period requirement set forth in Section 617 of the Communications Act and the FCC rules and regulations promulgated thereunder.

          (e) The Company and the Cable Subsidiaries and Cable Partnerships are operating the systems in compliance in all material respects with the provisions of the Communications Act and the rules and regulations of the FCC relating to carriage of signals, syndicated exclusivity, network non-duplication, and retransmission consent except where the failure to comply, individually or in the aggregate, would not result in a Material Adverse Effect on Cable. No notices or demands have been received from any television station or from any other Person claiming to have a right, or objecting to or challenging the right of the systems, to carry any signal or deliver the same, or challenging the channel position on which any television station is carried.

          (f) Schedule 4.08(f) indicates which television signals carried by the systems are carried without retransmission consent agreements (other than stations which have elected must-carry status). The Company has delivered to Acquiror full and complete copies of all retransmission consent agreements. There are no obligations regarding unconstructed fiber interconnect commitments. For each commercial television signal on each system that has elected must-carry status, but that is not being carried because of signal quality problems or potential copyright liability,
     Schedule 4.08(f) lists the signal and the reason for non-carriage.

          (g) The Company has delivered to Acquiror true, correct, and complete specimen copies of (i) all FCC Forms 393, 1200, 1205, 1210, 1215 and 1220s that have been prepared with respect to the systems, (ii) all material correspondence with any governmental body, subscriber, or other interested party relating to rate regulation generally or specific rates charged to subscribers of the systems, including, without limitation, any complaints filed with the FCC with respect to any rates charged to subscribers of the systems, and (iii) any documentation supporting an exemption from the rate regulation provisions of the Communications Act claimed by the Company or a Cable Subsidiary or Cable Partnership with respect to the systems. Schedule 4.08(g) sets forth (i) a list of all rate complaints filed pursuant to the Communications Act and received by the Company or any Cable Subsidiary or Cable Partnership which have not been deemed invalid by the FCC, and further sets forth those Franchises that have been certified or, to the Company's knowledge, filed for certification under the Communications Act with respect to rate regulation and (ii) a list of all letters of inquiry from the FCC received by the Company or any Cable Subsidiary or Cable Partnership since September 1, 1993 with regard to rate restructuring.

          (h) Beginning with the first accounting period of 1992, the Cable Subsidiaries and Cable Partnerships have filed all material copyright notices and reports required to be filed by Section 111 of the Copyright Act of 1976, as amended (the "Copyright Act"), and have paid all material fees required to be paid pursuant to Section 111 of the Copyright Act and the rules and regulations of the United States Copyright Office with respect to the operation of each cable television system owned or operated by them. None of the Company, SHI, any Cable Subsidiary or any Cable Partnership has received any written notice from the United States Copyright Office, or any other Person, either challenging any copyright filing or payment made by such party or alleging a failure by such party to make any copyright filing or payment, or threatening to bring suit for copyright infringement.

     4.09 Title to Properties; Encumbrances. The Cable Subsidiaries and the Cable Partnerships are the exclusive holders of all rights in or to all real and personal, tangible and intangible property and assets of the Company or its Subsidiaries (other than any such assets held by the Company or its Subsidiaries pursuant to leases or licenses with a Person other than the Company or another of its Subsidiaries) used or useful in the ownership and operation of the cable television systems owned or operated by Cable, and (b) each Cable Subsidiary or Cable Partnership has good and valid title to its respective assets, free and clear of all defects and Liens except: (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, or other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens;
(ii) Liens for current taxes not yet due and payable, and (iii) Liens or minor imperfections of title that do not interfere with the use or detract from the value of such property and, taken in the aggregate, do not have a Material Adverse Effect on Cable. Except as would not result in any Material Adverse Effect on Cable, each Cable Subsidiary and Cable Partnership owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate its business lawfully and to maintain the same as presently conducted.

     4.10 Litigation. There is no suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against or affecting any Cable Subsidiary or Cable Partnership (except for proceedings or investigations affecting the cable television industry generally) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cable; nor is there any judgment, decree, inquiry, rule or order outstanding against any Cable Subsidiary or Cable Partnership which, individually or in the aggregate, has had any such effect or insofar as can reasonably be foreseen, would have any such effect in the future.

     4.11  Employee Benefit Plan Matters.

          (a) Cable Employee Plans and Cable Benefit Arrangements. Schedule 4.11(a) lists each Cable Employee Plan and Cable Benefit Arrangement. The Company has delivered to Acquiror with respect to each Cable Employee Plan and Cable Benefit Arrangement sponsored by the Company, SHI or any of their ERISA Affiliates true and complete copies of (i) all written documents comprising such plans and arrangements (including amendments and individual, trust or insurance agreements relating thereto); (ii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each Cable Employee Plan; (iii) the most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; and (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Cable Employee Plan. No Cable Employee Plan is a Multiemployer Plan.

          (b) Multiemployer Plans.

             (i) Neither the Company, SHI nor any of their ERISA Affiliates has incurred any unsatisfied withdrawal liability, within the meaning of
        Section 4201 of ERISA, with respect to any Multiemployer Plan to which the Company, SHI or any of their ERISA Affiliates is required to make or accrue a contribution (or has within the six-year period preceding the Closing Date been required to make or accrue a contribution), nor is the Company, SHI or any of their ERISA Affiliates reasonably expected to incur any withdrawal liability with respect to any Multiemployer Plan.

             (ii) Neither the Company, SHI nor any of their ERISA Affiliates has been notified by the sponsor of any Multiemployer Plan to which the Company, SHI or any of their ERISA Affiliates is required to make or accrue a contribution (or has within the six-year period preceding the Closing Date been required to make or accrue a contribution) that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the best knowledge of the Company and SHI, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

             (iii) None of the Company, SHI or any ERISA Affiliate of any of them has engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in Section 4212(c) of ERISA. If a "complete withdrawal" by the Company, SHI and all of their ERISA Affiliates were to occur as of the Effective Time with respect to all of the Multiemployer Plans to which the Company, SHI or any of their ERISA Affiliates is required to make or accrue a contribution, none of the Company, SHI or any ERISA Affiliate of any of them would incur any material withdrawal liability under Title IV of ERISA.

          (c) Union Welfare Funds. Neither the Company, SHI nor any of their ERISA Affiliates has incurred any unsatisfied liability based on withdrawal from any union-sponsored multiemployer welfare benefit fund maintained pursuant to any Welfare Plan to which the Company, SHI or any of their ERISA Affiliates contributes pursuant to the terms of a collective bargaining agreement.

          (d) Retiree Welfare Benefits Plans. Except as set forth in Schedule 4.11(d) and pursuant to the provisions of COBRA, neither the Company, SHI nor any of their ERISA Affiliates maintains any Cable Employee Plan or Company Employee Plan that provides benefits described in Section 3(l) of ERISA to any former employees or retirees of Cable. Any disclosure in
     Schedule 4.11(d) shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two years.

          (e) Pension Plans. All Company Employee Plans that are Pension Plans intended to be qualified under Section 401 of the Code are so qualified and have been so qualified during the period since their adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. A true and correct copy of the most recent determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status for each such Plan has been, or within five days following the date of this Agreement will be, delivered to Acquiror.

          (f) Prohibited Transactions and Fiduciary Responsibility. Except with respect to any Prohibited Transaction relating to any Multiemployer Plan where such Prohibited Transaction has no relation to the Company, SHI or any of their Subsidiaries, none of the Company Employee Plans has participated in, engaged in or been a party to any Prohibited Transaction which could result in the imposition of a material liability upon the Company, SHI or any of their Subsidiaries. To the knowledge of the Company and SHI, no officer, director or employee of the Company, SHI or any of their Subsidiaries has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Company Employee Plan.

          (g) Reporting and Disclosure. Except with respect to any violation relating to any Multiemployer Plan where such violation has no relation to the Company, SHI or any of their ERISA Affiliates, there are no material violations of any reporting or disclosure requirements under ERISA with respect to any Company Employee Plan.

          (h) Funding Obligations. No Company Employee Plan that is a Pension Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has
     (i) incurred an Accumulated Funding Deficiency, whether or not waived, (ii) an accrued benefit obligation that exceeds the assets of the plan by more than $50,000, determined as of the last applicable annual valuation date, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such plan, (iii) been a plan with respect to which a Reportable Event has occurred other than a Reportable Event that would not have a Material Adverse Effect, or (iv) been a plan with respect to which any termination liability to the PBGC has been or is reasonably expected to be incurred or with respect to which there exist conditions or events which have occurred presenting a significant risk of termination by the PBGC. Neither the Company, SHI or any ERISA Affiliate of either of them has engaged in, or is a successor or parent corporation to an entity that has engaged in a transaction described in Section 4069 of ERISA.

          (i) Liens and Penalties. Neither the Company, SHI nor any of their ERISA Affiliates has any liability with respect to any Company Employee Plan (i) for the termination of any Company Employee Plan that is a single employer plan under ERISA Section 4062 or a multiple employer plan under ERISA Section 4063, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4972, 4974, 4975, 4976, 4977, 4978,
     4978B, 4979, 4979A, 4980 or 4980B of the Code, or (v) for any failure to make any minimum funding contributions under Section 302 (c)(11) of ERISA or Section 412(c)(11) of the Code. None of the Company, SHI or any ERISA Affiliate of either of them has incurred, or reasonably expects to incur prior to the Effective Time any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

          (j) COBRA. The Company, SHI and their ERISA Affiliates have complied in all material respects with the provisions of COBRA with respect to all Cable Employee Plans that are Group Health Plans.

          (k) Additional Benefits. No Cable Employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Company Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement. No Cable Employee is covered by any severance, termination, allowance or similar plan or program (whether or not written).

          (l) Claims. Other than claims for benefits in the ordinary course, there is no claim pending, or to the knowledge of the Company or SHI threatened, involving any Company Plan by any person against such plan or the Company, SHI or any of their Subsidiaries. There is no pending, or to the knowledge of the Company or SHI threatened, proceeding involving any Company Employee Plan before the IRS, the United States Department of Labor or any other governmental authority.

          (m) Compliance with Laws; Contributions. Each Company Plan and Company Benefit Arrangement has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws. The Company, SHI and their ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Company Plan and applicable law or required to be paid as expenses under such Company Plan, and the Company, SHI and their ERISA Affiliates shall continue to do so through the Closing, except as the Company, SHI and Acquiror may otherwise agree.

     4.12  Labor Matters.

          (a) Except as set forth on Schedule 4.12(a), no Cable Subsidiary or Cable Partnership is party to any employment contract with any employee or any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Cable Subsidiary or Cable Partnership. All employees of Cable serve at will.

          (b) Except as set forth on Schedule 4.12(b), (i) no employees of any of the Cable Subsidiaries or Cable Partnerships are represented by any labor organization and (ii) as of the date hereof, no labor organization or group of employees of any of the Cable Subsidiaries or Cable Partnerships has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. To the knowledge of the Company,there are no formal organizing activities involving a material number of employees of the Cable Subsidiaries or Cable Partnerships pending with, or threatened by, any labor organization.

          (c) Except as would not result in a Material Adverse Effect on Cable,
     (i) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving any of the Cable Subsidiaries or Cable Partnerships and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Cable Subsidiaries or Cable Partnerships.

     4.13 Mid-Tennessee Acquisition. Broadcasting has entered into the Mid-Tennessee Agreement with Mid-Tennessee Cable Limited Partnership, a Tennessee limited partnership ("Mid-Tennessee"), pursuant to which Broadcasting has agreed, on the terms and subject to the conditions set forth therein, to acquire the assets of Mid-Tennessee used in Mid-Tennessee's Athens, Tennessee, cable cluster, its Greenbrier, Tennessee, cable cluster and its Harriman, Tennessee, cable cluster (collectively, the "Mid-Tennessee Business"). To the knowledge of the Company and SHI based solely on information provided to the Company and SHI to date by Mid-Tennessee, the Franchises comprising the Mid-Tennessee Business have an aggregate of approximately 33,850 Basic Subscribers. The Company has delivered to Acquiror a draft of the Mid-Tennessee Agreement which is not different than the Mid-Tennessee Agreement in any material respect.

     4.14 Environmental Matters. (a) There are no Environmental Liabilities of Cable that have had or may reasonably be expected to have a Material Adverse Effect on Cable.

          (b) There has been no environmental assessment investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Cable Subsidiaries or Cable Partnerships or any property or facility now or previously owned or leased by the Cable Subsidiaries or Cable Partnerships which has not been delivered to Acquiror prior to the date hereof.

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

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror represents and warrants to the Company and SHI as follows:

     5.01 Organization and Authority. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Subject to the items referred to in Section 5.03, all necessary action, corporate or otherwise, required to have been taken by or on behalf of Acquiror by applicable law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of it of this Agreement and (ii) the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that this Agreement must be approved by the stockholders of Acquiror and the Board of Directors of Acquiror must increase the size of such Board and elect the designee(s) of the Trust to fill the vacancy or vacancies so created. This Agreement and each other Transaction Agreement to which Acquiror is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to (i) the Enforceability Exceptions and (ii) in the case of the Board Representation Agreement, to the Rules and Regulations regarding cross-ownership of cable television systems and television stations, to the extent that such Rules and Regulations may prohibit the Trust from designating a director or observer on the Comcast Board of Directors. Acquiror has delivered to the Company true and complete copies of its Articles of Incorporation and Bylaws as in effect on the date hereof.

     5.02 No Breach. The execution and delivery of this Agreement by Acquiror do not and the consummation of the transactions contemplated hereby by Acquiror will not (i) violate or conflict with its Articles of Incorporation or Bylaws or
(ii) constitute a breach or default (or an event which with notice or lapse of time or both would become a breach or default) of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification or acceleration would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the transactions contemplated hereby, or (iii) subject to obtaining the approvals and making the filings described in Section 5.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over Acquiror or any of its Subsidiaries or any of their respective properties or assets, except as would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Neither Acquiror nor any of its Subsidiaries is a party to or bound by any agreement that restricts or purports to restrict the ability of any of them or any affiliate of them to engage in any location in the business of cable television, except for such restrictions that would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the transactions contemplated hereby.

     5.03 Consents and Approvals. Neither the execution and delivery of this Agreement by Acquiror nor the consummation of the transactions contemplated hereby by Acquiror will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Act, (ii) for filings required under the Exchange Act, (iii) for filings required under state securities or "blue sky" laws, (iv) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder, (v) for the filing of the Certificate of Merger as set forth in Article I hereof, (vi) for any waiver, consent or declaratory ruling by the FCC with respect to the Rules and Regulations regarding cross-ownership of cable television systems and television stations, to the extent that such Rules and Regulations may prohibit (A) the Trust from designating a director or observer on the Comcast Board of Directors or (B) Brian Roberts from serving on the Board of Directors of Turner

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

Broadcasting Company, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole, or prevent Acquiror from performing its obligations under this Agreement without having a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole, or materially interfere with or delay the transactions contemplated hereby.

     5.04 Approval of the Board; Vote Required. The Board of Directors of Acquiror has, by resolutions duly adopted at a meeting duly called and held, unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby on the material terms and conditions set forth herein. The affirmative vote or action by written consent of a majority of the votes that holders of the outstanding shares of Acquiror A Stock, Acquiror B Stock and Acquiror Common Stock are entitled to cast voting as a single class is the only vote of the holders of any class or series of the capital stock of Acquiror necessary to approve this Agreement and the Merger under applicable law and the Articles of Incorporation of Acquiror or the By-Laws of Acquiror.

     5.05  Capitalization.

          (a) As of the date hereof, the authorized capital stock of Acquiror consists of: 200,000,000 shares of Class A Common Stock, par value $1.00 per share ("Acquiror A Stock"), 500,000,000 Shares of Class A Special Common Stock, par value $1.00 per share ("Acquiror Common Stock"), 50,000,000 Shares of Class B Common Stock, par value $1.00 per share ("Acquiror B Stock"), and 20,000,000 Shares of Preferred Stock ("Acquiror Preferred Stock"). As of September 30, 1995, there were issued and outstanding the following shares of such stock: 39,103,350 shares of Acquiror A Stock, 192,028,651 shares of Acquiror Common Stock and 8,786,250 shares of Acquiror B Stock. All such outstanding shares are duly authorized, validly issued and fully paid and nonassessable. There are no preemptive or other similar rights available to the existing holders of the capital stock of Acquiror. As of the date hereof, and other than as set forth on Schedule 5.05(a) and in connection with the transactions contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon Acquiror or any of its Subsidiaries requiring, and there are no outstanding debt or equity securities of Acquiror or any of its Subsidiaries which upon the conversion, exchange or exercise thereof would require, the issuance, sale or transfer by Acquiror of any new or additional equity interests in Acquiror (or any other securities of Acquiror or any of its Subsidiaries which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Acquiror). Except as described on Schedule 5.05(a), there are no voting trusts or other agreements or understandings to which Acquiror or any of its Subsidiaries is a party with respect to the voting of capital stock of Acquiror.

          (b) The shares of Acquiror Common Stock to be issued in the Merger, upon their issuance in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable.

     5.06 SEC Reports. Acquiror has filed all required forms, reports and documents with the SEC since January 1, 1993 (collectively, "Acquiror's SEC Reports") and delivered or made available to the Company copies thereof. Acquiror's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Acquiror's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.07 Financial Statements. The (i) audited consolidated financial statements of Acquiror contained in Acquiror's Annual Report on Form 10-K for the year ended December 31, 1994, and (ii) unaudited condensed consolidated financial statements of Acquiror contained in Acquiror's Quarterly Report on Form 10-Q for the six months ended June 30, 1995 ("Acquiror's Form 10-Q"), were prepared in accordance with GAAP and present fairly in all material respects Acquiror's consolidated financial position and the results of its consolidated operations and its consolidated cash flows as of the relevant dates thereof and for the periods covered thereby (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

     5.08 Absence of Certain Changes. Since the date of the balance sheet of Acquiror included in Acquiror's Form 10-Q, there has not been any (i) material adverse change in the financial position, liabilities, assets or business of Acquiror and its Subsidiaries taken as a whole except for material adverse changes due to general economic or industry-wide conditions, or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the financial position, liabilities, assets or business of Acquiror and its Subsidiaries taken as a whole or on the ability of Acquiror to perform its material obligations under this Agreement and the Transaction Agreements to which it is or will be a party.

     5.09 Brokers and Finders. Neither Acquiror nor any of its officers, directors, employees or affiliates has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that Acquiror has employed Lehman Brothers Inc. as its financial advisor in connection with the transactions contemplated hereby and for whose fees and expenses Acquiror is responsible.

     5.10 Full Disclosure. All of the statements made by Acquiror in this Agreement (including, without limitation, the representations and warranties made by Acquiror herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date will not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date will not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.11 Certain Tax Matters. Acquiror is not, and on the Closing Date will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

                                   ARTICLE VI

                                OTHER AGREEMENTS

     6.01  No Solicitation.

     (a) Neither the Company nor any of its Subsidiaries, nor any of its or their officers, directors, representatives or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or, except as otherwise provided in this Section 6.01(a), participate in any way in discussions or negotiations with or knowingly provide any confidential information to any corporation, partnership, person or other entity or group (other than Acquiror or any affiliate or associate of Acquiror and their respective directors, officers, employees, representatives and agents) concerning any merger of the Company or Cable, the sale of any substantial part of the assets of Cable, the sale of shares of the capital stock of the Company, the capital stock of the Cable Subsidiaries or the interests in the Cable Partnership or similar transactions involving Cable; provided, however, that nothing contained in this
Section 6.01(a) shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer for Company Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders as, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, may be required under applicable law, or (iii) responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this Section 6.01(a). The Company will promptly communicate to Acquiror its receipt of any proposal or inquiry in respect of any such transaction or its receipt of any request to provide any such information or hold any such negotiations or discussions, and will furnish Acquiror with a true and complete copy of any proposal that the Board of Directors of the Company has determined is a Superior Proposal and will keep Acquiror informed on a timely basis as to the status of and details regarding negotiations, and the Company's intentions, with respect thereto. Notwithstanding anything to the contrary set forth herein, the Board of Directors of the Company may respond to any Superior Proposal and may provide information to, and negotiate with, any person, group or entity in connection therewith if the Board of Directors of the Company determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties. For purposes hereof, "Superior Proposal" means a bona fide, written, unsolicited proposal relating to a possible transaction described in this
Section 6.01(a) by any person other than Acquiror that, in the reasonable good faith judgment of the Board of Directors of the Company, with the advice of outside financial advisers, is reasonably likely to be consummated and is more favorable to the stockholders of the Company than the terms of the transactions contemplated by this Agreement.

     (b) Acquiror will promptly notify the Company and provide it with pertinent information in the event that Acquiror or any of its Subsidiaries, or any of its or their officers, directors, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any corporation, partnership, person or other entity or group (other than the Company or any affiliate or associate of the Company and their respective directors, officers, employees, representatives and agents) concerning any merger, sale of substantially all of the assets, or sale of shares of the capital stock of Acquiror, or similar transaction involving Acquiror, or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

     6.02 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall conduct its operations in the ordinary course of business consistent with past practices and shall not without the prior written consent of Acquiror:

          (a) amend its Certificate of Incorporation or Bylaws;

          (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends declared and paid consistent with the Company's past practice (except that (i) any Subsidiary of the Company other than a Cable Subsidiary or a Cable Partnership may declare and pay dividends that are payable to the Company or to any other Subsidiary of the Company and (ii) any Cable Subsidiary or Cable Partnership may declare and pay dividends in cash and cash equivalents that are payable to the Company or to any other Subsidiary of the Company), or redeem or otherwise acquire any of its securities;

          (c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

          (d) (i) create, incur or assume any indebtedness not currently outstanding (including obligations in respect of capital leases), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except to the extent the Company is released therefrom as described in Section 2.02, or (iii) make any loans, advances or capital contributions to, or investments in, any person other than a Subsidiary;

          (e) except pursuant to the Incentive Plan and the Directors Plan, or options or awards outstanding thereunder, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any securities outstanding on the date hereof; or

          (f) terminate, amend, modify or waive compliance with any of the terms or conditions of the Contribution Agreement directly or indirectly respecting the Retained Assets or the Retained Liabilities or affecting the rights or obligations of the Company thereunder from and after the Effective Time.

          (g) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (i) subject to Section 7.06 hereof, make any representation or warranty of the Company or SHI contained in this Agreement materially untrue or incorrect as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied, or (iii) subject to
     Section 7.06 hereof, be materially inconsistent with the terms of this Agreement or the transactions contemplated hereby.

     6.03 Conduct of Business of Cable. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall cause the Cable Subsidiaries and Cable Partnerships to conduct their operations according to the ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, without the prior written consent of Acquiror, the Company shall not permit any of the Cable Subsidiaries or Cable Partnerships to:

          (a) amend its charter or bylaws or partnership agreement;

          (b) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or partnership interests or amend any of the terms of any securities outstanding on the date hereof;

          (c) acquire, sell, lease or dispose of any assets material to Cable, other than (i) sales of inventory and equipment in the ordinary and usual course of business consistent with past practice, (ii) the acquisition of assets related to the Mid-Tennessee Business in accordance with Section 6.26, (iii) in connection with the proposed joint venture with Hyperion Telecommunications of Tennessee, Inc., a Delaware corporation, in accordance with Section 6.29, and (iv) the acquisition of the River City Interest in accordance with Section 6.28;

          (d) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance, any of its properties or assets, tangible or intangible, material to Cable;

          (e) fail to make Ordinary Course Expenditures on property, plant and equipment;

          (f) without the consent of Acquiror, which shall not be withheld or delayed unreasonably, (i) except as required by applicable law or as disclosed in writing to Acquiror prior to the date hereof, implement any rate change, retiering or repackaging of cable television programming offered by Cable, (ii) except as disclosed in writing to Acquiror prior to the date hereof, make any cost-of-service or hardship election under the Rules and Regulations adopted under the Cable Television Consumer Protection and Competition Act of 1992, or (iii) amend any Franchise or make or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with obtaining any authorization, consent, order or approval of any governmental authority necessary for the transfer of control of any Franchise;

          (g) increase the amount of any cash compensation payable to any employee if such increase would be inconsistent with past practices or would cause the aggregate cash compensation payable to all employees on an annualized basis to exceed by more than 5% percent the cash compensation payable by Cable to all employees on an annualized basis as of June 30, 1995 (provided that this Section 6.03(g) shall not apply with respect to stay bonuses paid to Cable employees prior to Closing);

          (h) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities, except as provided in Section 6.25;

          (i) fail to maintain inventory at customary levels; or

          (j) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (i) subject to Section 7.06 hereof, make any representation or warranty of the Company or SHI contained in this Agreement materially untrue or incorrect as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied, or (iii) subject to
     Section 7.06 hereof, be materially inconsistent with the terms of this Agreement or the transactions contemplated hereby.

     6.04 Conduct of Business of Acquiror. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, (a) Acquiror will not amend its Articles of Incorporation in any manner that requires a class vote of the Acquiror Common Stock except that Acquiror may amend its Articles of Incorporation as provided in Schedule 6.04 (the "Permitted Amendments") and
(b) neither Acquiror nor any of its Subsidiaries will, without the prior written consent of the Company, take, or agree in writing or otherwise to take, any actions that would (i) subject to Section 7.05, make any representation or warranty of Acquiror contained in this Agreement materially untrue or incorrect as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied, or
(iii) subject to Section 7.05, be materially inconsistent with the terms of this Agreement or the transactions contemplated hereby.

     6.05 Access to Information. Between the date of this Agreement and the Effective Time, (a) the Company will (i) give Acquiror and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities of the Company and its Subsidiaries and to all books and records of the Company and its Subsidiaries,
(ii) permit Acquiror to make such reasonable inspections of the offices, warehouses, facilities, books and records described in clause (i) as it may require, (iii) cause its officers and those of its Subsidiaries to furnish Acquiror with such financial and operating data and other information with respect to the business and properties of the Company and Cable as Acquiror may from time to time reasonably request, and (iv) permit Acquiror to conduct, at Acquiror's expense environmental tests and assessments; and (b) Acquiror will keep the Company informed as to material developments affecting Acquiror and its Subsidiaries. All such access and information obtained by Acquiror and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Acquiror dated July 19, 1995 (the "Confidentiality Agreement"). All such information obtained by the Company and its authorized representatives, and, after the Closing, all other information regarding Cable which SHI or any of its Subsidiaries possesses or has access to (including pursuant to Section 6.18), shall be treated in accordance with the terms of the Confidentiality Agreement as if such agreement obligated such Persons to hold such information confidential on the same basis as set forth therein mutatis mutandis and Acquiror were a beneficiary of such obligations.

     6.06  SEC Filings.

     (a) The Company, SHI and Acquiror shall prepare jointly and, as soon as practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of the Company and Acquiror under the Exchange Act with respect to the Merger and Registration Statements on Form S-4 and preliminary prospectuses of SHI and Acquiror under the Securities Act with respect to the Acquiror Common Stock to be issued in the Merger and the SHI Common Voting Shares and the SHI Class A Common Shares to be issued in connection with the Contribution and the Distribution and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to the Company's and Acquiror's stockholders as promptly as practicable.

     (b) As soon as practicable after the date hereof, the Company, SHI and Acquiror shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state laws relating to the Merger, the Contribution and the Distribution, and the other transactions contemplated hereby (collectively "Other Filings"), including, without limitation, in the case of SHI, a registration statement on Form 8-A under the Exchange Act with respect to the SHI Common Shares and will use their best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

     (c) The Company and SHI, on the one hand, and Acquiror, on the other hand shall cooperate with each other and provide to each other all information necessary in order to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively "SEC Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

     (d) The Company and Acquiror will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between the Company or any of its representatives, SHI or any of its representatives, or Acquiror and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company, SHI and Acquiror agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's and Acquiror's stockholders.

     (e) The information provided and to be provided by the Company, SHI and Acquiror for use in SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company, SHI and Acquiror each agree to correct any such information provided by it for use in the SEC Filings that shall have become false or misleading. Each SEC Filing, when filed with the SEC or any government official, shall comply in all material respects with all applicable requirements of law.

     (f) Acquiror shall indemnify, defend and hold harmless the Company and SHI, each of their officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that Acquiror was responsible for such misstatement or omission, and upon request from time to time Acquiror shall reimburse the Company, SHI and each such officer, director and controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action or enforcing this indemnity.

     (g) SHI (and, if this Agreement is terminated prior to the consummation of the Merger, the Company, jointly and severally with SHI) shall indemnify, defend and hold harmless Acquiror, each of its officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the Company or SHI was responsible for such misstatement or omission, and upon request from time to time SHI (and, if this Agreement is terminated prior to the consummation of the Merger, the Company) shall reimburse Acquiror and each such officer, director and controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action or enforcing this indemnity.

     (h) For the purpose of this Section 6.06, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Section 6.06, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section 6.06. Whenever any claim shall arise for indemnification under this Section 6.06, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure prejudices the Indemnifying Party.

     (i) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice and reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party, and (iii) does not require the Indemnified Party to make any payment or forgo or take any action or otherwise materially adversely affect the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross-claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a notice of claim pursuant to Section 6.06(i), the Indemnifying Party does not undertake to defend any such claim the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there is otherwise an actual or potential conflict of interest, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (j) If the indemnification provided for in this Section 6.06 shall for any reason be unavailable to the Indemnified Party in respect of any loss, claim, damage or liability, or action referred to herein, then the Indemnifying Party shall, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such action or claim or enforcing this provision. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     6.07 Reasonable Best Efforts. Subject to the fiduciary duties of the Board of Directors of the Company, and subject to the other terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a material consent is obtained and shall keep the other informed as to the progress in obtaining such material consents.

     6.08 Public Announcements. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without such prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, however,that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     6.09 Board Recommendations. The Joint Proxy Statement/Prospectus shall include the recommendations of the Boards of Directors of the Company and Acquiror that their respective stockholders approve the Merger and related transactions; provided, however, that the Board of Directors of the Company may modify or withdraw its recommendation if it determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties as a result of a Superior Proposal.

     6.10  Tax Matters.

     (a) SHI Indemnification Obligations.

          (i) Company Taxes. SHI shall be liable for, shall pay and shall indemnify and hold Acquiror and its Subsidiaries harmless, on an After-Tax Basis, against (A) any Tax of the Company or any Subsidiary of the Company related to the Tax Indemnification Period and (B) any Restructuring Tax (including, without limitation, court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity). For this purpose, the income attributable to the Pre-Closing Tax Period shall be determined based on the permanent books and records maintained for federal income tax purposes and in the case of any Taxes based upon or related to income, the Taxes attributable to such period shall be the amount that would be payable if the relevant period ended on the Closing Date; in the case of any Taxes other than Taxes based upon or related to income, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated by reference to the number of days in such period ending on the Closing Date as compared to the total number of days in the entire Taxable period. Except as specifically provided in this Section 6.10, any Tax Sharing Agreement or policy of the Company Group shall be terminated at the Effective Time, and the Surviving Corporation and Cable shall have no obligation under such agreements after the Effective Time.

          (ii) Refunds and Credits of Company Taxes. SHI shall be entitled to (and shall indemnify and hold harmless Acquiror and its Subsidiaries against any subsequent disallowance of) any credits or refunds of Taxes of the Company or any Subsidiary of the Company payable with respect to any PreClosing Tax Period, except that Acquiror shall be entitled to any such credits or refunds that are reflected as consolidated current assets of Cable for purposes of the determination of the Cable Net Liabilities Amount.

          (iii) Control of Tax Proceedings.

             (A) Except as provided in Section 6.10(a)(iii)(C), the parties agree that SHI shall be designated as the agent for the Company Group pursuant to Section 1.1502-77(d) of the Treasury Regulations. With respect to any similar provisions of applicable state income or franchise tax laws, to the extent permitted by law and as requested by SHI, SHI shall be designated as the agent for the Company Group only if the relevant Taxable year ends on or before the Closing Date and does not include a period ending after the Closing Date; provided, however, that (1) SHI shall provide Acquiror with instructions regarding the manner in which such designation is to be effected and (2) such designation shall not be made if it results in SHI being designated as the agent of Cable or Acquiror in any Post-Closing Tax Period.

             (B) Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Company Taxes for which SHI is or may be liable, in whole or in part, under this Agreement, Acquiror shall promptly inform SHI. SHI shall promptly inform Acquiror of any inquiries from the Internal Revenue Service or any other taxing authority that relate to Cable. SHI covenants that it shall not, without Acquiror's consent, take any action, or omit to take any action, that could result in an increase the Tax liability of Acquiror or Cable in any Post-Closing Tax Period. SHI shall indemnify and hold Acquiror and Cable harmless against any breach of the covenants contained in the preceding sentence.

             (C) If a taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of the Company Taxes attributable to Cable (a "Cable Dispute"), Acquiror and SHI shall immediately inform each other of the Cable Dispute. Acquiror, at its cost and expense, may, by written notice to SHI, (1) participate in or (2) elect to control (including the determination of whether and when to settle) any Cable Dispute, which election shall be made in writing within 60 days after the later of (a) the date of the notice transmitted by the taxing authority describing the Cable Dispute, or (b) in the case of a notice transmitted by the taxing authority to SHI, the date SHI informs Acquiror of such Cable Dispute, and shall specify whether Acquiror is participating in or electing to control the relevant Cable Dispute. If Acquiror duly elects, as provided herein, to control a Cable Dispute, it shall have the sole responsibility to conduct any resulting proceedings, and shall be responsible for, and shall indemnify SHI, on an After-Tax Basis, against any Taxes ultimately imposed with respect to such Cable Dispute.

     (b) Tax Returns.

          (i) SHI shall be responsible, subject to the review of Acquiror, for the preparation, filing and signing of all Company Consolidated Income Tax Returns for all taxable periods that end on or before the Closing Date, including Tax Returns of the Company Group for such periods that are due after the Closing Date, and of all Cable Tax Returns required to be filed on or before the Closing Date, and SHI shall be responsible for all Taxes shown to be due thereon. All such Tax Returns shall be prepared consistently with past practice of the Company, SHI and Cable and shall not amend (without Acquiror's consent) any election that relates to Cable (except to the extent a change is required by law). SHI shall provide Acquiror with preliminary draft copies of the relevant portions of such Returns that relate to Cable at least 20 days prior to the due date for filing (taking into account any applicable extensions). Acquiror shall have the opportunity to review all such returns (any such review shall not in any way limit SHI's indemnification obligations hereunder); if Acquiror objects to any matter relating to Cable reflected in such returns, Acquiror shall inform SHI within 10 days of receipt of the preliminary draft return. Acquiror and SHI shall resolve any disputes in good faith. Within 30 days following the filing of Company Consolidated Income Tax Returns, SHI shall furnish Acquiror with (A) copies of the relevant portions of such Tax Returns that relate to Cable and (B) information concerning (1) the tax basis of the assets of Cable as of the Closing Date; (2) the earnings and profits of the Company and the Cable Subsidiaries as of the Closing Date;
     (3) the Company's tax basis in the Cable Subsidiaries and the Subsidiaries' tax basis in the Cable Partnerships as of the Closing Date; (4) the net operating loss carryover, investment tax credit carryover, alternative minimum tax carryover and the capital loss carryover available, if any, to Acquiror and its Subsidiaries as of the Closing Date; and (5) all elections with respect to Taxes in effect for Cable as of the Closing Date. The Company shall provide Acquiror an estimate of the information listed in (1) through (5) of the preceding sentence as soon as practicable hereafter but prior to Closing.

          (ii) Acquiror shall be responsible for the preparation and filing of all Cable Tax Returns (other than the Company Consolidated Tax Return) required to be filed after the Closing Date for Tax periods that end after the Closing Date.

          (iii) As soon as practicable after the date hereof and prior to Closing, the Company shall provide Acquiror with a schedule of any waivers or extensions of any applicable statute of limitations relating to the assessment of federal, state or local Taxes relating to the Company or Cable.

     (c) Cooperation. Acquiror and SHI shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 6.10. Each party

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

agrees to notify the other party of any audit adjustments that do not result in tax liability but can reasonably be expected to affect Tax Returns of the other party.

     (d) Retention of Records. Acquiror and SHI shall each, to the extent potentially relevant to the other party, (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such returns and
(ii) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises. If Acquiror elects to control any Cable Dispute pursuant to the provisions of Section 6.10(a)(iii)(C) above, SHI shall provide Acquiror with copies of all relevant books and records that are in the possession of SHI or any Subsidiary of SHI. SHI and Acquiror shall each notify the other party prior to discarding or destroying any such books and records and shall, upon the other party's request, provide copies of all such books and records to the other party. Upon Acquiror's request, SHI shall provide Acquiror with copies of the relevant portions of any Tax Returns for Pre-Closing Tax Periods to the extent related to Cable.

     (e) Payments; Disputes. Except as otherwise provided in this Section 6.10, any amounts owed by any party ("Indemnitor") to any other party ("Indemnitee") under this Section 6.10 shall be paid within 10 days of notice from the Indemnitee; provided that if the Indemnitee has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, the Indemnitor shall not be required to make payment until it is determined finally by an appropriate governmental authority that payment is due. If Acquiror and SHI cannot agree on any calculation of any liabilities under this Section 6.10, such calculation shall be made by any independent public accounting firm acceptable to both such parties. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by the disputing parties.

     (f) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.10 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver or extension thereof).

     (g) Definitions.

          (i) "After-Tax Basis" means, with respect to any payment, an amount calculated by taking into account the Tax consequences of the receipt of such payment, as well as any Tax benefit associated with the liability giving rise to the payment.

          (ii) "Cable Tax Returns" means any Tax Return of any of the Cable Subsidiaries.

          (iii) "Company Consolidated Income Tax Returns" means any Tax Return of the Company with respect to Company Consolidated Income Taxes.

          (iv) "Company Consolidated Income Taxes" means the federal income tax and all applicable state income or franchise taxes of the Company Group, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

          (v) "Company Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the Internal Revenue Code, of which the Company is the common parent and any member of such group.

          (vi) "Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

          (vii) "Post-Closing Tax Period" means any Tax Period or portion thereof, beginning on or after the close of business on the Closing Date.

          (viii) "Restructuring Tax" means any Tax imposed as a result of the transfer of assets or any other transaction contemplated by this Agreement, excluding any Tax that is solely the result of Acquiror's breach of Section 6.10(g).

          (ix) "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means (A) any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, and any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax or payment; (B) any liability of the Company or any Subsidiary of the Company for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby the liability of the Company or any Subsidiary of the Company for payments of such amounts was determined or taken into account with reference to the liability of any other person (excluding, however, any liability imposed on the Cable Subsidiaries as a result of being a partner, beneficiary or member of any flow-through entity, to the extent such liability relates to income of the Cable Subsidiaries that is properly allocable to a Post-Closing Tax Period); and (C) liability of the Company or any Subsidiary of the Company for the payment of any amounts as a result of being party or subject to any Tax Sharing Agreement.

          (x) "Tax Indemnification Period" means (A) with respect to any Tax described in clause (A) of the definition of "Tax," any Pre-Closing Tax Period of the Company or any Subsidiary of the Company, (B) with respect to any Tax described in clause (B) of the definition of "Tax", any Pre-Closing Tax Period of the Company and any Subsidiary of the Company and the Tax year of any member of a group described in such clause (B) which includes (but does not end on) the Closing Date, and (C) with respect to any Tax described in clause (C) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement which was entered into or became effective during the Pre-Closing Tax Period.

          (xi) "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

          (xii) "Tax Sharing Agreement" means any Tax sharing agreement or arrangement (whether or not written) binding on the Company of any Subsidiary of the Company, and any agreement or arrangement (including any arrangement required or permitted by law) which (A) requires the Company or any Subsidiary of the Company to make a payment to or for the account of any other person, (B) requires or permits the transfer or assignment of income, revenues, receipts, or gains to the Company or any Subsidiary of the Company from any other person, or (C) otherwise requires the Company or any Subsidiary of the Company to indemnify any other person in respect of Taxes.

     (g) Additional Covenants.  For a period of two years after the Closing
Date:

          (i) Except for actions taken in the ordinary course of business, Acquiror shall not sell, transfer, distribute or otherwise dispose of a substantial portion of the operating assets of Cable or any shares of capital stock of any corporation or partnership interests of any partnership that was a Subsidiary of the Company immediately prior to the Merger, whether by merger or otherwise; provided, however, that Acquiror shall be entitled to enter into any like-kind exchange for other cable television assets (within the meaning of Section 1031 of the Code) with respect to any Cable assets;

          (ii) Acquiror shall not cause or permit any corporation that was a Subsidiary of the Company immediately prior to the Merger to sell any shares of capital stock or any partnership interests of such Subsidiary to any person if such sale or issuance will prevent Acquiror from retaining "control" of such Subsidiary (within the meaning of Section 368 of the Code);

          (iii) Acquiror shall not adopt a plan of liquidation or initiate and enter into an agreement of merger or other transaction pursuant to which the corporate legal existence of Acquiror would terminate or the outstanding stock of Acquiror would, in a taxable transaction, be converted into cash, other property or the stock or securities of any other issuer; and

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

          (iv) Acquiror and its affiliates shall not offer to purchase, make a tender offer, or otherwise enter into any agreement to acquire any shares of capital stock of SHI;

     Notwithstanding the above, Acquiror shall be permitted to take any actions described in clauses (i) through (iii) above if Acquiror first obtains either
(A) a ruling from the Internal Revenue Service; or (B) an opinion of recognized tax counsel satisfactory to SHI, to the effect that such actions will not result in the distribution of SHI shares to the Company's shareholders or the Merger being taxable.

     6.11 Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach.

     6.12  Employee Benefits.

     (a) As part of the assumption of liabilities of the Company by SHI pursuant to Section 2.02 and the Contribution Agreement, effective as of the Effective Time, SHI agrees to accept all liabilities and responsibilities including without limitation those of a plan sponsor, within the meaning of Section 3(16)(B) of ERISA, of any Company Employee Plan and to accept all liabilities and responsibilities including without limitation those of an employer under any Company Benefit Arrangement except as may otherwise be provided in this Section
6.12. SHI agrees that Acquiror shall have no liability and shall be fully indemnified and held harmless by SHI with respect to any such plans or arrangements after the Effective Time. SHI and Acquiror agree that, effective from and after the Effective Time, except with respect to benefits accrued prior to the Effective Time, active Cable Employees shall cease to participate actively in or be covered by any Company Employee Plan or any Company Benefit Arrangement, including, without limitation, all Cable Plans. Transferred Cable Employees, as defined in Section 6.12(b), shall vest at the Effective Time in any benefit accrued through the date of Effective Time under any Pension Plan that is a Cable Plan.

     (b) Acquiror acknowledges that, as a result of the transactions contemplated by this Agreement, Acquiror shall become at the Effective Time the employer of all Cable Employees actively employed by Company as of the Effective Time, including individuals on approved leaves of absence or short-term disability leave, but excluding Cable Employees who are receiving long-term disability income benefits as of the Effective Time and Cable Employees on short-term disability leave at the Effective Time who subsequently receive long-term disability income benefits without returning to active employment for the Acquiror. Effective from and after the Effective Time, Acquiror agrees to provide all Cable Employees who become so employed by Acquiror ("Transferred Cable Employees") with similar compensation and employee benefits which are no less favorable in the aggregate than the benefits provided to similarly situated Acquiror employees. Any Employee Benefit Plan of Acquiror shall grant Transferred Cable Employees credit for prior service with the Company, SHI and any of their ERISA Affiliates prior to the Effective Time for purposes of eligibility and vesting. Cable Employees shall not be deemed to be third-party beneficiaries of any provision of this Section 6.12.

     (c) The Company or SHI, as applicable, agrees to continue existing health care coverage of Cable Employees and their covered dependents through the Effective Time for eligible health care expenses and services incurred through the Effective Time in accordance with the terms of relevant plan documents. For purposes of the foregoing, an expense or service is deemed to be incurred when the medical or dental services are performed.

     (d) Immediately after the Effective Time, Acquiror agrees to provide coverage under a group health care plan designed and implemented by Acquiror to all Transferred Cable Employees, and the covered dependents of such Transferred Cable Employees, who are still employed by the Company at the Effective Time, taking into account for eligibility purposes under such plan the service accrued by any such Transferred Cable Employee while an employee of the Company or any of its ERISA Affiliates; provided that no such service for Transferred Cable Employees need be credited by Acquiror for the purpose of determining eligibility to receive any retiree medical benefit coverage. The group health care plan provided in accordance with this Section 6.12(d) shall provide benefits which are no less favorable than the benefits provided to

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

similarly situated employees of the Acquiror. The health care plan provided by Acquiror in accordance with this Section 6.12(d) shall contain no exclusions or limitations for preexisting conditions applicable to covered Transferred Cable Employees or the covered dependents of such Transferred Cable Employees.

     (e) SHI shall assume and be solely responsible: (i) for the provision of benefits required under the provisions of COBRA to any Cable Employees or other qualified beneficiaries, within the meaning of Section 4980B(g) of the Code, with respect to whom a qualifying event, within the meaning of Section 4980B(f)(3) of the Code, has occurred prior to the Effective Time; and (ii) for the payment of all long-term disability income benefits to (x) all Cable Employees who, as of the Effective Time, are receiving long-term disability benefits or (y) are disabled or on short-term disability leave as of the Effective Time and as a result of such disability have become or, without returning to active employment become after the Effective Time, eligible for long-term disability income benefits, as determined in accordance with long-term disability coverage provisions that on or prior to the Effective Time are applicable to the Cable Employees.

     (f) Except as provided in the succeeding sentence, from and after the date of this Agreement, neither the Company, SHI nor any of their ERISA Affiliates will change the employment status of any Cable Employee so as to promise employment with Cable for any specified term. Notwithstanding the foregoing provision, from and after the date of this Agreement, the Company, SHI or any of their ERISA Affiliates may enter into employment contracts on behalf of Cable with any Cable Employee or prospective Cable Employees; provided, however, that any such action taken must be in accordance with the ordinary and usual course of business consistent with past practices, as provided in Section 6.03, and provided, further, that consent of Acquiror must be obtained in all events.

     (g) Acquiror agrees to cooperate, and agrees to use its best efforts to cause its ERISA Affiliates to cooperate, in a complete, diligent and timely manner to provide SHI or its ERISA Affiliates with such compensation, service and other pertinent census data as may be reasonably required by SHI or any of its ERISA Affiliates for purposes of calculating or effecting distribution of benefits to which any Cable Employees may be entitled under any Employee Benefit Plan established, maintained or contributed to by SHI or any of its ERISA Affiliates.

     6.13 Employee Stock Options. Effective as of the Effective Time, SHI shall assume all incentive plans including without limitation the following plans: (i) The E.W. Scripps Company 1987 Long-Term Incentive Plan (the "Incentive Plan") and (ii) The E.W. Scripps Company 1994 Non-Employee Directors' Stock Option Plan (the "Directors Plan"). As of the Effective Time, (A) each stock option outstanding under the Incentive Plan or the Directors Plan or any other plan of the Company, SHI or any of their Subsidiaries that is not exercised prior to the Effective Time shall be assumed by SHI, and all references in any such option to the Company and to its Class A Common Stock shall be deemed to refer to SHI and its Class A Common Shares, and (B) each restricted stock award subject to vesting conditions under the Incentive Plan or any other plan of the Company, SHI or any of their Subsidiaries shall be assumed by SHI and all references in any such restricted stock award to the Company and its Class A Common Stock shall be deemed to refer to SHI and its Class A Common Shares.

     6.14 Meetings of Stockholders. Each of the Company and Acquiror shall take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (collectively, the "Transactions"). The stockholder vote required for the adoption and approval of the Transactions shall be the vote required: (i) in the case of the Company, by the DGCL and the Company's Certificate of Incorporation; and (ii) in the case of Acquiror, by the PBCL and Acquiror's Articles of Incorporation. The Company (subject, in the case of a Superior Proposal, to the fiduciary duty of its Board of Directors under the DGCL as advised by outside counsel) and Acquiror each shall use their best efforts to solicit from their stockholders proxies in favor of adoption and approval of the Transactions and to take all other action necessary to secure the vote of such stockholders required to effect the Transactions. By an agreement dated and executed as of the date hereof, a copy of which is attached hereto as Exhibit E, the Trust has agreed to vote, or cause to be voted, all of the shares of Company Common Voting Stock owned by the Trust (or subject to proxies held by the Trust) in favor of the

Transactions, subject to the fiduciary duties of the trustees of the Trust, and the holder of a majority of the voting power of Acquiror has agreed to vote, or cause to be voted, all of the shares of capital stock of Acquiror that are owned by such holder (or subject to proxies held by them) in favor of the Transactions at the meeting of stockholders of the Company or Acquiror, as the case may be, held to approve the Transactions.

     6.15  Regulatory and Other Authorizations.

     (a) The Company, SHI and Acquiror agree to use their respective best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for performance of its respective obligations pursuant to this Agreement, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. SHI and the Company shall have primary responsibility for obtaining all authorizations, consents, orders and approvals with respect to Licenses and Franchises of Cable. Without limitation, the Company and Acquiror shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 30 days from the date hereof; and each such filing shall request early termination of the waiting period imposed by the HSR Act. Acquiror shall not be required to agree to any consent decree or order in connection with any objections of the Department of Justice or the Federal Trade Commission (each an "HSR Authority") to the transactions contemplated by this Agreement. None of the Cable Subsidiaries or Cable Partnerships shall amend any Franchise or make or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with obtaining any authorization, consent, order or approval of any governmental authority necessary for the transfer of control of any Franchise.

     (b) Any application to any governmental authority for any authorization, consent, order or approval necessary for the transfer of control of any License or Franchise shall be mutually acceptable to the Company and Acquiror. Without limiting the obligations of the Company, SHI and Acquiror under Section 6.15(a), each of the Company, SHI and Acquiror agrees, upon reasonable prior notice, to make appropriate representatives available for attendance at meetings and hearings before applicable governmental authorities in connection with the transfer of control of any License or Franchise. The Company, SHI and Acquiror each agree to use their reasonable best efforts to obtain any waiver, consent or declaratory ruling by the FCC with respect to the Rules and Regulations regarding cross-ownership of cable television systems and television stations, to the extent that such Rules and Regulations may prohibit (i) the Trust from designating a director on or observer of the Comcast Board of Directors or (ii) Brian Roberts from serving on the Board of Directors of Turner Broadcasting Company; provided that it shall not be a condition to the Closing that any such waiver, consent or declaratory ruling shall have been obtained.

     (c) Subject to Section 7.04(g), if any authorization, consent, order or approval of any governmental authority necessary for the transfer of control of any License or Franchise shall not have been obtained prior to the Effective Time, SHI and Acquiror shall cooperate with each other and use their respective best efforts (i) to restructure the ownership and control of such License or Franchise from and after the Effective Time in such a manner that prevents any violation of the terms of such License or Franchise that would have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, on Cable or on SHI and its Subsidiaries taken as a whole and preserves the intent of the parties as set forth in this Agreement with respect to the terms and conditions of the Merger, and (ii) notwithstanding the Closing, to continue to seek any authorization, consent, order or approval necessary for the transfer of control of such License or Franchise.

     6.16 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby or, at and after the Closing Date, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its respective reasonable best efforts to (i) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

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

     6.17 Internal Revenue Service Ruling. The Company shall, as promptly as practicable after the date hereof, prepare and submit to the IRS a request for an advance letter ruling from the IRS that the transactions contemplated by this Agreement (other than the Merger), including the internal spinoffs described in
Section 2.01(a) hereto (and the contribution, if any, of the assets related to the Mid-Tennessee Business) and the Contribution and the Distribution of SHI Common Shares to the Company's stockholders will qualify as tax-free spinoffs within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code. Such request shall be true and correct in all material respects, and all facts material to the ruling shall be disclosed in such request. The Company shall afford Acquiror with reasonable opportunity to review and comment on such request prior to its submission to the IRS, and such request as filed shall be reasonably acceptable to Acquiror. The Company shall provide Acquiror with copies of all materials submitted to the IRS, and Acquiror shall participate in all meetings and conferences with IRS personnel, whether telephonically or in person. Acquiror shall reasonably cooperate in good faith with the Company in seeking to obtain such ruling.

     6.18  Records Retention.

     (a) For a period of five years after the Closing Date, SHI shall retain all of its books and records relating to Cable for periods prior to the Closing Date and Acquiror shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose.

     (b) For a period of five years after the Closing Date, Acquiror shall retain all of its books and records relating to Cable for periods subsequent to the Closing Date and SHI shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose.

     6.19 Stock Exchange Listing. SHI shall apply to the New York Stock Exchange for the listing of the SHI Class A Common Shares and shall use its best efforts to receive approval for the listing of such shares. Acquiror shall submit a supplement listing application to the NASDAQ National Market for the listing of the Merger Stock and shall use its best efforts to receive approval for the listing of such stock.

     6.20  Company Names.

     (a) Acquiror acknowledges that the names "E.W. Scripps," "Scripps," "Scripps Howard," or any part thereof, and the initials "EWS" or "SH," whether alone or in combination with one or more other words, are to the extent owned by the Company or any of its Subsidiaries an asset of the Company being transferred to SHI in the Contribution. Promptly after the Closing Date, Acquiror shall (i) cause the Cable Subsidiaries and the Cable Partnerships to change their names to delete any reference therein to the aforesaid names or initials and (ii) reasonably cooperate in assisting SHI to change its name to "The E.W. Scripps Company." As promptly as reasonably practicable after the Closing Date, Acquiror shall cease using the aforesaid names or initials in connection with the business operations of Cable.

     (b) Between the consummation of the Contribution and the Closing (and for as long thereafter as is required for Acquiror to comply with Section 6.20(a)), the Company, the Cable Subsidiaries, and the Cable Partnerships shall have a non-exclusive license to use the names "Scripps" and "Scripps Howard" and the initials "EWS."

     6.21 Other Agreements. At the Closing, Acquiror and the Trust shall enter into a Registration Rights Agreement as set forth in Exhibit F and a Board Representation Agreement as set forth in Exhibit G.

     6.22  Form 8-K; Provision of Financial Statements; Schedule of Contracts.

     (a) As soon as practicable after the date hereof, the Company will prepare and file a Current Report on Form 8-K (the "Form 8-K") which will include a description of the business of Cable and certain financial and other information with respect to Cable. The Company covenants that the Form 8-K will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) At the request of Acquiror, the Company agrees to provide (or, if requested by Acquiror, cooperate with Acquiror in the preparation of) as promptly as practicable (but in any event within 45 days of the request) such financial statements (audited or unaudited, as requested by Acquiror) relating to Cable as the Acquiror may reasonably request in order to comply with the requirements of the Securities Act or the Exchange Act or in order to secure financing (including pursuant to a public offering registered under the Securities Act).

     (c) Within six weeks following the date hereof, the Company shall (i) provide Schedule 6.22(c) to Acquiror, which shall include each of the following:
(A) any affiliation or retransmission Contract between any Cable Subsidiary or Cable Partnership and a programming service or a distributor thereof; (B) any Contract providing for the purchase or sale by Cable of goods, services, equipment or assets with an aggregate purchase price of $250,000 or more or with a duration in excess of five years; (C) any partnership, joint venture or other similar Contract or any guarantee of the obligations of any Person; (D) all Franchises of Cable; (E) all licenses, franchises, certificates, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of Cable's business; and (F) all consents and waivers from all relevant governmental authorities necessary to transfer ownership of Cable's franchise agreements and FCC licenses, and (ii) deliver complete copies of all documents listed on Schedule 6.22(c) other than those previously delivered or made available to Acquiror.

     6.23  Determination of Estimated Amounts.

     (a) Two days prior to the Effective Time, the Company shall inform Acquiror of (i) the Company's best estimate of the Capital Expenditure Amount (the "Estimated Capital Expenditure Amount"), (ii) the Company's best estimate of the Cable Net Liabilities Amount (the "Estimated Cable Net Liabilities Amount"), and
(iii) the Company's basis for such estimates. The Estimated Capital Expenditures Amount and the Estimated Cable Net Liabilities Amount shall be reasonably satisfactory to Acquiror.

     (b) As promptly as practicable after the Effective Time, but in any event within 90 days thereafter, Acquiror shall prepare and deliver to SHI a schedule (the "Acquiror Schedule") showing Acquiror's determination of the Cable Net Liabilities Amount and the Capital Expenditure Amount. If SHI disagrees with either of the determinations set forth in the Acquiror Schedule, SHI shall give notice thereof to Acquiror within 30 days after delivery of the Acquiror Schedule to SHI, such notice to include reasonable detail regarding the basis for the disagreement.

     (c) Acquiror and SHI shall attempt to settle any such disagreement; any such settlement shall be final and binding upon Acquiror and SHI. If, however, Acquiror and SHI are unable to settle such dispute within 30 days after receipt of such notice of dispute by Acquiror, the dispute shall be submitted to an independent certified public accounting firm mutually acceptable to Acquiror and SHI for resolution, and the decision of such firm shall be final and binding upon Acquiror and SHI. All costs incurred in connection with the resolution of said dispute by such independent public accountants, including expenses and fees for services rendered, shall be paid one half by Acquiror and one half by SHI. Acquiror and SHI shall use reasonable efforts to have the dispute resolved within 60 days after such dispute is submitted to said independent public accountants. The final determination of the Cable Net Liabilities Amount and the Capital Expenditure Amount (whether as a result of SHI's failing to give notice of SHI's disagreement with Acquiror's determination within the time period prescribed above, a resolution by Acquiror and SHI of any such disagreement, or a determination by an accounting firm selected pursuant to clause (c) above to resolve any disagreement among the parties) may occur on different dates.

     (d) Within 10 Business Days following a final determination of the Cable Net Liabilities Amount, (i) if the Cable Net Liabilities Amount exceeds the Estimated Cable Net Liabilities Amount, then SHI will pay to Acquiror in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment and (ii) if the Estimated Cable Net Liabilities Amount exceeds the Cable Net Liabilities Amount, Acquiror will pay to SHI in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment. Any such payments shall be made on an after-tax basis.

     (e) Within 10 Business Days following a final determination of the Capital Expenditure Amount, (i) if the Capital Expenditure Amount exceeds the Estimated Capital Expenditure Amount, then Acquiror will pay to SHI in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment and (ii) if the Estimated Capital Expenditure Amount exceeds the Capital Expenditure Amount, SHI will pay to Acquiror in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment. Any such payments shall be made on an after tax basis.

     6.24 Capital Expenditures. The Company agrees to cause Cable to make capital expenditures in the ordinary course of business including line extensions (the "Ordinary Course Expenditures"); provided, however, that such Ordinary Course Expenditures shall not include upgrades or rebuilds. In addition, Cable is permitted, but not required, to make up to $43,200,000 in capital expenditures for upgrades and rebuilds to be mutually agreed by the Company and Acquiror. The amount of capital expenditures made after November 1, 1995 and before the Effective Time by Cable for upgrades and rebuilds in accordance with the mutual agreement of the Company and Acquiror, subject to appropriate adjustments for minority interests, if any, is referred to herein as the "Capital Expenditure Amount" and such amount shall not include any Ordinary Course Expenditures.

     6.25 Excess Cash. From time to time, after the date of execution of this Agreement and until the Effective Time, and subject to applicable law, (i) the Cable Subsidiaries and the Cable Partnerships may pay cash dividends, or otherwise make cash distributions, to the Company or any of its Subsidiaries and
(ii) the Company may contribute to SHI cash held by the Company. Immediately prior to the Contribution, the Cable Subsidiaries and the Cable Partnerships shall, to the extent permitted by law and by the partnership agreement governing SCT, pay dividends in cash or cash equivalents, or otherwise make contributions in cash or cash equivalents, to the Company and its Subsidiaries so that none of the Cable Subsidiaries and none of the Cable Partnerships own any cash or cash equivalents at the Effective Time.

     6.26 Acquisition of Mid-Tennessee Business; Reduction of Aggregate Consideration; Indemnity. Any acquisition of all or part of the Mid-Tennessee Business shall be on the terms and conditions of the Mid-Tennessee Agreement. Broadcasting shall not waive any closing condition in, or agree to any material modification of, the Mid-Tennessee Agreement without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed. The amount, if any, paid by Broadcasting to acquire all or part of the Mid-Tennessee Business (including amounts paid into escrow by Broadcasting ("Broadcasting Escrow Amounts") and the principal amount of any promissory notes delivered by Broadcasting ("Broadcasting Notes")) plus the MTB Net Liabilities Amount with respect to all or such part of the Mid-Tennessee Business, as the case may be, that is acquired is referred to herein as the "Mid-Tennessee Purchase Price." For such purposes, "MTB Net Liabilities Amount" means, with respect to any part of the Mid-Tennessee Business acquired, the Net Liabilities Amount of such part of the Mid-Tennessee Business (including the Broadcasting Escrow Amounts and the Broadcasting Notes to the extent the rights and obligations with respect thereto are assigned to Cable) as of the date it is transferred to Cable. The amount, if any, by which $62,500,000 exceeds the Mid-Tennessee Purchase Price is referred to herein as the "Mid-Tennessee Amount" and shall reduce the Aggregate Consideration as set forth in Section 1.02(d). Prior to the Effective Time, Broadcasting shall contribute and assign to a Cable Subsidiary all assets and liabilities of the Mid-Tennessee Business so acquired and all rights and obligations it may have, if any, under any Mid-Tennessee Agreement and Acquiror shall indemnify Broadcasting and its Subsidiaries against all Losses in connection with the breach of such agreements by Cable or Acquiror after the Effective Time. Such indemnification shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement.

     6.27  Indemnity Relating to Certain Litigation.

     (a) SHI shall indemnify from and after the Closing Date (i) Acquiror and its Subsidiaries, including Cable, against all Losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to Cable prior to the Effective Time and (ii) any person who was an officer, director, partner or employee of any Cable Subsidiary or Cable Partnership (or any partner thereof) against all Losses in connection with any suit, action, proceeding or investigation. The Company and SHI shall indemnify

Acquiror against all Losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Company Common Stock in connection with the transactions contemplated hereby.

     (b) Acquiror shall indemnify from and after the Closing Date (i) SHI and its Subsidiaries against all Losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to Cable after the Effective Time and (ii) any person who was an officer, director, partner or employee of any Cable Subsidiary or Cable Partnership (or any partner thereof) prior to but not after the Closing Date against all Losses in connection with any such suit, action, proceeding or investigation. SHI represents that Schedule 6.27 hereto describes each suit, action, proceeding or investigation pending at the date hereof that relates to Cable. Acquiror shall indemnify the Company and SHI against all Losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Acquiror A Stock, Acquiror B Stock and Acquiror Common Stock in connection with the transactions contemplated hereby.

     (c) The indemnification arrangements set forth in this Section 6.27 shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement.

     6.28 River City Interest. The Company shall use its reasonable best efforts to cause Sacramento Cable to acquire prior to the Closing Date the River City Interest or such lesser portion thereof as may be acquired. Any such acquisition shall be on terms and conditions reasonably satisfactory to Acquiror. If Sacramento Cable acquires all or any part of the River City Interest, then the Aggregate Consideration shall be increased by the River City Purchase Amount as set forth in Section 1.02(d). For purposes hereof, the term "River City Purchase Amount" means the sum of (x) the amount paid by Sacramento Cable to acquire all or any part of the River City Interest and (y) 5% of the Net Liabilities Amount of SCT as of the date of such acquisition (adjusted proportionately if less than all of the River City Interest is acquired).

     6.29 Proposed Hyperion Joint Venture. The terms and conditions of any joint venture with Hyperion Telecommunications of Tennessee, Inc. and any material transactions in connection therewith shall be reasonably satisfactory to Acquiror.

     6.30 Cancellation of Intercompany Arrangements. Prior to the Effective Time, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all accounts, payables, receivables, contracts, commitments and agreements between the Company or Cable, on the one hand, and SHI or any of its Subsidiaries, on the other hand, will be settled, cancelled or otherwise terminated.

     6.31 Market Purchase Program. The Company and SHI acknowledge that (i) simultaneously with the announcement of the transactions contemplated hereby, Acquiror intends to announce that it has approved a market repurchase program (the "Repurchase Program") pursuant to which it may purchase at such times and on such terms as it determines appropriate up to $500 million of common stock of Acquiror and (ii) Acquiror has no obligation to make any such purchases. Acquiror agrees not to make market purchases during the Random Trading Days and to terminate the Repurchase Program no later than six months after the Closing Date.

                                  ARTICLE VII

                CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

     7.01 Closing and Closing Date. As soon as practicable after the satisfaction or waiver of the conditions set forth herein (but no later than ten business days thereafter) and immediately prior to the filing of the Certificate of Merger, a closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or on such other date and at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

     7.02 Conditions to the Obligations of the Company, SHI and Acquiror. The respective obligations of the Company and SHI, on the one hand, and Acquiror, on the other hand, to consummate the transactions contemplated hereby are subject to the requirements that:

          (a) The Transactions shall have been approved and adopted by the stockholders of the Company and of the Acquiror, as applicable and as contemplated hereby;

          (b) The transactions contemplated by Article II hereof shall have been consummated in accordance with the terms hereof and in accordance with applicable Law and each of the conveyancing and liability assumption instruments and other instruments, documents and agreements executed in connection with such transactions shall be in form and substance reasonably satisfactory to Acquiror and its counsel;

          (c) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and any other governmental or regulatory notices, authorizations, consents, orders or approvals necessary for the performance of the parties' respective obligations pursuant to this Agreement shall have been either filed (in the case of notices) or received and be in effect and not subject to withdrawal or appeal; provided, however, that this condition shall not apply with respect to any authorization, consent, order or approval necessary for the transfer of control of any Franchise if the condition in Section 7.04(g) has been satisfied or waived by Acquiror;

          (d) No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, or regulation, or any permanent injunction or other order (whether temporary, preliminary or permanent), which remains in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the transactions contemplated hereby, or which questions the validity or the legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on Cable or on Acquiror and its Subsidiaries taken as a whole;

          (e) The Joint Proxy Statement/Prospectus shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued; and

          (f) The Company shall have received (i) from the IRS an advance letter ruling as contemplated by Section 6.17 hereof reasonably satisfactory to Acquiror and SHI and (ii) an opinion of Baker & Hostetler to the effect that the Merger constitutes a tax-free reorganization under Section 368 of the Internal Revenue Code reasonably satisfactory to Acquiror and SHI.

     7.03 Conditions to the Obligations of the Company and SHI. The obligations of the Company and SHI to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Subject to Section 7.05, the representations and warranties of Acquiror contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing Acquiror shall have delivered to the Company and SHI a certificate to that effect;

          (b) Each of the obligations of Acquiror to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Acquiror shall have delivered to the Company a certificate to that effect;

          (c) The Acquiror Common Stock shall have been approved for listing on the NASDAQ National Market subject to official notice of issuance;

          (d) The Company and SHI shall have received an opinion of counsel for Acquiror, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, SHI and their counsel; and

          (e) The Company and SHI shall have received all customary closing documents they may reasonably request relating to the existence of Acquiror and the authority of Acquiror for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Company and SHI.

     7.04 Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Subject to Section 7.06, the representations and warranties of the Company and SHI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing the Company and SHI shall have delivered to Acquiror a certificate to that effect;

          (b) Each of the obligations of the Company and SHI to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing the Company and SHI shall have delivered to Acquiror a certificate to that effect;

          (c) Immediately prior to the Effective Time, the Company shall have no assets except (i) all of the issued and outstanding capital stock of, and its right, title and interest in any advances to, the Cable Subsidiaries,
     (ii) the contract rights referred to in Section 2.02(a)(ii); and (iii) the cash referred to in Section 2.02(a)(iii) to the extent such cash has not previously been used to pay expenses of the Company described therein;

          (d) Immediately prior to the Effective Time, the Company shall have no liabilities except (i) liabilities associated with the cable television operations of Cable (including any liabilities assumed in connection with the acquisition of assets related to the Mid-Tennessee Business in accordance with Section 6.26) and (ii) the contract obligations referred to in Section 2.02(b)(ii);

          (e) Acquiror shall have received an opinion of Baker & Hostetler, counsel for the Company and SHI, dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and its counsel;

          (f) The Company shall have delivered to Acquiror a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying that there are no outstanding options to acquire any capital stock of the Company and as to the number of shares of capital stock of the Company outstanding as of the Closing Date, indicating the class and series of such shares;

          (g) All authorizations, consents, orders and approvals from applicable Franchise Authorities necessary to transfer Franchises in which at least 95% of the Basic Subscribers of Cable are located (the "Required Percentage") shall have been obtained, be in effect and not be subject to withdrawal or appeal; provided, that the condition set forth in this
     Section 7.04(g) shall not be deemed to be satisfied until the earlier to occur of (x) 30 days following the date on which the Required Percentage is obtained, (y) the date on which the condition set forth in this Section 7.04(g) would be satisfied if the Required Percentage were 100%, or (z) the Termination Date; and

          (h) Acquiror shall have received all customary closing documents it may reasonably request relating to the existence of the Company, SHI, the Cable Subsidiaries and the Cable Partnerships and the authority of the Company and SHI for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Acquiror.

     7.05 Exception to Conditions to Obligations to the Company and SHI. The condition to the Company's and SHI's obligation to effect the Merger contained in Section 7.03(a) shall be deemed satisfied notwithstanding any failure of any representation or warranty of Acquiror to be true and correct as of the Closing Date if (i) the aggregate amount of Losses that the holders of Merger Stock could reasonably be expected to suffer as a result of the failures of such representations and warranties to be true and correct as of the Closing Date would not exceed $50,000,000 and (ii) Acquiror indemnifies SHI against any such Losses; provided, however, that Acquiror will have liability under this Section
7.05 only with respect to those Losses that exceed, in the aggregate, $5,000,000. The foregoing indemnification shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement.

     7.06 Exception to Conditions to Obligations of Acquiror. The condition to Acquiror's obligation to effect the Merger contained in Section 7.04(a) shall be deemed satisfied notwithstanding any failure of any representation or warranty of the Company or SHI to be true and correct as of the Closing Date if (i) the aggregate amount of Losses that Acquiror or its Subsidiaries could reasonably be expected to suffer as a result of the failures of such representations and warranties to be true and correct as of the Closing Date would not exceed $50,000,000 and (ii) SHI indemnifies Acquiror against any such Losses; provided, however, that SHI will have liability under this Section 7.06 only with respect to those Losses that exceed, in the aggregate, $5,000,000. The foregoing indemnification shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company, SHI and Acquiror;

          (b) by either the Company or Acquiror (i) if, at the stockholders' meetings referred to in Section 6.14 (including any postponement or adjournment thereof), the Merger and the other transactions contemplated hereby that require such approval shall fail to be approved and adopted by the affirmative vote specified herein, or (ii) so long as the terminating party is not then in breach of any of its obligations hereunder, after December 31, 1996 (the "Termination Date") if the Merger shall not have been consummated on or before such date;

          (c) by the Company, provided neither it nor SHI is then in breach of any of its obligations hereunder, if either (i) Acquiror fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after the Company delivers written notice thereof, or (ii) any other condition in Section 7.02 or
     Section 7.03 has not been satisfied and is not capable of being satisfied prior to the Termination Date;

          (d) by the Company, whether or not the conditions set forth in Section
     7.02 have been satisfied, if the Board of Directors of the Company determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties;

          (e) by Acquiror, provided it is not then in breach of any of its obligations hereunder, if either (i) the Company or SHI fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after notice by Acquiror thereof, (ii) any condition in Section 7.02 or Section 7.04 has not been satisfied and is not capable of being satisfied prior to the Termination Date, or (iii) the Board of Directors of the Company materially modifies or withdraws the approval, determination or recommendation referred to in
     Section 6.09;

          (f) by the Company and Acquiror in accordance with and subject to
     Section 1.02(d); or

          (g) by Acquiror if it has received any communication from an HSR Authority (such communication to be confirmed by such HSR Authority to the Company) indicating that an HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement.

     8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Section 6.06(f)-(j), Section 8.03, Section 9.08 and Section 9.13 and the confidentiality provisions of Section 6.05, shall forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

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

     8.03  Fees and Expenses.

     (a) In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees as follows: If this Agreement is terminated (i) by the Company pursuant to Section 8.01(d) hereof, (ii) by Acquiror pursuant to
Section 8.01(e)(i) or Section 8.01(e)(iii) hereof, or (iii) by the Company or Acquiror pursuant to Section 8.01(b)(i) hereof and, in the case of this subsection (iii), either (x) the Trust shall have failed to vote in favor of the adoption and approval of the Transactions or (y) the Board of Directors of the Company shall have materially modified or withdrawn the approval, determination or recommendation referred to in Section 6.09, then the Company shall promptly pay to Acquiror a fee equal to 3% of the Base Consideration. If this Agreement is terminated by Acquiror pursuant to Section 8.01(e)(ii) hereof, other than as a result of any condition in Section 7.02 or the condition in Section 7.04(g) not being satisfied and not being capable of being satisfied prior to the Termination Date, then the Company shall promptly pay to Acquiror an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of Acquiror to its attorneys, accountants, environmental consultants, management consultants, and other consultants and advisors in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby ("Expense Reimbursement"), provided, however, that the Expense Reimbursement shall in no event exceed $5,000,000. The payment described in the first sentence of this Section 8.03 (a) shall be made in same day funds no later than five business days after the termination of this Agreement; the Expense Reimbursement shall be made in same day funds no later than five business days after receipt by the Company of detailed written statements describing the fees and expenses.

     (b) In order to induce the Company and SHI to, among other things, enter into this Agreement, Acquiror agrees as follows: If this Agreement is terminated
(i) by the Company pursuant to Section 8.01(c), other than as a result of any condition in Section 7.02 not being satisfied and not being capable of being satisfied prior to the Termination Date or (ii) by the Company pursuant to
Section 8.01(b)(i) and the shareholder of Acquiror that is a party to the Voting Agreement referred to in Section 6.14 shall have failed to vote in favor of the adoption and approval of the Transactions, then Acquiror shall pay promptly to the Company an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of the Company and SHI to their attorneys, accountants, environmental consultants, management consultants, and other consultants and advisors in connection with the negotiation, execution and delivery of this Agreement; provided, however, that such payment shall in no event exceed the sum of $5,000,000. Such payment shall be made in same day funds no later than five business days after receipt by Acquiror of detailed written statements describing the fees and expenses.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival of Representations and Warranties. The representations and warranties contained herein shall not survive beyond the Closing Date except that the representations and warranties of SHI in Sections 3.05 and 4.03 and the certification of SHI delivered pursuant to Section 7.04(f) shall survive indefinitely and SHI shall indemnify the Acquiror and its Subsidiaries, including Cable, in respect of any diminution in value or Losses incurred as a result of any breach thereof. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date. The indemnity set forth in the first sentence of this Section
9.01 shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement, and SHI shall not seek contribution from the Company or any of its Subsidiaries or any of its or their respective officers or directors in respect thereof.

     9.02 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     9.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

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

        if to Acquiror:

              Comcast Corporation
               1500 Market Street
               Philadelphia, Pennsylvania 19102
               Telecopier: 215-981-7622
               Attention: Stanley Wang, Esq.

        with a copy to:

              Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017
               Telecopier: 212-450-4800
               Attention: William L. Taylor, Esq.

        if to the Company or SHI:

              The E.W. Scripps Company
               Scripps Howard, Inc.
               312 Walnut Street, 28th Floor
               Cincinnati, Ohio
               Attention: M. Denise Kuprionis, Secretary

        with a copy to:

              Baker & Hostetler
               3200 National City Center
               1900 East 9th Street
               Cleveland, Ohio 44114
               Attention: John H. Burlingame, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place at which such notice or communication was received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto, except that the laws of the Commonwealth of Pennsylvania shall govern the effect of the Merger on Acquiror.

     9.05 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 6.06(f)-(j), 6.27 and 9.09 (which are intended to be for the benefit of the persons provided for therein and may be enforced by such persons).

     9.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     9.08 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Prior to the Contribution, the Company shall pay, or make adequate provision for the payment of, all costs and expenses required to be paid by the Company under this Agreement in connection with the transactions contemplated by this Agreement.

     9.09 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     9.10 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     9.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. Any amendment to this Agreement after the meetings of the stockholders of the Company and the Acquiror referred to in Section 6.14 may, subject to applicable law, be made without seeking the approval of such stockholders.

     9.12 Extension; Waiver. All parties hereto affected thereby may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.13 Legal Fees; Costs. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

                                   ARTICLE X

                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings indicated.

     "Accumulated Funding Deficiency" means an accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code.

     "Acquiror" has the meaning set forth in the first paragraph of this Agreement.

     "Acquiror A Stock" has the meaning set forth in Section 5.05(a).

     "Acquiror B Stock" has the meaning set forth in Section 5.05(a).

     "Acquiror Common Stock" means the Class A Special Common Stock, par value $1.00 per share, of Acquiror.

     "Acquiror Employee Plan" means any Employee Benefit Plan that is sponsored or contributed to by Acquiror or any of its ERISA Affiliates covering any employees or former employees of Acquiror or its ERISA Affiliates.

     "Acquiror Preferred Stock" has the meaning set forth in Section 5.05(a).

     "Acquiror Schedule" has the meaning set forth in Section 6.23(b).

     "Acquiror's Form 10-Q" has the meaning set forth in Section 5.07.

     "Acquiror's SEC Reports" has the meaning set forth in Section 5.06.

     "Aggregate Consideration" has the meaning set forth in Section 1.02(d).

     "Aggregate Shares Delivered" has the meaning set forth in Section 1.02(d).

     "Agreed Rate" means the annual rate of interest quoted from time to time by Citibank, N.A. in New York City as its prime rate of interest for the purpose of determining the interest rates charged by it for United States dollar commercial loans made in the United States.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Average Revenue Per Basic Subscriber" shall mean the amount of total revenue received from Basic Subscribers during the calendar month in question for recurring service (which shall include, without limitation, basic cable service, pay cable service, additional outlets, equipment rental fees and program guides, including installation charges and advertising revenues); divided by one-half of the sum of (i) the number of Basic Subscribers on the first day of the calendar month in question and (ii) the number of Basic Subscribers on the last day of the calendar month in question.

     "Basic Subscriber" means a Person (i) who subscribes to Basic Service, (ii) who pays the full rate for such service charged by the Company, any Cable Subsidiary or Cable Partnership, Acquiror or any Subsidiary of Acquiror (as the case may be) for detached single family homes, and (iii) whose accounts receivable owed for such service are not more than 60 days past due from the date of invoice; provided, that a hotel, motel, or other multi-living unit customer which pays less per living unit than the rates charged for detached single family homes shall be considered to be that number of Basic Subscribers which is equal to revenues from Basic Service provided to such hotel, motel, or other customer for the month immediately preceding the month in which this Agreement is executed and delivered (without regard to nonrecurring revenues from ancillary services such as installation fees) divided by the full rate charged for detached single family homes for such service.

     "Base Consideration" has the meaning set forth in Section 1.02(d).

     "Benefit Arrangement" means any material benefit arrangement (whether or not written) that is not an Employee Benefit Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan, and (vii) any compensation policy and practice.

     "Broadcasting" has the meaning set forth in Section 2.01(a).

     "Cable" means, collectively, the Cable Subsidiaries and the Cable Partnerships.

     "Cable Balance Sheets" has the meaning set forth in Section 4.04.

     "Cable Benefit Arrangement" means any Benefit Arrangement covering any Cable Employees, directors and former directors of Cable and the beneficiaries of any of them.

     "Cable Dispute" has the meaning set forth in Section 6.10(a)(iii)(C).

     "Cable Employee Plan" means any Employee Benefit Plan that is sponsored or contributed to by the Company, SHI or any of their ERISA Affiliates covering any Cable Employees.

     "Cable Employee" means any employee or former employee of Cable.

     "Cable Net Liabilities Amount" means the Net Liabilities Amount of Cable immediately prior to the Effective Time and after giving effect to the Distribution, appropriately adjusted for any minority interests. The Cable Net Liabilities Amount does not include any assets or liabilities of the Company.

     "Cable Plan" means any Cable Employee Plan or Cable Benefit Arrangement.

     "Cable Partnerships" has the meaning set forth in Section 4.03.

     "Cable Subsidiaries" has the meaning set forth in Section 2.01(a).

     "Cable Tax Returns" has the meaning set forth in Section 6.10(f)(i).

     "Capital Expenditure Amount" has the meaning set forth in Section 6.24.

     "Certificate of Merger" has the meaning set forth in Section 1.03.

     "Certificates" has the meaning set forth in Section 1.04(b).

     "Charter Amendment" has the meaning set forth in Section 2.01(b).

     "Closing" and "Closing Date" have the meanings set forth in Section 7.01.

     "Closing Price" has the meaning set forth in Section 1.02(d).

     "Closing Price Share Number" has the meaning set forth in Section 1.02(d).

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

     "Code" means Internal Revenue Code of 1986, as amended.

     "Collar Price" has the meaning set forth in Section 1.02(d).

     "Common Stock Conversion Number" has the meaning set forth in Section 1.02(d).

     "Communications Act" has the meaning set forth in Section 4.07(b).

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Benefit Arrangement" means any Benefit Arrangement maintained by the Company, SHI or any of their ERISA Affiliates covering any employees, former employees, directors or former directors of the Company, SHI or any of their ERISA Affiliates, and the beneficiaries of any of them.

     "Company Class A Common Stock" means the Company's Class A Common Stock, $.01 par value per share.

     "Company Common Stock" means, collectively, the Company Class A Common Stock and the Company Common Voting Stock.

     "Company Common Voting Stock" means the Company's Common Voting Stock, $.01 par value per share.

     "Company Consolidated Income Taxes" has the meaning set forth in Section 6.10(f)(iii).

     "Company Consolidated Income Tax Returns" has the meaning set forth in
Section 6.10(f)(ii).

     "Company Contracts" has the meaning set forth in Section 3.15.

     "Company Employee Plan" means any Employee Benefit Plan that is sponsored or contributed to by the Company, SHI or any of their ERISA Affiliates covering the employees or former employees of the Company, SHI or any of their ERISA Affiliates.

     "Company Group" has the meaning set forth in Section 6.10(f)(iv).

     "Company Plan" means any Company Employee Benefit Plan or Company Benefit Arrangement.

     "Company Preferred Stock" has the meaning set forth in Section 3.05(a).

     "Company's SEC Reports" has the meaning set forth in Section 3.06.

     "Company 10-Q" has the meaning set forth in Section 3.07.

     "Confidentiality Agreement" has the meaning set forth in Section 6.05.

     "Contract" means any contract, agreement or understanding.

     "Contribution" has the meaning set forth in Section 2.02(a).

     "Contribution Agreement" has the meaning set forth in Section 2.02(a).

     "Directors Plan" has the meaning set forth in Section 6.13.

     "DGCL" has the meaning set forth in Section 1.02(e).

     "Dissenting Shares" has the meaning set forth in Section 1.02(e).

     "Dissenting Stockholder" has the meaning set forth in Section 1.02(e).

     "Distribution" has the meaning set forth in Section 2.02(c).

     "Effective Time" has the meaning set forth in Section 1.03.

     "Employee Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA.

     "Enforceability Exceptions" has the meaning set forth in Section 3.01.

     "Environmental Laws" means any federal, state, and local laws, judicial decisions, regulations, rules, judgments, orders, decrees, permits, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

     "Environmental Liabilities" means any and all liabilities of or relating to the named entity, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means a Person and/or such Person's Subsidiary or any trade or business (whether or not incorporated) which is under common control with such entity or such entity's Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b),
(c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

     "Estimated Capital Expenditure Amount" has the meaning set forth in Section 6.23(a).

     "Estimated Cable Net Liabilities Amount" has the meaning set forth in
Section 6.23(a).

     "EWS Cable" has the meaning set forth in Section 2.01(a).

     "Exchange Act" has the meaning set forth in Section 3.03.

     "Exchange Agent" has the meaning set forth in Section 1.04(a).

     "Execution Price" has the meaning set forth in Section 1.02(d).

     "Expense Reimbursement" has the meaning set forth in Section 8.03(a).

     "FAS 106" means Financial Accounting Standard 106.

     "FCC" has the meaning set forth in Section 3.03.

     "Form 8-K" has the meaning set forth in Section 6.22.

     "Franchise" means written "franchise" within the meaning of Section 602(8) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(9)).

     "Franchising Authority" has the meaning that term is given by Section 602(9) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(10)).

     "GAAP" has the meaning set forth in Section 3.07.

     "Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code.

     "HSR Act" has the meaning set forth in Section 3.03.

     "HSR Authority" has the meaning set forth in Section 6.15(a).

     "Incentive Plan" has the meaning set forth in Section 6.13.

     "Indemnifying Party" has the meaning set forth in Section 6.06(h).

     "Indemnified Party" has the meaning set forth in Section 6.06(h).

     "Indemnitee" has the meaning set forth in Section 6.10(e).

     "Indemnitor" has the meaning set forth in Section 6.10(e).

     "IRS" means the Internal Revenue Service.

     "Joint Proxy Statement/Prospectus" has the meaning set forth in 6.06(a).

     "Licenses" means approvals, consents, rights, certificates, orders, franchises, determinations, permissions, licenses, authorities or grants issued, declared, designated or adopted by any nation or government, any federal, state, municipal or other political subdivision thereof or any department, commission, board, bureau, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government, excluding, however, the Franchises.

     "Liens" means any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance.

     "Losses" means all losses, claims, damages, liabilities or actions, including any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability or action or enforcing any indemnity with respect thereto.

     "L-R Cable" has the meaning set forth in Section 2.01(a).

     "Material Adverse Effect" means a material adverse effect on the business, condition (financial or otherwise) or assets of the named entity or the named entities taken as a whole. When the term "Material Adverse Effect" or material is used with respect to more than one act, occurrence, item or circumstance, all such acts, occurrences, items and circumstances shall be considered individually and in the aggregate.

     "Material Cable Agreements" has the meaning set forth in Section 4.08(a).

     "Merger" has the meaning set forth in Section 1.01.

     "Merger Stock" has the meaning set forth in Section 1.04(a).

     "Merrill Lynch" has the meaning set forth in Section 3.04.

     "Mid-Tennessee" has the meaning set forth in Section 4.13.

     "Mid-Tennessee Agreement" means the Asset Sale Agreement dated October 26, 1995 between Mid-Tennessee Cable Limited Partnership and Broadcasting.

     "Mid-Tennessee Amount" has the meaning set forth in Section 6.26.

     "Mid-Tennessee Business" has the meaning set forth in Section 4.13.

     "Mid-Tennessee Purchase Price" has the meaning set forth in Section 6.26.

     "MTB Net Liabilities Amount" has the meaning set forth in Section 6.26.

     "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

     "NLRB" means the National Labor Relations Board.

     "Net Liabilities Amount" means, with respect to any person at any time, (i) the consolidated liabilities (whether long-term or current, and including, without limitation, any and all accrued and unpaid taxes) of such Person and its consolidated Subsidiaries at such time minus (ii) the consolidated current assets (other than inventory) of such Person and its consolidated Subsidiaries at such time, determined in each case in accordance with GAAP.

     "Ordinary Course Expenditures" has the meaning set forth in Section 6.24.

     "Other Filings" has the meaning set forth in Section 6.06(b).

     "Outstanding Company Common Stock" has the meaning set forth in Section 1.02(d).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means any employer pension benefit plan, as defined in
Section 3(2) of ERISA.

     "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

     "Pre-Closing Date" has the meaning set forth in Section 1.02(d).

     "Preliminary Joint Proxy Statement/Prospectus" has the meaning set forth in section 6.06(a).

     "Prohibited Transaction" means a transaction that is prohibited under 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

     "Random Trading Days" has the meaning set forth in Section 1.02(d).

     "Reportable Event" means a "reportable event," as defined in Section 4043 of ERISA, to the extent that the reporting of such event to the PBGC has not been waived.

     "Required Percentage" has the meaning set forth in Section 7.04(g).

     "Restated Articles" has the meaning set forth in Section 2.01(b).

     "Retained Assets" has the meaning set forth in the Contribution Agreement.

     "Retained Liabilities" has the meaning set forth in the Contribution Agreement.

     "River City Interest" has the meaning set forth in Section 4.03.

     "River City Purchase Amount" has the meaning set forth in Section 6.28.

     "Rules and Regulations" has the meaning set forth in Section 4.07(b).

     "Sacramento Cable" has the meaning set forth in Section 2.01(a).

     "SCT" has the meaning set forth in Section 4.03.

     "SEC" has the meaning set forth in Section 3.06.

     "SEC Filings" has the meaning set forth in Section 6.06(c).

     "Securities Act" has the meaning set forth in Section 3.03.

     "Share Deficiency Number" has the meaning set forth in Section 1.02(d).

     "SH Cable" has the meaning set forth in Section 2.01(a).

     "SHI" has the meaning set forth in the first paragraph of this Agreement.

     "SHI Class A Common Shares" means SHI's Class A Common Shares, $.01 par value.

     "SHI Common Shares" has the meaning set forth in Section 3.05(b).

     "SHI Common Voting Shares" means SHI's Common Voting Shares, $.01 par value.

     "SHI Notes" has the meaning set forth in Section 2.02(b).

     "SHI Note Indenture" means the Indenture dated December 15, 1991 relating to the 7 3/8% Notes of SHI due December 15, 1998.

     "Subsidiary" as to any Person means (i) any corporation of which such Person owns, either directly or through its Subsidiaries, 50% or more of the total combined voting power of all classes of voting securities of such corporation and (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person directly or indirectly through its Subsidiaries owns 50% or more of the total equity interests.

     "Superior Proposal" has the meaning set forth in Section 6.01(a).

     "Surviving Corporation" has the meaning set forth in Section 1.01.

     "Tax" has the meaning set forth in Section 6.10(f)(viii).

     "Tax Return" has the meaning set forth in Section 6.10(f)(x).

     "TCC" has the meaning set forth in Section 4.03.

     "Termination Date" has the meaning set forth in Section 8.01(b).

     "Termination Intent Notice" has the meaning set forth in Section 1.02(d).

     "Top-up Notice" has the meaning set forth in Section 1.02(d).

     "Top-up Share Number" has the meaning set forth in Section 1.02(d).

     "Transaction Agreement" has the meaning set forth in Section 3.01.

     "Transactions" has the meaning set forth in Section 6.14.

     "Trust" has the meaning set forth in Section 6.14.

     "Voting Agreement" means the Voting Agreement dated as of the date hereof by and among Acquiror, the Company, the Trust and Sural Corporation.

     "Welfare Plan" means any employee welfare benefit plan, as defined in
Section 3(1) of ERISA.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          THE E.W. SCRIPPS COMPANY

                                          By /S/ LAWRENCE A. LESER
                                            ------------------------------------
                                            Name: Lawrence A. Leser
                                            Title: Chairman, and Chief Executive
                                             Officer

                                          SCRIPPS HOWARD, INC.

                                          By /S/ LAWRENCE A. LESER
                                            ------------------------------------
                                            Name: Lawrence A. Leser
                                            Title: Chairman, and Chief Executive
                                             Officer

                                          COMCAST CORPORATION

                                          By /S/ ROBERT S. PICK
                                            ------------------------------------
                                            Name: Robert S. Pick
                                            Title: Vice President

                                                                        ANNEX II

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT dated as of             , 1996 among The E.W. Scripps Company, a
Delaware corporation (the "Company"), Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of the Company ("SHI"), and Comcast Corporation, a Pennsylvania corporation ("Acquiror").

                             W I T N E S S E T H :

     WHEREAS, the parties hereto have heretofore entered into an Agreement and Plan of Merger dated as of October 28, 1995, (the "Agreement"); and

     WHEREAS, the parties hereto desire to amend the Agreement and certain Exhibits thereto as hereinafter provided;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS; REFERENCES. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     SECTION 2. AMENDMENT OF SECTION 1.02(E) OF THE AGREEMENT. Section 1.02(e) of the Agreement is amended to read as follows:

          (e) The holder of any shares ("Dissenting Shares") of Company Common Stock outstanding immediately prior to the Merger that has validly exercised such holder's dissenters' rights, if any, under the Delaware General Corporation Law (the "DGCL") shall not be entitled to receive, in respect of the shares of Company Common Stock as to which such holder has validly exercised dissenters' rights, shares of Acquiror Common Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Company Common Stock under the DGCL. In such event, such holder shall be entitled to receive the Acquiror Common Stock such holder would have been entitled to receive had such holder not exercised dissenters' rights. The Company shall give Acquiror prompt notice upon receipt by the Company (i) prior to or at the meeting of stockholders at which the Merger and other transactions contemplated hereby are voted upon, of any written objection to such transactions (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder") and
     (ii) any other notices or communications made after such time by a Dissenting Stockholder which pertains to dissenters' rights. The Company agrees that, prior to the Effective Time, except with the written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Stockholder who becomes entitled under the DGCL to payment for such holder's shares of Company Common Stock shall receive payment therefor after the Effective Time from the Surviving Corporation, and SHI shall reimburse the Surviving Corporation for the excess, if any, of (x) the amount paid to such Dissenting Stockholders by the Acquiror over (y) the product of (a) the product of the Aggregate Shares Delivered times the Closing Price, divided by the Outstanding Company Common Stock, times (b) the number of Dissenting Shares held by such Dissenting Stockholders; provided that the amount paid to Dissenting Stockholders shall have been agreed upon by the Surviving Corporation, SHI and the Dissenting Stockholders or finally determined pursuant to the DGCL.

     SECTION 3. AMENDMENT OF SECTION 2.01(A) OF THE AGREEMENT. Section 2.01(a) of the Agreement is amended to read as follows:

     2.01 Internal Spinoffs; Amendments to Charters.

          (a) Prior to the Contribution, the Distribution and the Effective Time, and in transactions intended to qualify for tax free treatment under the Internal Revenue Code, Scripps Howard Broadcasting Company, an Ohio corporation and a wholly owned Subsidiary of SHI ("Broadcasting"), will contribute the assets and liabilities of the Mid-Tennessee Business, which was acquired pursuant to the MidTennessee Agreement, and all of the outstanding capital stock of Scripps Howard Cable Company of Sacramento, a Delaware corporation and a wholly owned subsidiary of Broadcasting ("Sacramento Cable"), to Scripps Howard Cable Company, a Colorado corporation and a wholly owned subsidiary of Broadcasting ("SH Cable"), and immediately thereafter Broadcasting will distribute to SHI all of the outstanding capital stock of SH Cable. Immediately thereafter, SHI will contribute all of the outstanding capital stock of L-R Cable, Inc., a Colorado corporation and a wholly owned Subsidiary of SHI ("L-R Cable"), and EWS Cable, Inc., a Colorado corporation and a wholly owned Subsidiary of SHI ("EWS Cable"), to SH Cable, and immediately thereafter SHI will distribute to the Company all of the outstanding capital stock of SH Cable. As a result of the transactions described in the previous two sentences, SH Cable will become a direct wholly owned subsidiary of the Company, and Sacramento Cable, L-R Cable, and EWS Cable (collectively with SH Cable, the "Cable Subsidiaries") will become direct wholly owned Subsidiaries of SH Cable.

     SECTION 4.  AMENDMENT OF SECTIONS 2.02(A) AND (B) OF THE
AGREEMENT. Sections 2.02(a) and (b) of the Agreement are amended to read as follows:

          (a) Prior to the Effective Time and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by the Company and SHI in the form attached hereto as Exhibit C (the "Contribution Agreement"), the Company shall contribute and transfer (together with the transactions described in Section 2.02(b) below, the "Contribution") to SHI all of the Company's right, title and interest in and to any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise; provided, however, that the Company shall not contribute to SHI (i) the issued and outstanding capital stock of any Cable Subsidiary; (ii) the Company's rights created pursuant to this Agreement and the Contribution Agreement; and (iii) the Company's rights under the confidentiality agreements identified by Acquiror prior to the Effective Time (collectively, the "Retained Assets").

          (b) In consideration for the transactions described in Section 2.02(a) above, SHI shall (A) concurrently therewith and pursuant to the Contribution Agreement assume any and all liabilities of the Company of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise; provided, however, that SHI will not assume, and will have no liability with respect to, (i) any liabilities associated with the cable television business operations of the Cable Subsidiaries or Cable Partnerships except as otherwise provided herein, including Sections 1.02(e), 6.06(g), 6.10, 6.12, 6.13, 6.27, 6.32, 6.34, 6.35, 6.36, 7.06 and
     9.01 and (ii) the Company's obligations created pursuant to this Agreement and the Contribution Agreement (collectively, the "Retained Liabilities") and (B) agree to issue and deliver to the Company shares of common stock of SHI upon request of the Company as set forth in the Contribution Agreement. Concurrently with the transactions described in Section 2.02(a) above, SHI will cause the Company and the Cable Subsidiaries to be released by all applicable third parties from any liability of SHI or any of its Subsidiaries other than Cable or any liability assumed by SHI pursuant to this Section 2.02(b) that is (A) debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures or other instruments, or (B) except as otherwise specifically provided in this
     Section 2.02(b), guaranties, endorsements, and other contingent obligations, whether direct or indirect, in respect of liabilities of others of any of the types described in clause (A). Each of the Company Contracts, other than the SHI Note Indenture will be terminated, or the Company will otherwise be released from all obligations thereunder, prior to the Effective Time. Prior to the Effective Time, either SHI shall purchase and retire all of its outstanding 7 3/8% Notes due December 15, 1998 (the "SHI Notes"), or, if and to the extent the SHI Notes have not been repurchased at the Effective Time, SHI shall indemnify the Company and Acquiror in respect of any Loss either may suffer in respect thereof. SHI agrees that it will fulfill its obligations, including the obligation to make timely payments of interest and principal, under the SHI Notes and any instrument or indenture relating thereto. Without the prior written consent of Acquiror, SHI shall not vary the terms of the SHI Notes or any instrument or indenture relating thereto. Prior to the Effective Time, SHI and the Company shall enter into the Non-Competition Agreement as set forth in Exhibit D hereto. SHI acknowledges that the liabilities to be assumed pursuant to the first sentence of this Section 2.02(b) include (i) any and all liabilities associated with any claim, action or proceeding brought by or on behalf of the holders of the Company Common Stock in connection with the transactions contemplated hereby, and (ii) all expenses relating to the transactions described in this Agreement that are the responsibility of the Company hereunder, including the fees and expenses of Merrill Lynch in connection with such transactions. Immediately prior to the Distribution, SHI and the Company will execute an instrument in form and substance reasonably satisfactory to Acquiror pursuant to which SHI will assume all liabilities of the Company, if any, other than the Retained Liabilities, and the Company will transfer and deliver to SHI all assets of the Company, if any, other than the Retained Assets.

     SECTION 5. AMENDMENT OF EXHIBIT A TO THE AGREEMENT. Exhibit A of the Agreement is amended by replacing it with the new Exhibit A attached hereto.

     SECTION 6. AMENDMENT OF EXHIBIT B TO THE AGREEMENT. Exhibit B of the Agreement is amended by replacing it with the new Exhibit B attached hereto.

     SECTION 7. AMENDMENT OF EXHIBIT C TO THE AGREEMENT. Exhibit C of the Agreement is amended by replacing it with the new Exhibit C attached hereto.

     SECTION 8. AMENDMENT OF EXHIBIT F TO THE AGREEMENT. Exhibit F of the Agreement is amended by replacing it with the new Exhibit F attached hereto.

     SECTION 9. AMENDMENT OF SECTION 4.08 OF THE AGREEMENT. Section 4.08(a) of the Agreement is amended by replacing clause (iii) of the second paragraph thereof with the following:

          (iii) any Contract providing for the purchase or sale by Cable of goods, services, equipment or assets with an aggregate purchase price of $250,000 or more or with a duration in excess of 5 years except any such Contract that may be terminated by Cable within six months of the date of this Agreement without penalty (upon written notice by Acquiror (which notice must be given, if at all, by the later of August 30, 1996 or one month following the date on which the Contract is delivered to Acquiror), Cable shall terminate any such Contract effective as of the Closing);

     SECTION 10. AMENDMENT OF SECTION 6.10(G) OF THE AGREEMENT. Section 6.10(g) "Additional Covenants" of the Agreement is renamed Section 6.10(h) "Additional Covenants", and the newly designated Section 6.10(h)(i) is amended to read as follows:

          (i) Except for actions taken in the ordinary course of business, Acquiror shall not sell, transfer, distribute or otherwise dispose of a substantial portion of the operating assets of Cable or any shares of capital stock of any corporation or partnership interests of any partnership that was a Subsidiary of the Company immediately prior to the Merger, whether by merger or otherwise; provided, however, that Acquiror shall be entitled to (A) enter into any like-kind exchange for other cable television assets (within the meaning of Section 1031 of the Code) with respect to any Cable assets and (B) contribute the stock of SH Cable to a wholly owned first-tier subsidiary of the Acquiror after the Merger that serves as the cable business holding company for the consolidated group of the Acquiror (the "Dropdown"), but only if (i) the Acquiror receives an opinion from Davis Polk & Wardwell or other tax counsel acceptable to the Company and SHI that the Dropdown will qualify under Section 368(a)(2)(C) of the Code and (ii) the IRS rules that the Dropdown will not affect the tax-free treatment of the spin-off transactions (including without limitation, the Distribution) that precede the Merger or the Acquiror receives an opinion from Davis Polk & Wardwell or other tax counsel acceptable to the Company and SHI to the same effect.

     SECTION 11. AMENDMENT OF SECTION 6.14 OF THE AGREEMENT. Section 6.14 of the Agreement is amended to read as follows:

     6.14 Meetings of Stockholders. Each of the Company and Acquiror shall take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (collectively, the "Transactions"). The stockholder vote required for the adoption and approval of the Transactions shall be the vote required: (i) in the case of the Company, by the DGCL and the Company's Certificate of Incorporation; and (ii) in the case of Acquiror, by the rules of the National Association of Securities Dealers, Inc. and Acquiror's Articles of Incorporation. The Company (subject, in the case of a Superior Proposal, to the fiduciary duty of its Board of Directors under the DGCL as advised by outside counsel) and Acquiror each shall use its best efforts to solicit from its stockholders proxies in favor of adoption and approval of the Transactions and to take all other action necessary to secure the vote of such stockholders required to effect the Transactions. By an agreement dated and executed as of the date hereof, a copy of which is attached hereto as Exhibit E, the Trust has agreed to vote, or cause to be voted, all of the shares of Company Common Voting Stock owned by the Trust (or subject to proxies held by the Trust) in favor of the Transactions, subject to the fiduciary duties of the trustees of the Trust, and the holder of a majority of the voting power of Acquiror has agreed to vote, or cause to be voted, all of the shares of capital stock of Acquiror that are owned by such holder (or subject to proxies held by them) in favor of the Transactions at the meeting of stockholders of the Company or Acquiror, as the case may be, held to approve the Transactions.

     SECTION 12. AMENDMENT OF SECTION 6.18 OF THE AGREEMENT. Section 6.18 of the Agreement is amended to read as follows:

          6.18 Records Retention. (a) In addition to its obligations under
     Section 6.10(d) hereof, for a period of five years after the Closing Date, SHI shall retain all of its books and records relating to SHI and its Subsidiaries for periods prior to the Closing Date and Acquiror shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose.

          (b) In addition to its obligations under Section 6.10(d) hereof, for a period of five years after the Closing Date, Acquiror shall retain all of its books and records relating to the Company and Cable for periods prior to the Closing Date and SHI shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose.

     SECTION 13. AMENDMENT OF SECTION 6.24. Section 6.24 of the Agreement is amended to read as follows:

          6.24 Capital Expenditures. The Company agrees to cause Cable to make capital expenditures in the ordinary course of business including line extensions (the "Ordinary Course Expenditures"); provided, however, that such Ordinary Course Expenditures shall not include upgrades or rebuilds. In addition, Cable is permitted, but not required, to make up to $43,200,000 in capital expenditures for upgrades and rebuilds to be mutually agreed by the Company and Acquiror. The amount of capital expenditures made after November 1, 1995 and before the Effective Time by Cable for upgrades and rebuilds in accordance with the mutual agreement of the Company and Acquiror, reduced by $4,600,000 and subject to appropriate adjustments for minority interests, if any, is referred to herein as the "Capital Expenditure Amount" and such amount shall not include any Ordinary Course Expenditures.

     SECTION 14. AMENDMENT OF SECTION 6.25 OF THE AGREEMENT. Section 6.25 of the Agreement is amended to read as follows:

          6.25 Excess Cash. From time to time, after the date of execution of this Agreement and until the Effective Time, and subject to applicable law,
     (i) the Cable Subsidiaries and the Cable Partnerships may pay cash dividends, or otherwise make cash distributions, to the Company or any of its Subsidiaries and (ii) the Company may contribute to SHI cash held by the Company. Immediately prior to the Distribution, the Cable Subsidiaries and the Cable Partnerships shall, to the extent permitted by law and by the partnership agreement governing SCT, pay dividends in cash or cash equivalents, or otherwise make contributions in cash or cash equivalents, to the Company or its Subsidiaries so that none of the Cable Subsidiaries and none of the Cable Partnerships owns any cash or cash equivalents at the Effective Time.

     SECTION 15. ADDITION OF SECTIONS 6.32, 6.33, 6.34, 6.35 AND 6.36 TO THE AGREEMENT. The following Sections 6.32, 6.33, 6.34, 6.35 and 6.36 are hereby added to the Agreement:

          6.32 SHI Liability for Insurance Claims. In connection with the Contribution, SHI shall assume and shall indemnify and hold harmless Acquiror and its Subsidiaries in respect of, any Loss arising from or relating to any event occurring, or any set of circumstances existing, on or prior to the Effective Time (without regard to whether a claim with respect thereto was made prior to the Effective Time) if such event or set of circumstances is or was an insured or covered event or set of circumstances under any insurance policy or self insurance arrangement of the Company or any of its Subsidiaries. For the purpose of determining whether an event or set of circumstances was an insured or covered event, any deductible, coinsurance, policy limit or other similar arrangement or limitation shall be disregarded. The indemnification arrangements set forth in this Section 6.32 shall be subject to the procedures set forth in
     Section 2.04 of the Contribution Agreement.

          6.33 Rule 145 Affiliates. Prior to the Effective Time, the Company will deliver to the Acquiror (i) a list identifying all Persons who to the knowledge of the Company are or may be deemed to be "affiliates" of the Company under Rule 145 under the Securities Act and (ii) an agreement in form and substance reasonably satisfactory to Acquiror pursuant to which each such Person acknowledges his responsibilities as such an affiliate under Rule 145.

          6.34 Environmental Liabilities. Notwithstanding anything to the contrary in the Agreement or this Amendment, SHI shall indemnify and hold harmless Acquiror and its Subsidiaries in respect of any Loss incurred or suffered by Acquiror or any of its Subsidiaries (including without limitation all reasonable costs and expenses of investigation by engineers, environmental consultants and similar technical personnel) arising from or relating to (i) any event occurring, or any set of circumstances or conditions existing, prior to the Effective Time and (ii) any violation of or noncompliance with any Environmental Laws, with respect to the environmental matters listed on Schedules 6.34(a), 6.34(b) and 6.34(c). The indemnification arrangements set forth in this Section 6.34 with respect to the matters set forth in Schedule 6.34(a) shall survive for five years after the Effective Time, with respect to the matters set forth in Schedule 6.34(b) shall survive for one year after the Effective Time and with respect to matters set forth in Schedule 6.34(c) shall survive for three years after the Effective Time; and all such arrangements shall be subject to the procedures set forth in Section 6.35. The indemnification for matters set forth in Schedule 6.34(a) shall be limited to $500,000 in the aggregate and the indemnification for matters set forth in Schedules 6.34(b) and (c) shall be limited to $100,000 in the aggregate. For purposes of this Section 6.34, the definition of "Environmental Laws" shall mean Environmental Laws in effect as of the Effective Time.

          6.35 Environmental Procedures. With respect to environmental matters for which SHI is potentially obligated to indemnify the Acquiror and its Subsidiaries under Section 6.34 above, and subject to the limitations provided with respect to the indemnification provided in Section 6.34 above, Acquiror and its Subsidiaries shall have the option to retain exclusive control of the resolution of any such environmental matter, including without limitation the exclusive option to (i) conduct and obtain any tests, reports, surveys and investigations, (ii) contact governmental authorities, make any reports to such authorities, submit any cleanup, remediation or compliance plans to such authorities, negotiate with such authorities, and otherwise deal with such authorities, provided that Acquiror shall use reasonable efforts to keep the costs of any such remediation, cleanup, correction or compliance reasonable (iii) prepare any work plan for any cleanup, remediation or correction or noncompliance, and (iv) conduct or direct any such cleanup, remediation or correction of noncompliance; provided that Acquiror or its Subsidiaries shall, prior to initiating any activity relating to any such environmental matter, provide SHI with a reasonably detailed description of the proposed activity and a reasonable period of time, given the specific circumstances, to permit SHI to comment on such proposed activity. SHI shall reimburse the Acquiror or its Subsidiaries for any reasonable out-of-pocket expenses incurred by Acquiror or its Subsidiaries for any such environmental matter covered by Section 6.34.

     6.36 SHI Liability for Certain Third-Party Rights.

          (a) SHI shall indemnify and hold harmless Acquiror and its Subsidiaries in respect of any Loss arising from or related to the existence of the contractual rights referred to in Section 4.03 of certain third parties ("Mini Systems") with respect to TCC's cable systems in the cities of Chamblee and Doraville, Georgia, and in the County of Dekalb, Georgia, except any Loss due to the negligence or willful misconduct of Acquiror or any of its Subsidiaries after the Closing; provided that any act or omission of Acquiror or any of its Subsidiaries that is consistent with the past practices of SHI and its Subsidiaries with respect to the Mini Systems prior to the Closing will not constitute negligence or willful misconduct.

          (b) Comcast shall, at the written request of Scripps, cooperate in any effort made at any time after the Closing by Scripps to arrange for Comcast's purchase of any Mini System and shall execute and deliver all documents needed to effect such purchase upon receipt from Scripps of funds to pay the purchase price of such system; provided that such documents must be reasonably satisfactory to Comcast. Comcast's cooperation hereunder will include, but not be limited to, furnishing to Scripps such financial and other information concerning such Mini System as Scripps reasonably requests in connection with any offer or negotiation for the purchase of such Mini System.

          From and after the Closing, Comcast may purchase for its own account any Mini System, and Scripps will reimburse Comcast for the full amount of the purchase price of such Mini System so long as Comcast has received Scripps' written consent with respect thereto in advance of the purchase by Comcast of such system. If the purchase of any Mini System or the documents executed by Comcast in connection with such purchase shall result in any liability on the part of Comcast or any of its Subsidiaries, such liability will be treated as a Loss in respect of which Comcast and its Subsidiaries will be indemnified pursuant to the terms of this Section 6.36.

          (c) Promptly upon written request from Scripps given to Comcast at any time or from time to time after the Closing, Comcast shall cooperate in any reasonable effort made by Scripps or by Scripps' designee to terminate, cancel, not renew, notify, foreclose upon, file suit on, or take any other action on behalf of Comcast or any of its Subsidiaries with respect to any and all notes, security interests or other interests, contractual arrangements, rights, or obligations of any third party, with respect to any Mini System. Such cooperation will include, without limitation, the prompt execution and delivery in accordance with Scripps' written instructions of any and all documents and instruments, in form and substance reasonably satisfactory to Comcast, which Scripps may reasonably deem necessary or expedient to effect such termination, cancellation, non-renewal, notification, foreclosure, suit, or other action but shall not include any action that could materially adversely affect Comcast or any of its Subsidiaries.

          If any such termination, cancellation, non-renewal, foreclosure, notification, filing of suit or other action, or any such documents executed and delivered by Comcast in connection therewith, shall result in any liability on the part of Comcast or any of its Subsidiaries, such liability will be treated as a Loss in respect of which Comcast and its Subsidiaries shall be indemnified pursuant to the terms of this Section 6.36.

     SECTION 16.  AMENDMENT OF SECTIONS 7.04(C) AND (D) OF THE
AGREEMENT. Sections 7.04(c) and 7.04(d) of the Agreement are amended to read as follows:

          (c) Immediately prior to the Effective Time, the Company shall have no assets except the Retained Assets;

          (d) Immediately prior to the Effective Time, the Company shall have no liabilities except the Retained Liabilities;

     SECTION 17. AMENDMENT OF SECTION 9.01 OF THE AGREEMENT. Section 9.01 of the Agreement is amended to read as follows:

          9.01 Survival of Representations and Warranties. The representations and warranties contained herein shall not survive beyond the Closing Date except that the representations and warranties of SHI in Sections 3.05 and 4.03, the second sentence of Section 6.27(b) and the certification of SHI delivered pursuant to Section 7.04(f) shall survive indefinitely and SHI shall indemnify the Acquiror and its Subsidiaries, including Cable, in respect of any diminution in value or Losses incurred as a result of any breach thereof. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which provides for indemnification or which by its terms may require performance after the Closing Date, including, but not limited to those covenants and agreements contained in Sections 1.02(e), 6.06(g), 6.10, 6.12, 6.13, 6.27, 6.32, 6.34, 6.35, 6.36 and 7.06 hereof.
     Except as otherwise set forth herein, the indemnity set forth in this
     Section 9.01 shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement, and SHI shall not seek contribution from the Company or any of its Subsidiaries or any of its or their respective officers or directors in respect thereof.

     SECTION 18. AMENDMENT OF ARTICLE X OF THE AGREEMENT. Article X of the Agreement is amended by adding the following definitions to such Article:

          "Basic Service" means any service tier which includes the retransmission of local television broadcast signals, as defined in 47 U.S.C. Section 522(3).

          "Retained Assets" has the meaning set forth in Section 2.02(a).

          "Retained Liabilities" has the meaning set forth in Section 2.02(b).

     SECTION 19. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     SECTION 20. COUNTERPARTS. This Amendment may be signed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                            THE E.W. SCRIPPS COMPANY

                                            By___________________________
                                             Name: William R. Burleigh
                                             Title: President and Chief
                                               Executive Officer

                                            SCRIPPS HOWARD, INC.

                                            By___________________________
                                             Name: William R. Burleigh
                                             Title: President and Chief
                                               Executive Officer

                                            COMCAST CORPORATION

                                            By___________________________
                                             Name: Robert S. Pick
                                             Title: Vice President

                                                                       EXHIBIT A

                           THE E.W. SCRIPPS COMPANY

                              CHARTER AMENDMENT


     Section 3 of Division B of Article III of the Company's Certificate of Incorporation shall be amended to read as follows:

     3. DIVIDENDS AND DISTRIBUTIONS. At any time shares of Common Voting Stock are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Class A Common Stock or Common Voting Stock) or other property (other than as provided in the last sentence of this Section 3) of the Corporation may be declared by the board of directors, the amount of any such dividend payable on each share of Class A Common Stock shall be equal in all cases to the amount of such dividend payable on each share of Common Voting Stock, and the amount of any such dividend payable on each share of Common Voting Stock shall be equal in all cases to the amount of the dividend payable on each share of Class A Common Stock. Dividends and distributions payable in shares of Common Voting Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Common Voting Stock and dividends payable in shares of Class A Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Class A Common Stock. If a dividend or distribution payable in shares of Class A Common Stock shall be made on the shares of Class A Common Stock, a dividend or distribution payable in shares of Common Voting Stock shall be made simultaneously on the shares of Common Voting Stock, and the number of shares of Common Voting Stock payable on each share of Common Voting Stock pursuant to such dividend or distribution shall be equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock pursuant to such dividend or distribution. In the case of any dividend or other distribution payable in stock of Scripps Howard, Inc., an Ohio corporation and wholly-owned subsidiary of the Corporation ("New Scripps"), including a distribution pursuant to a spinoff reorganization of the Corporation, only Class A Common Shares of New Scripps shall be distributed with respect to Class A Common Stock and only Common Voting Shares of New Scripps shall be distributed with respect to Common Voting Stock.

                                                                       EXHIBIT B

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                              SCRIPPS HOWARD, INC.

     FIRST: NAME. The name of the Corporation is Scripps Howard, Inc. (the "Corporation").

     SECOND: PRINCIPAL OFFICE. The place in the State of Ohio where the principal office of the Corporation is to be located is Cincinnati, Hamilton County.

     THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH: CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 175,000,000 shares. The classes and the aggregate number of shares of stock of each class that the Corporation shall have authority to issue are as follows:

     (i) 30,000,000 Common Voting Shares, $0.01 par value ("Common Voting Shares").

     (ii) 120,000,000 Class A Common Shares, $0.01 par value ("Class A Common Shares").

     (iii) 25,000,000 Preferred Shares, $0.01 par value ("Preferred Shares").

     The 750 Common Shares, without par value, of the Corporation heretofore authorized, issued and outstanding are hereby changed into 375 Common Voting Shares and 375 Class A Common Shares.

     A. POWERS AND RIGHTS OF THE COMMON VOTING SHARES AND THE CLASS A COMMON SHARES.

     1. Election of Directors. Holders of Class A Common Shares, voting separately and as a class, shall be entitled to elect the greater of three or one-third (or the nearest smaller whole number if the aforesaid fraction is not a whole number) of the directors of the Corporation to be elected from time to time except directors, if any, to be elected by holders of Preferred Shares or any series thereof; and holders of Common Voting Shares, voting separately and as a class, shall be entitled to elect the balance of such directors.

     2. Other Matters. Except as provided in this Article FOURTH with respect to Class A Common Shares or in any resolution providing for the issue of Preferred Shares or any series thereof, and as otherwise required by the Ohio Revised Code, the entire voting power shall be vested solely and exclusively in the holders of the Common Voting Shares, the holders of Common Voting Shares to be entitled to one vote for each Common Voting Share held by them upon all matters requiring a vote of shareholders of the Corporation, and the holders of Preferred Shares or any series thereof or Class A Common Shares shall have no voting power and shall not have the right to participate in any meeting of shareholders or to have notice thereof. The number of authorized Class A Common Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Voting Shares.

     3. Dividends and Distributions. At any time Common Voting Shares are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Class A Common Shares or Common Voting Shares) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend payable on each of the Class A Common Shares shall be equal in all cases to the amount of such dividend payable on each of the Common Voting Shares, and the amount of any such dividend payable on each of the Common Voting Shares shall be equal in all cases to the amount of the dividend payable on each of the Class A Common Shares. Dividends and distributions payable in Common Voting Shares may not be made on or to shares of any class of the Corporation's capital stock other than the Common Voting Shares and dividends payable in Class A Common Shares may not be made on or to shares of any class of the Corporation's capital stock other than the Class A Common Shares. If a dividend or distribution payable in Class A Common Shares shall be made on the Class A Common Shares, a dividend or distribution payable in Common Voting Shares shall be made simultaneously on the Common Voting Shares, and the number of Common Voting Shares payable on each of the Common Voting Shares pursuant to such dividend or distribution shall be equal to the number of Class A Common Shares payable on each of the Class A Common Shares pursuant to such dividend or distribution.

     In the case of any dividend or other distribution payable in stock of any corporation which just prior to the time of the distribution is a wholly owned subsidiary of the Corporation and which possesses authority to issue class A common shares and common voting shares with voting characteristics identical to those of the Class A Common Shares and the Common Voting Shares, respectively, provided in these Amended and Restated Articles of Incorporation, including a distribution pursuant to a stock dividend, a stock split or division of stock of the Corporation, or a spin-off or split-up reorganization of the Corporation, only class A common shares of such subsidiary shall be distributed with respect to Class A Common Shares and only common voting shares of such subsidiary shall be distributed with respect to Common Voting Shares.

     4. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all Preferred Shares then outstanding the full preferential amounts to which they are entitled under the resolutions authorizing the issuance of such Preferred Shares, the net assets of the Corporation remaining shall be divided among the holders of the Class A Common Shares and Common Voting Shares in such a manner that the amount of such net assets distributed to each of the Class A Common Shares shall be equal to the amount of such assets distributed to each of the Common Voting Shares.

     5. Issuance of Common Voting Shares. Common Voting Shares may only be issued (i) in accordance with and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by and between the Corporation and The E.W. Scripps Company, a Delaware corporation ("EWSCO"), pursuant to the Agreement and Plan of Merger among EWSCO, the Corporation and Comcast Corporation, a Pennsylvania corporation, dated October 28, 1995, as it may be amended, or (ii) in the form of a distribution or distributions pursuant to a stock dividend or division or split-up of the Common Voting Shares and only then in respect of the issued Common Voting Shares.

     6. Preemptive Rights of Common Voting Shares. Holders of shares of Common Voting Shares shall have the preemptive right to subscribe to any additional issue of stock of any class of the Corporation or any series thereof that by its express terms and provisions grants general, continuous and unconditional voting rights to the holders thereof and to any class of securities of the Corporation convertible into any such stock or series thereof. Except as set forth in the first sentence of this Section 6, no holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the Corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, for such considerations and upon such terms and conditions as its Board of Directors from time to time may determine.

     7. Conversion of Common Voting Shares. Each Common Voting Share may at any time be converted at the election of the holder thereof into one Class A Common Share. Any holder of Common Voting Shares may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each Common Voting Share to be converted to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation) by instruments of transfer, in form satisfactory to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for the Class A Common Shares upon conversion of Common Voting Shares shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates are to be issued in a name other than that of the holder of Common Voting Shares to be converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing Common Voting Shares and the payment of any tax as hereinabove provided, the Corporation will deliver to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of Class A Common Shares issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Common Voting Shares (or, if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that such books shall be open), and all rights of such holder arising from ownership of Common Voting Shares shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing Class A Common Shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Class A Common Shares at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any Common Voting Shares; provided that if any Common Voting Shares shall be converted into Class A Common Shares subsequent to the record date for the payment of a dividend or other distribution on Common Voting Shares but prior to such payment, the registered holder of such Common Voting Shares at the close of business on such record date shall be entitled to receive on the payment date, with respect to the Class A Common Shares received upon such conversion, the dividend or other distribution which would have been payable had such Class A Common Shares been outstanding and held of record on such dividend record date by the registered holder on such dividend record date of the Common Voting Shares so converted in lieu of the dividend otherwise payable on the Common Voting Shares so converted. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding Common Voting Shares, such number of Class A Common Shares as may be issuable upon the conversion of all such outstanding Common Voting Shares; provided that the Corporation may deliver Class A Common Shares which are held in the treasury of the Corporation for any Common Voting Shares to be converted. If registration with or approval of any governmental authority under any federal or state law is required before such Class A Common Shares may be issued upon such conversion, the Corporation will endeavor to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list Class A Common Shares required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding Class A Common Shares may be listed at the time of such delivery. All Class A Common Shares which may be issued upon conversion of Common Voting Shares will, upon issuance, be fully paid and nonassessable. The aggregate amount of stated capital represented by Class A Common Shares issued upon conversion of Common Voting Shares shall be the same as the aggregate amount of stated capital represented by the Common Voting Shares so converted. When Common Voting Shares have been converted, they shall have the status of retired shares.

     8. Other Rights. Except as otherwise required by the Ohio Revised Code or as otherwise provided in these Amended and Restated Articles of Incorporation, each Class A Common Share and each Common Voting Share shall have identical powers, preferences and rights.

     B. POWERS AND RIGHTS OF THE PREFERRED SHARES. The Preferred Shares shall have the following express terms:

     1. Series. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of a series shall be identical with all other shares of such series, except as to the dates from which dividends shall accrue and be cumulative. Subject to the provisions of Sections 2 through 6, inclusive, which provisions shall apply to all Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series to determine and fix prior to the issuance thereof (and thereafter, to the extent provided in clause

(b) of this Section) those rights, preferences and terms that maybe fixed by the Board of Directors, including the following:

     (a) The designation of the series, which may be by distinguishing number, letter or title;

     (b) The authorized number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding);

     (c) The dividend rate or rates of the series, including the means by which such rates may be established;

     (d) The date or dates from which dividends shall accrue and be cumulative and the dates on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established;

     (e) The redemption rights and price or prices, if any, for shares of the series;

     (f) The terms and amount of the sinking fund, if any, for the purchase or redemption of shares of the series;

     (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

     (h) Whether the shares of the series shall be convertible into Class A Common Shares or Common Voting Shares (the Class A Common Shares and Common Voting Shares being referred to hereinafter in this Division B collectively as the "Common Shares") or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

     (i) Restrictions, if any, on the issuance of shares of the same series or of any other class or series.

     The Board of Directors is authorized to adopt from time to time amendments to the Amended and Restated Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (i), inclusive, of this Section and is authorized to take such actions with respect thereto as may be required or permitted by law in order to effect such amendments.

     2. Dividends.

     (a) The holders of Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive out of any funds legally available therefor, and when and as declared by the Board of Directors, dividends in cash at the rate or rates for such series fixed in accordance with the provisions of Section 1 of this Division B and no more, payable on the dates fixed for such series. Such dividends shall accrue and be cumulative, in the case of shares of a particular series, from and after the date or dates fixed with respect to such series. No dividends shall be paid upon or declared or set apart for any series of the Preferred Shares for any dividend period unless at the same time a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

     (b) So long as any Preferred Shares shall be outstanding no dividend, except a dividend payable in Common Shares or other shares ranking junior to the Preferred Shares, shall be paid or declared or any distribution be made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Preferred Shares be purchased, retired or otherwise acquired by the Corporation, except out of the proceeds of the sale of Common Shares or other shares of the Corporation ranking junior to the Preferred Shares received by the Corporation subsequent to the date of first issuance of Preferred Shares of any series, unless:

     (1) All accrued and unpaid dividends on Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

     (2) There shall be no arrearages with respect to the redemption of Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

     3. Redemption.

     (a) Subject to the express terms of each series, the Corporation:

     (1) May, from time to time, at the option of the Board of Directors, redeem all or any part of any redeemable series of Preferred Shares at the time outstanding at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Division; and

     (2) Shall, from time to time, make such redemptions of each series of Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section 1 of this Division;

     and shall in each case pay all accrued and unpaid dividends to the redemption date.

     (b) (1) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Preferred Shares to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than 30 days nor more than 60 days prior to the date fixed for such redemption, or such other time prior thereto as the Board of Directors shall fix for any series pursuant to Section 1 of this Division prior to the issuance thereof. At any time after notice as provided above has been deposited in the mail, the Corporation may deposit the aggregate redemption price of Preferred Shares to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Preferred Shares so to be redeemed amounts equal to the redemption price of the Preferred Shares so to be redeemed, together with such accrued and unpaid dividends thereon, on surrender of the share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the Corporation with respect to such shares, except only the right to receive such money from such bank or trust company without interest or to exercise before the redemption date any unexpired privileges of conversion. In the event less than all of the outstanding Preferred Shares are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

     (2) If the holders of Preferred Shares which have been called for redemption shall not within six years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

     (c) Any Preferred Shares which are (1) redeemed by the Corporation pursuant to the provisions of this Section, (2) purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series, (3) converted in accordance with the express terms thereof, or (4) otherwise acquired by the Corporation, shall resume the status of authorized but unissued Preferred Shares without serial designation.

     4. Liquidation.

     (a) (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Preferred Shares of any series shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Preferred Shares, in proportion to the full preferential amount to which each such share is entitled.

     (2) After payment to the holders of Preferred Shares of the full preferential amounts as aforesaid, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

     (b) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section.

     Section 5. VOTING. Holders of Preferred Shares shall have no voting rights, except as otherwise from time to time required by law.

     Section 6.  DEFINITIONS. For the purpose of this Division:

     (a) Whenever reference is made to shares "ranking prior to the Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over the rights of the holders of Preferred Shares;

     (b) Whenever reference is made to shares "on a parity with the Preferred Shares," such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Preferred Shares; and

     (c) Whenever reference is made to shares "ranking junior to the Preferred Shares," such reference shall mean and include all shares of the Corporation other than those defined under Subsections (a) and (b) of this Section as shares "ranking prior to" or "on a parity with" the Preferred Shares.

     C. ISSUANCE OF THE COMMON SHARES AND THE PREFERRED SHARES.

     The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all of the Common Shares and the Preferred Shares herein authorized in accordance with the terms and conditions set forth in these Amended and Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Shares, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law.

     FIFTH: SHARE OWNERSHIP.

     A. REQUESTS FOR INFORMATION. So long as the Corporation or any of its subsidiaries holds authority from the Federal Communications Commission ("FCC") (or any successor thereto) to operate any television or radio broadcasting station, if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any shareholder or any person presenting any shares of capital stock of the Corporation for transfer into his name (a "Proposed Transferee") may be inconsistent with, or in violation of, any provision of the Federal Communication Laws (as hereinafter defined) such shareholder or Proposed Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such shareholder or Proposed Transferee is inconsistent with, or in violation of, the Federal Communication Laws. For purposes of this Article FIFTH, the term "Federal Communication Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder) pertaining to the ownership of, or the exercise of rights of ownership with respect to, capital stock of corporations holding, directly or indirectly, television or radio station authorizations, including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder pertaining to the ownership, or the exercise of the rights of ownership, of capital stock of corporations holding, directly or indirectly, television or radio station authorizations, by (i) aliens, as defined in or under the Communications Act, as it may be amended from time to time, (ii) persons and entities having interests in television or radio stations, newspapers, and cable television systems or
(iii) persons or entities, unilaterally or otherwise, seeking direct or indirect control of the Corporation, as construed under the Communications Act, without having obtained any requisite prior Federal regulatory approval of such control.

     B. DENIAL OF RIGHTS; REFUSAL TO TRANSFER. If any shareholder or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Division A of this Article FIFTH or the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, shares of capital stock of the Corporation by such shareholder or Proposed Transferee, could result in any inconsistency with or violation of the Federal Communication Laws, the Corporation may refuse to permit the transfer of shares of capital stock of the Corporation to such Proposed Transferee or may suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communication Laws, such refusal of transfer or suspension to remain in effect until the requested information has been received or until the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, is permissible under the Federal Communication Laws; and the Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such shareholder or Proposed Transferee, with a view towards obtaining such information or preventing or curing any situation which would cause any inconsistency with or violation of any provision of the Federal Communication Laws.

     C. LEGENDS. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article FIFTH.

     D. CERTAIN DEFINITIONS. For purposes of this Article, the word "person" shall include not only natural persons but partnerships, associations, corporations, limited liability companies, joint ventures and other entities, and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations of an administrative agency or body empowered to administer a statutory provision of the Federal Communication Laws.

     SIXTH: DELIBERATIONS OF DIRECTORS. The Board of Directors of the Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, to merge or consolidate the Corporation with another corporation or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to the effect of such a transaction on the integrity, character and quality of the Corporation's operations, all other relevant factors, including, without limitation, long-term as well as short-term interests of the Corporation and shareholders (including, without limitation, the possibility that these interests may be best served by the continued independence of the Corporation), and the social, legal, and economic effects on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, on the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of the Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant.

     SEVENTH: DIRECTORS' LIABILITY; INDEMNIFICATION.

     A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation (including a subsidiary of the Corporation) or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee, trustee or agent, or in any other capacity while serving as such a director, officer, employee, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Ohio Revised Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee, trustee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Division B of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Division B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that if the Ohio Revised Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (hereinafter an "undertaking").

     B. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim for indemnification pursuant to this Article SEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Ohio Revised Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such a suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Ohio Revised Code nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or entitled to such advancement of expenses under this Article SEVENTH or otherwise shall be on the Corporation.

     C. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     D. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, trustee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Ohio Revised Code.

     E. INDEMNITY CONTRACTS. The Corporation may enter into contracts from time to time with such of its directors, officers, agents or employees and providing for such indemnification, insurance, and advancement of expenses as the Board of Directors determines to be appropriate.

     EIGHTH: Meetings of the shareholders of the Corporation may be called by the chairman of the board or the president, or by a majority of the directors in office acting at a meeting or by written consent, or by the holders of record of fifty percent (50%) of the outstanding Common Voting Shares acting at a meeting or by written consent.

     NINTH: The provisions of Sections 1701.831 and 1707.43 and Chapter 1704 of the Ohio Revised Code shall not apply to the Corporation.

     TENTH: No shareholder of the Corporation may cumulate his voting power in the election of directors.

     ELEVENTH: Notwithstanding any provision of Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, or any successor statutes now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by law or these Amended and Restated Articles of Incorporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes of shares thereof.

     TWELFTH: To the extent permitted by law, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class issued by it at such times, for such consideration and upon such terms and conditions as the board of directors may determine.

     THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon shareholders, directors and officers are subject to this reservation.

     FOURTEENTH: These Amended and Restated Articles of Incorporation shall take the place of and supersede the Corporation's existing Articles of Incorporation, as amended.

                                                                       EXHIBIT C

                 FORM OF CONTRIBUTION AND ASSUMPTION AGREEMENT

     This Contribution and Assumption Agreement (this "Agreement"), dated as of
       , is made by and between The E.W. Scripps Company, a Delaware corporation (the "Company"), and Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of the Company ("SHI").

                                    RECITALS

     WHEREAS, the Company, SHI and Comcast Corporation, a Pennsylvania corporation ("Acquiror"), are parties to that certain Agreement and Plan of Merger dated as of October 28, 1995 (the "Merger Agreement") pursuant to which, among other things, the Company has agreed to contribute to SHI all of the assets of the Company, except the capital stock of SH Cable and certain other assets pursuant to the terms of this Agreement, as a step in a series of transactions as a result of which (i) Acquiror will acquire Cable by merging the Company with and into Acquiror and (ii) SHI will conduct the business previously conducted by the Company (other than the operations of Cable).

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                          CONTRIBUTION AND ASSUMPTION

     1.01 Contribution of Assets.

     (a) Subject to Section 1.01(b), the Company hereby contributes, grants, conveys, assigns, transfers and delivers to SHI without recourse (the "Contribution") all the Company's right, title and interest in and to any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise, including, without limitation, the capital stock of all corporations other than SH Cable, the names "E.W. Scripps," "Scripps," and "Scripps Howard," and the initials "EWS" and "SH," all real property, furniture, fixtures, equipment, tools, vehicles, supplies, buildings, improvements, accounts receivable, notes, prepaid expenses, securities, trademarks, trade names, leases and contract rights, wherever located (collectively, the "Contributed Assets").

     (b) Notwithstanding Section 1.01(a), the Company hereby retains and does not contribute, grant, convey, assign, transfer or deliver to SHI (i) the issued and outstanding capital stock of SH Cable, (ii) any rights of the Company created by the Merger Agreement or this Agreement, and (iii) the Company's rights under the confidentiality agreements (the "Confidentiality Agreements") identified in Appendix A hereto (collectively, the "Retained Assets").

     (c) Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, SHI acknowledges and agrees that the Company makes and has made no warranty, either express or implied, including without limitation warranties of merchantability or fitness for a particular purpose, with respect to any Contributed Assets.

     1.02 Assumption of Liabilities.

     (a) Subject to Sections 1.02(b) and 1.07 hereof, SHI, in partial consideration for the Contribution, hereby unconditionally assumes and agrees to pay, satisfy and discharge any and all liabilities of the Company of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise, that exist as of the date hereof or exist as of, or otherwise relate to any period ending on or prior to, the Effective Time (the "Assumed Liabilities").

     (b) Notwithstanding Section 1.02(a), the Company hereby retains, and SHI does not assume and will have no liability with respect to: (i) the liabilities associated with the cable television business operations of the Cable Subsidiaries or Cable Partnerships, except as provided in the Merger Agreement including Sections 1.02(e), 6.06(g), 6.10, 6.12, 6.13, 6.27, 6.32,
6.34, 6.35, 6.36, 7.06 and 9.01 thereof, and (ii) the obligations of the Company created pursuant to this Agreement and those created under the Merger Agreement (collectively, the "Retained Liabilities").

     (c) It is expressly agreed by the parties hereto that all of the obligations of SHI under the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

     (d) It is expressly agreed by the parties hereto that all expenses relating to the transactions described in the Merger Agreement that are the responsibility of the Company thereunder, including the fees and expenses of Merrill Lynch in connection with the Merger and related transactions, shall be treated as Assumed Liabilities.

     1.03 Issuance of SHI Stock. In partial consideration for the Contribution, SHI hereby agrees to issue and deliver to the Company at the Company's request prior to the Distribution the following:

          (i) such number of newly issued Class A Common Shares, $.01 par value, of SHI as will be required for the Distribution.

          (ii) such number of newly issued Common Voting Shares, $.01 par value, of SHI as will be required for the Distribution.

     1.04 Employee Benefits. All Company Plans are subject to the terms of
Section 6.12 of the Merger Agreement, and all obligations of SHI under such Section shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

     1.05 Employee Stock Options. All plans and arrangements with respect to the Company's employee stock options and restricted stock awards in place as of the date hereof and all options and awards outstanding thereunder as of the date hereof are subject to the terms of Section 6.13 of the Merger Agreement, and all obligations of SHI under Section 6.13 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

     1.06 Further Assurances. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     1.07 Tax Matters. Notwithstanding anything to the contrary in this Agreement, liabilities of the parties for Taxes are subject to the terms of
Section 6.10 of the Merger Agreement, and all obligations of SHI under Section
6.10 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement. The transactions contemplated by the Merger Agreement are intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(D), 355 and 368(a)(1)(A) of the Internal Revenue Code.

     1.08 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure the smooth transfer of the Contributed Assets, the Assumed Liabilities and the businesses related thereto, including, without limitation, entering into any service or other sharing agreements that may be necessary.

     1.09 Other Matters. All liabilities of the Company with respect to the Company Contracts and the SHI Notes (as such terms are defined in the Merger Agreement), and any liabilities of the Company for any breach of the Confidentiality Agreements prior to the Effective Time, shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement. After the Effective Time and except as otherwise provided herein or in the Merger Agreement, neither the Company nor any of its Subsidiaries shall have any liability to SHI or any of its Subsidiaries in respect of any inter-company contract, commitment or account existing on or prior to the Effective Time.

                                   ARTICLE II

                                INDEMNIFICATION

     2.01 Indemnification by the Company. The Company shall indemnify, defend and hold harmless SHI and each of its subsidiaries and their respective successors-in-interest and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Retained Liabilities, the Retained Assets or the cable television operations of the Cable Subsidiaries, except as otherwise provided in the Merger Agreement, including Sections 1.02(e), 6.06(g), 6.10, 6.12, 6.13, 6.27, 6.32, 6.34, 6.35, 6.36, 7.06 and 9.01
thereof, and the Company shall reimburse SHI, each such subsidiary, each such successor-in-interest and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     2.02 Indemnification by SHI. SHI shall indemnify, defend and hold harmless the Company and each of its subsidiaries and their respective successors-in-interest, including Acquiror, and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Assumed Liabilities, the Contributed Assets or the operations of any of the businesses contributed to SHI, and SHI shall reimburse the Company, each such subsidiary, each such successor-in-interest and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     2.03 Notification of Claims. For the purpose of this Article II, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Article II, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this
Article II. Whenever any claim shall arise for indemnification under this
Article II, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

     2.04 Indemnification Procedures.

     (a) After the notice required by Section 2.03, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice, reasonably acceptable to the Indemnified Party, to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party, and (iii) does not require the Indemnified Party to make any payment or forego or take any action or otherwise materially adversely affect the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross-claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

     (b) If, after receipt of a notice of claim pursuant to Section 2.03, the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there is otherwise an actual or potential conflict of interest, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     2.05 Jurisdiction. The parties accept, generally and unconditionally, the exclusive jurisdiction of the State of Delaware in any action, suit or proceeding of any kind which arises out of or by reason of this Agreement or any agreements contemplated hereby.

     2.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     2.07 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.01 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     3.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     3.03 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     3.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to the Company (prior to the Merger) or SHI:

              The E.W. Scripps Company
              Scripps Howard, Inc.
              312 Walnut Street
              28th Floor
              Cincinnati, Ohio 45202
              Attention: M. Denise Kuprionis, Secretary with a copy to:

              Baker & Hostetler
              3200 National City Center
              1900 East 9th Street
              Cleveland, Ohio 44114
              Telecopy: (216) 861-7913
              Attention: John H. Burlingame

         if to the Company (after the Merger):

              The E.W. Scripps Company
              c/o Comcast Corporation
              1500 Market Street
              Philadelphia, Pennsylvania 19102
              Attention: Stanley Wang, Esq.

         with a copy to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, New York 10017
              Attention: William L. Taylor, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     3.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 3.07 and 3.08 and except for Article II (which are intended to be for the benefit of the persons provided for therein and may be enforced by such persons).

     3.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     3.07 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     3.08 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including Acquiror as the surviving corporation in the Merger. This Agreement may not be assigned by any party hereto.

     3.09 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     3.10 Legal Fees, Costs. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     3.11 Defined Terms. Defined terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                            THE E.W. SCRIPPS COMPANY

                                            By:____________________________
                                              Name:
                                              Title:

                                            SCRIPPS HOWARD, INC.

                                            By:____________________________
                                              Name:
                                              Title:

                                                                       EXHIBIT D

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (this "Agreement"), dated as of
                 , 1996, is made by and among The E.W. Scripps Company, a Delaware corporation (the "Company"), Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of the Company ("SHI"), and Comcast Corporation, a Pennsylvania corporation ("Acquiror").

                                    RECITALS

     WHEREAS, the Company, SHI, and Acquiror, are parties to that certain Agreement and Plan of Merger dated as of October 28, 1995 (the "Merger Agreement") pursuant to which, among other things, the Company has agreed to contribute to SHI all of the assets of the Company (except as otherwise set forth in the Merger Agreement) pursuant to the terms of the Contribution Agreement (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

     WHEREAS, the Contribution is one step in a series of transactions as a result of which (i) Acquiror will acquire the cable businesses of the Company and its Cable Subsidiaries by merging the Company with and into Acquiror, and
(ii) SHI will acquire and conduct the business previously conducted by the Company and its Subsidiaries (other than their cable television operations).

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                            NONCOMPETITION COVENANTS

     1.1 Noncompetition Covenants. SHI acknowledges that (i) it, on its own and through its Subsidiaries and their respective officers, employees and other representatives, has specialized knowledge and experience in the operation of cable television systems (as defined in the Cable Communications Policy Act of 1984, as amended) providing the services provided by the Company and Cable on the date hereof and the provision of Multi-Channel Video Service and alternative access services (collectively, the "Restricted Business"; provided that the term "Restricted Business" shall not be construed to include the business of developing or creating programming (the "Programming Business") including without limitation the Food Channel, Sports South and Home & Garden TV), (ii) its reputation and contacts within the Restricted Business and those of its Subsidiaries are considered of great value to the Company and Acquiror, and
(iii) if such knowledge, experience, reputation or contacts were used to compete with Acquiror, serious harm to Acquiror could result. For purposes hereof, "Multi-Channel Video Service" means the provision of two or more channels of video programming, by any means of transmission or distribution, including but not limited to cable television, direct broadcast satellite, master antenna television system, satellite master antenna television system and multi-channel microwave distribution system. Thus, SHI agrees that, for a period of three (3) years after the Closing Date, neither it nor any of its Subsidiaries shall, directly or indirectly, on its own behalf or in the service or on behalf of others:

     (1) actively solicit for employment (including as an independent contractor), interfere with or endeavor to entice away (or attempt to do any of the foregoing) (x) any of the directors, officers, employees or agents of Acquiror or any of its Subsidiaries, whether holding such position prior to or after the Closing Date, or (y) any person who at any time on or after October 28, 1995, was an officer or employee of the Company or any of its Subsidiaries engaged on behalf of the Company in the Restricted Business and whom Acquiror employs effective upon the Closing;

     (2) own, manage, operate, finance, join, control, participate or assist in the ownership, management, operation, financing or control of, or be connected as a stockholder, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in the Restricted Business in the Restricted Area (a "Restricted Party"); or

     (3) use or permit the Company's or SHI's name to be used in connection with any business or enterprise engaged in the Restricted Business in the Restricted Area;

provided, however, that the provisions of this Section 1.1 shall not be construed to prohibit (i) the ownership by SHI or any Subsidiary of SHI, as a passive investor, of not more than 5% of any class of securities registered pursuant to the Exchange Act of any corporation which is engaged in the Restricted Business, or passive investments in partnerships or joint ventures representing not more than 5% of any class of any equity interests therein or
(ii) SHI or its Subsidiaries from having a Restricted Party as an investor in any business, other than a Restricted Business, in which SHI or its Subsidiaries own an interest; and provided further, however, that beginning twenty months after the Closing Date SHI or any Subsidiary of SHI may become the owner (as a passive investor) of up to 50% of any class of securities registered pursuant to the Exchange Act of any entity which is engaged in the Restricted Business. For purposes hereof, the term "Restricted Area" means the geographic areas served by Cable at the date hereof.

     1.2 Reasonableness of Covenants, etc. In the event that the provisions of
Section 1.1 should ever be adjudicated to exceed the time, geographic or service limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or service limitations permitted by applicable law. SHI agrees that its covenants set forth in Section 1.1 (the "Noncompetition Covenants") are appropriate and reasonable when considered in light of the nature and extent of the Restricted Business and the transactions contemplated by the Merger Agreement, including, without limitation, the assets being contributed to SHI by the Company pursuant to the Contribution Agreement. Without limiting the generality of the foregoing, SHI specifically agrees that prohibitions on the active solicitation, interference or enticement of officers, directors, employees or agents of Acquiror or any of its Subsidiaries, as set forth in
Section 1.1, are appropriate and reasonable in all respects. SHI agrees that the Noncompetition Covenants are of the essence of this Agreement and the Merger Agreement, that each such Noncompetition Covenant is reasonable and necessary to protect and preserve the interests and properties of Acquiror and its Subsidiaries and the Restricted Business of Acquiror and its Subsidiaries; that irreparable loss and damage will be suffered by Acquiror should SHI or any of its Subsidiaries breach any such Noncompetition Covenant; that each of such covenants is separate, distinct and severable not only from the other of such covenants but also from the other and remaining provisions of this Agreement and the Merger Agreement, that the unenforceability of all or any of the Noncompetition Covenants shall not affect the validity or enforceability of any other such covenants; that, in addition to other remedies available to it, Acquiror shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by SHI of any of the Noncompetition Covenants, and that SHI hereby waives any requirements for the posting of a bond or any other security by Acquiror in connection therewith.

     1.3 Specific Performance; Other Remedies. SHI recognizes that the Noncompetition Covenants are unique and, accordingly, Acquiror shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights under Section 1.1 by actions for injunctive relief and specific performance to the extent permitted by law.

                                   ARTICLE 2

                                 MISCELLANEOUS

     2.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the specific subject matter thereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the specific subject matter hereof.

     2.2 Governing Law. This Agreement shall governed by and construed in accordance with the laws of the State of Delaware regardless of conflict of law principles.

     2.3 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     2.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivery by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to SHI:

        The E.W. Scripps Company
        Scripps Howard, Inc.
        312 Walnut Street, 28th Floor
        Cincinnati, Ohio
        Attention: M. Denise Kuprionis, Secretary

     with a copy to:

        Baker & Hostetler
        3200 National City Center
        1900 East 9th Street
        Cleveland, Ohio 44114
        Telecopy: (216) 861-7913
        Attention: John H. Burlingame, Esq.

     if to Acquiror or the Company:

        Comcast Corporation
        1500 Market Street
        Philadelphia, Pennsylvania 19102
        Telecopy: (215) 981-7622
        Attention: Stanley Wang, Esq.

     with a copy to:

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Telecopy: (212) 450-4800
        Attention: William L. Taylor, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

     2.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 2.7 and 2.8 (which are intended to be for the benefit of the Persons provided for therein, and may be enforced by such Persons).

     2.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     2.7 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     2.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including Acquiror as the surviving corporation in the Merger. This Agreement may not be assigned by any party hereto.

     2.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     2.10 Legal Fees; Costs. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     2.11 Jurisdiction. The parties accept, generally and unconditionally, the exclusive jurisdiction of the State of Delaware in any action, suit, or proceeding of any kind which arises out of or by reason of this Agreement or any agreements contemplated hereby.

     2.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                            THE E.W. SCRIPPS COMPANY

                                            By:___________________________
                                              Name:
                                              Title:

                                            SCRIPPS HOWARD, INC.

                                            By:___________________________
                                              Name:
                                              Title:

                                            COMCAST CORPORATION

                                            By:___________________________
                                              Name:
                                              Title:

                                                                       EXHIBIT E

                                VOTING AGREEMENT

     This Voting Agreement dated as of October 28, 1995 (this "Agreement"), is by and among Comcast Corporation, a Pennsylvania corporation ("Acquiror"), The E.W. Scripps Company, a Delaware corporation (the "Company"), Sural Corporation, a Delaware corporation (the "Acquiror Stockholder"), and The Edward W. Scripps Trust (the "Trust").

     WHEREAS, the Acquiror Stockholder owns 1,845,037 shares of Acquiror's Class A Common Stock, par value $1.00 per share, 5,315,772 shares of Acquiror's Class A Special Common Stock, par value $1.00 per share, and 8,786,250 shares of Acquiror's Class B Common Stock, par value $1.00 per share (all shares of such stock now owned and which may hereafter be acquired by the Acquiror Stockholder prior to the termination of this Agreement shall be referred to herein as the "Acquiror Shares");

     WHEREAS, the Trust owns 16,040,000 shares of the Company's Common Voting Stock, $.01 par value per share ("Company Common Voting Stock"), and 32,610,000 shares of the Company's Class A Common Stock, $.01 par value per share ("Company Class A Common Stock") (all shares of Company Common Voting Stock and Company Class A Common Stock now owned and which may hereafter be acquired by the Trust prior to the termination of this Agreement shall be referred to herein as the "Company Shares");

     WHEREAS, the Company, Scripps Howard, Inc., an Ohio corporation and an affiliate of the Company ("SHI"), and Acquiror propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Acquiror pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

     WHEREAS, it is a condition to the willingness of Acquiror to enter into the Merger Agreement that the Trust agree, and in order to induce Acquiror to enter into the Merger Agreement, the Trust has agreed, to enter into this Agreement; and

     WHEREAS, it is a condition to the willingness of the Company to enter into the Merger Agreement that the Acquiror Stockholder agree, and in order to induce the Company to enter into the Merger Agreement, the Acquiror Stockholder has agreed, to enter into this Agreement;

     Now, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                  VOTING OF COMPANY SHARES AND ACQUIROR SHARES

     SECTION 1.1. VOTING AGREEMENT. (a) The Trust hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Trust, subject to the last sentence of this Section 1.1, shall vote its Company Shares: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the other Transactions with respect to which the Trust may be entitled to vote, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combinations between the Company, SHI or any of the Cable Subsidiaries and any person or entity other than Acquiror, or any other action or agreement, that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, and
(iii) in favor of any other matter relating to the consummation of the Transactions with respect to which the Trust may be entitled to vote. The Trust acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding anything to the contrary set forth herein, the Trust shall not be required to vote its Company Shares in accordance with this Section 1.1 if the Board of Trustees of the Trust determines, with the advice of outside counsel, that it may be required, in the exercise of its fiduciary duties, to vote such shares other than in accordance with such Section.

     (b) The Acquiror Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Acquiror, however called, and in any action by consent of the stockholders of Acquiror, the Acquiror Stockholder shall vote its Acquiror Shares: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the other Transactions with respect to which such Acquiror Stockholder may be entitled to vote, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Acquiror under the Merger Agreement or that would result in any of the conditions to the obligations of Acquiror under the Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to the consummation of the Transactions with respect to which the Acquiror Stockholders may be entitled to vote. The Acquiror Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE TRUST

     The Trust hereby represents and warrants to Acquiror as follows:

     SECTION 2.1. AUTHORITY RELATIVE TO THIS AGREEMENT. The Trust has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Trust and the consummation by the Trust of the transactions contemplated hereby have been duly and validly authorized by the Trust (including any approvals required to be given by the trustees of the Trust), and no other proceedings on the part of the Trust are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Trust and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of the Trust (and the trustees of Trust in their capacities as such), enforceable against the Trust in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyance and preferential transfers, and (y) for the limitations imposed by general principles of equity. The Trust has allowed Acquiror to review a complete copy of the trust agreement establishing the Trust and evidence of its authority to enter into this Agreement. Acquiror agrees to hold the contents of such trust agreement in complete confidence.

     SECTION 2.2. NO CONFLICT.

     (a) The execution and delivery of this Agreement by the Trust do not, and the performance of this Agreement by the Trust will not, (i) conflict with or violate the trust agreement establishing the Trust, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Trust or by which the Trust's Company Shares are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Trust's Company Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Trust is a party or by which the Trust or the Trust's Company Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Trust of the Trust's obligations under this Agreement.

     (b) The execution and delivery of this Agreement by the Trust do not, and the performance of this Agreement by the Trust will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) filings with the SEC under the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Trust of the Trust's obligations under this Agreement.

     SECTION 2.3. TITLE TO THE COMPANY SHARES. The Trust is the owner of the Company Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances (collectively, "Liens") of any nature whatsoever. The Trust has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Company Shares. The Trust has sole voting power with respect to the Company Shares, and the person executing this Agreement on behalf of the Trust has the power to direct the voting of the Company Shares.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR STOCKHOLDER

     The Acquiror Stockholder hereby represents and warrants to the Company as follows:

     SECTION 3.1. AUTHORITY RELATIVE TO THIS AGREEMENT. The Acquiror Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror Stockholder and the consummation by the Acquiror Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Stockholder, and no other proceedings on the part of the Acquiror Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Acquiror Stockholder and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of such Acquiror Stockholder enforceable against the Acquiror Stockholder in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyance and preferential transfers, and (y) for the limitations imposed by general principles of equity. The Acquiror Stockholder has provided the Company with complete copies of its Certificate of Incorporation and Bylaws and evidence of its authority to enter into this Agreement.

     SECTION 3.2. NO CONFLICT.

     (a) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by the Acquiror Stockholder shall not, (i) conflict with or violate the charter or by-laws of the Acquiror Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Acquiror Stockholder or by which the Acquiror Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of Acquiror Shares pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Acquiror Stockholder is a party or by which the Acquiror Stockholder or by which Acquiror Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Acquiror Stockholder of such Acquiror Stockholder's obligations under this Agreement.

     (b) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by the Acquiror Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Acquiror Stockholder of its obligations under this Agreement or (ii) filings with the SEC under the Exchange Act.

     SECTION 3.3. TITLE TO THE ACQUIROR SHARES. The Acquiror Stockholder is the owner of the Acquiror Shares free and clear of all Liens whatsoever, except that 1,000,000 shares of Class A Common Stock (the "Pledged Stock") are pledged to PNC Bank, N.A. pursuant to a loan agreement dated April 23, 1992 and a collateral pledge agreement dated as of the same date (together, the "Loan Agreements"). PNC Bank, N.A.

has the right to vote the Pledged Stock upon the occurrence of an event of default under the Loan Agreements. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares or has the power to direct the voting of the Acquiror Shares. The Acquiror Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Acquiror Shares. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares, and the person executing this Agreement on behalf of the Acquiror Stockholder has the power to direct the voting of the Acquiror Shares.

                                   ARTICLE 4

                             COVENANTS OF THE TRUST

     SECTION 4.1. NO INCONSISTENT AGREEMENT. The Trust hereby covenants and agrees that, except as otherwise contemplated by this Agreement, the Trust shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Trust's Company Shares which is inconsistent with this Agreement.

     SECTION 4.2. TRANSFER OF TITLE. The Trust hereby covenants and agrees that the Trust shall not transfer ownership of any of its Company Shares unless (i) the transferee agrees in writing to be bound by the terms and conditions of this Agreement or (ii) such transfer of ownership will not affect the Trust's ability to approve of the Merger and the other Transactions with respect to which the Trust may be entitled to vote without regard to the vote of the other stockholders of the Company. Nothing else contained in this Agreement shall be construed to prohibit any transfer permitted by this Section 4.2.

                                   ARTICLE 5

                     COVENANTS OF THE ACQUIROR STOCKHOLDER

     SECTION 5.1. NO INCONSISTENT AGREEMENT. The Acquiror Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Acquiror Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Acquiror Shares which is inconsistent with this Agreement.

     SECTION 5.2. TRANSFER OF TITLE. The Acquiror Stockholder hereby covenants and agrees that (i) such Acquiror Stockholder shall not transfer ownership of any of the Acquiror Shares unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement or (ii) such transfer of ownership will not affect Acquiror Stockholder's ability to approve of the Merger and the other Transactions with respect to which the Acquiror Stockholder may be entitled to vote without regard to the vote of the other stockholders of Acquiror. Nothing else contained in this Agreement shall be construed to prohibit any transfer permitted by this Section 5.2.

                                   ARTICLE 6

                                 MISCELLANEOUS

     SECTION 6.1. TERMINATION. This Agreement shall terminate on the earliest to occur of (i) the date of consummation of the Merger, (ii) the date which is two years from the date hereof, and (iii) the date of the termination of the Merger Agreement.

     SECTION 6.2. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 6.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     SECTION 6.4. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

     SECTION 6.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 6.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of (i) in the case of the Trust's Obligations, the State of Delaware, and (ii) in the case of the Acquiror Stockholder's obligations, the State of Pennsylvania, regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

     SECTION 6.7. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 6.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 6.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows: (i) if to the Trust, to it at 312 Walnut Street, 28th Floor, Cincinnati, Ohio, attention: Donald E. Meihaus, Secretary-Treasurer, (ii) if to the Acquiror Stockholder, to it at 11 North Market Street, Suite 1219, Wilmington, Delaware, 19801, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, attention: William L. Taylor, Esq., (iii) if to Acquiror, to it at 1500 Market Street, Philadelphia, Pennsylvania, 19102, attention: Stanley Wang, Esq., with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, attention: William L. Taylor, Esq., and (iv) if to the Company, to it at 312 Walnut Street, 28th Floor, Cincinnati, Ohio, attention: M. Denise Kuprionis, Secretary, or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     SECTION 6.10. ASSIGNMENTS. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 6.11. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on as of the day first written above.

                                            COMCAST CORPORATION

                                            By: ROBERT S. PICK
                                                ---------------------------
                                                Name: Robert S. Pick
                                                Title: Vice President

                                            THE E.W. SCRIPPS COMPANY

                                            By: LAWRENCE A. LESER
                                                ---------------------------
                                                Name: Lawrence A. Leser
                                                Title: Chairman and Chief
                                                       Executive Officer

                                            SURAL CORPORATION

                                            By: BRIAN L. ROBERTS
                                                ---------------------------
                                                Name: Brian L. Roberts
                                                Title: Vice President

                                            THE EDWARD W. SCRIPPS TRUST

                                            By: ROBERT P. SCRIPPS
                                                ---------------------------
                                                Name: Robert P. Scripps
                                                Title: Trustee

                                                                       EXHIBIT F

                         REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of
                    , is made by and between Comcast Corporation, a Pennsylvania corporation (the "Company"), and The Edward W. Scripps Trust (the "Trust").

     WHEREAS, this Agreement is being entered into pursuant to the Agreement and Plan of Merger, dated as of October 28, 1995, among The E.W. Scripps Company, Scripps Howard, Inc., and the Company (the "Merger Agreement");

     WHEREAS, it is intended by the Company and the Trust that this Agreement shall become effective immediately upon the issuance of the Common Stock of the Company to be issued pursuant to Article I of the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement:

          a. "Commission" means the Securities and Exchange Commission.

          b. "Common Stock" means the Class A Special Common Stock, par value $1.00 per share, of the Company.

          c. "Person" means a natural person, a partnership, a corporation, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization or other entity or a governmental entity or any department, agency or political subdivision thereof.

          d. "Registrable Shares" means, at any particular time at which notice has been given pursuant to Section 2 or 3 hereunder, any of the following which are held by the Trust: (i) shares of Common Stock issued pursuant to the Merger; (ii) shares of Common Stock issued in lieu of cash dividends on other Registrable Shares pursuant to a dividend reinvestment plan adopted by the Company; (iii) shares of Common Stock then outstanding which were issued as, or upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect to or in replacement of other Registrable Shares; (iv) shares of Common Stock then issuable upon conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of other Registrable Shares; and (v) any equity securities of the Company issued or issuable with respect to the securities referred to in clauses (i) through
     (iv) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, the Trust will be deemed to be a holder of Registrable Shares whenever it has the unqualified right to acquire such Registrable Shares (by conversion or otherwise, but disregarding any legal restrictions upon the exercise of such right), whether or not such acquisition has actually been effected.

          e. "Registration Expenses" has the meaning ascribed to it in Section 6 of this Agreement.

          f. "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     2. Demand Registrations.

     a. REQUESTS FOR REGISTRATION. From and after the date hereof, the Trust may make a written request from time to time for registration under the Securities Act of all or part of its Registrable Shares. Each such request will specify the number of Registrable Shares to be registered and the intended method of distribution thereof. All registrations requested pursuant to this Section 2(a) are referred to herein as "Demand Registrations." Demand Registrations shall be on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Shares to be registered thereunder in accordance with the intended method of distribution thereof; provided that the Company will include in any short-form registration such additional customary information as the Trust may reasonably request after consultation with the managing underwriter, in the case of any underwritten public offering, or with the investment banker, in the case of any non-underwritten offering, in order to facilitate the sale of such securities; and provided further that the Company shall not be required to file any such registration as a shelf registration under Rule 415 of the Securities Act.

     b. REGISTRATIONS. A maximum of three Demand Registrations may be requested by the Trust. A registration will not count as one of the Demand Registrations requested by the Trust until it has become effective and unless either (i) the Trust has registered and sold at least 90% of the Registrable Shares it requests be included in such registration or (ii) the registration has remained effective for at least 30 days. The Company will pay all Registration Expenses in connection with any registration initiated as a Demand Registration requested hereunder. Should a Demand Registration not become effective due to the failure of the Trust to perform its obligations under this Agreement or the inability of the Trust to reach agreement with the underwriters on price or other customary terms for such transaction (provided that if the registration does not become effective because of such inability then, on one occasion at the election of the Trust, it shall not count as a Demand if the Trust pays the Company for all of the Registration Expenses in respect thereof), or in the event the Trust withdraws or does not pursue the request for the Demand Registration (in each of the foregoing cases, provided that at such time the Company is in compliance in all material respects with its obligations under this Agreement), then such Demand Registration shall be deemed to have been effected. Each Demand Registration must be in respect of Registrable Shares with a fair market value in excess of $100,000,000.

     c. PREEMPTION. The Company will have the right to preempt any Demand Registration with a primary registration by delivering written notice of such intention to the Trust indicating that the Company has identified a specific business need and use for the proceeds of the sale of such securities within five business days after the Company has received from the Trust a request for such Demand Registration. In the ensuing primary registration, the Trust will have such piggyback registration rights as are set forth in Section 3 hereof. Upon the Company's preemption of a requested Demand Registration, such requested registration will not count as one of the Demand Registrations.

     d. PRIORITY ON DEMAND REGISTRATIONS. If a Demand Registration is an underwritten public offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Shares and other securities requested to be included in such offering would materially and adversely affect the success of the offering, the Company will include in such registration, prior to the inclusion of any securities which are not owned by the Trust, the number of Registrable Shares requested to be included which in the opinion of such underwriters can be sold without materially and adversely affecting the success of the offering. Whenever a registration requested pursuant to this Section is for an underwritten offering, only securities which are to be distributed by the underwriters may be included in the registration.

     e. RESTRICTIONS ON REGISTRATIONS. The Company will not be obligated to effect any Demand Registration within twelve months after the effective date of a previous Demand Registration. The Company may postpone for up to 150 days the filing or effectiveness of a registration statement for a Demand Registration if the Company reasonably believes that it would be detrimental or otherwise disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible; provided, however, the Company cannot exercise its right to postpone the filing or effectiveness of a registration statement for a Demand Registration more than once during any 12-month period.

     f. SELECTION OF UNDERWRITERS. The Trust shall have the right to select the investment banker(s) and manager(s) to administer any public offering of equity securities of the Company pursuant to a Demand Registration, subject to the Company's approval, which approval shall not be unreasonably withheld.

     3. Piggyback Registrations.

     a. RIGHT TO PIGGYBACK. Subject to the remaining provisions of this Section 3, whenever the Company proposes to register its Common Stock under the Securities Act for its own account (other than a registration on Form S-4 or S-8 or pursuant to Rule 415 or any substitute or successor form or rule, respectively that may be adopted by the Commission) or for the account of any holders of its Common Stock, the Company will give written notice to the Trust of its intention to effect such a registration and will include in such registration, on the same terms and conditions as apply to the Company's or such holder's Common Stock, all Registrable Shares that the Trust requests be included within 15 days after the receipt of the Company's notice (a "Piggyback Registration"). The Company agrees that it will act in good faith in electing to offer securities pursuant to Rule 415. The Company is required to include Registrable Shares requested by the Trust in an unlimited number of Piggyback Registrations. If the Company shall determine in its sole discretion not to register or to delay the registration of such Common Stock, the Company may, at its election, provide written notice of such determination to the Trust and (i) in the case of a determination not to effect a registration, shall thereupon be relieved of the obligation to register such Registrable Shares, and (ii) in the case of a determination to delay a registration, shall thereupon be permitted to delay registering any Registrable Shares for the same period as the delay in respect of Common Stock being registered for the Company's own account.

     b. PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary offering on behalf of the Company, and the managing underwriters for the Offering advise the Company in writing that in their opinion the number of securities requested to be included in such registration would materially and adversely affect the success of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, Registrable Shares and other securities such that the included amount of each shall be in proportion to the amount of Registrable Shares and other securities requested to be included in such registration.

     c. PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary offering on behalf of holders of the Company's securities other than holders of Registrable Shares, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration would materially and adversely affect the success of the offering, the Company will include in such registration (i) first, the securities included therein held by the holders other than the Trust, and (ii) second, Registrable Shares and other securities such that the included amount of each shall be in proportion to the amount of Registrable Shares and other securities requested to be included in such registration.

     d. SELECTION OF UNDERWRITERS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the Trust elects to register and sell Registrable Shares in such registration, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering.

     4. Holdback Agreements.

     a. The Trust agrees not to offer, sell, contract to sell or otherwise dispose of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the 15-day period prior to, and the 120-day period beginning on the effective date of, any underwritten registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree. In order to ensure compliance with the provisions of this Section 4(a), the Company hereby agrees to notify the Trust as to the status and proposed effective date of any registration statement of the Company which is filed with the Commission.

     b. The Company hereby agrees not to effect, except pursuant to employee benefit plans and registrations on Form S-4, any public sale or distribution of any securities of the same class as (or otherwise similar to) the Registrable Shares, or any securities which, with notice, lapse of time and/or payment of monies, are exchangeable or exercisable for or convertible into any such securities during the 15-day period prior to, and during the 90-day period commencing on, the effective date of a registration statement filed with the Commission in connection with an underwritten offering effected pursuant to
Section 2 of this Agreement (except as part of such underwritten offering). The Company agrees to use its reasonable efforts to cause each holder of five percent or more of the outstanding shares of any equity security (or any security convertible into or exchangeable or exercisable for any equity security) of the Company, and each holder of any equity security (or any security convertible into or exchangeable or exercisable for any equity security) of the Company purchased from the Company at any time other than in a public offering, to enter into a similar agreement with the Company.

     5. Registration Procedures. Whenever the Trust has requested that any Registrable Shares be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

          a. Prepare and file with the Commission a registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective for such period, not to exceed 60 days, as may be reasonably necessary to effect the sale of such securities and to include in any such registration statement all information which, in the opinion of counsel to the Trust and counsel to the Company, is reasonably required to be included therein under the Securities Act or which the managing underwriter, in the case of an underwritten public offering, or the investment banker, in the case of a non-underwritten offering, reasonably requests be included therein to facilitate the sale of such securities and which, in the opinion of counsel to the Company and counsel to the Trust, is customary and may appropriately be included therein under the Securities Act; provided, however, if (i) the effective date of any registration statement filed pursuant to a Demand Registration would otherwise be at least 45 calendar days, but fewer than 90 calendar days, after the end of the Company's fiscal year, and (ii) the Securities Act requires the Company to include audited financials as of the end of such fiscal year or the Securities Act permits the use of, and the Trust has requested that such registration statement include, audited financials as of the end of such fiscal year, the Company may delay the filing of such registration statement for such period as is reasonably necessary to include therein its audited financial statements for such fiscal year;

          b. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 60 days and comply with the provisions of the Securities Act applicable to the Company with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition set forth in such registration statement;

          c. Furnish to the Trust and the underwriters such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) as they may reasonably request in order to facilitate the disposition of the Registrable Shares;

          d. Use reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Trust reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Trust to consummate the disposition in such jurisdictions of the Registrable Shares (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

          e. Otherwise use its best efforts in connection with each registered offering of Registrable Shares hereunder to comply with all applicable rules and regulations of the Commission, as the same may hereafter be amended, including section 11(a) of the Securities Act and Rule 158 thereunder.

          f. Use its best efforts to cause all such Registrable Shares to be listed on each securities exchange or market trading system on which similar securities issued by the Company are then listed;

          g. Enter into such customary agreements (including underwriting agreements that contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, but not limited to, indemnities to the effect and to the extent provided in Section 7, provisions for the delivery of officers' certificates, opinions of counsel and accountants' "comfort" letters and holdback arrangements) and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Shares;

          h. Subject to confidentiality restrictions reasonably required by the Company, and subject to the reasonableness of the request therefor, make available at reasonable times for inspection by the Trust, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by the Trust or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by the Trust or any such underwriter, attorney, accountant or agent in connection with such registration statement;

          i. Notify the Trust promptly after it shall receive notice thereof, of the time when such registration statement or amendment thereto has become effective or a prospectus or supplement to any prospectus forming a part of such registration statement has been filed;

          j. Notify the Trust of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for supplemental information;

          k. Prepare and file with the Commission, promptly upon the request of the Trust, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel selected by the Trust and counsel to the Company, is reasonably required under the Securities Act or the rules and regulations thereunder in connection with the distribution of Registrable Shares by the Trust;

          l. Notify the Trust of the occurrence of any event during any time when a prospectus relating to such securities is required to be delivered under the Securities Act, as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and in such event, prepare and promptly file with the Commission and promptly notify the Trust of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any such statements or omissions. The Trust agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Trust will forthwith discontinue the offer and sale of Registrable Shares pursuant to the registration statement covering such Registrable Shares until receipt by the Trust and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, the Trust will deliver to the Company all copies, other than permanent file copies then in the Trust's possession, of the most recent prospectus covering such Registrable Shares at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the 60 day-period during which such registration statement shall be maintained effective, as provided in Section 5(a) hereof, by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Trust such supplemented or amended prospectus;

          m. Advise the Trust, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission or any state authority or agency suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          n. At the request of any underwriter in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters, covering such customary matters as such underwriters may reasonably request; and (ii) a comfort letter or letters from the independent certified public accountants of the Company addressed to the underwriters, covering such customary matters as such underwriters and sellers may reasonably request, in which letters such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement, the prospectus, or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Commission;

          o. Subject to confidentiality restrictions reasonably required by the Company, at reasonable times and upon reasonable notice, and as necessary to permit a reasonable investigation with respect to the Company and its business in connection with the preparation and filing of such registration statement, make available for inspection by the Trust, by any managing underwriter or other underwriters participating in any disposition of Registrable Shares, and by any attorney, accountant or other agent, representative or advisor retained by the Trust or any such underwriters, all pertinent financial and other records and corporate documents of the Company; and to the extent reasonably required, cause the Company's officers, directors and employees to discuss pertinent aspects of the Company's business with the Trust and any such underwriter, accountant, agent, representative or advisor in connection with such registration statement;

          p. Permit the Trust, to the extent the Trust, in the judgment of its counsel, might be deemed to be a "control person" of the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to participate in the preparation of such registration statement and include therein material, furnished to the Company in writing which, in the reasonable judgment of the Trust and its counsel, and counsel to the Company, is required to be included therein; and

          q. If any registration statement refers to the Trust by name or otherwise as the holder of any securities of the Company, and if the Trust reasonably believes it is or may be deemed to be a control person in relation to, or an Affiliate of, the Company, then the Trust shall have the right to require (i) insertion in such registration statement of language, in form and substance reasonably satisfactory to the Trust, to the effect that the ownership by the Trust of such securities is not to be construed as and is not intended to be a recommendation by the Trust of the investment quality of, or the relative merits and risks attendant to the purchase of, the Company's securities covered thereby, and that such ownership does not imply that the Trust will assist in meeting any future financial or operating requirements of the Company, or (ii) in the case where the reference to the Trust by name or otherwise is not required by the Securities Act or any similar federal or state statute then in effect, the deletion of the reference to the Trust.

          r. Cooperate in the marketing efforts of the underwriters and the Trust, including, without limitation, by making available, as reasonably requested by the underwriters and the Trust, the senior executive officers of the Company for attendance at, and active participation with the underwriters in, informational or so-called "roadshow" meetings with prospective purchasers of the Registrable Shares being offered, including meeting with groups of such purchasers or with individual purchasers, providing information and answering questions about the Company at such meetings, and traveling to locations in the United States and abroad as reasonably selected by the underwriters.

          6. Registration Expenses.

     All expenses of the Company incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, all fees and expenses associated with listing securities on exchanges or Nasdaq, all fees and other expenses associated with filings with the NASD (including, if required, the fees and expenses of any "qualified independent underwriter" and its counsel) printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and its independent certified public accountants (and the expenses of any special audits or reviews performed by such accountants required by or incidental to such performance and compliance), underwriters (excluding discounts and commissions attributable to the securities included in such registration) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company. In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expense of any liability insurance obtained by the Company.

     7. Indemnification and Contribution.

     a. The Company agrees to indemnify the Trust, its officers and trustees against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees except as limited by Section 7(c)) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus relating to the Registrable Shares or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in or based upon any information furnished in writing to the Company by the Trust or any underwriter expressly for use therein or by the Trust's or underwriter's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Trust or underwriter with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Trust. In connection with an underwritten offering, the underwriters shall be required to agree to indemnify the Trust, its officers and trustees, and the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) to the same extent as the Company agrees to indemnify such underwriters in this
Section 7(a), but only as to statements contained in or omitted from any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto in reliance upon written information furnished to the Company by such underwriters for use in the preparation thereof. The reimbursements required by this Section 7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

     b. In connection with any registration statement in which the Trust is participating, it will furnish to the Company in writing such information, questionnaires and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys' fees except as limited by Section 7(c)) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus relating to the Registrable Shares or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Trust. The Trust also agrees to indemnify and hold harmless any underwriters of the Registrable Shares, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 7(b).

     c. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

     d. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company's indemnification is unavailable for any reason.

     e. If the indemnification from the indemnifying party as provided in this
Section 7 is unavailable or is otherwise insufficient to hold harmless any Person entitled to indemnification in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the Person entitled to indemnification in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made, or relates to information supplied by such indemnifying party, and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this
Section 7(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     8. Compliance With Rule 144. At the request of the Trust, the Company will
(i) forthwith furnish a written statement of its compliance with the filing requirements of the Commission as set forth in Rule 144 or any similar rules or regulations hereafter adopted by the Commission as such may be amended from time to time, (ii) make available to the public and the Trust such information, and
(iii) take such further actions as the Trust shall reasonably request as will enable the Trust to be permitted to make sales pursuant to Rule 144 or such similar rules and regulations. All sales of Registrable Shares by the Trust must be effected in compliance with applicable law.

     9. Participation in Underwritten Registrations. The Trust may not participate in any registration hereunder which is underwritten unless it (a) agrees to sell Registrable Shares on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements, (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, and (c) furnishes in writing to the Company such information regarding the Trust, the plan of distribution of the Registrable Shares and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration. The Trust will have the right to select the managing underwriters to administer any Demand Registration, subject to the approval of the Company, which approval will not be unreasonably withheld.

     10. Prohibition on Transfer.

     (a) The Trust hereby agrees that it will not, during the period commencing on the date hereof and ending one year after the date hereof, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell or otherwise dispose of, directly or indirectly, an amount of Registrable Shares such that the total Registrable Shares owned by the Trust at any time during such one-year period falls below the Continuity Amount. For purposes hereof, "Continuity Amount" means the amount of shares of Common Stock issued pursuant to the Merger representing 50% of the aggregate value of the consideration issued in the Merger (including, for this purpose, any shares of Common Stock issued in the Merger, any payments to holders of Dissenting Shares and any payments in lieu of fractional shares).

     (b) From time to time, if the Company intends to purchase shares of Common Stock in the open market pursuant to the share repurchase program referred to in
Section 6.31 (the "Program") of the Merger Agreement, the Company may deliver a notice (a "Black-Out Notice") to the Trust setting forth the period during which the Company anticipates making such purchases (a "Black-Out Period"). The Trust agrees that it will not sell any Registrable Shares in the open market during a Black-Out Period. In order to be effective, the Company must deliver a Black-Out Notice by facsimile to [ ] at [ ], to be confirmed by telephone at [ ] by no later than 4:00 p.m. the day prior to the commencement of the Black-Out Period. Each trading day within a Black-Out Period is referred to herein as a "Black-Out Day." In no event shall the Company cause more than 10 trading days in any one calendar month to be Black-Out Days. The Company will promptly inform the Trust of any early termination of a Black-Out Period. The Trust agrees to hold information regarding Black-Out Periods in confidence. The Company represents that the Program will be terminated no later than six months from the date hereof.

     11. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with or otherwise materially interferes with the rights granted to the Trust in this Agreement.

     12. Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

     13. Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Trust.

     14. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

     15. Final Agreement. This Agreement constitutes the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

     16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     17. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

     18. Notices. Except as provided in Section 10(b), any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service:

     IF TO THE TRUST, at its address set forth on the stock record books of the Company;

     with a copy to:

     John H. Burlingame, Esq.
     Baker & Hostetler
     3200 National City Center
     1900 East Ninth Street
     Cleveland, Ohio 44114-3485

     If to the Company, to:

     Comcast Corporation
     1500 Market Street
     Philadelphia, Pennsylvania 19102
     Attention: Stanley Wang, Esq.

     with a copy to:

     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, New York 10017
     Attention: William L. Taylor, Esq.

     19. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws thereof.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, as of the day and year first set forth above.

                                            THE EDWARD W. SCRIPPS TRUST

                                            By:_________________________

                                            COMCAST CORPORATION

                                            By:_________________________

                                                                       EXHIBIT G

                         BOARD REPRESENTATION AGREEMENT

     This Board Representation Agreement, dated as of             , 1996 (this
"Agreement") is by and among Comcast Corporation, a Pennsylvania corporation ("Acquiror"), Sural Corporation, a Delaware corporation, (the "Acquiror Stockholder") and The Edward W. Scripps Trust (the "Trust").

     WHEREAS, the Acquiror Stockholder owns 1,845,037 shares of Acquiror's Class A Common Stock, par value $1.00 per share, 5,315,772 shares of Acquiror's Class A Special Common Stock, par value $1.00 per share, and 8,786,250 shares of Acquiror's Class B Common Stock, par value $1.00 per share (all shares of such stock now owned and which may hereafter be acquired by the Acquiror Stockholder prior to the termination of this Agreement are referred to herein as the "Acquiror Shares");

     WHEREAS, The E.W. Scripps Company, a Delaware corporation (the "Company"), Scripps Howard, Inc., an Ohio corporation ("SHI") and wholly owned subsidiary of the Company, and Acquiror have entered into a Merger Agreement dated October 28, 1995 (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Acquiror (the "Merger") (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

     WHEREAS, in connection with the Merger, the Trust will be entitled to receive shares of Class A Special Common Stock, $1.00 par value per share, of Acquiror (all such shares received by the Trust in the Merger, the "Trust Shares"), and it is the desire of the Trust that it have the right to designate certain persons for election as members of the board of directors of Acquiror (the "Acquiror Board") following the consummation of the Merger;

     WHEREAS, pursuant to the Merger Agreement, Acquiror has agreed to cause
                    (the "Initial Trust Designee") to be elected to the Acquiror Board as set forth herein following consummation of the Merger; and

     WHEREAS, it is a condition to the Company's and SHI's obligation to consummate the Merger that the parties hereto enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Representation on Acquiror Board. To the extent permitted under applicable law the Trust shall be entitled to representation on the Acquiror Board as follows: the Initial Trust Designee shall be proposed for election to the Acquiror Board either: (i) if following the consummation of the Merger there are one or more vacancies on such Board or the members of such Board have the power to create new directorships, at the first meeting of the Acquiror Board following consummation of the Merger, at which the Initial Trust Designee shall be elected or (ii) if there are no such vacancies or power to create new directorships, at the first meeting of stockholders of Acquiror held after consummation of the Merger. Following such election of the Initial Trust Designee, in each instance in which individuals are nominated for election to the Acquiror Board, Acquiror shall cause to be nominated for election to the Acquiror Board that number of individuals designated by the Trust (the "Trust Designee(s)") equal to the Appointment Number (as defined below) as of the date of nomination, in the manner and subject to the conditions set forth in this
Section 1. Acquiror shall cause such Trust Designee(s) to be validly and timely nominated for election to the Acquiror Board in the same manner as other proposed directors are nominated, shall recommend to its stockholders the election to the Acquiror Board of the Trust Designee(s) and shall not revoke or qualify such recommendation. Acquiror shall use its best efforts to solicit from its stockholders proxies in favor of the election of all the Trust Designee(s), and shall take such other action as may be reasonably necessary to cause such Trust Designee(s) to be so elected. If any Initial Trust Designee or Trust Designee who serves on the Acquiror Board ceases, for any reason, to serve on the Acquiror Board (other than as a result of the expiration of the specified term of such Initial Trust Designee or Trust Designee), Acquiror shall take all actions reasonably necessary to cause the vacancy to be filled, as soon as practicable, by an individual designated by the Trust (a "Replacement Trust Designee"), but in any event no later than the first meeting of the Acquiror Board following cessation of service by such Designee. Each Initial Trust Designee, Trust Designee or Replacement Trust Designee shall be reasonably acceptable to Acquiror and shall be eligible to serve on the Acquiror Board under applicable law.

     For purposes hereof, "Appointment Number" means one, provided that the Appointment Number shall be two if the product of (i) the total number of directors constituting the Acquiror Board less the director position(s) held by the designee(s) of the Trust and (ii) the quotient equal to (A) the number of Long-term Shares held by the Trust at the time of nomination divided by (B) the aggregate number of Acquiror Common Shares outstanding at such time on a fully diluted basis shall be equal to or greater than 1.75. For purposes hereof, (i) "Acquiror Common Shares" means shares of any class of common stock of Acquiror and (ii) "Long-term Shares" means, as of any date, Acquiror Common Shares that have been owned for not less than one year.

     From time to time upon the reasonable written request by Acquiror, the Trust will provide Acquiror with an opinion of counsel (the "Opinion") reasonably acceptable to Acquiror, which opinion shall state that the nomination and appointment of a proposed Initial Trust Designee, Trust Designee or Replacement Trust Designee, as the case may be, to the Acquiror Board is permitted under applicable law. Except as provided in the following paragraph, all obligations on the part of Acquiror and the Acquiror Stockholder under this Agreement shall be suspended until the Opinion shall have been received by it.

     If the Trust shall not be permitted under applicable law to representation on the Acquiror Board as described herein, or if the Trust should elect from time to time observer status in lieu of a seat on the Board by written notice to Acquiror, then to the extent permitted by law, the Trust shall for the period of this Agreement be entitled to designate an observer who shall be entitled to notice of and to attend all meetings of the Acquiror Board and to receive or review, as the case may be, copies of all documents provided to members of the Acquiror Board. Such observer shall enter into customary confidentiality arrangements with the Company.

     2. Termination of Rights. The rights of the Trust under Section 1 hereof shall terminate upon the earliest of (i) the date on which the Trust ceases to own at least 50% of the Trust Shares (as equitably adjusted for stock splits, combinations, dividends, corporate reorganizations and similar events), (ii) the date on which the fourth annual meeting of Acquiror's Board is convened after the date hereof, and (iii) the date on which the Trust elects to terminate
Section 1 of this Agreement by notice to the other parties hereto.

     3. Agreements of Acquiror Stockholder. To the extent permitted under applicable law: the Acquiror Stockholder hereby agrees that, until such time as the rights of the Trust terminate pursuant to Section 2 hereof, at any meeting of the stockholders of Acquiror, however called, and in any action by consent of the stockholders of Acquiror, for the election of directors, the Aquiror Stockholder shall vote its Acquiror Shares in favor of the election to the Acquiror Board of each Trust Designee and Replacement Trust Designee, as the case may be.

     4. Representations and Warranties of Acquiror. Acquiror represents and warrants to the Trust that:

          (a) Acquiror has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquiror and the performance of its obligations hereunder have been duly and validly authorized by Acquiror, and no other proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to perform such obligations except approval of Acquiror Board of a resolution increasing the size of Acquiror Board as provided herein and election of the designees of the Trust as provided herein. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, (ii) for the limitations imposed by general principles of equity, and (iii) as the same may be limited under the Rules and Regulations regarding cross-ownership of cable television systems and television stations.

          (b) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Articles of Incorporation or By-laws of Acquiror, (ii) except as described in Section 4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of Acquiror's property may be bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Acquiror's properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or Acquiror's properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Acquiror of its obligations under this Agreement.

          (c) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Acquiror of Acquiror's obligations under this Agreement, (ii) filings with the SEC under the Exchange Act and
     (iii) any waiver, consent or declaratory ruling by the FCC with respect to the Rules and Regulations regarding cross-ownership of cable television systems and television stations, to the extent that such Rules and Regulations may prohibit the performance of the Acquiror's obligations hereunder.

     5. Representations and Warranties of the Acquiror Stockholder. The Acquiror Stockholder represents and warrants to the Trust as follows:

          (a) The Acquiror Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiror Stockholder and the performance of the Acquiror Stockholder's obligations hereunder have been duly and validly authorized by the Acquiror Stockholder, and no other corporate proceedings on the part of the Acquiror Stockholder are necessary to authorize the execution and delivery of this Agreement or to perform such obligations. This Agreement has been duly and validly executed and delivered by the Acquiror Stockholder and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of the Acquiror Stockholder enforceable against the Acquiror Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, (ii) for the limitations imposed by general principles of equity, and (iii) as the same may be limited under the Rules and Regulations regarding cross-ownership of cable television systems and television stations.

          (b) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by the Acquiror Stockholder will not, (i) conflict with or violate the charter or by-laws of the Acquiror Stockholder, (ii) except as described in Section 5(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Acquiror Stockholder or by which the Acquiror Shares are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any Acquiror Shares pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Acquiror Stockholder is a party or by which the Acquiror Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Acquiror Stockholder of its obligations under this Agreement.

          (c) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by such Acquiror Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Acquiror Stockholder of its obligations under this Agreement, (ii) filings with the SEC under the Exchange Act, and (iii) any waiver, consent or declaratory ruling by the FCC with respect to the Rules and Regulations regarding cross-ownership of cable television systems and television stations, to the extent that such Rules and Regulations may prohibit the performance of the Acquiror Stockholder's obligations hereunder.

          (d) The Acquiror Stockholder is the owner of the Acquiror Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except that 1,000,000 shares of Class A Common Stock (the "Pledged Stock") are pledged to PNC Bank, N.A. pursuant to loan agreement dated April 23, 1992 and a collateral pledge agreement dated as of the same date (together, the "Loan Agreements"). PNC Bank, N.A. has the right to vote the Pledged Stock upon the occurrence of an event of default under the Loan Agreements. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares or has the power to direct the voting of the Acquiror Shares. The Acquiror Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Acquiror Shares, other than pursuant to the Voting Agreement dated October 28, 1995 among the parties hereto and the Company. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares, and the person executing this Agreement on behalf of the Acquiror Stockholder has the power to direct the voting of such Acquiror Shares.

     6. No Prohibition on Transfers. Nothing in this Agreement shall prevent the Acquiror Stockholder from offering, selling, transferring, pledging or in any other way disposing of or placing encumbrances upon the Acquiror Shares.

     7. Compensation, Expenses, Insurance. The Initial Trust Designee, Trust Designees and Replacement Trust Designees serving on the Acquiror Board shall be entitled to fees and other compensation, participation in option, stock or other benefit plans for which directors are eligible, reimbursement of expenses, and directors and officers liability insurance on an equal basis with other non-employee members of the Acquiror Board.

     8. Voting for Permitted Amendments.

     (a) If from time to time any of the Permitted Amendments (as defined in the Merger Agreement) is proposed for approval by the shareholders of Acquiror, the Trust shall (i) be present, in person or represented by proxy, at the stockholder meetings of Acquiror so that all shares of Acquiror Common Stock beneficially owned by the Trust ("Trust Common Shares") shall be counted for the purpose of determining the presence of a quorum at such meetings and (ii) vote or cause to be voted, or consent with respect to, all Trust Common Shares in favor of the approval of such Permitted Amendment. The Trust will not enter into any agreement, commitment or understanding that limits, directs or restricts the rights of the Trust to vote any Trust Common Shares so long as such Trust Shares are owned by the Trust. The provisions of this subsection (a) shall terminate two years from the date hereof.

     (b) In connection with any shareholder vote regarding the approval of a Permitted Amendment, the Trust will not, singly or as part of a partnership, limited partnership or other group (as such terms are used in Section 13(d)(3) of the Exchange Act), directly or indirectly make, or in any way participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Acquiror Common Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange
Act) with respect to Acquiror.

     (c) The Trust acknowledges that it has reviewed Acquiror's Articles of Incorporation and Proxy Statement dated May 19, 1995.

     9. Provisions Specifically Enforceable.

     (a) The obligations of Acquiror and the Acquiror Stockholder under this Agreement are unique. Acquiror and the Acquiror Stockholder acknowledge that it would be extremely difficult or impracticable to measure the resulting damages caused by any breach of this Agreement. Acquiror and the Acquiror Stockholder agree that, in the event of a breach of this Agreement by Acquiror or the Acquiror Stockholder, the Trust, in addition to any other available rights or remedies, shall be entitled to specific performance of the obligations of Acquiror and the Acquiror Stockholder under this Agreement, and Aquiror and the Acquiror Stockholder expressly agree that a remedy in damages will not be adequate.

     (b) The remedies provided in this Section 8 are cumulative and are in addition to any other remedies in law or equity which may be available to the Trust. The election of one or more remedies shall not bar the use of other remedies unless circumstances make the remedies incompatible.

     10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

     11. Attorney's Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and court costs and other nonreimbursable litigation expenses, such as expert witness fees and investigation expenses.

     12. Merger and Modification. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and supersedes all other oral or written provisions. This Agreement may be modified or terminated only in a writing signed by all parties.

     13. Binding on Successors. This Agreement shall be binding upon Acquiror, the Acquiror Stockholder and their respective successors and assigns.

     14. Rules of Construction. All section captions are for reference only, and shall not be considered in construing this Agreement.

     15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows: (i) if to the Trust, to it at 312 Walnut Street, 28th Floor, Cincinnati, Ohio, attention: Donald E. Meihaus, Secretary-Treasurer, (ii) if to the Acquiror Stockholder, to it at 11 North Market Street, Suite 1219, Wilmington, Delaware, 19801, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, attention: William L. Taylor, Esq., (iii) if to Acquiror, to it at 1500 Market Street, Philadelphia, Pennsylvania, 19102, attention: Stanley Wang, Esq., with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, attention: William L. Taylor, Esq., and (iv) if to the Company, to it in care of Acquiror at the address set forth above, or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     16. Counterparts. This Agreement may be executed contemporaneously in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                            COMCAST CORPORATION

                                            By:________________________
                                               Name:
                                               Title:

                                            SURAL CORPORATION

                                            By:________________________
                                               Name:
                                               Title:

                                            THE EDWARD W. SCRIPPS TRUST

                                            By:________________________
                                               Name:
                                               Title:

                                                                       ANNEX III


                                                INVESTMENT BANKING

                                                CORPORATE AND INSTITUTIONAL
                                                CLIENT GROUP

                                                WORLD FINANCIAL CENTER
                                                NORTH TOWER
                                                NEW YORK, NEW YORK 10281-1329
MERRILL LYNCH LOGO                              212 449 1000


                                                                October 28, 1995

Board of Directors
The E.W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202

Dear Sirs:

     The E. W. Scripps Company, a Delaware corporation (the "Company") has entered or will enter into (i) an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Scripps Howard, Inc., an Ohio corporation ("SHI") and Comcast Corporation (the "Acquiror"); (ii) a Contribution and Assumption Agreement (the "Contribution Agreement") between the Company and SHI;
(iii) a Voting Agreement (the "Voting Agreement") by and among the Company, the Acquiror, The Edward W. Scripps Trust (the "Trust") and the Acquiror stockholder signatory thereto (the "Acquiror Stockholder") and (iv) a Non-Competition Agreement (the "Non-Competition Agreement") by and among the Company, SHI and Acquiror. The Trust, which owns approximately 79.5% of the Company's Common Voting Stock, $.01 par value (the "Voting Common Stock"), and approximately 54.7% of the Company's Class A Common Stock, $.01 par value (the "Class A Common Stock" and together with the Voting Common Stock, the "Company Common Stock"), has entered into or will enter into (a) a Board Representation Agreement (the "Board Representation Agreement") by and among the Trust, the Acquiror and the Acquiror Stockholder and (b) a Registration Rights Agreement (the "Registration Rights Agreement") between the Trust and the Acquiror. The Merger Agreement, the Contribution Agreement, the Voting Agreement, the Non-Competition Agreement, the Board Representation Agreement and the Registration Rights Agreement are collectively referred to herein as the "Agreements."

     Pursuant to the Agreements, (i) the Company will contribute to SHI substantially all of the assets of the Company (other than those assets described in the Contribution Agreement as being retained by the Company (the "Company Cable Business")) and distribute to its stockholders the outstanding shares of capital stock of SHI so that the holders of the Voting Common Stock will receive the Common Voting Shares, $.01 par value, of SHI and the holders of the Class A Common Stock will receive the Class A Common Shares, $.01 par value, of SHI and (ii) the Company (immediately following such contribution and distribution) will merge with and into the Acquiror (the "Merger") as a result of which each share of Company Common Stock will be converted into the right to receive the Common Stock Conversion Number (as defined in the Merger Agreement) of shares of Class A Special Common Stock of the Acquiror (the "Acquiror Stock"). The aforementioned transactions and related transactions described in the Agreements are collectively referred to herein as the "Transactions." The consideration to be received by the holders of the Company Common Stock pursuant to the Merger is herein referred to as the "Merger Consideration".

     You have asked us whether, in our opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

MERRILL LYNCH LOGO

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1994 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995;

     (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1994 and the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995;

     (3) Reviewed certain information, including internal and unaudited financial statements, operating data and forecasts relating to the business, earnings, cash flow, assets and prospects of the Company and the Company Cable Business, furnished to us by the Company, and of the Acquiror, furnished to us by the Acquiror;

     (4) Conducted discussions with members of senior management of the Company, the Company Cable Business and the Acquiror concerning their respective businesses, strategic objectives and prospects;

     (5) Reviewed the historical market prices and trading activity of equity securities of publicly traded companies engaged in businesses we believe to be generally comparable to those of the Company, the Company Cable Business and the Acquiror, respectively;

     (6) Compared the results of certain operations of the Company, the Company Cable Business and the Acquiror with that of certain companies which we deemed to be reasonably similar to the Company, the Company Cable Business and the Acquiror, respectively;

     (7) Compared the proposed financial terms of the Merger with the financial terms of certain cable television acquisitions which we deemed to be relevant;

     (8) Reviewed and analyzed the pro forma financial effects of the Transactions on the Company;

     (9) Reviewed the Agreements and related schedules; and

     (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or any underlying assumptions. With respect to the financial forecasts furnished by the Company, the Company Cable Business and the Acquiror, we have assumed that they have been reasonably prepared in accordance with accepted industry practice and reflect the best currently available estimates and judgment of the Company's, the Company Cable Business' or the Acquiror's management as to the future competitive, operating and regulatory environments and expected future financial performance of the Company, the Company Cable Business or the Acquiror, as the case may be. We have not made any independent evaluation or appraisal of the assets or liabilities of the Company, the Company Cable Business or the Acquiror, nor have we been furnished with any such appraisals. We have, with your approval, assumed the Transactions will qualify as a tax-free reorganization and understand that the Trust has sufficient voting power to approve the Transactions.

     Furthermore, we express no opinion as to the price or range of prices at which the shares of Acquiror Stock will trade subsequent to the consummation of the Transactions.

MERRILL LYNCH LOGO

     As part of this assignment, we have assisted the Company in identifying a broad spectrum of knowledgeable and qualified buyers who were contacted and given the opportunity to make a thorough evaluation of the Company Cable Business in preparation for the submission of a proposal to acquire the Company Cable Business. As a result of these efforts, the Company received various indications of interest regarding possible business transactions involving the Company Cable Business, which we have assessed and reviewed with the management and the Board of Directors of the Company.

     We have acted as financial advisor to the Company in connection with the Transactions and will receive a fee for our services, payment of a significant portion of which is contingent upon consummation of the Transactions. We have, in the past, provided financial advisory and/or financial services to the Company and the Acquiror and its affiliates, and have received fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Acquiror and its affiliates for our own account and the accounts of our customers, and we may from time to time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be relied upon or used for any other purpose without our prior written consent; provided, however, this letter may be reproduced in full in the proxy statement/prospectus to be mailed to the Company's stockholders in connection with the Transactions. We understand that the Trust has engaged Donaldson, Lufkin & Jenrette Securities Corporation, which will be rendering an opinion with respect to the Transactions and which will not be relying on our opinion expressed herein.

     On the basis of, and subject to, the foregoing and such other matters as we consider relevant, we are of the opinion that the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                        By /S/ Michael R. Costa

                                                                        ANNEX IV

                     [DELAWARE DISSENTERS' RIGHTS STATUTE]

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof,

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
     (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Sections 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Registrar in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expense incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL" or "Pennsylvania Law") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively, "Representatives"), and related matters.

                  Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

                  Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

                  Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

                  Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

                  Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

                  Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

                  Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

                  Section 7-2 of the Registrant's By-Laws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by the Pennsylvania Law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened, pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                  Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania Law. In addition, Section 7-2 provides that Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by The Pennsylvania Law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the Registrant's By-Laws or otherwise. In addition, Section 7-2 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the By-Laws or otherwise.

                  Section 7-3 of the Registrant's By-Laws states that the provisions of the Registrant's By-Laws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as provided in Section 7-3. Further, any repeal or amendment of the indemnification provisions of the Registrant's By-Laws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the By-Laws may affect the indemnification provisions of the By-Laws so as to limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

                  Section 2(d) of the Comcast 1987 Stock Option Plan and
Section 5(d) of the Comcast 1996 Stock Option Plan (collectively, the "Plans") provide that each member of the Board of Directors of the committee administering each of the Plans will be entitled to indemnity from the Registrant to the fullest extent provided by applicable law and the Registrant's By-Laws in connection with any action, suit or proceeding with respect to the administration of the Plans or the granting of options under the Plans in which such Person may be involved by reason of his or her being or having been a member of the Board of Directors of the Registrant or such committee.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)      EXHIBITS

         EXHIBIT
         NUMBER            DESCRIPTION
         --------
         2.1               Agreement and Plan of Merger (the "Merger Agreement")  by and among
                           The E.W. Scripps Company, Scripps Howard, Inc., and Comcast Corporation
                           dated as of October 28, 1995 (attached as Annex I to the Joint Proxy
                           Statement-Prospectus) and Form of Amendment to the Merger Agreement
                           (attached as Annex II to the Joint Proxy Statement-Prospectus).

         2.2               Voting Agreement by and among Comcast Corporation, The E.W.
                           Scripps Company, Sural Corporation and The Edward W. Scripps
                           Trust, dated as of October 28, 1995 (attached as Exhibit E to Annex I to the Joint Proxy Statement-Prospectus).

         4.1               Specimen Class A Common Stock Certificate
                           (incorporated by reference to Exhibit 2(a) to the Company's Registration Statement on Form S-7 filed with the Commission on September 17, 1980, File No.
                           2-69178).

         4.2               Specimen Class A Special Common Stock Certificate (incorporated by reference to Exhibit 4(2) to the Company's Annual Report on Form
                           10-K for the year ended December 31, 1986).

         4.3(a)            Indenture (including form of Note), dated as of May 15, 1983, between Storer Communications, Inc. and The Chase Manhattan
                           Bank, N.A., as Trustee, relating to 10% Subordinated Debentures due
                           May 2003 of Storer Communications, Inc. (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 (File No. 2-98938) of SCI Holdings, Inc.).

         4.3(b) First Supplemental Indenture, dated December 3, 1986 (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K of Storer Communications, Inc. dated December 3, 1986).

         4.4 Amended and Restated Indenture dated as of June 5, 1992 among Comcast Cellular Corporation, the Company and The Bank of New York, as Trustee, relating to $500,493,000 Series A Senior Participating Redeemable Zero Coupon Notes due 2000 and $500,493,000 Series B Senior Participating Redeemable Zero Coupon Notes due 2000 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 33-46863) of Comcast Cellular Corporation).

         4.5 Indenture, dated as of October 17, 1991, between the Company and Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed with the Commission on October 31, 1991).

         4.6 Form of Debenture relating to the Company's 10-1/4% Senior Subordinated Debentures due 2001 (incorporated by reference to Exhibit 4(19) to the Company's Annual Report on Form 10-K for the year ended December 31,
                           1991).

         4.7 Form of Debenture relating to the Company's $300,000,000 10-5/8% Senior Subordinated Debentures due 2012 (incorporated by reference to Exhibit 4(17) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992).

         4.8 Form of Debenture relating to the Company's $200,000,000 9-1/2% Senior Subordinated Debentures due 2008 (incorporated by reference to Exhibit 4(18) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992).

         4.9 Indenture, dated as of February 20, 1991, between the Company and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3, File No. 33-32820, filed with the Commission on January 11, 1990).

         4.10 Form of Debenture relating to the Company's 3-3/8%/5-1/2% Step-up Convertible Subordinated Debentures Due 2005 (incorporated by reference to
                           Exhibit 4(14) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

         4.11 Form of Debenture relating to the Company's 1-1/8% Discount Convertible Subordinated Debentures Due 2007 (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed with the Commission on November 15, 1993).

         4.12 Form of Debenture relating to the Company's $250.0 million 9-3/8% Senior Subordinated Debentures due 2005 (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995).

         4.13 Form of Debenture relating to the Company's $250.0 million 9-1/8% Senior Subordinated Debentures due 2006 (incorporated by reference to Exhibit 4.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

         4.14 Indenture dated as of November 15, 1995, between Comcast UK Cable Partners Limited and Bank of Montreal Trust Company, as Trustee, in respect of Comcast UK Cable Partners Limited's 11.20% Senior Discount Debentures due 2007 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 33- 96932) of Comcast UK Cable Partners Limited).

         4.14(a) Form of Debenture relating to Comcast UK Cable Partners Limited's 11.20% Senior Discount Debentures due 2007 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 33-96932) of Comcast UK Cable Partners Limited).

         5 Opinion and consent of Arthur R. Block, Senior Deputy General Counsel of Comcast Corporation, regarding legality of the registered securities.

         8.1 Opinion and consent of Baker & Hostetler regarding certain tax matters.

         8.2 Opinion and consent of Davis Polk & Wardwell regarding certain tax matters.


         10.1 Comcast Corporation 1996 Stock Option Plan, dated March 13, 1996 (incorporated by reference to the definitive additional materials to the Company's amended definitive Proxy Statement for its Annual Meeting of Shareholders held on June 19, 1996, filed on May 15, 1996).

         21 List of Subsidiaries (incorporated by reference to Comcast's Annual Report on Form 10-K for the year ended December 31, 1995).

         23.1              Consent of Merrill Lynch & Co.

         23.2              Consent of Arthur R. Block (included in Exhibit 5)

         23.3              Consents of Deloitte & Touche LLP

         23.4              Consent of Baker & Hostetler (included in Exhibit
                           8.1)

         23.5              Consent of Davis Polk & Wardwell (included in Exhibit
                           8.2)

         23.6              Consent  of KPMG Peat Marwick LLP

         23.7              Consents of Arthur Andersen LLP

         23.8              Consent of Lehman Brothers

         23.9              Consent of Donaldson, Lufkin & Jenrette Securities
                           Corporation

         24                Power of Attorney (included in Part II of the
                           Registration Statement).


         99.1              Forms of Proxy.

         99.2 Report of Independent Public Accountants to QVC, Inc., as of December 31, 1995 and for the eleven-month period then ended (incorporated by reference to Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                           1995).

         99.3 Report of Independent Public Accountants to Garden State Cablevision L.P., as of December 31, 1994 and 1993 and for the years then ended (incorporated by reference to Exhibit 99.2 to the Company's Annual Report on Form 10-K for the year ended December 31,
                           1995).

         99.4 Report of Independent Public Accountants to Comcast International Holdings, Inc., as of December 31, 1994 and 1993 and for the years then ended (incorporated by reference to Exhibit 99.3 to the Company's Annual Report on Form 10-K for the year ended December 31,
                           1994).

         99.5 Report of Merrill Lynch & Co. to the Board of Directors of The E.W. Scripps Company

         99.6 Fairness opinion given by Donaldson, Lufkin & Jenrette Securities Corporation to The Edward W. Scripps Trust and the Trustees thereof.

(B)      FINANCIAL STATEMENT SCHEDULES

         None Required

(C)      OPINION OF FINANCIAL ADVISOR

         Fairness opinion given by Merrill Lynch & Co. is included as Annex II to the Joint Proxy Statement-Prospectus.

ITEM 22.          UNDERTAKINGS.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i)      To include any prospectus required by Section 10(a)
         (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        SIGNATURES AND POWER OF ATTORNEY

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on September 30, 1996.

                               COMCAST CORPORATION

                               By: /s/ Brian L. Roberts
                                  ---------------------------------
                                        Brian L. Roberts, President

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ralph J. Roberts, Brian
L. Roberts, Julian A. Brodsky, Lawrence S. Smith, John R. Alchin, Stanley Wang and Arthur R. Block and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                         TITLE                                               DATE
         ---------                                         -----                                               ----

/s/ Ralph J. Roberts                                 Chairman of the Board of                           September 30, 1996
- ---------------------------                          Directors; Director
Ralph J. Roberts

/s/ Julian A. Brodsky                                Vice Chairman of the Board                         September 30, 1996
- ---------------------------                          of Directors; Director
Julian A. Brodsky

/s/ Brian L. Roberts                                 President; Director                                September 30, 1996
- ---------------------------                          (Principal Executive
Brian L. Roberts                                     Officer)


/s/ Lawrence S. Smith                                         Executive Vice President,                     September 30, 1996
- ----------------------------                                  (Principal Accounting
Lawrence S. Smith                                             Officer)

/s/ John R. Alchin                                            Senior Vice President                         September 30, 1996
- ----------------------------                                  and Treasurer (Principal
John R. Alchin                                                Financial Officer)

/s/ Daniel Aaron                                              Director                                      September 30, 1996
- ----------------------------
Daniel Aaron

/s/ Gustave G. Amsterdam                                      Director                                      September 30, 1996
- ----------------------------
Gustave G. Amsterdam

/s/ Sheldon M. Bonovitz                                       Director                                      September 30, 1996
- ----------------------------
Sheldon M. Bonovitz

/s/ Joseph L. Castle II                                       Director                                      September 30, 1996
- ----------------------------
Joseph L. Castle II

/s/ Bernard C. Watson                                         Director                                      September 30, 1996
- ----------------------------
Bernard C. Watson

/s/ Irving A. Wechsler                                        Director                                      September 30, 1996
- ----------------------------
Irving A. Wechsler

/s/ Anne Wexler                                               Director                                      September 30, 1996
- ----------------------------
Anne Wexler

                                EXHIBIT INDEX
                                -------------

EXHIBIT                                                                                                 PAGE
NUMBER                  DESCRIPTION                                                                     NUMBER
- -------                 -----------                                                                     ------
5                       Opinion and consent of Arthur R.
                        Block, Senior Deputy General
                        Cousel of Comcast Corporation,
                        regarding legality of the
                        registered securities.

8.1                     Opinion and consent of Baker &
                        Hostetler regarding certain tax
                        matters

8.2                     Opinion and consent of Davis Polk &
                        Wardwell regarding certain tax
                        matters.

23.1                    Consent of Merrill Lynch & Co.

23.2                    Consent of Arthur R. Block
                         (included in Exhibit 5)

23.3                    Consents of Deloitte & Touche LLP

23.4                    Consent of Baker and Hostetler
                         (included in Exhibit 8.1)

23.5                    Consent of Davis Polk & Wardwell
                         (included in Exhibit 8.2)

23.6                    Consent of KPMG Peat Marwick LLP

23.7                    Consents of Arthur Andersen LLP

23.8                    Consent of Lehman Brothers

23.9                    Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation

24                      Power of Attorney (included in Part
                        II of the Registration Statement).

99.1                    Forms of Proxy.

99.5                    Report of Merrill Lynch & Co.
                        to the Board of Directors
                        of The E.W. Scripps Company

99.6                    Fairness opinion given by Donaldson, Lufkin & Jenrette
                        Securities Corporation to The Edward W. Scripps Trust and the Trustees thereof.

